As filed with the Securities and Exchange Commission on August 24 , 2011
Registration No. 333- 175610

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

Amendment No. 1
to

FORM S-4

REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

Whitestone REIT
Whitestone REIT Operating Partnership, L.P.
(Exact name of registrants as specified in their charter)

Whitestone REIT			Whitestone REIT Operating Partnership, L.P.
Maryland	6798	76-0594970	Delaware	6798	76-0594968
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)	(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

2600 South Gessner, Suite 500
Houston, Texas 77063
(713) 827-9595
 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

James C. Mastandrea
President and Chief Executive Officer
Whitestone REIT
2600 South Gessner, Suite 500
Houston, Texas 77063
(713) 827-9595
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

With copies to:
John A. Good, Esq.
Amanda R. Poe, Esq.
Bass, Berry & Sims PLC
100 Peabody Place, Suite 900
Memphis, TN 38103-2625
(901) 543-5900

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective and all other conditions of the proposed transaction described herein have been satisfied or waived.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Whitestone REIT:

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐
(Do not check if a smaller reporting company)

Whitestone REIT Operating Partnership, L.P.:

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐
(Do not check if a smaller reporting company)

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION — DATED AUGUST 24, 2011

Offer To Exchange up to
1,321,431 Class B common shares of
Whitestone REIT

for

Up to 867,789  Class A common shares of Whitestone REIT

and

Up to 453,642 Units of Limited Partnership of Whitestone REIT Operating Partnership, L.P.
Subject to the terms and conditions described in this prospectus
__________________________________________________________

Whitestone REIT, a Maryland real estate investment trust, or the Company, and Whitestone REIT Operating Partnership, L.P., a Delaware limited partnership, or the Operating Partnership, hereby offer, upon the terms and subject to the conditions described in this prospectus and the accompanying letters of transmittal, to exchange the Company’s Class B common shares of beneficial interest, $0.001 par value per share, or Class B common shares, on a one-for-one basis for  (i)  up to 867,789 outstanding Class A common shares of beneficial interest, $0.001 par value per share, of the Company, or Class A common shares; and (ii) up to 453,642  outstanding units of limited partnership in the Operating Partnership, or the OP units. As of August 5, 2011 , there were 3,471,157 Class A common shares and 1,814,569 OP units, not held by the Company, outstanding. Holders who validly tender and do not validly withdraw their Class A common shares and OP units prior to 5:00 p.m., New York City time, on                             , 2011 will receive, for each Class A common share or OP unit, one Class B common share.

  •   The exchange offer expires at 5:00 p.m., New York City time, on                    , 2011, or the expiration date, unless the exchange offer is extended or earlier terminated by us.

  •   You may withdraw tenders of outstanding Class A common shares or OP units at any time before the exchange offer expires.

  •   We will not receive any proceeds from the exchange offer.

  •   Our Class B common shares are listed on the NYSE Amex under the symbol “WSR.” The last reported sale price of our Class B common shares on the NYSE Amex on August 23 , 2011 was $11.55 per share.

  •   Consummation of the exchange offer is subject to the conditions described in “The Exchange Offer—Conditions of the Exchange Offer.” The exchange offer is not conditioned on any minimum number of Class A common shares or OP units being tendered.

Our declaration of trust contains certain restrictions relating to the ownership and transfer of our Class B common shares, including, subject to certain exceptions, a limit on ownership of more than 9.8% in value or number of shares, whichever is more restrictive, of our outstanding Class B common shares. See “Description of Securities—Restrictions on Ownership and Transfer.”

See “Risk Factors” beginning on page 6 for a discussion of factors you should consider in evaluating this exchange offer.

None of the Company, the Operating Partnership, the exchange agent or any other person is making any recommendation as to whether you should choose to tender your Class A common shares or OP units in the exchange offer. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We are not making this exchange offer in any state or other jurisdiction where it is not permitted.

The date of this prospectus is                         , 2011.

This prospectus includes combined disclosure for the Company and the Operating Partnership, of which the Company is the sole general partner. Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to “we,” “us,” “our” or “our Company” refer to the Company together with its consolidated subsidiaries, including the Operating Partnership. Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to “our Operating Partnership” or “the Operating Partnership” refer to the Operating Partnership together with its consolidated subsidiaries.

You should rely only on the information contained or incorporated by reference in this prospectus. Neither the Company nor the Operating Partnership has authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. Neither the Company nor the Operating Partnership is making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this prospectus is accurate as of the date appearing on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

i

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the Securities and Exchange Commission, or the SEC, a registration statement on Form S-4 under the Securities Act of 1933, as amended, or the Securities Act, to register the Class B common shares offered by this prospectus. This prospectus does not contain all of the information included in the registration statement and the exhibits to the registration statement. We strongly encourage you to read carefully the registration statement and the exhibits to the registration statement.

Any statement made in this prospectus concerning the contents of any contract, agreement or other document is only a summary of the actual contract, agreement or other document. If we have filed any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

Each of the Company and the Operating Partnership files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document the Company or the Operating Partnership files with the SEC at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. You may also obtain these materials from us at no cost by directing a written or oral request to us at Whitestone REIT, 2600 South Gessner, Suite 500, Houston, Texas 77063, Attn: Corporate Secretary, or by calling our Investor Relations Department at (713) 827-9595, or at our website at www.whitestonereit.com. Information on our website is not incorporated by reference into this prospectus. In addition, the SEC maintains a web site, http://www.sec.gov, which contains reports, proxy and information statements and other information regarding registrants, including the Company and the Operating Partnership, that file electronically with the SEC.

Each of the Operating Partnership’s Annual Report on Form 10-K for year ended December 31, 2010 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2011 was previously filed with the SEC.  The Operating Partnership's Annual Report on Form 10-K for year ended December 31, 2010 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2011 are  annexed to, and included in, this prospectus as Annexes A and B, respectively. These documents contain important information about the Operating Partnership and the Operating Partnership’s financial condition.

           DOCUMENTS INCORPORATED BY REFERENCE

This prospectus incorporates important business and financial information about the Company from documents filed with the SEC that are not included in or delivered with this prospectus. The SEC permits the Company to “incorporate by reference” important information by referring you to another document filed separately with the SEC. This means that the information incorporated by reference is deemed to be part of this prospectus, unless superseded by information included in this prospectus or by information in subsequently filed documents that the Company incorporates by reference in this prospectus.

Specifically, we incorporate herein by reference the Company’s documents set forth below:

•	Annual Report on Form 10-K for the year ended December 31, 2010, filed on March 1, 2011;
•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, filed on May 16, 2011;
•	Quarterly Report on Form 10-Q for the quarter ended June 30, 2011, filed on August 8, 2011;
•	Current Reports on Form 8-K, filed on January 11, 2011, January 25, 2011, April 5, 2011, April 18, 2011, May 5, 2011, May 16, 2011 and June 17, 2011; and
•
Definitive proxy statement on Schedule 14A filed on April 1, 2011 (solely to the extent specifically incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2010).

In addition, we also incorporate by reference into this prospectus all documents that the Company files with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, from the date of this prospectus to the date that the exchange offer is completed (or the date that the exchange offer is terminated). These documents include Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

Notwithstanding the foregoing, unless specifically stated to the contrary, none of the information that we disclose under Items 2.02, 7.01 or 9.01 of any Current Report on Form 8-K that we may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this prospectus. You may request any of the documents incorporated by reference herein (excluding exhibits) as described above under “Where You Can Find Additional Information.”

SUMMARY

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information included elsewhere in this prospectus. Because this is a summary, it may not contain all the information you should consider before deciding whether to participate in the exchange offer. You should read this entire prospectus carefully, including the section entitled “Risk Factors,” before making an investment decision.

The Company and the Operating Partnership

Our Business

We are a fully integrated real estate company that owns and operates commercial properties in culturally diverse markets in major metropolitan areas. Founded in 1998, we are internally managed with a portfolio of commercial properties in Texas, Arizona and Illinois.  In October 2006, our current management team joined the Company and adopted a strategic plan to acquire, redevelop, own and operate “Community Centered Properties.”  We define Community Centered Properties as visibly located properties in established or developing culturally diverse neighborhoods in our target markets. We market, lease, and manage our centers to match tenants with the shared needs of the surrounding neighborhood. Those needs may include specialty retail, grocery, restaurants and medical, educational and financial services. Our current portfolio is concentrated in Houston, with additional properties in the Phoenix, Chicago, Dallas and San Antonio metropolitan areas.

The Company operates as a real estate investment trust, or REIT, and the general partner of the Operating Partnership. As of June 30, 2011, the Company owned an approximate 86% partnership interest in the Operating Partnership and other limited partners, including some of our directors, executive officers and their affiliates, owned the remaining 14% partnership interest. As the sole general partner of the Operating Partnership, the Company has the full, exclusive and complete responsibility for the Operating Partnership’s day-to-day management and control. Our properties are held by, and all of our operations are conducted by, the Operating Partnership. Accordingly, the descriptions of our business, properties and investment policies are also descriptions of the business, properties and investment policies of the Operating Partnership.

In August 2010, the Company completed an initial public offering of our Class B common shares, which are listed on the NYSE Amex under the symbol “WSR.”  In connection with the offering, we (i) changed the name of all of our then outstanding “common shares” to “Class A common shares” and (ii) effected a 1-for-3 reverse split of our Class A common shares and OP units.  Class A common shares and Class B common shares have equal voting, dividend and liquidation rights.  We do not intend to list our Class A common shares or our OP units on a national securities exchange. In this prospectus, we refer to Class A and Class B common shares collectively as our “common shares.”

The Company is a Maryland REIT that was formed in December 1998, and the Operating Partnership is a Delaware limited partnership that was formed in December 1998. Our executive offices are currently located at 2600 South Gessner, Suite 500, Houston, Texas 77063, and our telephone number is (713) 827-9595. Our website can be accessed at www.whitestonereit.com. The content of our website is not incorporated into, and does not form a part of, this prospectus.

The Exchange Offer

We have summarized the terms of this exchange offer in this section. Before you decide whether to tender your Class A common shares or OP units in this exchange offer, you should read the detailed description of the exchange offer in the section entitled “The Exchange Offer.”

The Exchange Offer
We are offering, upon the terms and subject to the conditions described in this prospectus and the accompanying letters of transmittal, to issue Class B common shares in exchange, on a one-for-one basis, for  (i) up to 867,789 Class A common shares of the Company and (ii) up to 453,642 OP units of the Operating Partnership. Holders who validly tender and do not validly withdraw their Class A common shares or OP units prior to 5:00 p.m., New York City time, on the expiration date (as defined below) will receive one Class B common share for each Class A common share or OP unit. You may tender all, some or none of your Class A common shares or OP units for Class B common shares.

As of August 5, 2011 , there were 3,471,157 Class A common shares and 1,814,569 OP units, not held by the Company, outstanding. See “The Exchange Offer—Terms of the Exchange Offer.”

Conditions of the Exchange Offer
This exchange offer is not conditioned on any minimum number of Class A common shares or OP units being tendered. Consummation of the exchange offer is subject to certain conditions, including that the registration statement, of which this prospectus is a part, shall have been declared effective by the SEC and other customary conditions. We may waive any or all of the conditions to the exchange offer in our sole and absolute discretion, except for the registration statement effectiveness condition. See “The Exchange Offer—Conditions of the Exchange Offer.”

Purpose of the Exchange Offer
The purpose of the exchange offer is to exchange Class A common shares and OP units, neither of which are listed on a national securities exchange, on a one-for one basis for Class B common shares, which are listed on the NYSE Amex, thereby providing liquidity to holders of Class A common shares and OP units.

Expiration Date
The exchange offer expires at 5:00 p.m., New York City time, on                   ,                  , 2011, or the expiration date, unless extended or earlier terminated by us. We may extend the expiration date for any reason in our sole and absolute discretion. If we decide to extend the expiration date, we will announce any extensions by press release or other public announcement no later than 9:30 a.m., New York City time, on the business day after the scheduled expiration of the exchange offer. See “The Exchange Offer—Expiration Date; Extensions; Amendments.”

Termination of the Exchange Offer
We reserve the right to terminate the exchange offer at any time prior to the completion of the exchange offer if any of the conditions under “The Exchange Offer—Conditions of the Exchange Offer” have not been satisfied, in our sole and absolute discretion. See “The Exchange Offer—Termination of the Exchange Offer.”

Procedures for Tendering Class A common shares and OP units
Holders of Class A common shares and/or OP units desiring to accept the exchange offer must tender their Class A common shares and/or OP units by signing and returning the appropriate letter of transmittal, including all other documents required by the letter of transmittal. See “The Exchange Offer—Procedures for Tendering.”

Acceptance of Class A common shares and OP units and Delivery of Class B common shares
If the registration statement of which this prospectus is a part is declared effective by the SEC and the exchange offer is completed, we will, subject to the terms and conditions described in this prospectus, accept up to 867,789 Class A common shares and up to 453,642 OP units that are validly tendered and not validly withdrawn prior to the expiration date. If more than 867,789 Class A common shares are tendered, then we will accept such tendered Class A common shares on a pro rata basis in proportion to the number of Class A common shares tendered.  If more than 453,642 OP units are tendered, then we will accept such tendered OP units on a pro rata basis in proportion to the number of OP units tendered.   We refer to this as “proration.” Holders of Class A common shares and/or OP units who own “odd-lots” (less than 100 Class A common shares and/or less than 100 OP units) and who validly tender all of their Class A common shares and/or all of their OP units will not be subject to proration if they so request.  For instance, if you own less than 100 Class A common shares and/or less than 100 OP units and tender all of your Class A common shares and/or OP units, your odd-lot will not be subject to proration if you so request. If, however, the exchange offer is oversubscribed with respect to either Class A common shares or OP units and you hold less than 100 Class A common shares or OP units, but do not tender all of your shares or OP units, you will be subject to proration to the same extent as holders of more than 100 shares or OP units (and holders of odd-lots that do not request preferential treatment).  If you own more than 100 Class A common shares or OP units, but own less than 100 OP units or Class A common shares, respectively, you may request to not be subject to proration with respect to either Class A common shares or OP units, whichever you own less than 100 shares or units.  Similarly, if you own less than 100 Class A common shares and less than 100 OP units, you may request to not be subject to proration with respect to both your Class A common shares and OP units.

The Class B common shares issued as part of the exchange offer will be delivered promptly after we accept the Class A common shares or OP units. See “The Exchange Offer—Acceptance of Class A Common Shares and OP Units for Exchange; Delivery of Class B Common Shares.”

Withdrawal Rights	Holders may withdraw the Class A common shares or OP units they have tendered at any time prior to 5:00 p.m., New York City time, on , , 2011. See “The Exchange Offer—Withdrawal Rights.”

Use of Proceeds	Neither the Company nor the Operating Partnership will receive any proceeds from the exchange offer.

Federal Income Tax Consequences
The exchange of OP units for Class B common shares will be a taxable transaction for U.S. federal income tax purposes. The exchange of Class A common shares for Class B common shares pursuant to the exchange offer generally will constitute a tax-deferred transaction for U.S. federal income tax purposes. In addition, Class B common shares are subject to special and complex U.S. federal income tax rules. Holders are urged to consult their own tax advisors with respect to the application of the U.S. federal income tax laws to their own particular situation as well as any tax consequences of the exchange of OP units or Class A common shares pursuant to the exchange offer and the ownership and disposition of Class B common shares arising under the federal estate or gift tax rules or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable treaty. See “Material U.S. Federal Income Tax Considerations.”

Accounting Treatment
The Class A common shares acquired by the Company in the exchange offer will be retired and cancelled.  The value of the Class A shares received by the Company will be deemed equal to the value of the Class B common shares issued by the Company therefore no gain or loss will be recognized in the Company’s consolidated net income or comprehensive income.  The OP units acquired by the Company will be recorded as an acquisition of ownership interest in the Operating Partnership by the Company, resulting in an increase in the general partner capital balance and a decrease in the limited partner capital balance.  The Company has a controlling interest in the Operating Partnership both before and after the completion of the exchange; therefore the exchange will be accounted for as an equity transaction, with no gain or loss recognized in the Company’s consolidated net income or comprehensive income. The carrying amount of the noncontrolling interest will be adjusted to reflect the change in the ownership interest in the subsidiary.  Any difference between the fair value of the Class B common shares paid and the amount by which the noncontrolling interest is adjusted will be recognized in equity attributable to the Company.

Exchange Agent	American Stock Transfer and Trust Company, LLC is the exchange agent for the exchange offer.

Fees and Expenses	The Company will pay all fees and expenses it incurs in connection with the exchange offer. See “The Exchange Offer—Fees and Expenses.”

Regulatory Approvals
We are not aware of any material regulatory approvals necessary to complete this offer. However we may not complete this exchange offer until the registration statement, of which this prospectus is a part, is declared effective by the SEC.

Rights of Non-Tendering Holders
If you do not exchange your Class A common shares or OP units for Class B common shares, you will continue to be subject to restrictions on transfer applicable to the Class A common shares or OP units. In general, the Class A common shares or OP units may not be offered or sold, unless registered under the Securities Act, as amended, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently plan to register the resale of the Class A common shares or OP units under the Securities Act. Holders who do not tender their Class A common shares or OP units pursuant to this offer will continue to have the same rights as they are entitled to today under the Articles of Amendment and Restatement, or the declaration of trust of the Company, or the partnership agreement of the Operating Partnership, as applicable.

Questions
If you have any questions regarding the terms of the exchange offer, please contact our Investor Relations Department at (713) 827-9595. If you have questions regarding the procedures for tendering Class A common shares or OP units in the exchange offer, please contact the exchange agent at 1-877-248-6417.

Risk Factors
For certain risks you should consider in evaluating this exchange offer, including the share ownership limit imposed by the Company’s declaration of trust or declaration of trust, each as amended, see “Risk Factors” beginning on page 6.

RISK FACTORS

In addition to other information contained in this prospectus, you should carefully consider the risks described below and described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 incorporated herein by reference, the Operating Partnership’s Annual Report on Form 10-K for the year ended December 31, 2010 included as Annex A to this prospectus, and other subsequent filings of the Company under the Exchange Act, in evaluating our company, our properties and our business before making a decision to exchange your Class A common shares or OP units for Class B common shares in the exchange offer. The occurrence of any such risks might cause you to lose all or a part of your investment. Some statements in this prospectus, including statements in the following risk factors, constitute forward-looking statements, as described in the section entitled “Forward-Looking Statements.”

Risks Related to the Exchange Offer

If the procedures for tendering your Class A common shares or OP units in this exchange offer are not followed, you may not receive Class B common shares.

We will issue the Class B common shares in exchange for your Class A common shares or OP units only if you tender the Class A common shares or OP units and deliver a properly completed and duly executed letter of transmittal and other required documents before expiration, or earlier termination, of the exchange offer. You should allow sufficient time to ensure timely delivery of the necessary documents. Neither the exchange agent nor we are under any duty to give notification of defects or irregularities with respect to the tenders of Class A common shares or OP units for exchange.

The exchange offer may be cancelled or delayed.

We are not obligated to complete the exchange offer under certain circumstances. See “The Exchange Offer—Conditions of the Exchange Offer.” If you validly tender Class A common shares or OP units by properly executing the appropriate letter of transmittal and any other necessary documents prior to the expiration date, you may validly withdraw your tendered Class A common shares or OP units. If any of the conditions of the exchange offer are not met as of the expiration date, in our sole and absolute discretion, we have the right to terminate the exchange offer. Even if the exchange offer is completed, it may not be completed exactly on the schedule described in this prospectus. Accordingly, holders participating in the exchange offer may have to wait longer than expected to receive their Class B common shares.

An exchange of OP units for Class B common shares generally will constitute a taxable exchange.

In general, an exchange of OP units for Class B common shares pursuant to the exchange offer will constitute a fully taxable exchange. We urge you to consult your own tax advisor regarding the federal, state, local and foreign tax consequences of an exchange of OP units for Class B common shares pursuant to the exchange offer.

Following this exchange offer and additional exchange offers that we intend to conduct in the future, large numbers of holders of our Class A common shares and OP units receiving Class B common shares may create an increased demand to sell our Class B common shares. Significant sales of our Class B common shares, or the perception that significant sales of such shares could occur, may cause the price of our Class B common shares to decline significantly.

Neither our Class A common shares nor our OP units are listed on any national securities exchange and the ability of holders to liquidate their investments in Class A common shares and OP units is limited. Following the completion of this exchange offer, we intend to conduct additional exchange offers to provide the opportunity to exchange the remainder of our Class A common shares and our OP units for Class B common shares. Following each such exchange offer, if our former Class A shareholders and OP unitholders sell, or the market perceives that such holders intend to sell, substantial numbers of our Class B common shares in the public market, the market price of our Class B common shares could decline significantly. As of August 5 , 2011, we had 3,471,157 Class A common shares and 1,814,569 OP units, not held by the Company, outstanding.

In addition, because our Class A common shares are not subject to transfer restrictions (other than the restrictions on ownership and transfer of shares set forth in the Company’s declaration of trust), such shares are freely tradable. As a result, notwithstanding that such shares are not to be listed on a national securities exchange, it is possible that a market may develop for shares of our Class A common shares, and sales of such shares, or the perception that such sales could occur, could have a material adverse effect on the trading price of our Class B common shares.

The market price and trading volume of our Class B common shares may be volatile following this exchange offer.

The market price of our Class B common shares may fluctuate widely and be highly volatile. In addition, the trading volume in our Class B common shares may fluctuate and cause significant price variations to occur. Some of the factors that could negatively affect the share price or result in fluctuations in the market price or trading volume of our Class B common shares include:

  •   actual or anticipated variations in our operating results, funds from operations, cash flow, liquidity, or distributions;

  •   publications of research reports about us or the real estate industry;

   •   increases in market interest rates;

   •   changes in market valuations of similar companies;

   •   adverse market reaction to any securities we may issue or  increased indebtedness we incur in the future;

   •    the failure to comply with our debt covenants;

   •   additions or departures of key management personnel;

   •   actions by institutional shareholders;

  •   speculation in the press or investment community;

   •   actual or anticipated changes in our future financial performance;

   •   strategic actions by us or our competitors, such as acquisitions, restructurings, or innovations;

   •   operations and performance of our competitors;

   •   developments in the real property investment industry generally;

   •   the realization of any of the other risk factors presented in this prospectus; and

   •   general market and economic conditions.

In addition, many of the factors listed above are beyond our control. These factors may cause the market price of the Class B common shares to decline, regardless of our financial condition, results of operations, business, or prospects.  We cannot assure you that the market price of the Class B common shares will not fluctuate or decline significantly in the future, and it may be difficult for investors to resell the Class B common shares at prices they find attractive or at all.

Increases in market interest rates may result in a decrease in the value of our Class B common shares.

One of the factors that may influence the price of our Class B common shares will be the dividend distribution rate on the Class B common shares (as a percentage of the price of our Class B common shares) relative to market interest rates. If market interest rates rise, prospective purchasers of shares of our Class B common shares may expect a higher distribution rate. Higher interest rates would not, however, result in more funds being available for distribution and, in fact, would likely increase our borrowing costs and might decrease our funds available for distribution. We, therefore, may not be able, or we may not choose, to provide a higher distribution rate. As a result, prospective purchasers may decide to purchase other securities rather than our Class B common shares, which would reduce the demand for, and subsequently result in a decline in the market price of, our Class B common shares.

Broad market fluctuations could negatively impact the market price of our Class B common shares.

The stock market has experienced extreme price and volume fluctuations that have affected the market price of many companies in industries similar or related to ours and that have been unrelated to these companies’ operating performances. These broad market fluctuations could reduce the market price of our Class B common shares.

If our operating results or prospects are below expectations, the market price of our Class B common shares could decline.

Our operating results and prospects may be below the expectations of public market analysts and investors or may be lower than those of companies with comparable market capitalizations. Either of these factors could lead to a material decline in the market price of our Class B common shares.

The Class B common shares issued in this exchange offer and any common shares eligible for future sale may adversely affect the prevailing market prices for our common shares.

Our Class B common shares have traded on the NYSE Amex since August 26, 2010. If the maximum number of Class A common shares and OP units are tendered in this exchange offer, we will issue 1,321,431 of our Class B common shares upon completion of this exchange offer, an amount equal to 17.6% of our Class B common shares outstanding prior to this exchange offer, and the Class B common shares being issued will represent approximately 15.0% of the Class B common shares available to trade after this exchange offer. Also, the three month average trading volume in our Class B common shares as reported by the NYSE Amex as of August 23, 2011 was 59,908 shares per day. In addition, we intend to conduct additional exchange offers in the future to exchange additional Class A common shares and OP units for Class B common shares. We also may issue from time to time additional Class B common shares or OP units in connection with the acquisition of properties and we may grant demand or piggyback registration rights in connection with these issuances. We cannot predict the effect, if any, of this exchange offer, future issuances of Class B common shares or OP units, or the availability of Class B common shares for future sale, on the market price of our Class B common shares. Sales of substantial numbers of Class B common shares (including shares issued to our trustees and officers), or the perception that these sales could occur, may adversely affect the liquidity of the market for our Class B common shares or prevailing market prices for our Class B common shares. Large price changes or low volume may preclude you from buying or selling our Class B common shares at all, at any particular price or during a time frame that meets your investment objectives.  In addition, the prior performance of the Class B common shares since August 26, 2010 may not be indicative of the performance of the Class B common shares after the exchange offer.

Future offerings of debt, which would be senior to our common shares upon liquidation, and/or preferred equity securities that may be senior to our common shares for purposes of dividends or other distributions or upon liquidation, may adversely affect the market price of our Class B common shares.

In the future, we may attempt to increase our capital resources by making additional offerings of debt or preferred equity securities, including medium-term notes, trust preferred securities, senior or subordinated notes and preferred shares. Upon liquidation, holders of our debt securities and preferred shares and lenders with respect to other borrowings will receive distributions of our available assets prior to the holders of our common shares. Additional equity offerings may dilute the holdings of our existing shareholders or reduce the market price of our Class B common shares, or both. Holders of our common shares are not entitled to preemptive rights or other protections against dilution. Our preferred shares, if issued, could have a preference on liquidating distributions or a preference on dividend payments that could limit our ability to pay a dividend or make another distribution to the holders of our common shares. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, the holders of our Class B common shares bear the risk of our future offerings reducing the market price of our Class B common shares and diluting their share holdings in us.

None of the board of trustees of the Company, acting as the board of trustees or as the general partner of the Operating Partnership, or the exchange agent has made a recommendation as to whether the holders of Class A common shares or OP units should exchange their shares or units for Class B common shares pursuant to the exchange offer.

None of the board of trustees of the Company or our Board, acting as our Board or as the general partner of the Operating Partnership, or the exchange agent has made a recommendation as to whether the holders of Class A common shares or OP units should exchange their shares or units for Class B common shares pursuant to the exchange offer. Neither the Company nor the Operating Partnership has retained, and neither intends to retain, any unaffiliated representative to act solely on behalf of the holders of the Class A common shares or OP units for purposes of negotiating the terms of this exchange offer and/or preparing a report concerning the fairness of this exchange offer.

You may not be able to sell your Class A common shares or OP units in the public market if you do not exchange them for Class B common shares in the exchange offer.

We do not currently anticipate that we will list our Class A common shares or OP units on a national securities exchange and are not under any obligation to do so. Therefore, if you do not exchange your Class A common shares or OP units in the exchange offer, your Class A common shares or OP units will continue to be subject to certain restrictions on transfers, as set forth in the governance documents of the Company and the Operating Partnership and the Securities Act.

FORWARD-LOOKING STATEMENTS

We make statements in this prospectus, and the documents incorporated herein by reference, that are forward-looking statements within the meaning of the federal securities laws. In particular, statements pertaining to our capital resources, portfolio performance and results of operations contain forward-looking statements. Likewise, all of our statements regarding anticipated growth in our funds from operations and anticipated market conditions, demographics and results of operations are forward-looking statements. You can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “could,” “would,” “seeks,” “approximately,” “intends,” “plans,” “pro forma,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions.

Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of future events. Forward-looking statements depend on assumptions, data or methods which may be incorrect or imprecise and we may not be able to realize them. We do not guarantee that the transactions and events described will happen as described (or that they will happen at all). The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements:

•	adverse economic or real estate developments in Texas, Arizona or Illinois;
•	general economic conditions, including downturns in the national and local economies;
•	market trends;
•	projected capital expenditures;
•	estimates relating to our ability to make distributions to our shareholders in the future;
•	our understanding of our competition and our ability to compete effectively;
•	defaults on or non-renewal of leases by tenants;
•	increased interest rates and operating costs;
•	our failure to obtain necessary outside financing on favorable terms or at all;
•	decreased rental rates or increased vacancy rates;
•	difficulties in identifying properties to acquire, and in consummating real estate acquisitions, developments, joint ventures and dispositions;
•	our failure to successfully operate acquired properties and operations;
•	our failure to maintain our status as a REIT;
•	government approvals, actions or initiatives, including the need for compliance with environmental requirements;
•	environmental uncertainties and risks related to natural disasters;
•	loss of services of one or more of our executive officers;
•	lack of or insufficient amounts of insurance;
•	financial market fluctuations;
•	changes in foreign currency exchange rates;
•	changes in real estate and zoning laws or increases in real property tax rates; and
•	other factors affecting real estate markets generally.

While forward-looking statements reflect our good faith beliefs, they are not guaranties of future performance. We disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes, even if subsequent events cause us to become aware of new risks or cause our expectations to change regarding the forward-looking matters discussed in this prospectus. For a further discussion of these and other factors that could impact our future results, performance or transactions, see the section above entitled “Risk Factors.”

USE OF PROCEEDS

Neither the Company nor the Operating Partnership will receive any cash proceeds from the exchange offer. We will pay all of the fees and expenses related to the exchange offer, other than any commissions or concessions of any broker dealer.

MARKET FOR SECURITIES

Class A Common Shares

There is no established trading market for our Class A common shares. As of August 5, 2011, there were 3,471,157 Class A common shares outstanding held by a total of approximately 1,400 shareholders of record. As of June 30, 2011, the book value per Class A common share was $10.61.

Class B Common Shares

Our Class B common shares commenced trading on the NYSE Amex on August 26, 2010.  As of August 5, 2011, there were 7,510,331 Class B common shares outstanding held by a total of approximately 6,000 shareholders of record. As of June 30, 2011, the book value per Class B common share was $10.61. The following table sets forth the quarterly high and low prices per Class B common share reported on the NYSE Amex for each of the periods indicated.

	High	Low
2010
First Quarter	N/A	N/A
Second Quarter	N/A	N/A
Third Quarter	$12.03	$11.32
Fourth Quarter	$14.94	$11.79

2011
First Quarter	$14.94	$13.73
Second Quarter	$14.94	$12.04
Third Quarter (through August 23, 2011)	$13.34	$10.84

On August 23, 2011, the closing price of our Class B common shares reported on the NYSE Amex was $11.55 per share.

OP Units

There is no established trading market for our OP units. As of August 5, 2011, there were 1,814,569 OP units, not held by the Company, outstanding, held by a total of approximately 1,400 limited partners. As of June 30, 2011, the book value per OP unit was $11.30.

DISTRIBUTION POLICY

Subsequent to this exchange offer, we intend to continue to declare distributions to holders of our common shares and OP units, payable monthly.  U.S. federal income tax law generally requires that a REIT distribute annually to its shareholders at least 90% of its REIT taxable income, without regard to the deduction for dividends paid and excluding net capital gains, and that it pay tax at regular corporate rates on any taxable income that it does not distribute. We generally intend over time to pay dividends in an amount equal to our taxable income. You should read the following discussion and in the information set forth in the table and footnotes below together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and related notes, which are incorporated herein by reference with respect to the Company and included elsewhere in this prospectus with respect to the Operating Partnership.

Any distributions we make will be at the discretion of our Board, and we cannot assure you that our distributions will be made or sustained.  The timing and frequency of distributions will be authorized by our Board and declared by us based upon a number of factors, including:

•	our funds from operations;

•	our debt service requirements;

•	our capital expenditure requirements for our properties;

•	our taxable income, combined with the annual distribution requirements necessary to maintain REIT qualification;

•	requirements of Maryland law;

•	our overall financial condition; and

•	other factors deemed relevant by our Board.

We declared the following distributions to our Class A and Class B shareholders and holders of OP units with respect to the periods indicated:

Distributions Per Common Share/OP Unit (1)
2006
First Quarter	$0.5304
Second Quarter	0.5304
Third Quarter	0.4500
Fourth Quarter	0.4500

2007
First Quarter	$0.4500
Second Quarter	0.4500
Third Quarter	0.4500
Fourth Quarter	0.4500

2008
First Quarter	$0.4500
Second Quarter	0.4500
Third Quarter	0.3375
Fourth Quarter	0.3375

2009
First Quarter	$0.3375
Second Quarter	0.3375
Third Quarter	0.3375
Fourth Quarter	0.3375

2010
First Quarter	$0.3375
Second Quarter	0.2850
Third Quarter	0.2850
Fourth Quarter	0.2850

2011
First Quarter	$0.2850
Second Quarter	0.2850

(1)
Distributions paid with respect to Class A common shares and, since September 2010, with respect to the Class A and Class B common shares. Distributions have been adjusted to reflect the 1-for-3 reverse split of our Class A common shares and OP units in August 2010.

Our distribution rate for the year ended December 31, 2010 was approximately 88% of our funds from operations per share. We typically declare our distributions quarterly and pay our distributions in three equal monthly installments. For the third quarter of 2011, we declared a distribution per common share and OP unit of $0.2850, which was paid or will be paid as follows: $0.095 on July 8, 2011, $0.095 on August 8, 2011 and $0.095 on September 8, 2011.

We cannot assure you that our distributions will be made or sustained. Our actual results of operations may differ materially from our current expectations or past performance. Our actual results of operations will be affected by a number of factors, including, but not limited to, the revenue we receive from our properties, our operating expenses, our ability to attract and retain tenants, interest expense, the ability of our tenants to meet their obligations and unanticipated expenditures. There can be no assurance that we will be able to pay or maintain cash distributions or that distributions will increase over time.

           SELECTED HISTORICAL FINANCIAL DATA

The following tables set forth selected historical consolidated financial, operating and other data for the Company and the Operating Partnership and their respective subsidiaries. You should read the following selected historical financial data in conjunction with the consolidated historical financial statements and notes thereto of each of the Company and the Operating Partnership and their respective subsidiaries and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which are incorporated herein by reference with respect to the Company and included elsewhere in this prospectus with respect to the Operating Partnership.

Our historical consolidated financial data included below and incorporated by reference into or included elsewhere in this prospectus are not necessarily indicative of our future performance.

Whitestone REIT

	Six Months Ended June 30,		Year Ended December 31,
	2011	2010	2010	2009	2008	2007	2006
Operating Data:	(in thousands, except per share data)

Revenue	$15,990	$15,380	$31,229	$32,356	$30,796	$29,037	$28,083
Property expenses	5,991	5,892	12,085	12,794	12,573	12,035	11,261
General and administrative	3,242	2,472	4,992	6,072	6,708	6,721	2,299
Property and other asset management fees to an affiliate	-	-	-	-	-	-	1,482
Depreciation and amortizatioin	3,936	3,465	7,168	6,901	6,796	5,973	6,113
Involuntary conversion	-	-	(558)	(1,542)	358	-	-
Interest expense, net	2,732	2,797	5,592	5,713	5,674	4,825	4,910
Other expense (income), net	-	-	-	-	-	30	(30)
Income (loss) from continuing operations before loss on disposal of assets and income taxes	89	754	1,950	2,418	(1,313)	(547)	2,048
Provision for income taxes	(110)	(155)	(262)	(220)	(216)	(214)	-
Loss on disposal of assets	(18)	(41)	(160)	(196)	(220)	(8)	197
Income (loss) from continuing operations	(39)	558	1,528	2,002	(1,749)	(769)	2,245
Income (loss) from discontinued operations (1)	47	32	47	73	(115)	646	604
Gain on sale of properties from discontinued operations	-	-	-	-	3,619	-	-
Net income (loss)	8	590	1,575	2,075	1,755	(123)	2,849
Less: net income (loss) attributable to noncontrolling interests	1	207	470	733	621	(46)	1,068
Net income (loss) attributable to Whitestone REIT	$7	$383	$1,105	$1,342	$1,134	$(77)	$1,781

(1)  Reflects Green Roads Plaza, which was sold on July 22, 2011, as discontinued operations for all periods shown and Garden Oaks and Northeast Square properties, which were sold on May 30, 2008, for years ended December 31, 2008, 2007, and 2006.

	Six Months Ended June 30,		Year Ended December 31,
	2011	2010	2010	2009	2008	2007	2006
Earnings per share - basic:
Income (loss) from continuing operations attributable to Whitestone REIT excluding amounts attributable to unvested restricted shares	$(0.01)	$0.11	$0.26	$0.39	$(0.33)	$(0.14)	$0.44
Income from discontinued operations attributable to Whitestone REIT	0.01	-	0.01	0.02	0.68	0.12	0.11
Net income (loss) attributable to common shareholders excluding amounts attributable to unvested restricted shares	$-	$0.11	$0.27	$0.41	$0.35	$(0.02)	$0.55

Earnings per share - diluted:
Income (loss) from continuing operations attributable to Whitestone REIT excluding amounts attributable to unvested restricted shares	$(0.01)	$0.11	$0.26	$0.38	$(0.33)	$(0.14)	$0.44
Income from discontinued operations attributable to Whitestone REIT	0.01	-	0.01	0.02	0.68	0.12	0.11
Net income (loss) attributable to common shareholders excluding amounts attributable to unvested restricted shares	$-	$0.11	$0.27	$0.40	$0.35	$(0.02)	$0.55

Balance Sheet Data:
Real estate (net)	$171,704	$155,253	$164,234	$157,182	$149,599	$145,193	$139,915
Real estate (net), held for sale and discontinued operations	1,168	1,191	1,164	1,216	1,248	9,199	9,573
Other assets	79,256	19,848	31,047	23,602	27,098	20,752	17,599
Total assets	$252,128	$176,292	$196,445	$182,000	$177,945	$175,144	$167,087
Liabilities	$114,414	$111,642	$112,162	$115,141	$110,773	$94,262	$76,464
Whitestone REIT shareholders' equity	117,213	42,304	62,708	43,590	45,891	52,843	58,914
Noncontrolling interest in subsidiary	20,501	22,346	21,575	23,269	21,281	28,039	31,709
	$252,128	$176,292	$196,445	$182,000	$177,945	$175,144	$167,087

Other Data:
Proceeds from issuance of common shares	$60,066	$-	$22,970	$-	$-	$261	$9,453
Additions to and acquisitions of real estate	10,685	929	12,768	12,855	5,153	10,205	1,833
Dividends per share (2)	0.57	0.68	1.17	1.35	1.59	1.80	1.89
Funds from operations (3)	3,703	3,860	8,432	8,618	4,236	6,001	8,993
Operating Potfolio Occupancy at period end	84%	82%	86%	82%	84%	86%	83%
Average aggregate gross leasable area	3,197	2,993	3,037	3,018	2,987	3,072	3,100
Average rent per square foot	$10.00	$10.28	$10.28	$10.72	$10.31	$9.45	$9.06

(2) The dividends per share represent total cash payments divided by weighted average common shares.

(3)  We believe that Funds From Operations, or FFO, is an appropriate supplemental measure of operating performance because it helps our investors compare our operating performance relative to other REITs.  The National Association of Real Estate Investment Trusts, or NAREIT, defines FFO as net income (loss) available to common shareholders computed in accordance with generally accepted accounting principles, or GAAP, excluding gains or losses from sales of operating properties and extraordinary items, plus depreciation and amortization of real estate assets, including our share of unconsolidated partnerships and joint ventures.  We calculate FFO in a manner consistent with the NAREIT definition.  Below is the calculation of FFO and the reconciliation to net income which we believe is the most comparable GAAP financial measure (in thousands):

	Six Months Ended
	June 30,		Year Ended December 31,
	2011	2010	2010	2009	2008	2007	2006
	(in thousands, except per share data)
Net income (loss) attributable to Whitestone REIT	$7	$383	$1,105	$1,342	$1,134	$(77)	$1,781
Depreciation and amortization of real estate assets (1)	3,677	3,229	6,697	6,347	5,877	6,108	6,341
(Gain) loss on sale or disposal of assets (1)	18	41	160	196	(3,396)	16	(197)
Net income (loss) attributable to noncontrolling interests	1	207	470	733	621	(46)	1,068
FFO	$3,703	$3,860	$8,432	$8,618	$4,236	$6,001	$8,993

(1) Including amounts for discontinued operations.

Whitestone REIT Operating Partnership, L.P.

	Six Months Ended June 30,		Year Ended December 31,
	2011	2010	2010	2009	2008	2007	2006
Operating Data:
Revenue	$15,990	$15,380	$31,229	$32,356	$30,796	$29,037	$28,083
Property expenses	5,991	5,892	12,085	12,794	12,573	12,035	11,261
General and administrative	3,242	2,472	4,992	6,072	6,708	6,721	2,299
Property and other asset management fees to an affiliate	-	-	-	-	-	-	1,482
Depreciation and amortization	3,936	3,465	7,168	6,901	6,796	5,973	6,113
Involuntary conversion	-	-	(558)	(1,542)	358	-	-
Interest expense, net	2,732	2,797	5,592	5,713	5,674	4,825	4,910
Other expense (income), net	-	-	-	-	-	30	(30)
Income (loss) from continuing operations before loss on disposal of assets and income taxes	89	754	1,950	2,418	(1,313)	(547)	2,048
Provision for income taxes	(110)	(155)	(262)	(220)	(216)	(214)	-
Loss on disposal of assets	(18)	(41)	(160)	(196)	(220)	(8)	197
Income (loss) from continuing operations	(39)	558	1,528	2,002	(1,749)	(769)	2,245
Income (loss) from discontinued operations (1)	47	32	47	73	(115)	646	604
Gain on sale of properties from discontinued operations	-	-	-	-	3,619	-	-
Net income (loss)	8	590	1,575	2,075	1,755	(123)	2,849

(1)  Reflects Green Roads Plaza, which was sold on July 22, 2011, as discontinued operations for all periods shown and Garden Oaks and Northeast Square properties, which were sold on May 30, 2008, for years ended December 31, 2008, 2007, and 2006.

	Six Months Ended
	June 30,		Year Ended December 31,
	2011	2010	2010	2009	2008	2007	2006
	(in thousands, except per share data)
Earnings per share - basic
Income (loss) from continuing operations excluding
amounts attributable to unvested restricted shares	$(0.01)	$0.11	$0.26	$0.39	$(0.33)	$(0.14)	$0.44
Income from discontinued operations	0.01	0.01	0.01	0.02	0.68	0.12	0.11
Net income (loss) excluding amount attributable to
unvested restricted shares	$—	$0.12	$0.27	$0.41	$0.35	$(0.02)	$0.55
Earnings per share - diluted
Income (loss) from continuing operations excluding
amounts attributable to unvested restricted shares	$(0.01)	$0.11	$0.26	$0.38	$(0.33)	$(0.14)	$0.44
Income from discontinued operations	0.01	0.01	0.01	0.02	0.68	0.12	0.11
Net income (loss) excluding amount attributable to
unvested restricted shares	$—	$0.12	$0.27	$0.40	$0.35	$(0.02)	$0.55
Balance Sheet Data:
Real estate (net)	$171,704	$155,253	$164,234	$157,182	$149,599	$145,193	$139,915
Real estate (net), held for sale and discontinued operations	1,168	1,191	1,164	1,216	1,248	9,199	9,573
Other assets	79,256	19,848	31,047	23,602	27,098	20,752	17,599
Total assets	$252,128	$176,292	$196,445	$182,000	$177,945	$175,144	$167,087
Liabilities	$114,414	$111,642	$112,162	$115,141	$110,773	$94,262	$76,464
General partner's capital	117,381	42,304	62,708	43,590	45,891	53,073	58,914
Limited partner's capital	20,542	22,346	21,575	23,269	21,281	28,177	31,709
Accumulated other comprehensive loss	(209)	-	-	-	-	(368)	-
	$252,128	$176,292	$196,445	$182,000	$177,945	$175,144	$167,087
Other Data:
Proceeds from issuance of Whitestone's common shares	$60,066	$—	$22,970	$—	$—	$261	$9,453
Additions to and acquisitions of real estate	10,685	929	12,768	12,855	5,153	10,205	1,833
Distributions per share (2)	0.57	0.68	1.17	1.35	1.59	1.80	1.89
Funds from operations (3)	3,703	3,860	8,432	8,618	4,236	6,001	8,993
Operating Potfolio Occupancy at period end	84%	82%	86%	82%	84%	86%	83%
Average aggregate gross leasable area	3,197	2,993	3,037	3,018	2,987	3,072	3,100
Average rent per square foot	$10.00	$10.28	$10.28	$10.72	$10.31	$9.45	$9.06

(2) The distributions per unit represent total cash payments divided by weighted average common units.

(3)  We believe that FFO is an appropriate supplemental measure of operating performance because it helps compare our operating performance relative to other REITs.   NAREIT defines FFO as net income (loss) available to common shareholders computed in accordance with GAAP, excluding gains or losses from sales of operating properties and extraordinary items, plus depreciation and amortization of real estate assets, including our share of unconsolidated partnerships and joint ventures.  We calculate FFO in a manner consistent with the NAREIT definition. Below is the calculation of FFO and the reconciliation to net income, which we believe is the most comparable GAAP financial measure (in thousands):

	Six Months Ended
	June 30,		Year Ended December 31,
	2011	2010	2010	2009	2008	2007	2006
	(in thousands, except per share data)
Net income (loss)	$8	$590	$1,575	$2,075	$1,755	$(123)	$2,849
Depreciation and amortization of real estate assets (1)	3,677	3,229	6,697	6,347	5,877	6,108	6,341
(Gain) loss on sale or disposal of assets (1)	18	41	160	196	(3,396)	16	(197)
FFO	$3,703	$3,860	$8,432	$8,618	$4,236	$6,001	$8,993

(1) Including amounts for discontinued operations.

THE EXCHANGE OFFER
Purpose of the Exchange Offer

The purpose of the exchange offer is to exchange Class A common shares and OP units, neither of which are listed on a national securities exchange, on a one-for one basis for Class B common shares, which are listed on the NYSE Amex, thereby providing liquidity to holders of Class A common shares and OP units.

Terms of the Exchange Offer

We are offering, upon the terms and subject to the conditions described in this prospectus and the accompanying letters of transmittal, to exchange Class B common shares for  (i) up to 867,789 Class A common shares of the Company and (ii) up to 453,642  OP units of the Operating Partnership. Holders who validly tender and do not validly withdraw their tendered Class A common shares and OP units prior to 5:00 p.m., New York City time, on the expiration date will receive, for each Class A common share or each OP unit, one Class B common share.

Holders may tender fewer than all of the Class A common shares and/or OP units held by them, provided that they appropriately indicate this fact on the letter of transmittal tendering the Class A common shares or OP units. For purposes of the exchange offer, we will be deemed to have accepted validly tendered Class A common shares and OP units when, as and if we have given oral or written notice of our acceptance of the tendered shares or units to the exchange agent. The exchange agent will act as agent for the tendering holders of Class A common shares and OP units. If you are the record owner of your Class A common shares or OP units and you tender such interests directly to the exchange agent, you will not be obligated to pay any charges or expenses of the exchange agent or any brokerage commissions.

Generally, the Class B common shares that you receive in the exchange offer will be freely tradable, subject to certain restrictions related to us maintaining our REIT status, unless you are considered an affiliate of ours, as that term is defined under the Securities Act, or you hold Class A common shares or OP units that were previously held by one of our affiliates.

As of August 5 , 2011, 3,471,157 Class A common shares and 1,814,569 OP units, not held by the Company, were outstanding. You do not have any appraisal or dissenters’ rights under the Company’s declaration of trust or the partnership agreement of the Operating Partnership in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the provisions of the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations of the SEC.

None of the Board of the Company, acting as the Board or as the general partner of the Operating Partnership, or the exchange agent has made a recommendation to any holder of Class A common shares or OP units, and each is remaining neutral as to whether you should tender your Class A common shares and/or OP units in the exchange offer. You must make your own investment decision with regards to the exchange offer based upon your own assessment of the market value of the Class B common shares you will receive, your liquidity needs and your investment objectives.

Expiration Date; Extensions; Amendments

The expiration date of the exchange offer will be                                , 2011 at 5:00 p.m., New York City time, unless we, in our sole and absolute discretion, extend the exchange offer, in which case the expiration date shall be the latest date and time to which the exchange offer is extended.

We expressly reserve the right in our sole and absolute discretion at any time and from time to time, to extend the period of time during which the exchange offer is open, and thereby delay acceptance for exchange of any Class A common shares or OP units, by giving oral or written notice of such extension to the exchange agent.

This prospectus, the letters of transmittal and other relevant materials are being mailed to record holders of Class A common shares and OP units.  If we make a material change in the terms of the exchange offer or the information concerning the exchange offer, or if we waive a material condition of the exchange offer, we will extend the exchange offer for a period of five to ten business days consistent with Rule 13e-4 under the Exchange Act. For purposes of the exchange offer, a “business day” means any day other than a Saturday, Sunday or federal holiday, and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

We also expressly reserve the right (1) to delay acceptance for exchange of any Class A common shares or OP units tendered pursuant to the exchange offer, regardless of whether any such Class A common shares or OP units were previously accepted for exchange, and (2) at any time, or from time to time, to amend the exchange offer in any manner which would not adversely affect the holders of Class A common shares or OP units. Our reservation of the right to delay exchange of Class A common shares or OP units that we have accepted for payment is limited by Rule 13e-4 under the Exchange Act, which requires that a bidder must pay the consideration offered or return the securities deposited by or on behalf of security holders promptly after the termination or withdrawal of any offer. Any extension, delay in payment, or amendment will be followed as promptly as practicable by press release or public announcement thereof, such announcement in the case of an extension to be issued no later than 9:30 a.m., New York City time, on the next business day after the previously scheduled expiration date. Without limiting the manner in which we may choose to make any public announcement, we will have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by issuing a release to the Dow Jones News Service.

Proration; Odd-Lots

If more than 867,789 Class A common shares are tendered, then we will accept such tendered Class A common shares on a pro rata basis in proportion to the number of Class A common shares tendered, except for tenders of odd-lots as described below. If more than 453,642 OP units are tendered, then we will accept such tendered OP units on a pro rata basis in proportion to the number of OP units tendered. We refer to this as “proration.” Proration will occur separately with repect to Class A common shares and OP units and will be based on any oversubscription of either Class A common shares or OP units. Therefore, for example, tenders of Class A common shares may be subject to proration due to an oversubscription, while tenders of OP units may be accepted in full. Proration for each tendering holder will be based on the number of Class A common shares or OP units tendered by that holder in the exchange offer, after adjustment for tenders of odd-lots, and not on such holder’s aggregate ownership of Class A common shares or OP units. Any shares or units not accepted for exchange as a result of proration will be credited to the tendering holder’s account in book-entry form promptly following the expiration or termination of the exchange offer, as applicable.  Once we have determined the number of Class A common shares and OP units validly tendered for exchange, we will announce the final results, including the final proration factor, if any, promptly after the determination is made.

Except as otherwise provided in this section, holders of “odd-lots” (less than 100 Class A common shares and/or less than 100 OP units) who validly tender all of their shares and/or units will not be subject to proration if they so request. If, however, you hold less than 100 Class A common shares and/or less than 100 OP units, but do not tender all of your shares or units, you will be subject to proration to the same extent as holders of more than 100 shares or units (and holders of odd-lots that do not request preferential treatment) if the exchange offer is oversubscribed with respect to either Class A common shares or OP units . Holders of 100 or more Class A common shares are not eligible for this preference with respect to such Class A common shares and will be subject to proration.  Likewise, holders of 100 or more OP units are not eligible for this preference with respect to such OP units and will be subject to proration. If you own more than 100 Class A common shares or OP units, but own less than 100 OP units or Class A common shares, respectively, you may request to not be subject to proration with respect to either Class A common shares or OP units, whichever you own less than 100 shares or units.  Similarly, if you own less than 100 Class A common shares and less than 100 OP units, you may request to not be subject to proration with respect to both your Class A common shares and OP units.

In order to request preferential treatment, you should check the box entitled “Odd-Lot” on the letter of transmittal. If you do not check the relevant box on the letter of transmittal, we may, in our sole discretion, determine not to subject your shares and/or units to proration if we are otherwise able to confirm that you own an odd-lot and have tendered all of those shares and/or units, but we are under no obligation to do so.

Termination of the Exchange Offer

We reserve the right to terminate the exchange offer at any time prior to the completion of the exchange offer if any of the conditions under “Conditions of the Exchange Offer” have not been satisfied, in our sole and absolute discretion, and not accept any Class A common shares or OP units for exchange.

Conditions of the Exchange Offer

This exchange offer is not conditioned on any minimum principal number of Class A common shares or OP units being tendered. Notwithstanding any other provision of the exchange offer, and without prejudice to our other rights, we will not be required to accept for exchange or, subject to any applicable rules of the SEC, exchange any Class B common shares for the Class A common shares or OP units, and we may terminate, extend or amend the exchange offer, if, at the expiration date, any of the following conditions have not been satisfied or, to the extent permitted, waived.

Registration Statement Effectiveness

Consummation of the exchange offer is conditioned upon the registration statement on Form S-4, of which this prospectus is a part, being declared effective by the SEC under the Securities Act and not being subject to any stop order suspending its effectiveness or any proceedings seeking a stop order. We will not waive this condition.

Other Conditions of the Exchange Offer

The exchange offer is also subject to the conditions that, at the time of the expiration date of the exchange offer, none of the following shall have occurred and be continuing which, regardless of the circumstances, makes it impossible or inadvisable to proceed with the exchange offer:

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there shall have been instituted, threatened in writing or be pending any action or proceeding before or by any court, governmental, regulatory or administrative agency or instrumentality, or by any other person, in connection with the exchange offer, that is, or is reasonably likely to be, in our reasonable judgment, materially adverse to our business, operations, properties, condition, assets, liabilities or prospects, or which would or might, in our reasonable judgment, prohibit, prevent, restrict or delay consummation of the exchange offer or materially impair the contemplated benefits to us of the exchange offer;

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an order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been proposed, enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality that, in our reasonable judgment, would or would be reasonably likely to prohibit, prevent, restrict or delay consummation of the exchange offer or materially impair the contemplated benefits to us of the exchange offer, or that is, or is reasonably likely to be, materially adverse to our business, operations, properties, condition, assets, liabilities or prospects;

•	there shall have occurred or be reasonably likely to occur any material adverse change to our business, operations, properties, condition, assets, liabilities, prospects or financial affairs; or

•	there shall have occurred:

o	any general suspension of, or limitation on prices for, trading in U.S. securities or financial markets;

o	a declaration of a banking moratorium or any suspension of payments in respect to banks in the United States;

o
any limitation (whether or not mandatory) by any government or governmental, regulatory or administrative authority, agency or instrumentality, domestic or foreign, or other event that, in our reasonable judgment, would or would be reasonably likely to affect the extension of credit by banks or other lending institutions;

o
any condition or event, or the Company reasonably expects such condition or event, which the Company reasonably believes would or would be likely to cause the exchange offer to be taxable to the Company, or the Operating Partnership, or their respective shareholders or partners, except as set forth herein; or

o
a commencement or significant worsening of a war or armed hostilities or other national or international calamity, including, but not limited to, catastrophic terrorist attacks against the United States or its citizens.

The foregoing conditions are solely for our benefit and we may assert one or more of the conditions regardless of the circumstances giving rise to any such conditions. Except for the registration statement effectiveness condition, we may also, in our sole and absolute discretion, waive these conditions in whole or in part. If any such waiver constitutes a material change to the exchange offer, we will promptly disclose the waiver by means of a prospectus supplement to holders of Class A common shares and OP units, and we will extend the exchange offer for a period of five to ten business days, depending upon the significance of the waiver, if the exchange offer would otherwise expire during the five to ten business day period.

Consequences of Failure to Tender

Holders who do not exchange their Class A common shares or OP units will continue to have the same rights as they are entitled to today under the declaration of trust of the Company or the partnership agreement of the Operating Partnership, respectively.

If you do not exchange your Class A common shares or OP units for Class B common shares, you will continue to be subject to restrictions on transfer applicable to the Class A common shares and OP units. In general, the Class A common shares and OP units may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently plan to register the resale of either the Class A common shares or OP units under the Securities Act, and we do not plan to list either the Class A common shares or the OP units on a national securities exchange.

Procedures for Tendering

The tender of Class A common shares or OP units described below and the acceptance of tendered shares or units by us will constitute a binding agreement between the tendering holder and the Company and/or the Operating Partnership upon the terms and conditions described in this prospectus and in the accompanying letter of transmittal. All Class A common shares or OP units not exchanged for Class B common shares in response to the exchange offer will be returned to the account of the tendering holders promptly after the termination or withdrawal of the exchange offer.

THE METHOD OF DELIVERY OF LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDER. IF DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT THE HOLDER USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY.

Each signature on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed, unless the share or units surrendered for exchange with that letter of transmittal are tendered (1) by a registered holder who has not completed the box entitled “Special Issuance Instructions” in the letter of transmittal, or (2) for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agent Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program, each known as an eligible institution. In the event that a signature on a letter of transmittal or a notice of withdrawal, as the case may be, is required to be guaranteed, the guarantee must be by an eligible institution. If the letter of transmittal is signed by a person other than the registered holder of the shares or units, the shares or units surrendered for exchange must be accompanied by a stock power, in satisfactory form as determined by us in our sole discretion, duly executed by the registered holder, with the signature guaranteed by an eligible institution. The term “registered holder” as used in this paragraph with respect to the shares or units means any person in whose name the shares or units are registered on the books of the registrar for the Company and the Operating Partnership.

All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of shares or units tendered for exchange will be determined by us in our sole discretion. We and the exchange agent reserve the absolute right to reject any and all shares or units not properly tendered and to reject any share or units the acceptance of which might, in our judgment or in the judgment of the exchange agent or their counsel, be unlawful. We and the exchange agent also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer (except for the registration statement effectiveness condition) as to particular shares or units either before or after the expiration date (including the right to waive the ineligibility of any holder who seeks to tender in the exchange offer). Unless waived, any defects or irregularities in connection with tenders for exchange must be cured within the period of time we determine. We and the exchange agent will use reasonable efforts to give notification of defects or irregularities with respect to tenders for exchange but will not incur any liability for failure to give the notification. We will not deem shares or units tendered until any such irregularities have been cured or waived.

If any letter of transmittal or any other document required by the letter of transmittal is signed by a trustee, executor, corporation or other person acting in a fiduciary or representative capacity, the signatory should so indicate when signing, and, unless waived by us, submit proper evidence of the person’s authority to so act, which evidence must be satisfactory to us in our sole discretion.

Acceptance of Class A Common Shares and OP Units for Exchange; Delivery of Class B Common Shares

Upon satisfaction or waiver of all of the conditions to the exchange offer, and assuming we have not previously elected to terminate the exchange offer, we will accept (i) up to 867,789 Class A common shares and (ii) up to 453,642 OP units that are properly tendered and not validly withdrawn prior to 5:00 p.m., New York City time, on the expiration date. We will deliver (or cause to be delivered) the Class B common shares promptly after acceptance of the tendered Class A common shares or OP units. For purposes of the exchange offer, we will be deemed to have accepted validly tendered Class A common shares and OP units, when, as, and if we have given oral or written notice of our acceptance of the tendered shares or units to the exchange agent.

In all cases, the issuance of Class B common shares for Class A common shares and OP units that are accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of the properly completed and duly executed letters of transmittal and all other required documents. We reserve the absolute right to waive any or all defects or irregularities in the tender or conditions of the exchange offer (other than the registration statement effectiveness condition). If any tendered shares or units are not accepted for any reason, those unaccepted shares or units will be returned without expense to the account of the tendering holder thereof promptly after the termination or withdrawal of the exchange offer.

Withdrawal Rights

Tenders of Class A common shares or OP units may be withdrawn by delivery of a written notice to the exchange agent, at its address listed on the back cover page of this prospectus, at any time prior to 5:00 p.m., New York City time, on the expiration date. Any notice of withdrawal must (1) specify the name of the person having tendered the shares or units to be withdrawn, (2) identify the shares or units to be withdrawn, and (3) be signed by the holder in the same manner as the original signature on the letter of transmittal by which the shares or units were tendered and must be notarized or guaranteed by an eligible institution if the signature on the letter of transmittal was guaranteed . Any questions as to the validity, form and eligibility (including time of receipt) of notices of withdrawal will be determined by us, in our sole and absolute discretion. The shares or units so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any shares or units which have been tendered for exchange but which are withdrawn will be returned to the account of the holder without cost to the holder promptly after withdrawal. Properly withdrawn shares or units may be re-tendered by following one of the procedures described under “Procedures for Tendering” at any time on or prior to the expiration date.

The Exchange Agent

American Stock Transfer and Trust Company, LLC is the exchange agent. All tendered Class A common shares and OP units, executed letters of transmittal and other related documents should be directed to the exchange agent at its address and telephone numbers listed on the back cover of this prospectus. We will pay the exchange agent reasonable and customary compensation for its services in connection with the exchange offer, reimburse it for its reasonable out-of-pocket expenses and indemnify it against certain liabilities and expenses in connection with the exchange offer, including liabilities under federal securities laws.

Fees and Expenses

We will bear the expenses of soliciting tenders. We have not retained any dealer manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses.

We will pay the cash expenses incurred in connection with the exchange offer. These expenses include registration fees, fees and expenses of the exchange agent, accounting and legal fees and printing costs, among others.

Accounting Treatment

The Class A common shares acquired by the Company in the exchange offer will be retired and cancelled.  The value of the Class A shares received by the Company will be deemed equal to the value of the Class B common shares issued by the Company therefore no gain or loss will be recognized in the Company’s consolidated net income or comprehensive income.

The OP units acquired by the Company will be recorded as an acquisition of ownership interest in the Operating Partnership by the Company, resulting in an increase in the general partner capital balance and a decrease in the limited partner capital balance.  The Company has a controlling interest in the Operating Partnership both before and after the completion of the exchange; therefore the exchange will be accounted for as an equity transaction, with no gain or loss recognized in the Company’s consolidated net income or comprehensive income. The carrying amount of the noncontrolling interest will be adjusted to reflect the change in the ownership interest in the subsidiary.  Any difference between the fair value of the Class B common shares paid and the amount by which the noncontrolling interest is adjusted will be recognized in equity attributable to the Company.

Appraisal Rights

There are no dissenter’s rights or appraisal rights with respect to the exchange offer.

Regulatory Approvals

We may not complete the exchange offer until the registration statement, of which this prospectus is a part, is declared effective by the SEC. We are not aware of any other material regulatory approvals necessary to complete the exchange offer.

BUSINESS AND PROPERTIES

Our Company

We are a fully integrated real estate company that owns and operates commercial properties in culturally diverse markets in major metropolitan areas. Founded in 1998, we are internally managed with a portfolio of commercial properties in Texas, Arizona and Illinois.

In October 2006, our current management team joined the company and adopted a strategic plan to acquire, redevelop, own and operate “Community Centered Properties.”  We define Community Centered Properties as visibly located properties in established or developing culturally diverse neighborhoods in our target markets. We market, lease, and manage our centers to match tenants with the shared needs of the surrounding neighborhood. Those needs may include specialty retail, grocery, restaurants, medical, educational and financial services. Our goal is for each property to become a Whitestone-branded business center or retail community that serves a neighboring five-mile radius around our property. We employ and develop a diverse group of seasoned professionals who understand the needs of our multicultural communities and tenants.

Our current portfolio is concentrated in Houston, with additional properties in the Phoenix, Chicago, Dallas and San Antonio metropolitan areas. According to the United States Census Bureau’s Estimates of Population Change for Metropolitan Statistical Areas and Rankings: July 1, 2008 to July 1, 2009, Dallas and Houston ranked first and second, respectively, in population growth out of 366 metropolitan statistical areas, and Phoenix, Chicago and San Antonio ranked seventh, eighth and sixteenth, respectively. We believe the management infrastructure and capacity we have built can accommodate substantial growth in those markets. We also believe that those cities have expanding multi-cultural neighborhoods, providing us with excellent opportunities to execute our strategic plan in those markets.

We believe that over the next few years we will have opportunities to acquire quality properties at historically attractive prices. Many of these properties will be distressed due to over-leverage, mismanagement or the lack of liquidity in the financial markets. We have extensive relationships with community banks, attorneys, title companies and others in the real estate industry which we believe will enable us to take advantage of these market opportunities and maintain an active acquisition pipeline.

Our Strengths

We believe a number of factors differentiate us from other commercial real estate owners in our markets, including:

•	Strong Occupancy Upside in Current Portfolio. As of June 30 , 2011, 24 of our 40 properties had significant upside in occupancy with occupancy rates lower than 90%. We believe that through our:

•	Community Centered Property operating model,

•	focus on the fastest growing ethnic groups in our defined markets,

•	proactive marketing and leasing efforts, and

•	proven management team,

we will be able to increase occupancy in these properties to our individual property occupancy goals of 90% or higher. This occupancy upside provides the opportunity to increase property net operating income and funds from operations through leasing of vacant spaces at these properties. At our current average base rent of approximately $10 per square foot and a total of approximately 3.3 million leasable square feet, each increase of 1% in occupancy will contribute approximately $330,000 to our annual funds from operations.

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Community Centered Property Investment Focus. We seek to invest in properties that are or can become Community Centered Properties from which our tenants deliver needed services to the surrounding community. We focus on niche properties with smaller rental spaces that present opportunities for attractive returns. We target properties that: (1) typically require relatively low capital investment, are management and leasing intensive and do not draw the interest of larger national real estate companies; (2) can be redeveloped at a low cost utilizing our internal management capabilities; and/or (3) can be Whitestone-branded and re-tenanted, resulting in lower tenant turnover and higher occupancy and rental rates, together with corresponding increases in tenant reimbursement of operating expenses.

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Multi-Cultural Community Focus. Our multi-cultural community focus sets us apart from traditional commercial real estate operators. We value diversity in our team and maintain in-house leasing, property management, marketing, construction and maintenance departments with culturally diverse and multi-lingual associates who understand the particular needs of our tenants and neighborhoods.

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Proactive Marketing and Leasing. Our proactive marketing and leasing programs are designed to utilize market research to determine the common and distinctive characteristics and needs of the neighborhood and attract tenants who meet those needs. Our in-depth local knowledge in each of our major markets and in-house research capabilities allow us to quickly access and analyze neighborhood demographics and cultural nuances, market rental trends and valuation metrics. Our streamlined and efficient leasing process allows us to attract tenants and to lease spaces quickly. We typically market and lease our properties to smaller tenants who rent on average less than 3,000 square feet. As of June 30 , 2011, our average rent per square foot for our smaller tenants represents a 57 % premium over rent paid by our larger tenants, or those tenants leasing more than 3,000 square feet.

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Extensive Pipeline of Acquisition Opportunities Generated through Relationships and Reputation. Our extensive pipeline of potential acquisitions has been developed over the last several years through our reputation in the markets in which we operate and our relationships with property owners, community banks, attorneys, title companies, and others in the real estate industry. The size of our pipeline of potential properties will allow us to be selective and close quickly on properties as single-asset or multi-asset purchases from various sellers.

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Proven Real Estate and Repositioning Track Record. Our nine-person senior management team, composed of James C. Mastandrea, John J. Dee, David K. Holeman, Daniel Nixon, Valarie King, Bradford Johnson, Gregory Belsheim, Charles M. Taylor and Anne Gregory, has more than 150 years of collective experience acquiring, developing, redeveloping, owning, managing and operating commercial real estate properties, portfolios and companies. Messrs. Mastandrea, Dee and Nixon each has over 30 years of experience and Mesdames King, Gregory and Messrs. Holeman, Johnson, Taylor and Belsheim each has 17, 3, 5, 29, 14 and 8 years of experience, respectively. Our senior management team has extensive national real estate contacts and investment expertise in our target markets. In particular, our management team has significant expertise in repositioning properties with complex problems. Our team executes a coordinated strategy, utilizing our corporate branding, philosophy and culture, operational systems and experience to renovate and re-tenant properties, with an intention to increase their net operating income and value.

Our Growth Strategy

Our primary business objective is to increase shareholder value by acquiring, owning and operating Community Centered Properties. The key elements of our strategy include:

•	Strategically Acquiring Properties.

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Seeking High Growth Markets. We seek to strategically acquire commercial properties in high-growth markets. Our acquisition targets are located in densely populated, culturally diverse neighborhoods, primarily in and around Phoenix, Chicago, Dallas, San Antonio and Houston, five of the top 20 markets in the United States in terms of population growth.

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Diversifying Geographically. Our current portfolio is concentrated in Houston. We believe that continued geographic diversification in markets where we have substantial knowledge and experience will help offset the economic risk from a single market concentration. We intend to continue to focus our expansion efforts on the Phoenix, Chicago, Dallas and San Antonio markets. We believe our management infrastructure and capacity can accommodate substantial growth in those markets. We may also pursue opportunities in other Southwestern and Western regions that are consistent with our Community Centered Property strategy.

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Capitalizing on Availability of Distressed Assets. We believe that during the next few years there will be excellent opportunities in our target markets to acquire quality properties at historically attractive prices. We intend to acquire distressed assets directly from owners or financial institutions holding foreclosed real estate and debt instruments that are either in default or on bank watch lists. Many of these assets may benefit from our corporate strategy and our management team’s experience in repositioning distressed properties, portfolios and companies. We have extensive relationships with community banks, attorneys, title companies, and others in the real estate industry with whom we regularly work to identify properties for potential acquisition.

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Maximizing Value by Redeveloping and Re-tenanting Existing Properties. We reposition properties and seek to add value through renovating and re-tenanting our properties to create Whitestone-branded Community Centered Properties. We seek to accomplish this by (1) stabilizing occupancy, with per property occupancy goals of 90% or higher; (2) adding leasable square footage to existing structures; (3) developing and building on excess land; (4) upgrading and renovating existing structures; and (5) investing significant effort in recruiting tenants whose goods and services meet the needs of the surrounding neighborhood.

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Recycling Capital for Greater Returns. We seek to continually upgrade our portfolio by opportunistically selling properties that do not have the potential to meet our Community Centered Property strategy and redeploying the sale proceeds into properties that better fit our strategy. Some of our properties which were acquired prior to the tenure of our current management team may not fit our Community Centered Property strategy, and we may look for opportunities to dispose of these properties as we continue to execute our strategy.

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Orienting Our Capital Structure for Growth. We do not have any mortgage debt maturities until October 2013, and we currently have 17 properties that are not mortgaged. We may seek to add mortgage indebtedness to existing and newly acquired unencumbered properties to provide additional capital for acquisitions. As a general policy, we intend to maintain a ratio of total indebtedness to undepreciated book value of real estate assets that is less than 60%. As of June 30 , 2011, our ratio of total mortgage indebtedness to undepreciated book value of real estate assets was 48%. Including our cash balances and available amounts under our revolving credit facility, we have approximately $85 million available for investment in properties.

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Investing in People. We believe that our people are the heart of our culture, philosophy and strategy. We continually focus on developing associates who are self-disciplined, motivated and display at all times a high degree of character and competence. We provide them with equity incentives to align their interests with those of our shareholders. We also focus on their training and development. Our annual in-house Real Estate Executive Development, or REED, program is designed to provide us with knowledgeable and well-trained associates to meet our strategic goals and provide continuity in our leadership and management. The 12-month REED program promotes in-depth understanding of all aspects of investing in, owning and operating commercial real estate by providing select associates with detailed training from real estate professionals from both within and outside Whitestone.

Our Acquisition Process

Commercial Real Estate

We intend to continue acquiring properties that meet or can be repositioned to meet our criteria for Community Centered Properties in our target markets of Phoenix, Chicago, Dallas and San Antonio. Currently, we have an active acquisition pipeline exceeding $500 million, comprised of over 75 properties from approximately 40 sources in our target markets. We believe that declining commercial real estate prices resulting from banks and other financial institutions and conduit lenders disposing of large numbers of commercial properties acquired between 2005 and 2009, combined with a shortage of affordable mortgage financing forcing distressed property owners to sell, will provide us with excellent opportunities in these markets to acquire quality properties. Once we acquire a property, we seek to reposition the property and add value through renovating and re-tenanting in order to create a Whitestone-branded Community Centered Property. We seek to accomplish this by (1) stabilizing occupancy, with per property occupancy goals of 90% or higher; (2) adding leasable square footage to existing structures; (3) developing and building on excess land; (4) upgrading and renovating existing structures; and (5) investing significant effort in recruiting tenants whose goods and services meet the needs of the surrounding neighborhood.

We believe that over the next few years we will have opportunities to acquire quality properties at historically low prices. Many of these properties will be distressed due to over-leverage, mismanagement or the lack of liquidity in the financial markets. We have extensive relationships with community banks, attorneys, title companies and others in the real estate industry which we believe will enable us to take advantage of these market opportunities and maintain an active acquisition pipeline.

We target properties from 25,000 to 200,000 square feet in established or developing neighborhoods, generally resulting in acquisitions priced between $3 million and $30 million. In our experience, large institutional investors generally do not compete to purchase properties having values under $30 million, thus limiting competition that would typically inflate the values of acquisition properties. We are not specifically limited by our governance documents, our management policies or the governance documents of our Operating Partnership in the number or size of properties we may acquire or the percentage of our assets that we may invest in a single property. The number and mix of properties we acquire will depend on real estate and market conditions existing at the time we acquire properties and the availability of debt and equity capital.

We have developed extensive research capabilities and utilize proprietary asset management and modeling tools that we believe help us to identify favorable property acquisitions, forecast growth and make estimates, at the time of the acquisition of a property, relating to disposition timing and sales price to maximize our return on investment. Using these tools in concert with our overall strategies, including individual market monitoring and ongoing analysis of macro- and micro-regional economic cycles, we expect to be better able to identify favorable acquisition targets. We believe our experience and investment discipline will enable us to maximize current returns and distributions to investors and maintain higher relative portfolio property values.

Commercial Mortgage Loans

We believe a significant opportunity currently exists to acquire distressed loans on quality commercial real estate at historically attractive prices with the intent to acquire the underlying property through foreclosure or deed in lieu of foreclosure within a short period of time. The global liquidity crisis has led to a repricing of risk, more dramatic and severe than other recent periods of distress. The market is demanding the continued de-leveraging of balance sheets of financial institutions in the face of rising loan maturities. We believe that unlike the Resolution Trust Corporation crisis of 1990 to 1992, distress today is affecting much higher quality assets where opportunities are created by excessive leverage and distressed sellers. Given the low interest rate environment, we believe many of these assets cover debt service, but the likelihood that they can be refinanced at maturity is in doubt. In light of this, we anticipate attractive investment opportunities in acquiring performing and non-performing loans from banks, investment banks or any other forced sellers due to margin calls, redemptions, capital adequacy concerns or capital requirements during the next year or two. We believe that our market knowledge, real estate expertise, geographic coverage and ability to complete transactions quickly will enable us to succeed in these acquisitions. When we purchase debt, we intend to underwrite the underlying real estate in the same manner and method as we use to underwrite direct real estate acquisitions with a view toward ultimately acquiring the real estate securing the purchased debt.

Our Disposition Strategy

We seek to continually upgrade our asset base by opportunistically selling properties that do not have the potential to meet our Community Centered Property strategy and redeploying the sale proceeds into properties that fit our strategy. Some of our properties were acquired prior to the tenure of our current management team and may not fit our Community Centered Property strategy, and we will look for opportunities to dispose of these properties as we continue to execute our strategy. A property may be sold before the end of the expected holding period if, in our judgment, the value of the property has reached its peak or may decline substantially or an opportunity has arisen to acquire other properties. We generally intend to hold our investments long-term; however, economic or market conditions may influence us to hold our investments for shorter periods of time.

The determination of whether a particular property should be sold or otherwise disposed of will be made after consideration of relevant factors, including prevailing economic conditions, with a view to achieving maximum capital appreciation. We cannot assure you that this objective will be realized. The selling price of a leased property will be determined in large part by the amount of net operating income of the property.

Development and Construction of Properties

We do not currently intend to engage in the acquisition of raw land for development or the acquisition of existing improved property for “tear-downs” and rebuilding. However, we intend to engage in selective redevelopment of existing improved properties where such redevelopment will reposition the property and/or increase its earning capacity and long-term returns on invested capital. We reposition properties and add value through renovating and re-tenanting to create Whitestone-branded Community Centered Properties. We seek to accomplish this by (1) stabilizing occupancy, with per property occupancy goals of 90% or higher; (2) adding leasable square footage to existing structures; (3) developing and building on excess land; (4) upgrading and renovating existing structures; and (5) investing significant effort in recruiting tenants whose goods and services meet the needs of the surrounding neighborhood.

Property Management, Leasing and Marketing

We manage and lease what we own and retain the decision making authority and strategic planning responsibility for our properties. Our management team directly oversees our property portfolio and seeks to increase our operating cash flow through aggressive oversight of our leasing, property management and asset management functions. Our property management functions include the oversight of all day-to-day operations of our properties as well as the coordination and oversight of tenant improvements and building services. Property managers are required to communicate either in-person or via telephone with each tenant twice per quarter and more frequently for larger tenants on a property and for tenants close to a renewal period or at risk of default.

Our current management team has implemented a number of operating strategies and reporting systems, which have been developed over their careers. Once we acquire a property we seek to aggressively manage the property in accordance with a strategic plan developed during pre-acquisition due diligence. Depending on the property, the strategic plan may seek to add value either through active property leasing efforts, investment in targeted capital improvement projects or the repositioning or redevelopment of certain properties. We intend to increase cash flows through cost efficient property operations and leasing strategies designed to capture market rental growth from the renewal of below-market leases at higher rates and/or recruitment of quality new tenants. We believe we have maintained both rigorous lessee underwriting and strong tenant relationships.

In implementing our Community Centered Property strategy, we strive to market, lease, and manage our centers to match tenants with the shared needs of the surrounding neighborhood. Those needs may include specialty retail, grocery, restaurants, medical, educational and financial services. Our goal is for each property to become a Whitestone-branded Community Centered Property that serves a neighboring five-mile radius around our property. We employ and develop a diverse group of seasoned professionals who understand the needs of our multicultural communities and tenants.

Marketing is an integral part of our leasing strategy. We deploy a multi-prong marketing effort as it focuses on mailings including post cards, e-mail distributions and door-to-door marketing for potential tenants in neighboring buildings. In addition, we outsource certain marketing functions for further penetration of the potential tenant market. We hold training seminars for our marketing employees and leasing agents specifically oriented towards the marketing process and other leasing principals.

We utilize large, conspicuous signage to advertise the availability of space at our vacant properties. We also actively communicate with tenant representatives in our markets in order to keep them continuously informed of our inventory of available space. We also utilize direct mail and telephone “cold calls” to find prospective tenants. Once a prospective tenant becomes interested in leasing from us, we provide our leasing agents with autonomy, within set parameters, to negotiate leases in order to fill vacant space. Leasing agents are allowed to use concessions to attract new tenants.

Our properties are marketed to smaller tenants, who rent on average less than 3,000 square feet. As of June 30 , 2011, 580 of our  813 tenants  were smaller tenants (representing approximately 71% of our tenant base), and we have tailored our management and leasing approach to deal with the unique needs of these types and size tenants. For example, we have implemented a streamlined lease approval process, and we allow our trained representatives to make independent leasing decisions. Many competing properties often face a substantially more bureaucratic approval process, which could potentially inhibit a property from being fully leased. Our ability to act quickly allows us to capture those tenants that are unable or unwilling to wait a substantial period of time for a lease to be approved. We are able to examine the credit of a potential tenant during the lease negotiation process and quickly finalize the terms of the lease. Smaller tenants generally pay us a premium per square foot to occupy smaller spaces. As of June 30 , 2011, this premium averaged 57 % over what larger tenants pay on an average per square foot in our current portfolio.

We carefully monitor our property expenses and manage how we incur and bill expenses to our tenants. Because a significant amount of our leases are triple net leases, which means that the tenant is responsible for paying the cost of all maintenance and minor repairs, property taxes and insurance relating to its leased space, most operating expenses, such as insurance, taxes and common area maintenance, are reimbursed to us by our tenants. We also use gross leases and full service leases, which vary from our triple net leases. A gross lease typically includes the base or first year’s property operating expenses, taxes and insurance in the rent. Any increases in the property operating expenses, taxes or insurance over the base year are generally reimbursed by the tenant. The cost of common area maintenance is also reimbursed by the tenant, as are utilities and other premises-specific costs. In a full service lease, all expenses, with the occasional exception of electricity and other utility costs, are included in the rent, Any increases in the expenses over the base year are generally reimbursed by the tenant. We have implemented collection and billing policies to assure we are collecting all expense  reimbursements, and we plan our incurrence of such expenses so as to maximize recoverability in any given year, while minimizing the added cost to our tenants.

Leasing for our portfolio is generally performed internally and is a key component to our success. Members of our leasing team have developed strong relationships with the local tenant community in the respective markets. We aggressively seek to renegotiate and extend any existing leases that are below market at market rates. Although we maintain ongoing dialogue with our tenants, we will generally raise the issue of renewal 12 months prior to lease renewal often providing concessions for early renewal. We also aggressively pursue new tenants for any vacant space. As necessary, we will use third-party leasing agents in attracting tenants. Our use of third party brokerage firms is based on their demonstrated track record and knowledge of the sub-markets in which our properties are located.

Terms of Leases and Tenant Creditworthiness

We typically lease our properties to a wide variety of tenants on a triple net basis. The terms and conditions of any lease that we enter into with our tenants may vary substantially from those we describe in this prospectus. Our leases range from terms of month-to-month to over 15 years with renewal options. However, we expect that a majority of our leases will be leases customarily used between landlords and tenants in the geographic area where the property is located and require the tenant to pay a pro rata share of building expenses, including real estate taxes and insurance. Under such typical leases, the landlord is directly responsible for all real estate taxes, sales and use taxes, special assessments, utilities, insurance and building repairs, and other building operation and management costs.

We execute new tenant leases and tenant lease renewals, expansions and extensions with terms that are dictated by the current sub-market conditions and the verifiable creditworthiness of each particular tenant. We use a number of industry credit rating services to determine the creditworthiness of potential tenants and any personal guarantor or corporate guarantor of each potential tenant. The reports produced by these services are compared to the relevant financial data collected from these parties before consummating a lease transaction. Relevant financial data from potential tenants and guarantors include income statements and balance sheets for the current year and for prior periods, net worth or cash flow statements of guarantors and other information we deem relevant. We have established leasing guidelines to use in evaluating prospective tenants and proposed lease terms and conditions.

Our Properties

As of June 30 , 2011, we owned  40 commercial properties, including

•	31 properties in Houston, Texas;
•	5 properties in Phoenix, Arizona;
•	two properties in Dallas, Texas;
•	one property in Windcrest, Texas, a suburb of San Antonio; and
•	one property in Buffalo Grove, Illinois, a suburb of Chicago.

Our tenants consist of national, regional and local businesses. Our properties generally attract a mix of tenants who provide basic staples, convenience items and services tailored to the specific cultures, needs and preferences of the surrounding community. These types of tenants are the core of our strategy of creating Whitestone-branded Community Centered Properties. We also believe daily sales of these basic items are less sensitive to fluctuations in the business cycle than higher priced retail items. Our largest tenant represented 1.9% of annualized rental revenues for the six months ended June 30 , 2011.

We directly manage the operations and leasing of our properties. Substantially all of our revenues consist of base rents received under leases that generally have terms that range from less than one year to 15 years. The following table summarizes certain information relating to our properties as of June 30 , 2011:

Commercial Properties	No. of Properties	Leasable Square Feet	Average Occupancy as of 6/30/2011	Annualized Base Rental Revenue (in thousands)(1)	Average Annualized Base Rental Revenue Per Leased Sq. Ft.(2)	Average Net Effective Annual Base Rent per Leased Sq. Ft.(3)
Operating Portfolio:
Retail	18	1,188,830	84%	$9,764	$9.78	$10.20
Office/Flex	11	1,201,672	85%	7,584	7.42	7.35
Office	7	631,841	79%	8,075	16.18	16.11
Subtotal —
Operating
Portfolio	36	3,022,343	84%	25,423	10.01	10.14
Redevelopment, New Acquisitions (4):
Retail	4	251,625	48%	1,324	10.96	12.54
Total	40	3,273,968	81%	$26,747	$10.09	$10.28
___________________

(1)
Calculated as the tenant’s actual June 30 , 2011 base rent (defined as cash base rents including abatements) multiplied by 12. Excludes vacant space as of June 30 , 2011. Because annualized base rental revenue is not derived from historical results that were accounted for in accordance with GAAP, historical results differ from the annualized amounts. Total abatements for leases in effect as of June 30 , 2011 equaled approximately $66,000 for the month ended June 30 , 2011.

(2)	Calculated as annualized base rent divided by net rentable square feet leased at June 30 , 2011. Excludes vacant space as of June 30 , 2011.
(3)
Represents (i) the contractual base rent for leases in place as of June 30 , 2011, calculated on a straight-line basis to reflect changes in rental rates throughout the lease term and amortize free rent periods and abatements, but without regard to tenant improvement allowances and leasing commissions, divided by (ii) square footage under commenced leases as of June 30 , 2011.

(4)	Includes (i) new acquisitions, through the earlier of attainment of 90% occupancy or 18 months of ownership, and (ii) properties which are undergoing significant redevelopment or re-tenanting.

As of June 30, 2011, we had one property that accounted for more than 10% of total gross revenue. Uptown Tower is an office building located in Dallas, Texas and accounted for 13.1%, 12.0%, 11.9% and 12.8% of our total revenue for the six months ended June 30, 2011 and the years ended December 31, 2010, 2009 and 2008, respectively. Uptown Tower also accounted for 9.7%, 10.2%, 10.9% and 11.5% of our real estate assets, net of accumulated depreciation, as of June 30, 2011 and December 31, 2010, 2009 and 2008, respectively.

Location of Properties

Of our  40 properties, 34 are located in Texas, with 31 being located in the greater Houston metropolitan statistical area. These 31 properties represent 71% of our revenue for the six months ended June 30 , 2011.  According to the Bureau of Labor of Statistics, the unemployment rate in Houston was less than the national average in each of the months from January through June 2011.

	Jan.	Feb.	Mar.	Apr.	May	June
National	9.0%	8.9%	8.8%	9.0%	9.1%	9.2%
Houston	8.8%	8.4%	8.3%	8.0%	8.2%	9.0%

Source: Bureau of Labor Statistics

General Physical and Economic Attributes

The average total leasable area per property of our portfolio is 81,849 square feet. Currently, our portfolio is dispersed primarily among the sub-markets of the greater Houston metropolitan area, generally in high-traffic areas with good visibility and accessibility. Our portfolio provides our tenants with solid properties in preferred locations at competitive rental rates. As of June 30 , 2011, our operating portfolio’s average occupancy rate, or Operating Portfolio Occupancy Rate, was approximately 84%. The average base rental revenue per square foot for the retail, office/flex and office properties was $9.78, $7.42 and $16.18 , respectively. The following table sets forth certain information relating to each of our properties owned as of June 30 , 2011.

Community Name	Location	Year Built/ Renovated	Leasable Square Feet	Percent Occupied at 6/30/11	Annualized Base Rental Revenue (in thousands) (1)	Average Base Rental Revenue Per Sq. Ft. (2)	Average Net Effective Annual Base Rent Per Leased Sq. Ft.(3)
Retail Communities:
Bellnott Square	Houston	1982	73,930	43%	$286	$9.00	$9.94
Bissonnet/Beltway	Houston	1978	29,205	100%	295	10.10	10.44
Centre South	Houston	1974	39,134	86%	218	6.48	9.00
Greens Road (4)	Houston	1979	20,507	80%	143	8.72	12.13
Holly Knight	Houston	1984	20,015	100%	341	17.04	17.34
Kempwood Plaza	Houston	1974	101,008	96%	845	8.71	8.62
Lion Square	Houston	1980	119,621	94%	798	7.10	9.37
Providence	Houston	1980	90,327	97%	734	8.38	7.98
Shaver	Houston	1978	21,926	90%	235	11.91	11.50
South Richey	Houston	1980	69,928	34%	283	11.90	11.27
Spoerlein Commons	Chicago	1987	41,455	89%	747	20.25	20.19
SugarPark Plaza	Houston	1974	95,032	93%	799	9.04	10.64
Sunridge	Houston	1979	49,359	100%	423	8.57	9.12
Torrey Square	Houston	1983	105,766	95%	641	6.38	5.98
Town Park	Houston	1978	43,526	100%	781	17.94	17.55
Webster Point	Houston	1984	26,060	100%	288	11.05	10.82
Westchase	Houston	1978	49,573	81%	481	11.98	11.53
Windsor Park	San Antonio	1992	192,458	76%	1,426	9.75	9.51
			1,188,830	84%	$9,764	$9.78	$10.20
Office/Flex Communities:
Brookhill	Houston	1979	74,757	89%	$261	$3.92	$3.88
Corporate Park Northwest	Houston	1981	185,627	67%	1,305	10.49	10.40
Corporate Park West	Houston	1999	175,665	88%	1,434	9.28	9.08
Corporate Park Woodland	Houston	2000	99,937	89%	753	8.47	8.33
Dairy Ashford	Houston	1981	42,902	92%	203	5.14	5.32
Holly Hall	Houston	1980	90,000	100%	709	7.88	8.09
Interstate 10	Houston	1980	151,000	90%	693	5.10	4.77
Main Park	Houston	1982	113,410	96%	686	6.30	6.29
Plaza Park	Houston	1982	105,530	78%	683	8.30	8.26
Westbelt Plaza	Houston	1978	65,619	66%	357	8.24	8.22
Westgate	Houston	1984	97,225	94%	500	5.47	5.50
			1,201,672	85%	$7,584	$7.42	$7.35
Office Communities:
9101 LBJ Freeway	Dallas	1985	125,874	71%	$1,316	$14.73	$15.13
Featherwood	Houston	1983	49,760	85%	773	18.28	17.97
Pima Norte	Phoenix	2007	33,417	13%	87	20.03	19.57
Royal Crest	Houston	1984	24,900	80%	267	13.40	13.15
Uptown Tower	Dallas	1982	253,981	86%	3,771	17.26	17.49
Woodlake Plaza	Houston	1974	106,169	87%	1,330	14.40	13.72
Zeta Building	Houston	1982	37,740	83%	531	16.95	15.87
			631,841	79%	$8,075	$16.18	$16.11
Total - Operating Portfolio			3,022,343	84%	$25,423	$10.01	$10.14
Non-Operating Portfolio Communities:
The Citadel	Phoenix	1985	28,547	56%	$102	$6.38	$16.51
Desert Canyon	Phoenix	2000	62,533	72%	501	11.13	11.46
Gilbert Tuscany Village	Phoenix	2009	49,415	16%	202	25.55	27.32
The MarketPlace at Central	Phoenix	2000	111,130	48%	519	9.73	9.73
			251,625	48%	$1,324	$10.96	$12.54
Grand Totals			3,273,968	81%	$26,747	$10.09	$10.28

________________

(1)
Calculated as the tenant’s actual June 30 , 2011 base rent (defined as cash base rents including abatements) multiplied by 12. Excludes vacant space as of June 30 , 2011. Because annualized base rental revenue is not derived from historical results that were accounted for in accordance with generally accepted accounting principles, historical results differ from the annualized amounts. Total abatements for leases in effect as of June 30 , 2011 equaled approximately $66,000 for the month ended June 30 , 2011.

(2)	Calculated as annualized base rent divided by net rentable square feet leased as of June 30 , 2011. Excludes vacant space as of June 30 , 2011.
(3)
Represents (i) the contractual base rent for leases in place as of June 30 , 2011, calculated on a straight-line basis to reflect changes in rental rates throughout the lease term and amortize free rent periods and abatements, but without regard to tenant improvement allowances and leasing commissions, divided by (ii) square footage under commenced leases of June 30 , 2011.

Significant Tenants

The following table sets forth information about our fifteen largest tenants as of June 30 , 2011, based upon annualized rental revenues as of June 30 , 2011.

Tenant Name	Location	Annualized Base Rental Revenue(1) (in thousands)	Percentage of Total Annualized Base Rental Revenue	Initial Lease Date	Year Expiring

Sports Authority	San Antonio	$495	1.9%	1/1/2004	2015
University of Phoenix	San Antonio	407	1.5%	10/18/2010	2018
Air Liquide America, L.P.	Dallas	375	1.4%	8/1/2001	2013
X-Ray X-Press Corporation	Houston	272	1.0%	7/1/1998	2019
Marshall's	Houston	248	0.9%	5/12/1983	2013
Rock Solid Images	Houston	243	0.9%	4/1/2004	2012
Eligibility Services	Dallas	236	0.9%	6/6/2000	2012
Merrill Corporation	Dallas	234	0.9%	12/10/2001	2014
Compass Insurance	Dallas	213	0.8%	9/1/2005	2013
River Oaks L-M, Inc.	Houston	212	0.8%	10/15/1993	2014
Petsmart, Inc.	San Antonio	199	0.7	1/1/2004	2018
New Lifestyles, Inc.	Dallas	192	0.7%	5/5/1998	2013
The University of Texas Health Science Center	Houston	188	0.7%	7/1/2007	2017
Brockett Davis Drake Inc.	Dallas	180	0.7%	8/1/2001	2016
Landworks, Inc.	Houston	178	0.7%	6/1/2004	2013
		$3,872	14.5%
___________________

(1)      Annualized Base Rental Revenue represents the monthly base rent as of June 30 , 2011 for each applicable tenant multiplied by 12.

Lease Expirations

Our leases range from terms of less than one year to over 15 years with renewal options. As a result of the length of our average lease term, we have, on average, leases for approximately 10% to 20% of our gross leasable area expiring on an annual basis. The following table sets forth a summary schedule of the lease expirations for the leases in place as of June 30 , 2011 over the next ten years. Unless otherwise provided, the information set forth in the table assumes that tenants exercise no renewal options or early termination rights.

				Annualized Base Rent
		Gross Leasable Area		as of June 30, 2011
Year	Number of Leases (1)	Approximate Square Feet	Percent of Total	Amount (in thousands)(2)	Percent of Total	Per Square Foot
2011	150	299,344	9.1%	$3,062	11.4%	$10.23
2012	187	470,691	14.4%	5,135	19.2%	10.91
2013	162	535,093	16.3%	5,716	21.4%	10.68
2014	121	446,180	13.6%	4,287	16.0%	9.61
2015	77	332,957	10.2%	3,339	12.5%	10.03
2016	67	232,687	7.1%	2,167	8.1%	9.31
2017	10	43,897	1.3%	443	1.7%	10.09
2018	11	88,683	2.7%	1,062	4.0%	11.98
2019	6	50,333	1.5%	583	2.2%	11.58
2020 and thereafter	22	149,285	4.7%	953	3.5%	6.38
Total	813	2,649,150	80.9%	$26,747	100.0%	$10.09

___________________

(1)    Annualized base rent represents the monthly base rent as of June 30 , 2011 for each tenant multiplied by 12.

Significant Properties

Uptown Tower, Dallas, Texas. Uptown Tower accounted for 9.7% of our total assets as of June 30, 2011. The Uptown Tower office property, which was built in 1982, consists of 253,981 rentable square feet located in the Uptown area of Dallas, Texas. We acquired the property in 2005. The average office space is approximately 2,800 square feet, and the typical tenants include professional services and non-profit organizations. As of June 30, 2011, the building was 86% leased to 79 tenants. Typical lease terms are generally gross lease where the tenant pays a monthly base rent and a reimbursement of operating expenses above its base year. These expense reimbursements include, but are not limited to, property taxes, insurance, security, utilities, landscaping and other common area maintenance items. Generally leased space has a term ranging from less than one year to over 15 years. The federal income tax basis for the Uptown Tower property is $19,265,933 as of December 31, 2010.

No tenant occupied 10% or more of the property’s rentable square footage as of June 30 , 2011.

The following table sets forth the occupancy rate and average annual rent per leased rentable square foot for the Uptown Tower property at the end of each year indicated.

	Occupancy Rate	Average Annual Base Rent per Leased Square Foot(1)	Average Net Effective Annual Base Rent per Leased Square Foot(2)
2006	80.5%	$12.72	$16.58
2007	89.9%	$14.35	$12.82
2008	89.8%	$16.81	$17.14
2009	83.9%	$16.82	$16.69
2010	87.7%	$17.53	$18.02
___________________

(1)	Calculated as annualized base rent divided by net rentable square feet leased at June 30 , 2011. Excludes vacant space as of June 30 , 2011.
(2)
Represents (i) the contractual base rent for leases in place as of the dates indicated above, calculated on a straight line basis to reflect changes in rental rates throughout the lease term and amortize free rent periods and abatements, but without regard to tenant improvement allowances and leasing commissions divided by (ii) square footage under commenced leases as of the same date.

Depreciation on the Uptown Tower property is taken on a straight line basis over 6 to 39 years for book purposes, resulting in a depreciation rate of approximately 3% per year.

Lease Expiration Schedule – Uptown Tower

				Annualized Base Rent
		Gross Leasable Area		as of June 30, 2011
Year	Number of Leases Expiring	Square Footage of Expiring Leases	Percent of Property's Gross Leasable Area	Annualized Base Rent of Expiring Leases(1)	Percent of Property's Annualized Base Rent
2011	25	32,233	12.7%	$486,918	12.9%
2012	23	42,222	16.6%	891,287	23.6%
2013	11	39,951	15.7%	689,253	18.3%
2014	8	40,945	16.1%	692,203	18.4%
2015	5	21,696	8.5%	394,268	10.5%
2016	5	33,260	13.1%	513,586	13.6%
2017	1	3,083	1.2%	-	-%
2018	-	-	-%	-	-%
2019	1	5,421	2.1%	102,999	2.7%
2020 and thereafter		-	-%	-	-%
Total	79	218,811	86.0%	$3,770,514	100.0%
___________________

(1)	Calculated as the tenant’s actual June 30 , 2011 base rent multiplied by 12. Excludes vacant space as of June 30 , 2011.

We hold fee simple title to this property, which is subject to a mortgage loan, collateralized by this property and two others. The loan , which has a principal balance, as of June 30 , 2011, of approximately $24.0 million, requires monthly interest-only payments for the first twelve months and has a 25 year amortization thereafter, bears interest at a fixed rate of 6.56% and matures on October 1, 2013. While prepayment of the loan is not restricted, prepayments are subject to a penalty provision. The outstanding balance at the time of maturity will be approximately $22.8 million.

The property is held primarily for its income producing capabilities. Uptown Tower directly competes with other office buildings in the North Central Expressway corridor. There are no current plans for renovating this property. We believe the property to be adequately covered by insurance.

Real estate taxes for 2010 on the Uptown Tower property were $365,000, and the current real property tax rate with respect to the property is 2.66% of the assessed value.

Indebtedness

As a general policy, we limit our total indebtedness to 60% of the undepreciated book value of our real estate assets as of the date of any borrowing. The Board may, at any time, waive or change our borrowing policy. Moreover, the terms of certain mortgage loans and other credit facilities to which we may be a party may be more restrictive than our Board’s policy. As of June 30 , 2011, our total indebtedness was approximately 48 % of the undepreciated book value of our real estate assets, and we were in compliance with all financial covenants in all loan documents to which we are a party.

Mortgages and other notes payable consist of the following (in thousands):

Description	June 30, 2011	December 31, 2010
Fixed rate notes
$3.0 million 6.00% Note, due 2021 (1)	$2,995	$-
$10.0 million 6.04% Note, due 2014	$9,412	$9,498
$1.5 million 6.50% Note, due 2014	1,484	1,496
$11.2 million 6.52% Note, due 2015	10,837	10,908
$21.4 million 6.53% Notes, due 2013	19,838	20,142
$24.5 million 6.56% Note, due 2013	23,817	24,030
$9.9 million 6.63% Notes, due 2014	9,362	9,498
$0.5 million 5.05% Notes, due 2011 and 2010	344	13
Floating rate note
$26.9 million LIBOR + 2.86% Note, due 2013	24,961	25,356
	$103,050	$100,941
___________________

(1)
The 6.00% interest rate is fixed through March 30, 2016. On March 31, 2016 the interest rate will be reset to the rate of interest for a five year balloon note with a thirty year amortization as published by the Federal Home Loan Bank.

Competition

All of our properties are located in areas that include competing properties. The amount of competition in a particular area could impact our ability to acquire additional real estate, sell current real estate, lease space and the amount of rent we are able to charge. We may be competing with owners, including but not limited to, other REITs, insurance companies and pension funds, with access to greater resources than those available to us.

Many of our competitors have greater financial and other resources than we do and may have more operating experience. Generally, there are other neighborhood and community retail centers within relatively close proximity to each of our properties. There is, however, no dominant competitor in the Houston, Dallas, San Antonio, Phoenix or Chicago metropolitan areas. Our retail tenants face increasing competition from outlet malls, internet discount shopping clubs, catalog companies, direct mail and telemarketing.

Insurance

We believe that we have adequate property and liability insurance with reputable, commercially rated companies. We also believe that our insurance policies contain commercially reasonable deductibles and limits, adequate to cover our properties. We expect to maintain this type of insurance coverage and to obtain similar coverage with respect to any additional properties we acquire in the near future. Further, we have title insurance relating to our properties in an aggregate amount that we believe to be adequate.

Employees

As of June 30 , 2011 we had 56 full-time employees.

Legal Proceedings

From time to time, we may be party to a variety of legal proceedings arising in the ordinary course of our business. We are not a party to any material litigation or legal proceedings or, to the best of our knowledge, any threatened litigation or legal proceedings that, in the opinion of management, individually or in the aggregate, would have a material adverse effect on our results of operations or financial condition.

Regulation

Environmental Regulations

Our properties, as well as any other properties that we may acquire in the future, are subject to various federal, state and local laws, ordinances and regulations. They include, among other things, zoning regulations, land use controls, environmental controls relating to air and water quality, noise pollution and indirect environmental impacts such as increased motor vehicle activity. We believe that we have all permits and approvals necessary under current law to operate our properties.

All real property and the operations conducted on real property are subject to federal, state and local laws and regulations relating to environmental protection and human health and safety. These laws and regulations generally govern air and water quality, noise pollution and indirect environmental impacts such as increased motor vehicle activity, wastewater discharges, air emissions, the operation and removal of underground and above-ground storage tanks, the use, storage, treatment, transportation and disposal of solid and hazardous materials, and the remediation of contamination associated with disposals. Under these laws and regulations, a current or previous owner or operator of real property may be liable for the cost of removal or remediation of hazardous or toxic substances on, under or in such property. Some of these laws and regulations may impose joint and several liability on tenants, owners or operators for the costs of investigation or remediation of contaminated properties, regardless of fault or the legality of the original disposal and whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances.

Environmental laws also may impose restrictions on the manner in which property may be used or businesses may be operated, and these restrictions may require substantial expenditures. Environmental laws provide for sanctions in the event of noncompliance and may be enforced by governmental agencies or, in certain circumstances, by private parties. Certain environmental laws and common law principles could be used to impose liability for release of and exposure to hazardous substances, including asbestos-containing materials into the air, and third parties may seek recovery from owners or operators of real properties for personal injury or property damage associated with exposure to released hazardous substances. Additionally, concern about indoor exposure to mold has been increasing as exposure to mold may cause a variety of adverse health effects and symptoms, including allergic or other reactions. As a result, the presence of a significant amount of mold at any of our properties could require us to undertake a costly remediation program to contain or remove the mold from the affected property, and could expose us to liability from our tenants, their employees and others. The cost of defending against claims of liability, of compliance with environmental regulatory requirements, of remediating any contaminated property, or of paying personal injury claims could materially adversely affect our business, assets or results of operations and, consequently, amounts available for payments of distributions to our shareholders. In addition, the presence of these substances, or the failure to properly remediate these substances, may adversely affect our ability to sell or rent such property or to use the property as collateral for future borrowing.

Some of these laws and regulations have been amended so as to require compliance with new or more stringent standards as of future dates. Compliance with new or more stringent laws or regulations or stricter interpretation of existing laws may require material expenditures by us. We cannot assure you that future laws, ordinances or regulations will not impose any material environmental liability, or that the current environmental condition of our properties will not be affected by the operations of the tenants, by the existing condition of the land, by operations in the vicinity of the properties, such as the presence of underground storage tanks, or by the activities of unrelated third parties. In addition, there are various local, state and federal fire, health, life-safety and similar regulations that we may be required to comply with, and which may subject us to liability in the form of fines or damages for noncompliance.

We will not purchase any property unless we are generally satisfied with the environmental status of the property. We may obtain a Phase I environmental site assessment, which includes a visual survey of the building and the property in an attempt to identify areas of potential environmental concerns, visually observing neighboring properties to assess surface conditions or activities that may have an adverse environmental impact on the property, and contacting local governmental agency personnel and performing a regulatory agency file search in an attempt to determine any known environmental concerns in the immediate vicinity of the property. A Phase I environmental site assessment does not generally include any sampling or testing of soil, groundwater or building materials from the property. Certain properties that we have acquired contain, or contained, dry-cleaning establishments utilizing solvents. Where believed to be warranted, samplings of building materials or subsurface investigations were undertaken with respect to these and other properties. To date, the costs associated with these investigations and any subsequent remedial measures taken have not been material to us.

We believe that our properties are in compliance in all material respects with all federal, state and local ordinances and regulations regarding the handling, discharge and emission of hazardous or toxic substances. During the re-financing of twenty-one of our properties in late 2008 and early 2009, Phase I environmental site assessments were completed at those properties. These assessments revealed that five of the twenty-one properties currently or previously had a dry cleaning facility as a tenant. Since release of chlorinated solvents can occur as a result of dry cleaning operations, a Phase II subsurface investigation was conducted at the five identified properties, and all such investigations revealed the presence of chlorinated solvents. Based on the findings of the Phase II subsurface investigations, we promptly applied for entry into the Texas Commission on Environmental Quality Dry Cleaner Remediation Program, or DCRP, for four of the identified properties and were accepted. We conducted subsequent testing on the fifth property and believe no further action is necessary at this time with respect to this property. Upon entry, and continued good standing with the DCRP, the DCRP administers the Dry Cleaning Remediation fund to assist with remediation of contamination caused by dry cleaning solvents. The response actions associated with the ongoing investigation and subsequent remediation, if necessary, have not been determined at this time. However, we believe that the costs of such response actions will be immaterial, and therefore no liability has been recorded to our financial statements. We have not been notified by any governmental authority, and are not otherwise aware, other than the five identified properties described above, of any material noncompliance, liability or claim relating to hazardous or toxic substances in connection with any of our present or former properties. We have not recorded in our financial statements any material liability in connection with environmental matters. Nevertheless, it is possible that the environmental assessments conducted thus far and currently available to us do not reveal all potential environmental liabilities. It is also possible that subsequent investigations will identify material contamination or other adverse conditions, that adverse environmental conditions have arisen subsequent to the performance of the environmental assessments, or that there are material environmental liabilities of which management is unaware.

Americans with Disabilities Act of 1990

Under the Americans with Disabilities Act, or ADA, all places of public accommodation are required to meet certain federal requirements related to access and use by disabled persons. Our properties must comply with the ADA to the extent that they are considered “public accommodations” as defined by the ADA. The ADA may require removal of structural barriers to access by persons with disabilities in public areas of our properties where such removal is readily achievable. We believe that our properties are in substantial compliance with the ADA and that we will not be required to make substantial capital expenditures to address the requirements of the ADA. In addition, we will continue to assess our compliance with the ADA and to make alterations to our properties as required.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth beneficial ownership information with respect to the Company’s Class A common shares, Class B common shares and OP units, as of August 5, 2011, including shares such persons had a right to acquire within 60 days after August 5, 2011, for (i) each person, or group of affiliated persons, who is known by us to own beneficially five percent or more of any class of our common shares; (ii) each of our trustees, (iii) each of our named executive officers and (iii) all of our trustees and executive officers as a group. The officers, trustees or affiliates of the Company may participate in the exchange offer with respect to the Class A common shares and OP units owned by them to the same extent and on the same terms and conditions as any person who is not an officer, trustee or affiliate of the Company or the Operating Partnership.

Name of Beneficial Owner (1)	Class A Common Shares Beneficially Owned (2)	Class A Percentage Ownership	Class B Common Shares Beneficially Owned (2)	Class B Percentage Ownership	Total Percentage Ownership of Whitestone	OP Units Beneficially Owned (2)	OP Units Percentage Ownership
5% Beneficial Owners:
FMR, LLC (3)	-	-	379,067	5.0%	3.5%	-	-
Weintraub Capital Management, L.P. (4)	-	-	500,000	6.7%	4.6%	-	-
Wellington Management Company, LLP (5)	-	-	496,370	6.6%	4.5%	-	-

Named Executive Officers:
James C. Mastandrea	79,373(6)	2.3%	21,900	*	*	234,637(17)	1.9%
John J. Dee	52,250(7)	1.5%	1,000	*	*	-	-
David K. Holeman	27,000(8)	*	5,000	*	*	-	-
Valarie L. King	18,667(9)	*	-	*	*	-	-
Daniel E. Nixon, Jr.	19,167(10)	*	1,500	*	*	-	-

Non-Employee Trustees:
Daryl J. Carter	1,667(11)	*	-	-	*	-	-
Daniel G. DeVos	1,667(12)	*	33,200	*	*	-	-
Donald F. Keating	14,811(13)	*	2,000	*	*	7,986	*
Jack L. Mahaffey	25,910(14)	*	-	-	*	10,648	*
All executive officers and trustees as a Group (9 persons) (15)	240,511	6.9%	64,600	*	2.8%	253,271	2.0%

Operating Partnership:
Whitestone REIT(16)	-	-	-	-	-	10,860,676	85.7%

*	Less than 1%
(1)	Unless otherwise indicated, the address for each beneficial owner is 2600 S. Gessner, Suite 500, Houston, Texas 77063.
(2)
Beneficial ownership is determined in accordance with the rules of the SEC that deem shares to be beneficially owned by any person or group who has or shares voting or investment power with respect to those shares.

(3)
Based on information provided by FMR, LLC (“FMR”) in a Schedule 13G filed with the SEC on February 14, 2011, reporting beneficial ownership as of December 31, 2010.  FMR possessed sole voting power over 0 shares and sole dispositive power over 176,667 of our Class B common shares.  The address of FMR is 82 Devonshire Street, Boston, MA 02109.

(4)	The address of Weintraub Capital Management, L.P. is 44 Montgomery Street, 41st Floor, San Francisco, California 94104.
(5)	The address of Wellington Management Company, LLP is 280 Congress Street, 31st Floor, Boston, Massachusetts 02210.
(6)
Includes 63,448 restricted Class A common shares and excludes 114,357 restricted Class A common share units issued pursuant to the Plan and 234,637 OP units issued in connection with our acquisition of Spoerlein Commons, which are redeemable for cash or, at our option, for Class A common shares on a one-for-one basis. Mr. Mastandrea’s total ownership of common shares and OP units represents 4.3% of all common shares outstanding, assuming conversion of all OP units to Class A common shares, excluding OP units held by Whitestone REIT.

(7)	Includes 40,216 restricted Class A common shares and excludes 95,249 restricted Class A common share units issued pursuant to the Plan.
(8)	Includes 23,443 restricted Class A common shares and excludes 18,000 restricted Class A common share units issued pursuant to the Plan.
(9)	Includes 15,798 restricted Class A common shares and excludes 18,000 restricted Class A common share units issued pursuant to the Plan.
(10)	Includes 15,876 restricted Class A common shares and excludes 22,500 restricted Class A common share units issued pursuant to the Plan.
(11)	Includes 1,111 restricted Class A common shares.
(12)	Includes 1,111 restricted Class A common shares.
(13)	Includes 1,111 restricted Class A common shares and excludes 7,986 OP units, which are redeemable for cash or, at our option, for Class A common shares on a one-for-one basis.
(14)	Includes 1,111 restricted Class A common shares and excludes 10,648 OP units, which are redeemable for cash or, at our option, for Class A common shares on a one-for-one basis.
(15)	None of the shares beneficially owned by our trustees or NEOs have been pledged as security for an obligation.
(16)	The natural persons who hold voting and investment power over the shares beneficially owned by Whitestone REIT are the Named Executive Officers and Trustees included within this table.
(17)	Includes OP units owned by Midwest Development Venture IV (“MidWest IV”). Mr. Mastandrea is the controlling limited partner of MidWest IV.

POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

Our Board reviews our investment policies periodically to determine that the policies we follow are in the best interest of our shareholders. We acquire assets primarily for income and growth (value appreciation). The methods of implementing our investment policies also may vary as new investment techniques are developed. The methods of implementing our investment objectives and policies, except as otherwise provided in the organizational documents, may be altered by our Board without shareholder approval.

Investments in Real Estate and Interests in Real Estate

Commercial Real Estate

We intend to continue acquiring properties that meet or can be repositioned to meet our criteria for Community Centered Properties in our target markets of Phoenix, Chicago, Dallas and San Antonio. Currently we have an active acquisition pipeline exceeding $500 million, comprised of over 75 properties from approximately 40 sources in our target markets. We believe that declining commercial real estate prices resulting from banks and other financial institutions and conduit lenders disposing of large numbers of commercial properties acquired between 2005 and 2010, combined with a shortage of affordable mortgage financing forcing distressed property owners to sell, will provide us with excellent opportunities in these markets to acquire quality properties. Once we acquire a property, we seek to reposition the property and add value through renovating and re-tenanting in order to create a Whitestone-branded Community Centered Property. We seek to accomplish this by (1) stabilizing occupancy, with per property occupancy goals of 90% or higher; (2) adding leasable square footage to existing structures; (3) developing and building on excess land; (4) upgrading and renovating existing structures; and (5) investing significant effort in recruiting tenants whose goods and services meet the needs of the surrounding neighborhood.

We have extensive relationships with community banks, attorneys, title companies and others in the real estate industry with whom we regularly work to identify properties for potential acquisition. Due to the size and depth of our target markets, we believe we can continue our selective acquisition strategy in the future.

We target properties from 25,000 to 200,000 square feet in established or developing neighborhoods. In our experience, large institutional investors generally do not compete to purchase these types of properties, thus limiting competition that would typically inflate the values of acquisition properties. We are not specifically limited by our governance documents, our management policies or the governance documents of our Operating Partnership in the number or size of properties we may acquire or the percentage of our assets that we may invest in a single property. The number and mix of properties we acquire will depend on real estate and market conditions existing at the time we acquire properties and the availability of debt and equity capital.

We have the capability to use OP units or common shares as currency along with a combination of cash and debt as consideration for our acquisitions. Our umbrella partnership real estate investment trust, or UPREIT, structure is attractive to potential sellers because in addition to allowing sellers to defer taxable gains related to the sale of the property, it gives the seller an interest in a larger, more diversified pool of assets. It is possible that, in making future acquisitions in return for OP units, we may agree to restrictions on our ability, for a specified period of time following the acquisition, to dispose of the acquired properties in a taxable transaction.

Currently all of our properties are owned by our Operating Partnership or a wholly owned subsidiary of our Operating Partnership in fee simple title. We expect to continue to pursue our investment objectives through the direct ownership of properties. However, in the future, we may also participate with other entities (including non-affiliated entities) in property ownership through joint ventures, limited liability companies, partnerships, co-tenancies or other types of common ownership. We may also consider entering into joint ventures with institutional partners to acquire properties in the future. Joint ventures generally entail the acquisition of properties in conjunction with an equity partner who, in most cases, provides the majority of the equity needed for the acquisition. We only anticipate using joint ventures for transactions in certain situations, such as where the property would be disproportionately larger than the other properties in our portfolio or would otherwise have a significantly higher risk profile than our other properties. We presently have no agreements to own any properties jointly with another entity or entities.

In addition, we may purchase properties and lease them back to the sellers of such properties. While we will use our best efforts to structure any such sale-leaseback transaction such that the lease will be characterized as a “true lease” so that we will be treated as the owner of the property for federal income tax purposes, we cannot assure you that the Internal

Revenue Service, or the IRS, will not challenge such characterization. In the event that any such sale-leaseback transaction is recharacterized as a financing transaction for federal income tax purposes, deductions for depreciation and cost recovery relating to such property would be disallowed.

Although we currently intend to continue acquiring Community Centered Properties in the Phoenix, Chicago, Dallas, and San Antonio metropolitan areas, our future acquisition or redevelopment activities are not limited to any geographic area or to a specified property use. We may invest in any geographic area and we may invest in other commercial properties, such as manufacturing, warehouse and distribution facilities, in order to reduce overall portfolio risk, enhance overall portfolio returns, or respond to changes in the real estate market if our management determines that it would be advantageous to do so.

We have developed extensive research capabilities and utilize proprietary asset management and modeling tools that our management believes help it to identify favorable property acquisitions, forecast growth and make estimates at the time of the acquisition of a property, relating to disposition timing and sales price to maximize our return on investment. Using these tools in concert with our overall strategies, including individual market monitoring and ongoing analysis of macro- and micro-regional economic cycles, we expect to be better able to identify favorable acquisition targets. We believe our experience and investment discipline will enable us to maximize current returns and distributions to investors and maintain higher relative portfolio property values. We intend to execute timely dispositions at appropriate sales prices to enhance capital gains distributable to our investors.

When identifying particular properties as potential acquisitions, we consider relevant real estate property and financial factors, including:

•	the location of the property and visibility to high traffic areas;

•	the physical condition;

•	the property’s historical operating use and any potential liabilities;

•	impediments to value identified from surveys, environmental reports, title reports and policies and similar materials;

•	current and pro forma financial information to determine a property’s income-producing history and capacity, based on rent rolls and lease expiration format;

•	the “repositioning” prospects for transforming the property to a Whitestone-branded Community Centered Property;

•	the potential prospects for sale of the property when the transformed value is realized;

•	market demographics and trends, along with unique needs within a community; and

•	income tax considerations.

Our obligation to purchase any property will generally be conditioned upon completion of due diligence including, but not limited to, where appropriate: plans and specifications; environmental reports; surveys; evidence of marketable title subject to such liens and encumbrances as are acceptable to us; financial statements and other data covering recent operations of properties having operating histories; and title and liability insurance policies.

We will not purchase any property unless we are generally satisfied with the environmental status of the property. We may obtain a Phase I environmental site assessment, which includes a visual survey of the building and the property in an attempt to identify areas of potential environmental concerns, visually observing neighboring properties to assess surface conditions or activities that may have an adverse environmental impact on the property, and contacting local governmental agency personnel and performing a regulatory agency file search in an attempt to determine any known environmental concerns in the immediate vicinity of the property. A Phase I environmental site assessment does not generally include any sampling or testing of soil, groundwater or building materials from the property.

In purchasing, leasing and developing properties, we will be subject to risks generally incident to the ownership of real estate. See “Risk Factors — Risks Associated with Real Estate”, which is incorporated herein by reference to the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.

As a general policy, we intend to maintain a ratio of total indebtedness to undepreciated book value of real estate assets that is less than 60%, with flexibility to add higher leverage on a property-by-property basis where appropriate.

Commercial Mortgage Loans

Over the next few years, we anticipate a significant opportunity to acquire distressed loans on quality commercial real estate at historically attractive prices with the intent to acquire the underlying property through foreclosure or deed in lieu of foreclosure within a short period of time. The global liquidity crisis has led to a repricing of risk, more dramatic and severe than other recent periods of distress. The market is demanding the continued de-leveraging of balance sheets of financial institutions in the face of rising loan maturities. We believe that unlike the Resolution Trust Corporation crisis of 1990 to 1992, distress today is affecting much higher quality assets where opportunities are created by excessive leverage and distressed sellers. Given the low interest rate environment, we believe many of these assets cover debt service, but the likelihood that they can be refinanced at maturity is in doubt. In light of this, we anticipate attractive investment opportunities in acquiring performing and non-performing loans from banks, investment banks or any other forced sellers due to margin calls, redemptions, capital adequacy concerns or capital requirements during the next year or two. We believe that our market knowledge, real estate expertise, geographic coverage and ability to complete transactions quickly will enable us to succeed in these acquisitions. When we purchase debt, we intend to underwrite the underlying real estate in the same manner and method as we use to underwrite direct real estate acquisitions with a view toward ultimately acquiring the real estate securing the purchased debt.

We will only make loans to other entities or other persons if they meet our underwriting and due diligence requirements. We will seek to obtain a customary lender’s title insurance policy or commitment as to the priority of the mortgage or condition of the title.

As a general rule, we will not make mortgage loans if our total indebtedness would exceed 60% of the undepreciated book value of our real estate assets, unless we find substantial justification due to the presence of other underwriting criteria. We may find such justification in connection with the purchase of mortgage loans in cases in which we believe there is a high probability of our foreclosure upon the property in order to acquire the underlying assets and in which the cost of the mortgage loan investment does not exceed the appraised value of the underlying property.

In evaluating prospective mortgage loan investments, our management will consider factors such as the following:

•	the ratio of the amount of the investment in the loan to the value of the property by which it is secured;

•	the property’s potential for capital appreciation;

•	expected levels of rental and occupancy rates;

•	current and projected cash flow of the property;

•	potential for rental increases;

•	the degree of liquidity of the investment;

•	geographic location of the property;

•	the condition and use of the property;

•	the property’s income-producing capacity;

•	the quality, experience and creditworthiness of the borrower;

•	general economic conditions in the area where the property is located;

•	potential impact on our REIT qualification; and

•	any other factors that our management believes are relevant.

We may purchase existing loans that were originated by other lenders. Our management will evaluate all potential mortgage loan investments to determine if the security for the loan and the loan-to-value ratio meets our investment criteria and objectives. We will inspect the property during the loan approval process. Most loans which we will consider for investment would provide for monthly payments of interest and some may also provide for principal amortization, although many loans of the nature which we will consider provide for payments of interest only and a payment of principal in full at the end of the loan term.

We do not have any policies directing the portion of our assets that may be invested in construction loans, loans secured by leasehold interests and second and wraparound mortgage loans. However, we recognize that these types of loans are riskier than first deeds of trust or first priority mortgages on income-producing, fee-simple properties, and expect to seek to minimize the amount of these types of loans in our portfolio, to the extent that we make or invest in mortgage loans. Our management will evaluate the fact that these types of loans are riskier in determining the rate of interest on the loans.

Our mortgage loan investments may be subject to regulation by federal, state and local authorities and subject to various laws and judicial and administrative decisions imposing various requirements and restrictions, including among other things, regulating credit granting activities, establishing maximum interest rates and finance charges, requiring disclosures to customers, governing secured transactions and setting collection, repossession and claims handling procedures and other trade practices. In addition, certain states have enacted legislation requiring the licensing of mortgage bankers or other lenders and these requirements may affect our ability to effectuate our proposed investments in mortgage loans. Commencement of operations in these or other jurisdictions may be dependent upon a finding of our financial responsibility, character and fitness. We may determine not to make mortgage loans in any jurisdiction in which the regulatory authority believes that we have not complied in all material respects with applicable requirements.

Other Securities

While we intend to invest in commercial real estate, through acquisitions of properties and commercial mortgage loans, with the intent to own the assets, we may invest in other real estate related assets such as common and preferred stocks of public or private real estate companies.

Our management will have substantial discretion with respect to the selection of specific investments in other real estate related assets. Neither our governance documents nor the governance documents of our Operating Partnership place any limit or restriction on:

•	the percentage of our assets that may be invested in any type of mortgage or in any single mortgage; or

•	the types of properties subject to mortgages in which we may invest.

Our Disposition Strategy

Our general policy is to acquire properties primarily for generation of current income and long-term value appreciation. However, we seek to continually upgrade our asset base by opportunistically selling properties that do not have the potential to meet our Community Centered Property strategy and redeploying the sale proceeds into properties that fit our strategy. Some of our properties were acquired prior to our current management team’s employment with the Company and may not fit our Community Centered Property strategy.  In such event, we will look for opportunities to dispose of these properties as we continue to execute our strategy. A property may be sold before the end of the expected holding period if, in our judgment, the value of the property has reached its peak or might decline substantially or an opportunity has arisen to acquire other properties. We generally intend to hold our investments long-term; however, economic or market conditions may influence us to hold our investments for different periods of time.

The determination of whether a particular property should be sold or otherwise disposed of will be made after consideration of relevant factors, including prevailing economic conditions, with a view to achieving maximum capital appreciation. We cannot assure you that this objective will be realized. The selling price of a leased property will be determined in large part by the amount of net operating income of the property.

Development and Construction of Properties

We do not currently intend to engage in the acquisition of raw land for development or the acquisition of existing improved property for “tear-downs” and rebuilding. However, we intend to engage in selective redevelopment of existing improved properties where such redevelopment will reposition the property and/or increase its earning capacity and long-term returns on invested capital. We reposition properties and add value through renovating and re-tenanting to create Whitestone-branded Community Centered Properties. We seek to accomplish this by (1) stabilizing occupancy, with per property occupancy goals of 90% or higher; (2) adding leasable square footage to existing structures; (3) developing and building on excess land; (4) upgrading and renovating existing structures; and (5) investing significant effort in recruiting tenants whose goods and services meet the needs of the surrounding neighborhood.

Borrowing Policies

As of June 30 , 2011, 16 of our  40 properties were not subject to mortgages. If we acquire a property for cash in the future, we will most likely fund a portion of the purchase price with debt. By operating and acquiring on a leveraged basis, we will have more funds available for investment in properties. We expect that initially we will purchase assets with cash, and subsequently obtain debt financing. This will allow us to make more investments than would otherwise be possible, resulting in a more diversified portfolio of assets and higher returns. However, this also subjects us to risks associated with borrowing. For example, our ability to increase our diversification through borrowing could be adversely impacted if banks and other lending institutions reduce the amount of funds available for loans secured by real estate. See “Risk Factors — Risks Associated with Our Indebtedness and Financing”, which is incorporated herein by reference to the Company’s annual report on Form 10-K for the year ended December 31, 2010. When interest rates on mortgage loans are high or financing is otherwise unavailable on a timely basis, we may purchase certain properties for cash with the intention of obtaining a mortgage loan for a portion of the purchase price at a later time.

As a general policy we intend to maintain a ratio of total indebtedness to undepreciated book value of our real estate assets that is less than 60%.  Additionally, we have entered into a revolving credit facility which is subject to our 60% leverage policy.  As of June 30 , 2011, our ratio of total indebtedness to undepreciated book value of our assets was 48%.  Additionally, we have entered into a revolving credit facility which is subject to our 60% leverage policy.  We cannot, however, assure you that we will be able to continue to achieve this objective.

By operating on a leveraged basis, we expect that we will have more funds available for investment in properties and other investments. This will allow us to make more investments than would otherwise be possible, resulting in a more diversified portfolio. Although we expect our liability for the repayment of indebtedness to be limited to the value of the property securing the liability and the rents or profits derived therefrom, our use of leveraging increases the risk of default on the mortgage payments and a resulting foreclosure of a particular property. See “Risk Factors — Risks Associated with Real Estate”, which is incorporated herein by reference to the Company’s annual report on Form 10-K for the year ended December 31, 2010. To the extent that we do not obtain mortgage loans on our properties, our ability to acquire additional properties will be restricted. We will use our best efforts to obtain financing on the most favorable terms available to us. Lenders may have recourse to assets not securing the repayment of the indebtedness.

We may reevaluate and change our debt policy in the future without a shareholder vote. Factors that we would consider when reevaluating or changing our debt policy include, but are not limited to, then-current economic conditions, the relative cost of debt and equity capital, any acquisition opportunities, the ability of our properties to generate sufficient cash flow to cover debt service requirements, the appreciation of the market value of the property and other similar factors. Further, we may increase or decrease our ratio of debt to undepreciated book value of our real estate assets in connection with any change of policy.

We may refinance properties during the term of a loan in limited circumstances, such as when a decline in interest rates makes it beneficial to prepay an existing mortgage, when an existing mortgage matures or if an attractive investment becomes available and the proceeds from the refinancing can be used to purchase such investment. The benefits of the refinancing may include an increased cash flow resulting from reduced debt service requirements, an increase in dividend distributions from proceeds of the refinancing, and an increase in property ownership if refinancing proceeds are reinvested in real estate.

Securities of or Interests in Persons Primarily Engaged in Real Estate Activities and Other Issuers

We may acquire securities of entities engaged in real estate activities or securities of other issuers, including for the purpose of exercising control over such entities and investing in other companies or funds owning securities. However, all acquisitions of securities of such entities will be subject to the percentage ownership limitations and gross income tests necessary for REIT qualification. We refer you to the “Material U.S. Federal Income Tax Considerations – Asset Tests” and the “Material U.S. Federal Income Tax Considerations – Gross Income Tests” sections of this prospectus for a discussion of these tests. We may acquire all or substantially all of the securities or assets of REITs or similar entities where such investments would be consistent with our investment policies. We anticipate that we will only acquire securities or other interests in issuers engaged in commercial real estate activities involving retail, office or mixed retail-office properties. We may also invest in entities owning undeveloped acreage. Neither our governance documents nor the governance documents of our Operating Partnership place any limit or restriction on the percentage of our assets that may be invested in securities of or interests in other issuers.

Equity Capital Policies

In the event that our Board determines to raise additional equity capital, it has the authority, without shareholder approval, to issue additional common shares or preferred shares of beneficial interest. Additionally, our Board could cause our Operating Partnership to issue OP units which are convertible into our Class A common shares. Subject to limitations contained in our organizational and governance documents and those of our Operating Partnership, our Board could issue, or cause to be issued, such securities in any manner (and on such terms and for such consideration) it deems appropriate, including in exchange for real estate. We have issued securities in exchange for real estate and we expect to continue to do so in the future. Existing shareholders have no preemptive right to purchase such shares in any offering, and any such offering might cause a dilution of a shareholder’s initial investment.

Other Policies and Investments

We continually review our investment activity to attempt to ensure that we do not come within the application of the Investment Company Act of 1940, as amended, or the Investment Company Act. Among other things, the Board monitors, and will continue to monitor, the proportion of our portfolio that is placed in various investments so that we do not come within the definition of an “investment company” under the Investment Company Act. We generally do not intend to:

•	invest in the securities of other issuers for the purpose of exercising control over an issuer (except as described above);

•	underwrite securities of other issuers; or

•	actively trade in loans or other investments.

Subject to certain restrictions we are subject to in order to qualify to be taxed as a REIT, we may make investments other than as previously described, although we do not currently intend to do so. We have authority to purchase or otherwise reacquire our common shares or any of our other securities. We have no present intention of repurchasing any of our common shares, and we would only take such action in conformity with applicable federal and state laws and the requirements for qualifying as a REIT under the Code.

Other than as disclosed elsewhere in this document relative to transactions with related parties, we have not made any material loans to third parties and we have no present intention to do so. However, we may in the future make loans to third parties, including, without limitation, loans to joint ventures in which we participate. We have not engaged in the trading, underwriting or agency distribution or sale of securities of other issuers, and we do not intend to do so in the future.

We are subject to the full information reporting requirements of the Exchange Act. Pursuant to these requirements, we file periodic reports, proxy statements and other information, including certified financial statements, with the SEC. See “Where You Can Find More Information.”

CERTAIN PROVISIONS OF MARYLAND LAW AND OF OUR DECLARATION
OF TRUST AND BYLAWS

The following summary of certain provisions of Maryland law and of our declaration of trust and bylaws does not purport to be complete and is subject to and qualified in its entirety by reference to Maryland law and our declaration of trust and bylaws, copies of which are exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

General

We are organized as a real estate investment trust under the laws of the state of Maryland. We have a perpetual duration. Our declaration of trust permits us to be terminated upon the affirmative vote of the holders of a majority of the outstanding shares entitled to vote and the approval of a majority of the entire Board. Our bylaws require us to conduct annual meetings of our shareholders for the purpose of electing trustees, each of whom will serve for a three-year term, and to transact any other business as may properly come before the shareholders.

Our Board of Trustees

Our declaration of trust provides that the number of our trustees may be determined pursuant to our bylaws and our bylaws provide that such number may be established, increased or decreased by the Board but may not be fewer than one or more than fifteen. Our Board is divided into three classes, with each trustee holding office for three years and until his successor is duly elected and qualifies. Any vacancy may be filled only by the affirmative vote of a majority of the remaining trustees in office, even if the remaining trustees do not constitute a quorum, and any trustee elected to fill a vacancy will serve for the remainder of the full term of the trusteeship in which the vacancy occurred.

The Board is responsible for the management of our business and affairs. We currently have a total of five members on our Board. Of our five current trustees, four are considered independent trustees. Each trustee will serve until the annual meeting of shareholders at which his three-year term ends and until his successor has been duly elected and qualifies. Although the number of trustees may be increased or decreased, a decrease will not have the effect of shortening the term of any incumbent trustee. Any trustee may resign at any time and may be removed for cause by the shareholders upon the affirmative vote of not less than two-thirds of the shares then outstanding and entitled to vote generally in the election of trustees.

Our trustees must perform their duties in good faith and in a manner reasonably believed to be in our best interests. Further, trustees must act with such care as an ordinarily prudent person in a like position would use under similar circumstances, including exercising reasonable inquiry, when taking actions.

Removal of Trustees

Our declaration of trust provides that a trustee may be removed only for cause upon the affirmative vote of not less than two-thirds of the shares then outstanding and entitled to vote generally in the election of trustees. This provision, when coupled with the exclusive power of our Board to fill vacancies on the Board, precludes shareholders from (1) removing incumbent trustees except for cause upon a substantial affirmative vote and (2) filling the vacancies created by such removal with their own nominees.

Business Combinations

Under Maryland law, “business combinations” between a Maryland real estate investment trust and an interested shareholder or an affiliate of an interested shareholder are prohibited for five years after the most recent date on which the interested shareholder becomes an interested shareholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested shareholder is defined as:

•	any person who beneficially owns ten percent or more of the voting power of the trust’s voting shares; or

•
an affiliate or associate of the trust who, at any time within the two-year period prior to the date in question, was the beneficial owner of ten percent or more of the voting power of the then outstanding shares of the trust.

A person is not an interested shareholder under the statute if the board of trustees of the trust approved in advance the transaction by which he otherwise would have become an interested shareholder. However, in approving a transaction, the board may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the Board.

After the five-year prohibition, any business combination between a Maryland real estate investment trust and an interested shareholder generally must be recommended by the board of trustees of the trust and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding voting shares of the trust; and

•
two-thirds of the votes entitled to be cast by holders of voting shares of the trust other than shares held by the interested shareholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested shareholder.

These super-majority vote requirements do not apply if the trust’s common shareholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested shareholder for its shares.

The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of trustees of the trust before the time that the interested shareholder becomes an interested shareholder. Pursuant to the statute, our Board has exempted any business combination involving any person. Consequently, the five-year prohibition and the super-majority vote requirements will not apply to business combinations between us and any person. As a result, any person may be able to enter into business combinations with us that may not be in the best interest of our shareholders, without compliance with the super-majority vote requirements and the other provisions of the statute.

Should our Board later resolve to opt back into these provisions, the business combination statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

Control Share Acquisitions

Maryland law provides that control shares of a Maryland real estate investment trust acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror, by officers or by employees who are trustees of the trust are excluded from shares entitled to vote on the matter. Control shares are voting shares which, if aggregated with all other shares owned by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing trustees within one of the following ranges of voting power:

•	one-tenth or more but less than one-third,

•	one-third or more but less than a majority, or

•	a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. A control share acquisition means the acquisition of issued and outstanding control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition may compel the Board of the trust to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the trust may itself present the question at any shareholders’ meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the trust may redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. The right of the trust to redeem control shares is subject to certain conditions and limitations. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of shareholders at which the voting rights of the shares are considered and not approved. If voting rights for control shares are approved at a shareholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

The control share acquisition statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the trust is a party to the transaction, or (b) to acquisitions approved or exempted by the declaration of trust or bylaws of the trust.

The control share acquisition statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

Subtitle 8

Subtitle 8 of Title 3 of the Maryland General Corporation Law permits a Maryland real estate investment trust with a class of equity securities registered under the Exchange Act and at least three independent trustees to elect to be subject, by provision in its declaration of trust or bylaws or a resolution of its Board and notwithstanding any contrary provision in the declaration of trust or bylaws, to any or all of five provisions:

•	a classified board,

•	two-thirds vote requirement for removing a trustee,

•	a requirement that the number of trustees be fixed only by vote of the trustees,

•
a requirement that a vacancy on the board be filled only by the remaining trustees and for the remainder of the full term of the class in which the vacancy occurred until a successor is elected and qualifies, and

•	a majority requirement for the calling of a special meeting of shareholders.

Our bylaws already provide that, except as may be provided by our Board in setting the terms of any class or series of preferred shares, any vacancy on the Board may be filled only by a majority of the remaining trustees, even if the remaining trustees do not constitute a quorum, and any trustee elected to fill a vacancy will serve for the remainder of the full term of the trusteeship in which the vacancy occurred and until a successor is elected and qualifies. Pursuant to Subtitle 8, we have elected to be subject to the remaining provisions described above.

Amendments to Our Declaration of Trust and Bylaws

Our declaration of trust may be amended by a majority of the trustees, without any action by the shareholders (i) to qualify as a REIT under the Code or under the Maryland REIT Law, (ii) in any respect in which the charter of a corporation may be amended under Maryland General Corporation Law, and (iii) as otherwise provided in our declaration of trust. All other amendments must be declared advisable by our Board and approved by the affirmative vote of holders of a majority of all shares entitled to vote on the matter, except that any amendment to the provisions of our declaration of trust addressing the removal of trustees and certain amendments to our declaration of trust must be approved by the affirmative vote of holders of two-thirds of all shares entitled to vote on the matter. Our Board has the exclusive power to adopt, amend and repeal any provision of our bylaws or to make new bylaws.

Meetings and Special Voting Requirements

An annual meeting of our shareholders will be held each year. Special meetings of shareholders may be called by the chairman of the Board, a majority of our trustees, our chief executive officer or our president and must be called by or at the direction of the chairman of the Board upon the written request of shareholders entitled to cast at least a majority of the votes entitled to be cast on any matter that may properly be considered at a meeting of shareholders. Upon receipt of such written request and other required information, the chairman of the Board will inform the requesting shareholders of the estimated cost of preparing and mailing a notice, payment for which must be received prior to the mailing of any notice. Our Board must designate a date for the special meeting within ten days of receiving the request, or if it does not, the date will be the 90th day after the record date, and the record date, unless otherwise set by our Board within 30 days of receiving the request, will be the 30th day after the date of delivery of the request. The presence, either in person or by proxy, of shareholders entitled to cast a majority of all votes entitled to be cast will constitute a quorum at any meeting of shareholders. Generally, the affirmative vote of a majority of the votes cast at a meeting at which a quorum is present is sufficient to take shareholder action, except that the approval of shareholders entitled to cast at least two-thirds of the votes entitled to be cast is required remove a trustee or to amend the declaration of trust provisions addressing the removal of trustees and certain amendments to our declaration of trust and the affirmative vote of shareholders entitled to cast at least a majority of the votes entitled to be cast is required for:

•
any other amendment of our declaration of trust, except that our Board may amend our declaration of trust without shareholder approval to increase or decrease the aggregate number of our shares or the number of our shares of any class or series that we have the authority to issue, to qualify as a REIT under the Code or the Maryland REIT Law or in any respect in which the charter of a Maryland corporation may be amended without stockholder approval;

•	any merger, consolidation or sale or other disposition of all or substantially all of our assets (which also requires the approval of our Board); and

•	our termination (which also must be approved by action of our Board).

Advance Notice of Trustee Nominations and New Business

Our bylaws provide that with respect to an annual meeting of shareholders, nominations of individuals for election to our Board and the proposal of business to be considered by shareholders may be made only (i) pursuant to our notice of the meeting, (ii) by or at the direction of the Board or (iii) by a shareholder who is a shareholder of record both at the time of giving the advance notice required by our bylaws and at the time of the meeting, who is entitled to vote at the meeting in the election of each individual so nominated or on any such other business and who has complied with the advance notice procedures of the bylaws. With respect to special meetings of shareholders, only the business specified in our notice of the meeting may be brought before the meeting. Nominations of individuals for election to the Board at a special meeting may be made only (i) by or at the direction of the Board, or (ii) provided that the meeting has been called in accordance with our bylaws for the purpose of electing trustees, by a shareholder who is a shareholder of record both at the time of giving the advance notice required by our bylaws and at the time of the meeting, who is entitled to vote at the meeting in the election of each individual so nominated and who has complied with the advance notice provisions of the bylaws.

Anti-Takeover Effect of Certain Provisions of Maryland Law and our Declaration of Trust and Bylaws

The business combination provisions of Maryland law (if our Board opts back into them), the control share acquisition provisions of Maryland law, the classification of our Board, the two-thirds vote and cause requirements for removing a trustee, the restrictions on transfer and ownership of shares in our declaration of trust, and the advance notice provisions of our bylaws could delay, defer or prevent a transaction or a change in control that might involve a premium price for our common shares or otherwise be in the best interest of our shareholders.

Ownership Limit

Our declaration of trust provides that no person or entity may beneficially own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Code, more than 9.8% (by value or by number of shares, whichever is more restrictive) of our outstanding common shares or more than 9.8% (by value or by number of shares, whichever is more restrictive) of the outstanding shares of any class or series of our preferred shares. We refer to these restrictions as the “ownership limits.” For a fuller description of this restriction and the constructive ownership rules, see “Description of Securities – Restrictions on Ownership and Transfer.”

Limited Liability and Indemnification of Trustees, Officers, Employees and Other Agents

Maryland law permits us to include in our declaration of trust a provision limiting the liability of our trustees and officers to us and our shareholders for money damages, except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment and that is material to the cause of action. Our declaration of trust contains a provision that eliminates trustees’ and officers’ liability to the maximum extent permitted by Maryland law.

Maryland law permits a Maryland real estate investment trust to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted for directors and officers of Maryland corporations. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation; and

•	a written undertaking by him on his behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

Our declaration of trust authorizes our company, to the maximum extent permitted by Maryland law, to obligate itself to indemnify any present or former trustee or officer or any individual who, while a trustee or officer and at our request, serves or has served another real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise as a trustee, director, officer, partner, employee or agent, against any claim or liability arising from that status and to pay or reimburse their reasonable expenses in advance of final disposition of a proceeding. Our bylaws obligate us to provide such indemnification and advance of expenses. Our declaration of trust and bylaws also permit us to indemnify and advance expenses to any person who served our predecessor in any of the capacities described above and any employee or agent of us or our predecessor.

THE OPERATING PARTNERSHIP AGREEMENT

The material terms and provisions of the partnership agreement of Whitestone REIT Operating Partnership, L.P. which we refer to as the “partnership agreement” are summarized below. For more detail, you should refer to the partnership agreement itself a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part. For purposes of this section, references to “we,” “our;” “us” and “our company” refer to Whitestone REIT.

General

Our Operating Partnership was formed in December 1998 to acquire, own and operate properties on our behalf. As a result of this structure, we are considered to be an umbrella partnership real estate investment trust, or UPREIT. An UPREIT is a structure REITs often use to acquire real property from owners on a tax deferred basis (the sellers can generally accept partnership units and defer taxable gain otherwise required to be recognized by them upon the disposition of their properties). Such owners may also desire to achieve diversity in their investment and other benefits afforded to shareholders in a REIT. For purposes of satisfying the asset and income tests for qualification as a REIT for tax purposes, the REIT’s proportionate share of the assets and income of our Operating Partnership will be deemed to be assets and income of the REIT.

Substantially all of our assets are currently held by our Operating Partnership and we expect that additional investments will also be held in this manner. We are the sole general partner of our Operating Partnership.

Management of Our Operating Partnership

As our Operating Partnership’s sole general partner, we generally have complete and exclusive discretion to manage and control our Operating Partnership’s business and to make all decisions affecting its assets. This authority generally includes, among other things, the authority to:

•	operate our business;

•	prepare applications for rezoning and objections to rezoning of other property;

•	improve, renovate and perform construction activities with regard to the properties owned by the Operating Partnership;

•	procure and maintain insurance;

•	acquire and own real, personal and mixed property of the Operating Partnership in the name of the Operating Partnership or in the name of a nominee;

•	negotiate, execute and deliver agreements on behalf of and in the name of the Operating Partnership;

•	borrow money on a secured or unsecured basis;

•	coordinate all accounting and clerical functions of the Operating Partnership;

•
acquire any assets, and encumber, sell, assign, transfer, ground lease or otherwise dispose of any or all of the assets of the Operating Partnership, or any part thereof or interest therein including, without limitation, by way of any OP unit dividend, split, recapitalization, merger, consolidation, combination, exchange of OP units or other similar Operating Partnership organizational change; and

•	organize one or more partnerships, corporations, limited liability companies or other business entities which are controlled, directly or indirectly, by the Operating Partnership.

Our Operating Partnership will pay all the administrative and operating costs and expenses it incurs in acquiring and operating real properties. Our Operating Partnership also will pay all of our administrative costs and expenses and such expenses will be treated as expenses of our Operating Partnership. Such expenses will include:

•	all expenses relating to our formation and continuity of existence;

•	all expenses relating to the public offering and registration of our securities;

•	all expenses associated with the preparation and filing of our periodic reports under federal, state or local laws or regulations;

•	all expenses associated with our compliance with applicable laws, rules and regulations; and

•	all of our other operating or administrative costs incurred in the ordinary course of business.

The only costs and expenses we may incur for which we will not be reimbursed by our Operating Partnership will be costs and expenses relating to properties we may own outside of our Operating Partnership. We will pay the expenses relating to such properties directly.

Transferability of Interests

We are generally not allowed to withdraw as the general partner of our Operating Partnership or transfer our general partnership interest in our Operating Partnership (except to an affiliate of ours) without the consent of limited partners holding not less than a majority of the issued and outstanding OP units held by all limited partners. The principal exception to this is if we transfer our general partnership interest in connection with a recapitalization of our Operating Partnership and either (1) such recapitalization has been approved by the consent of limited partners holding not less than a majority of the issued and outstanding OP units held by all limited partners or (2) an appropriate adjustment to the number of units held by each limited partner is made in accordance with the terms of the partnership agreement. The limited partners have no right to remove us as general partner.

Capital Contributions

 We have made certain capital contributions to our Operating Partnership.  If our Operating Partnership requires additional funds at any time in excess of capital contributions made by us or from borrowing, we may borrow funds from a financial institution or other lender and lend or contribute such funds to our Operating Partnership.

Amendment to the Partnership Agreement

By its execution of the partnership agreement, each limited partner grants to us the power to amend the partnership agreement other than any amendment:

•	to enlarge the obligation of any partner to make contributions to the capital of our Operating Partnership, which requires our consent and the consent of any partner affected by such amendment;

•
to modify the allocation of profits or losses or distributions among partners except as may be otherwise permitted under the partnership agreement, which requires our consent and the consent of the holders of not less than 67% of the issued and outstanding OP units held by all limited partners;

•
to amend the transferability provisions contained in the partnership agreement, the provision regarding the limitations on the power and authority of the general partner and certain provisions regarding the organization and name of our Operating Partnership, which requires our consent and the consent of the holders of not less than 67% of the issued and outstanding OP units held by all limited partners; or

•	the amendment provisions contained in the partnership agreement, which requires our consent and the consent of all of the limited partners.

Redemption Rights

The limited partners of our Operating Partnership have the right to cause our Operating Partnership to redeem all or a portion of their OP units for cash equal to the value of an equivalent number of our Class A common shares, or, at our option, we may issue one of our Class A common shares for each OP unit redeemed. These exchange rights may not be exercised, however, if and to the extent that the delivery of shares upon such exercise would:

•	result in our shares being beneficially owned by fewer than 100 persons;

•	result in any person owning more than 9.8% by value or number of shares, whichever is more restrictive, of our outstanding Class A common shares (unless exempted by our Board);

•
result in us being “closely held” within the meaning of Section 856(h) of the Code or otherwise cause us to fail to qualify as a REIT under the Code (including by causing us to own 10% or more of the ownership interests in a tenant within the meaning of Section 856(d) (2)(B) of the Code);

•	cause the acquisition of our shares to be “integrated” with any other distribution of interests in us for purposes of complying with the registration provisions of the Securities Act; or

•	cause the Operating Partnership to be terminated as a partnership under Section 708 of the Code.

 Issuance of Additional Units, Common Shares or Convertible Securities

We, as the general partner, may cause our Operating Partnership to issue additional units as follows:

•	to us upon our issuance of additional common shares and the contribution of the net proceeds thereof as a capital contribution to the partnership;

•	upon exercise of conversion rights to holders of preference units that are convertible into OP units;

•	to us or limited partners holding OP units if and to the extent of such partner’s participation in any reinvestment program as defined in the partnership agreement;

•	preference units to us upon our issuance of debt or equity securities other than common shares and the contribution of the net proceeds thereof as a capital contribution to the partnership; and

•	at our discretion, OP units or preference units to existing or newly admitted partners in exchange for the contribution by a partner of capital contributions to the partnership.

Allocations of Net Income and Net Losses to Partners

The partnership agreement provides that taxable income is allocated to the partners of our Operating Partnership in accordance with their relative percentage interests. Subject to compliance with the provisions of Sections 704(b) and 704(c) of the Code and corresponding Treasury Regulations, the effect of these allocations will be that a holder of one OP unit will be allocated taxable income for each taxable year in an amount equal to the amount of taxable income to be recognized by a holder of one of our common shares. Losses, if any, will generally be allocated among the partners in accordance with their respective percentage interests in our Operating Partnership. Losses cannot be passed through to our shareholders.

Operations and Distributions

The partnership agreement provides that, so long as we remain qualified as a REIT, our Operating Partnership is to be operated in a manner that will enable us to satisfy the requirements for being classified as a REIT for federal income tax purposes. As the sole general partner of our Operating Partnership, we are also empowered to take steps to ensure that our Operating Partnership will not be classified as a “publicly traded partnership” for purposes of Section 7704 of the Code. Classification as a publicly traded partnership could result in our Operating Partnership being taxed as a corporation, rather than as a partnership.

The partnership agreement provides that our Operating Partnership will distribute cash flow from operations to its partners in accordance with their relative percentage interests on at least an annual basis in amounts we, as general partner, determine. The effect of these distributions will be that a holder of one OP unit will receive the same amount of annual cash flow distributions as the amount of annual distributions paid to the holder of one of our common shares. See “Description of Securities — Distributions.”

If our Operating Partnership liquidates, debts and other obligations must be satisfied before the partners may receive any distributions. Any distributions to partners then will be made to partners in accordance with their respective positive capital account balances.

Term

The partnership will continue until December 31, 2046, or until sooner dissolved upon:

•	the sale of all or substantially all the assets of the partnership;

•	the agreement of those partners holding at least 67% of the OP units; or

•	the bankruptcy of us or the partnership.

Indemnification and Limitation of Liability

Our Operating Partnership shall indemnify us and our trustees and officers from any liability, loss, cost or damage incurred by us and our trustees and officers by reason of anything done or refrained from in connection with our Operating Partnership, except for any liability, loss, cost or damage incurred as a result of fraud, willful misconduct or gross negligence. In addition, the partnership agreement expressly limits our liability by providing that we shall not be liable or accountable to our Operating Partnership for anything in the absence of fraud, willful misconduct, or gross negligence and breaches of the partnership agreement, and we shall not be liable to our Operating Partnership for money damages except (1) for active and deliberate dishonesty established by a final judgment, order or decree of a court of competent jurisdiction, or (2) if the indemnified party received an improper personal benefit in money, property or services.

DESCRIPTION OF SECURITIES

The following description of the terms of our shares is not complete, but is a summary. For a complete description, we refer you to the Maryland REIT Law and our governance documents. Our declaration of trust and bylaws are included as exhibits to this registration statement.

General

Our declaration of trust provides that we may issue up to 50,000,000 Class A common shares, $0.001 par value per share, up to 350,000,000 Class B common shares $0.001 par value per share, and up to 50,000,000 preferred shares, $0.001 par value per share. In addition, our Board, without any action by our shareholders, may amend our declaration of trust from time to time to increase or decrease the aggregate number of shares or the number of shares of any class or series that we have authority to issue. As of August 5 , 2011, we had 3,471,157 Class A common shares outstanding held by approximately 1,400 shareholders, 7,510,331 Class B common shares outstanding held by a total of approximately 6,000 shareholders and no preferred shares outstanding. Pursuant to Maryland law and our declaration of trust, no shareholder will be liable for any debt, claim, demand, judgment or obligation of any kind of, against or with respect to us by reason of his being a shareholder, nor shall any shareholder be subject to any personal liability whatsoever, in tort, contract or otherwise, to any person in connection with our property or affairs by reason of his being a shareholder.

Common Shares

All of our Class A common shares and the Class B common shares subject to this exchange offer are duly authorized, fully paid and non-assessable. Holders of our common shares are entitled to receive distributions when authorized by our Board and declared by us out of assets legally available for the payment of distributions. Class B common shares are entitled to dividends equal to the dividends paid with respect to Class A common shares. Holders of our common shares are also entitled to share ratably in our assets legally available for distribution to our shareholders in the event of our liquidation, dissolution or winding up, after payment of or adequate provision for all of our known debts and liabilities. All of these rights are subject to the preferential rights of any other class or series of our shares and to the provisions of our declaration of trust regarding restrictions on transfer of our shares.

Subject to the provisions of our declaration of trust regarding restrictions on transfer and ownership of our shares, each outstanding Class A common share entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of trustees, and each outstanding Class B common share entitles the holder to one vote on all matters submitted to shareholders, including the election of trustees. The Class A and Class B common shareholders vote together as a single class. There is no cumulative voting in the election of trustees, which means that the holders of Class A and Class B common shares entitled to cast a majority of all the votes entitled to be cast can elect all of the trustees then standing for election, and the holders of the remaining shares will not be able to elect any trustees.

Holders of our common shares have no preference, conversion, exchange, sinking fund or redemption rights, have no preemptive rights to subscribe for any of our securities and generally have no appraisal rights unless our Board determines that appraisal rights apply, with respect to all or any classes or series of shares, to one or more transactions occurring after the date of such determination in connection with which shareholders would otherwise be entitled to exercise appraisal rights.

Power to Reclassify Our Shares

Our declaration of trust authorizes our Board to classify and reclassify any of our unissued common shares and preferred shares into other classes or series of shares. Prior to issuance of classified or reclassified shares of each class or series, our Board is required by Maryland law and by our declaration of trust to set, subject to the restrictions on transfer and ownership of shares contained in our declaration of trust, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series. Thus, our Board could authorize the issuance of common or preferred shares with terms and conditions that could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for holders of our common shares or otherwise be in their best interest. No preferred shares are presently outstanding, and we have no present plans to issue any preferred shares.

Power to Issue Additional Common Shares and Preferred Shares

We believe that our Board’s power to amend our declaration of trust to increase the aggregate number of shares or the number of shares of any class or series that we have authority to issue, to issue additional common shares or preferred shares, and to classify or reclassify unissued common or preferred shares and thereafter to issue the classified or reclassified shares provides us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise. These actions can be taken without shareholder approval, unless shareholder approval is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although we have no present intention of doing so, we could issue a class or series of shares that could delay, defer or prevent a transaction or a change in control that might involve a premium price for holders of our common shares or otherwise be in their best interest.

Restrictions on Ownership and Transfer

For us to qualify as a REIT under the Code, our shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of twelve months or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of our outstanding shares may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities such as qualified pension plans) during the last half of a taxable year. These requirements do not apply to the first year for which an election to be a REIT is made.

Our declaration of trust contains restrictions on the number of our shares that a person may own. No person may acquire or hold, directly or indirectly, more than 9.8% (by value or by number of shares, whichever is more restrictive) of our outstanding Class A or Class B common shares or more than 9.8% (by value or by number of shares, whichever is more restrictive) of the outstanding shares of any class or series of our preferred shares.

Our declaration of trust further prohibits (a) any person from owning our shares if that ownership would result in our being “closely held” under Section 856(h) of the Code or otherwise cause us to fail to qualify as a REIT and (b) any person from transferring our shares if the transfer would result in our shares being beneficially owned by fewer than 100 persons. Any person who acquires or intends to acquire any of our shares that may violate any of these restrictions, or who is the intended transferee of our shares that are transferred to the trust for the charitable beneficiary, as described below, is required to give us immediate written notice or, in the case of a proposed or attempted transaction, 15 days prior written notice and provide us with such information as we may request in order to determine the effect of the transfer on our status as a REIT. The above restrictions will not apply if our Board determines that it is no longer in our best interests to continue to qualify as a REIT.

Our Board, in its sole discretion, may exempt, prospectively or retroactively, a person from the 9.8% ownership limits. However, the Board may not exempt a person unless, among other information, such person submits to the Board information satisfactory to the Board, in its reasonable discretion, demonstrating that (i) such person is not an individual, (ii) no individual would be considered to beneficially own shares in excess of the 9.8% ownership limits by reason of the exemption of such person from the 9.8% ownership limits and (iii) the exemption of such person from the 9.8% ownership limits will not cause us to fail to qualify as a REIT. The person also must agree that any violation or attempted violation of these restrictions will result in the automatic transfer of the shares causing the violation to the trust for the charitable beneficiary, as described below. Our Board may require a ruling from the IRS or an opinion of counsel in order to determine or ensure our status as a REIT.

Any attempted transfer of our shares that, if effective, would result in our shares being beneficially owned by fewer than 100 persons will be null and void and the proposed transferee will not acquire any rights in the shares. Any attempted transfer of our shares that, if effective, would result in violation of the 9.8% ownership limits discussed above or in our being “closely held” under Section 856(h) of the Code or otherwise failing to qualify as a REIT will cause the number of shares causing the violation (rounded to the nearest whole share) to be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries, and the proposed transferee will not acquire any rights in the shares. The automatic transfer will be deemed to be effective as of the close of business on the Business Day (as defined in the declaration of trust) prior to the date of the transfer. Shares held in the trust for the charitable beneficiary will be issued and outstanding shares. The proposed transferee will not benefit economically from ownership of any shares held in that trust, will have no rights to dividends or other distributions and no rights to vote or other rights attributable to the shares held in that trust. The trustee of the trust for the charitable beneficiary will have all voting rights and rights to dividends or other distributions with respect to shares held in that trust. These rights will be exercised for the exclusive benefit of the charitable beneficiary. Any dividend or other distribution paid prior to our discovery that the shares have been transferred to the trust for the charitable beneficiary will be paid by the recipient to the trustee upon demand. Any dividend or other distribution authorized but unpaid will be paid when due to the trustee. Any dividend or other distribution paid to the trustee will be held in trust for the charitable beneficiary. Subject to Maryland law, the trustee will have the authority (i) to rescind as void any vote cast by the proposed transferee prior to our discovery that the shares have been transferred to the trust and (ii) to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast the vote.

Within 20 days of receiving notice from us that any of our shares have been transferred to the trust for the charitable beneficiary, the trustee will sell those shares to a person designated by the trustee, whose ownership of the shares will not violate the above ownership limitations. Upon the sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee and to the charitable beneficiary as follows. The proposed transferee will receive the lesser of (i) the price paid by the proposed transferee for the shares or, if the proposed transferee did not give value for the shares in connection with the event causing the shares to be held in the trust (e.g., a gift, devise or other similar transaction), the Market Price (as defined in our declaration of trust) of the shares on the day of the event causing the shares to be held in the trust and (ii) the price received by the trustee from the sale or other disposition of the shares. Any net sale proceeds in excess of the amount payable to the proposed transferee will be paid immediately to the charitable beneficiary. lf, prior to our discovery that shares have been transferred to the trust, the shares are sold by the proposed transferee, then (i) the shares shall be deemed to have been sold on behalf of the trust and (ii) to the extent that the proposed transferee received an amount for the shares that exceeds the amount he was entitled to receive, the excess shall be paid to the trustee upon demand.

In addition, shares held in the trust for the charitable beneficiary will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in the transfer to the trust (or, in the case of a devise or gift, the Market Price at the time of the devise or gift) and (ii) the Market Price on the date we, or our designee, accept the offer. We will have the right to accept the offer until the trustee has sold the shares. Upon a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee.

All certificates evidencing our shares will bear a legend referring to the restrictions described above.

Every owner of more than five percent (or such lower percentage as required by the Code or the regulations promulgated thereunder) of our outstanding shares, within 30 days after the end of each taxable year, is required to give us written notice, stating his or her name and address, the number of shares of each class and series of our shares which he or she beneficially owns and a description of the manner in which the shares are held. Each such owner shall provide us with such additional information as we may request in order to determine the effect, if any, of his or her beneficial ownership on our status as a REIT and to ensure compliance with the ownership limits. In addition, each shareholder shall upon demand be required to provide us with such information as we may request in good faith in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

These ownership limits could delay, defer or prevent a transaction or a change in control that might involve a premium price for our common shares or otherwise be in the best interest of the shareholders.

Transfer Agent and Registrar

The transfer agent and registrar for our common shares is American Stock Transfer and Trust Company, LLC.

Distributions

Our declaration of trust provides that our Board may authorize and we may declare such dividends or other distributions as our Board, in its discretion, determines. When making a determination of whether to authorize a dividend, the Board will make the determination consistent with its duties under Maryland law. We will not make or pay a dividend, however, when the payment of such dividend would result in us being unable to pay our debts as they become due in the usual course of business or our assets being less than our total liabilities.

We have paid regular distributions to our shareholders. Because all of our operations are performed through our Operating Partnership, our ability to pay distributions depends on our Operating Partnership’s ability to make distributions to us and its other partners.

Provided we have sufficient cash flow to pay distributions, we intend to continue to declare distributions to our shareholders on a quarterly basis and to pay the distributions in three equal monthly installments during the following quarter.

We are required to make distributions sufficient to satisfy the requirements for qualification as a REIT for tax purposes. Generally, income distributed to our shareholders will not be taxable to us under the Code so long as we distribute at least 90% of our taxable income each year. See “Material U.S. Federal Income Tax Considerations – Annual Distribution Requirements.”

Distributions will be authorized at the discretion of our Board, in accordance with our earnings, cash flow and general financial condition. The Board’s discretion will be directed, in substantial part, by its obligation to cause us to comply with the REIT requirements. Because we may receive income from interest or rents at various times during our fiscal year, distributions may not reflect our income earned in that particular dividend period but may be made in anticipation of cash flow that we expect to receive during a later period and may be made in advance of actual receipt of funds in an attempt to make distributions relatively uniform. We may borrow money, issue new securities or sell assets in order to make dividend distributions. Our Board, in its discretion, may retain any portion of our cash on hand for working capital. We cannot assure you that sufficient cash will be available to pay distributions to you.

The following table summarizes the cash dividends/distributions paid to holders of common shares and holders of OP units for the periods indicated:

Total Dividends and Distributions Paid

Amount Per Common Share/OP Unit	Quarter Ended	Total Amount (in thousands)
$ 0.3375	03/31/2009	$ 1,687
0.3375	06/30/2009	1,693
0.3375	09/30/2009	1,773
0.3375	12/31/2009	1,773
0.3375	03/31/2010	1,773
0.2850	06/30/2010	1,786
0.2850	09/30/2010	1,718
0.2850	12/31/2010	2,130
0.2850	03/31/2011	2,131
0.2850	06/30/2011	2,638

Beginning in the quarter ended June 30, 2010, we declared a distribution per share and OP unit of $0.2850, which represents a decrease from the quarterly distribution rate of $0.3375 per share and OP unit declared previously.

Our distribution rate for the year ended December 31, 2010 was approximately 88% of our funds from operations per share. We typically declare our distributions quarterly and pay our distributions in three equal monthly installments. For the third quarter of 2011, we declared a distribution per common share and OP unit of $0.2850, which was paid or will be paid as follows: $0.095 on July 8, 2011, $0.095 on August 8, 2011, and $0.095 on September 8, 2011.

We cannot assure you that our historical or expected level of distributions will be maintained or achieved in the future. Our ability to pay distributions will be impacted by our investing and financing strategies. In particular, we expect to continue to finance certain acquisitions and redevelopments partially through borrowings. As a result, our need to repay and/or refinance such indebtedness may adversely affect our ability to pay future distributions.

However, on occasion, we may have to make distributions in excess of our funds from operations generated in order to maintain our qualification as a REIT. On such occasions, we may have to borrow the excess funds required from third parties or make taxable distributions of our shares or debt securities. We refer you to the “Material U.S. Federal Income Tax Considerations – Annual Distribution Requirements” section in this prospectus.

COMPARISON OF OWNERSHIP OF OP UNITS AND COMMON SHARES

As used in this section, “Whitestone” refers solely to Whitestone REIT and does not include subsidiaries of Whitestone, including the Operating Partnership.

The information set forth below highlights a number of the material differences between the Operating Partnership and Whitestone relating to, among other things, form of organization, policies and restrictions, management structure, compensation and fees, and federal income tax, and compares certain legal rights associated with the ownership of OP units and Class A common shares, as opposed to Class B common shares.  These comparisons are intended to assist holders of OP units and/or Class A common shares in understanding how their investment will change if OP units or Class A common shares are exchanged for Class B common shares.  Except as set forth below, the rights and obligations of the Class A common shares are identical as those of the Class B common shares.

This discussion is summary in nature and does not constitute a complete discussion of these matters, and holders of OP units and Class A common shares should carefully review the balance of this registration statement, as well as the partnership agreement of the Operating Partnership, the declaration of trust and bylaws of Whitestone including all amendments thereto, for additional important information about the Operating Partnership and/or Whitestone.

	The Operating Partnership – OP Units	Whitestone – Class A common shares and Class B common shares
FORM OF ORGANIZATION AND ASSETS OWNED	The Operating Partnership is a Delaware limited partnership formed in December 1998. The Operating Partnership may own interests (directly and indirectly) in properties and assets.
Whitestone is a Maryland statutory real estate investment trust formed in December 1998.  Whitestone’s interest in the Operating Partnership gives Whitestone an indirect investment in the properties and assets owned by the Operating Partnership.

CAPITALIZATION
The Operating Partnership may issue OP units or “preference units.”  Partners are not required to make additional capital contributions, but may do so upon Whitestone’s consent.  A partner making an additional capital contribution will receive additional OP units.

If the number of outstanding common shares of Whitestone, or its successor, changes due to any share dividend, split, recapitalization, merger, consolidation, combination, exchange of shares, or other similar corporate change (other than the issuance of certain record date rights, options, warrants, or convertible or exchangeable securities entitling shareholders to subscribe for or purchase common shares or any other securities or property), the number of OP units held by the partners will be adjusted upwards or downwards to equal the number of common shares as such partner would have held immediately following the recapitalization if such partner had held a number of common shares equal to the number of OP units immediately prior to such recapitalization.

The declaration of trust provides for an authorized capitalization of 450,000,000 shares, consisting of (i) 50,000,000 Class A common shares, $0.001 par value per share; (ii) 350,000,000 Class B common shares, $0.001 par value per share, and 50,000,000 preferred shares, $0.001 par value per share.

The partnership agreement requires Whitestone to contribute to the Operating Partnership the net proceeds of any and all funds raised by or through Whitestone through the issuance of common shares or other securities and, in which event, such proceeds will be deemed additional capital contributions to the Operating Partnership in exchange for which the Operating Partnership will issue additional OP units to Whitestone.

The partnership agreement requires Whitestone to reserve and keep available out of its authorized, but unissued common shares, such number of common shares as are from time to time sufficient to effect the redemption of all outstanding OP units not owned by Whitestone, any preferential units, if any, not owned by Whitestone and convertible into OP units, as set forth in the partnership agreement.

	The Operating Partnership – OP Units	Whitestone – Class A common shares and Class B common shares
LENGTH OF INVESTMENT
The term of the Operating Partnership expires on December 31, 2046, unless terminated earlier pursuant to the provisions of the partnership agreement.  Limited partners are not permitted to retire or withdraw except in accordance with the partnership agreement.

Whitestone has a perpetual term and intends to continue its operations for an indefinite time period unless terminated pursuant to the provisions of the declaration of trust or pursuant to any applicable provision of Maryland law.

PURPOSE AND PERMITTED INVESTMENTS
The Operating Partnership’s purpose is to acquire, purchase, own, operate, manage, develop, redevelop, invest in, finance, refinance, sell, lease, and otherwise deal with commercial properties and assets related thereto.  Notwithstanding the foregoing, the Operating Partnership may not take any action which (or fail to take any action, the omission of which) could, (i) adversely affect Whitestone’s ability to continue to qualify as a REIT, (ii) subject Whitestone to any additional taxes under any Section 857 or Section 4981, or any other section of the Code, or (iii) cause Whitestone to violate the REIT requirements.

Whitestone’s purpose is to engage in any lawful act or activity, including, without limitation, engaging in the business as a REIT.

The partnership agreement requires Whitestone to devote its full-time efforts in furtherance of the Operating Partnership’s business.  Subject to certain limited exceptions, Whitestone is required to conduct all activities exclusively through the Operating Partnership and may not conduct or engage in any other material business activities.

MANAGEMENT CONTROL
All management powers over the Operating Partnership’s business and affairs are vested in Whitestone, and no limited partner has any right to participate in or exercise control or management power over the Operating Partnership’s business and affairs. See “Voting Rights” below. Whitestone may not be removed by the limited partners with or without cause.

The Board has exclusive control over Whitestone’s business and affairs subject only to the restrictions in the declaration of trust and the bylaws. The Board consists of five trustees, which number may be increased or decreased (but never less than one or more than 15) by vote of at least a majority of the entire Board pursuant to the bylaws. The trustees are elected at each annual meeting of Whitestone’s shareholders in accordance with the terms of the bylaws. The policies adopted by the Board may be altered or eliminated without a vote of the shareholders. Accordingly, except as set forth in the declaration of trust or bylaws for their vote in the elections of trustees, shareholders have no control over Whitestone’s ordinary business policies.

MANAGEMENT LIABILITY AND INDEMNIFICATION
Under Delaware law, Whitestone has liability for the payment of the Operating Partnership’s obligations and debts unless limitations upon such liability are stated in the document or instrument evidencing the obligation.  The partnership agreement expressly limits a partner’s liability for debts or liabilities of the Operating Partnership except for fraud, willful misconduct, and gross negligence of the partner.

Under the partnership agreement, the Operating Partnership agreed to indemnify Whitestone and its trustees and officers from any liability, loss, cost or damage incurred by Whitestone or its trustees and officers by reason of anything done or refrained from doing in connection with the Operating Partnership, except for any liability, loss, cost or damage incurred as a result of fraud, willful misconduct or gross negligence. In addition, the partnership agreement expressly limits Whitestone’s liability by providing that Whitestone shall not be liable or accountable to the Operating Partnership for anything in the absence of fraud, willful misconduct, or gross negligence and breaches of the partnership agreement, and shall not be liable to the Operating Partnership for money damages except (i) for active and deliberate dishonesty established by a final judgment, order or decree of a court of competent jurisdiction, or (ii) if the indemnified party received an improper personal benefit in money, property or services.

The declaration of trust authorizes Whitestone, to the maximum extent permitted by Maryland law, to obligate itself to indemnify any present or former trustee or officer or any individual who, while a trustee or officer and at Whitestone’s  request, serves or has served another real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise as a trustee, director, officer, partner, employee or agent, against any claim or liability arising from that status and to pay or reimburse their reasonable expenses in advance of final disposition of a proceeding. The bylaws obligate Whitestone to provide such indemnification and advance of expenses. The declaration of trust and bylaws also permit Whitestone to indemnify and advance expenses to any person who served its predecessor in any of the capacities described above and any employee or agent of Whitestone or its predecessor.

	The Operating Partnership – OP Units	Whitestone – Class A common shares and Class B common shares
ANTI-TAKEOVER PROVISIONS
Except in limited circumstances (see “Voting Rights” below), Whitestone has exclusive management power over the Operating Partnership’s business and affairs. Whitestone may not be removed by the limited partners. Without the consent of Whitestone, a transferee will not be (i) admitted to the Operating Partnership as a substituted limited partner or (ii) entitled to the same rights as a substituted limited partner.

The declaration of trust and the bylaws contain a number of provisions that may have the effect of delaying or discouraging an unsolicited proposal for the acquisition of Whitestone or the removal of incumbent management. These provisions include, among others: (i) authorized capital shares that may be issued as preferred shares in the discretion of the Board, with superior voting rights to the common shares; (ii) a requirement that trustees may be removed only for cause and then only by the affirmative vote of the holders of at least 2/3 of the combined voting power of all classes of shares of beneficial interest entitled to vote in the election of trustees; and (iii) provisions designed to, among other things, avoid concentration of share ownership in a manner that would jeopardize Whitestone’s status as a REIT under the Code.  See “Description of Securities—Restrictions on Ownership and Transfer.”

VOTING RIGHTS
Except as specifically set out in the partnership agreement, all decisions relating to the Operating Partnership’s operation and management are made by Whitestone.  As of August 5, 2011, Whitestone held 85.7% of the OP units.

Whitestone is managed and controlled by its Board presently consisting of five members. Each trustee is elected by the shareholders at annual meetings of Whitestone’s shareholders. Maryland law provides that certain major corporate transactions, including most amendments to the declaration of trust, may not be consummated without the approval of shareholders as set forth below.  Each Class A common share and each Class B common share entitles the holder to one vote on all matters submitted to a vote of shareholders.  The Class A and Class B common shareholders vote together as a single class. The declaration of trust also permits the Board to classify and issue preferred shares in one or more series having voting power which may differ from that of the common shares. See “Description of Securities.”

	The Operating Partnership – OP Units	Whitestone – Class A common shares and Class B common shares
VOTE REQUIRED TO DISSOLVE	The Operating Partnership may be dissolved upon the occurrence of certain events, one of which is the agreement of those partners holding at least 67% of the voting interests of all the partners.
Upon the adoption of a resolution and submission by the Board to the shareholders, Whitestone may be terminated and liquidated only upon the affirmative vote of the holders of a majority of the outstanding shares entitled to vote thereon.

VOTE REQUIRED TO SELL ASSETS OR MERGE
Under the partnership agreement, the sale, exchange, transfer or other disposition of all or substantially all of the Operating Partnership’s assets does not require the consent of the limited partners.

Under Maryland law and the declaration of trust, the sale of all or substantially all of Whitestone’s assets, or a merger or consolidation of Whitestone, requires the approval of the Board and generally requires the approval of the holders of a majority of the outstanding shares entitled to vote thereon. No approval of the shareholders is required for the sale of less than all or substantially all of Whitestone’s assets.

AMENDMENT OF THE PARTNERSHIP AGREEMENT OR THE DECLARATION OF TRUST
Whitestone may amend the partnership agreement without the consent of the limited partners other than any amendment to: (i) enlarge the obligation of any partner to make contributions to the capital of the Operating Partnership, which requires Whitestone’s consent and the consent of any partner affected by such amendment; (ii) modify the allocation of profits or losses or distributions among partners except as may be otherwise permitted under the partnership agreement, which require Whitestone’s consent and the consent of the holders of not less than 67% of the issued and outstanding OP units held by all limited partners; (iii) amend the transferability provisions contained in the partnership agreement, the provision regarding the limitations on the power and authority of the general partner and certain provisions regarding the organization and name of the Operating Partnership, which require Whitestone’s consent and the consent of the holders of not less than 67% of the issued and outstanding OP units held by all limited partners; or (iv) amend the amendment provisions contained in the partnership agreement, which requires Whitestone’s consent and the consent of all of the limited partners.

Amendments to the declaration of trust must be recommended by the Board and approved generally by at least a majority of the votes entitled to be cast on that matter at a meeting of shareholders, except that the amendment of the provisions regarding shareholder removal of a director and the shareholders’ right to amend the declaration of trust must receive a vote of at least two-thirds of all the votes entitled to be cast.   In addition, the declaration of trust may be amended by a majority of its trustees, without shareholder approval (i) in order to preserve its qualification as a REIT under the Code; (ii) in any respect in which the charter of a Maryland corporation may be amended without stockholder approval; and (iii) as otherwise provided in the declaration of trust.

	The Operating Partnership – OP Units	Whitestone – Class A common shares and Class B common shares
LIABILITY OF INVESTORS
Under the partnership agreement and applicable state law, the liability of limited partners for the Operating Partnership’s debts and obligations is generally limited to the amount of their investment in the Operating Partnership.
Under Maryland law, Whitestone’s shareholders are generally not personally liable for its debts or obligations.
NATURE OF INVESTMENT
The OP units constitute equity interests in the Operating Partnership. Generally, unitholders are allocated and distributed amounts in accordance with their respective percentage interest in the Operating Partnership, from time to time, but not less than annually, as determined by Whitestone in the manner provided in the partnership agreement. The Operating Partnership may retain and reinvest proceeds of the sale of property or excess refinancing proceeds in the Operating Partnership’s business.

Class A and Class B common shares constitute equity interests in Whitestone. Whitestone is entitled to receive its pro rata share of distributions made by the Operating Partnership with respect to the OP units held by it. Each holder of Class A or Class B common shares is entitled to its pro rata share of any dividends or distributions paid with respect to the common shares. The dividends payable to holders of common shares are not fixed in amount and are only paid if, when and as authorized by the Board and declared by Whitestone. In order to continue to qualify as a REIT, Whitestone generally must distribute at least 90% of its net taxable income (excluding capital gains), and any taxable income (including capital gains) not distributed will be subject to corporate income tax.

POTENTIAL DILUTION OF RIGHTS
Whitestone is authorized, in its sole discretion and without limited partner approval, to cause the Operating Partnership to issue additional OP units and other equity securities, including preference units that would have a preference as to distributions received by the partners, for any partnership purpose at any time to the limited partners or to other persons.

The Board may issue, in its discretion, additional shares, and has the authority to issue from authorized capital a variety of other equity securities with such powers, preferences and rights as it may designate at the time. The issuance of either additional common shares or preferred shares or other similar equity securities may result in the dilution of the interests of Class B common shareholders.

PREEMPTIVE AND APPRAISAL RIGHTS	Unless a characteristic of any preferred partnership interests that are issued, no partner has preemptive or appraisal rights with respect to the partnership interests.	Unless otherwise determined by the Board, no shareholder has preemptive or appraisal rights with respect to the common shares.
LIQUIDITY
Except in certain limited circumstances, holders of OP units may not transfer their OP units without Whitestone’s consent. Without the consent of Whitestone, a transferee will not be (i) admitted to the Operating Partnership as a substituted limited partner or (ii) entitled to the same rights as a substituted limited partner. OP units are redeemable for cash or, at Whitestone’s option, common shares.

Class B common shares are generally freely transferable as registered securities under the Securities Act. Class B common shares are listed on the NYSE Amex.

Class A common shares are not listed on a national securities exchange. While Class A common shares are freely tradable, a public market currently does not exist, and no public market is expected to develop for the Class A common shares.

Class A and Class B common shares are subject to restrictions on transfer and ownership relating to maintaining Whitestone’s status as a REIT. See “Description of Securities – Restrictions on Ownership and Transfer.”

	The Operating Partnership – OP Units	Whitestone – Class A common shares and Class B common shares
FEDERAL INCOME TAXATION
The Operating Partnership currently is treated as a partnership for federal income tax purposes.  As such, the Operating Partnership is not subject to federal income tax on its taxable income.  Instead, each unitholder generally is required to include its distributive share of the Operating Partnership’s taxable income or losses in determining its federal income tax liability. Each unitholder’s adjusted basis in its OP units generally will be increased or decreased by such unitholder’s distributive share of the Operating Partnership’s taxable income or losses, respectively.

Distributions from the Operating Partnership to a domestic unitholder generally are not taxable to such unitholder except to the extent that any cash distributions exceed such unitholder’s adjusted basis in its OP units (which basis includes the unitholder’s share of the Operating Partnership’s nonrecourse debt).

A unitholder’s distributive share of the Operating Partnership’s taxable losses, if any, generally is subject to the “passive activity” limitations. Under the “passive activity” rules, a unitholder’s share of any taxable losses of the Operating Partnership generally can be deducted only to the extent of the unitholder’s taxable income from “passive activities,” with any suspended losses carried forward to subsequent years.

Each year, the Operating Partnership will issue to each unitholder an IRS Schedule K-1 containing certain tax information to be included in the unitholder’s federal income tax return.

A unitholder may be required, in some cases, to file state income tax returns and pay state income taxes in the states in which the Operating Partnership owns property, even if the unitholder is not a resident of those states.

Whitestone has elected and qualified to be treated as a REIT for federal income tax purposes.  As such, Whitestone is not subject to federal income tax on income that it timely distributes to its shareholders, which effectively eliminates the “double taxation” that typically results when a corporation earns income and distributes that income to its shareholders in the form of dividends. Whitestone may be subject to federal income and excise taxes, however, on any income that it fails to distribute timely.

Distributions from Whitestone to a domestic shareholder generally are taxable to such shareholder as ordinary income to the extent of Whitestone’s current and accumulated earnings and profits. Distributions that are designated as capital gain dividends, however, generally are taxed as long-term capital gain, subject to certain limitations. Distributions in excess of current and accumulated earnings and profits are treated as a non-taxable return of capital to the extent of a shareholder’s adjusted basis in its shares, with any remaining amount treated as capital gain.

Dividends paid by Whitestone will be treated as “portfolio” income (i.e., nonpassive income) and cannot be used to offset any losses from “passive activities.”  Shareholders may not include any losses incurred by Whitestone in their federal income tax returns.

Each year, Whitestone will issue to each of its shareholders an IRS Form 1099 containing certain tax information to be included in the shareholder’s federal income tax return.

A shareholder who is an individual generally will not be required to file state income tax returns and/or pay state income taxes outside of his state of residence as a result of Whitestone’s operations. Whitestone may be required to pay state income taxes in certain states.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

This section summarizes the material U.S. federal income tax consequences relating to an exchange of OP units or our Class A common shares for our Class B common shares pursuant to the exchange offer, the material U.S. federal income tax considerations relating to the ownership and disposition of our Class B common shares, and the material U.S. federal income tax consequences generally resulting from our election to be taxed as a REIT. As used in this section, the terms “we” and “our” refer solely to Whitestone REIT and not to our subsidiaries and affiliates which have not elected to be taxed as REITs for federal income tax purposes.

This discussion is not exhaustive of all possible tax considerations and does not provide a detailed discussion of any state, local or foreign tax considerations. This discussion does not address all aspects of taxation that may be relevant to particular investors in light of their personal investment or tax circumstances, or to certain types of investors that are subject to special treatment under the federal income tax laws, such as insurance companies, tax-exempt organizations (except to the limited extent discussed below under “—Taxation of Tax-Exempt Holders of Our Class B Common Shares”), financial institutions or broker-dealers, non-U.S. individuals and foreign corporations (except to the limited extent discussed below under “—Tax Treatment of an Exchange of OP Units for Our Class B Common Shares—Taxation of Non-U.S. Holders on an Exchange of OP Units” and “—Taxation of Non-U.S. Holders of Our Class B Common Shares”) and other persons subject to special tax rules. Moreover, this summary assumes that OP units and our common shares are held as capital assets for federal income tax purposes, which generally means property held for investment. The statements in this section are based on the current federal income tax laws, including the Code, the regulations promulgated by the U.S. Treasury Department, or the Treasury Regulations, rulings and other administrative interpretations and practices of the IRS, and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect.  This discussion is for general purposes only and is not tax advice. We cannot assure you that new laws, interpretations of law, or court decisions, any of which may take effect retroactively, will not cause any statement in this section to be inaccurate.

For purposes of this discussion, the term “U.S. holder” means a holder of OP units or our common shares that, for federal income tax purposes, is:

•	a citizen or resident of the United States;

•
a corporation (including an entity treated as an association taxable as a corporation for federal income tax purposes) created or organized under the laws of the United States, any of its states or the District of Columbia;

•	an estate whose income is subject to federal income taxation regardless of its source; or

•
any trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

A “non-U.S. holder” means a beneficial owner of OP units or our common shares that is neither a U.S. holder nor an entity that is classified for federal income tax purposes as a partnership. If an entity that is classified for federal income tax purposes as a partnership holds OP units or our common shares, the tax treatment of its partners generally will depend on the status of the partners and on the activities of the partnership. Partners of partnerships holding OP units or our common shares that are considering participating in the exchange offer are encouraged to consult their tax advisors.

WE URGE YOU TO CONSULT YOUR OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO YOU OF (I) AN EXCHANGE OF OP UNITS OR OUR CLASS A COMMON SHARES FOR OUR CLASS B COMMON SHARES, (II) OWNERSHIP AND DISPOSITION OF OUR CLASS B COMMON SHARES AND (III) OUR ELECTION TO BE TAXED AS A REIT. SPECIFICALLY, YOU SHOULD CONSULT YOUR OWN TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF SUCH EXCHANGE, OWNERSHIP, DISPOSITION AND ELECTION, AND REGARDING POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

Tax Treatment of an Exchange of OP Units for Our Class B Common Shares

The following discussion is a summary of the material federal income tax consequences relating to an exchange of OP units for our Class B common shares pursuant to the exchange offer. Each OP unit holder should consult its own tax advisor regarding the federal, state, local and foreign tax consequences applicable to such OP holder with respect to an exchange of OP units for our Class B common shares.

Taxation of U.S. Holders on an Exchange of OP Units. An exchange by a U.S. holder of OP units for our Class B common shares will be treated as a fully taxable sale of such OP units. A U.S. holder’s gain or loss from such exchange will be equal to the difference between the U.S. holder’s amount realized for federal income tax purposes and the U.S. holder’s adjusted tax basis in the OP units surrendered. The amount realized by a U.S. holder for federal income tax purposes will be equal to the fair market value of our Class B common shares received by the U.S. holder plus the portion of the Operating Partnership’s liabilities allocable to the OP units surrendered. For federal income tax purposes, the Operating Partnership’s liabilities will be considered to include the liabilities of its wholly-owned noncorporate subsidiaries. A U.S. holder’s tax basis in its OP units generally is equal to the purchase price paid by the U.S. holder for its OP units, adjusted for the U.S. holder’s distributive share of the Operating Partnership’s income, loss, distributions and liabilities, as applicable. To the extent that the amount realized by the U.S. holder exceeds the U.S. holder’s basis in the OP units surrendered, such U.S. holder will recognize gain, and to the extent that the U.S. holder’s basis in the OP units surrendered exceeds the amount realized by the U.S. holder, such U.S. holder will recognize loss. It is possible that the amount of gain recognized or even the tax liability resulting from such gain could exceed the fair market value of our Class B common shares received pursuant to the exchange offer.

Any gain recognized by a U.S. holder on an exchange of OP units for our Class B common shares generally will be treated as gain attributable to the sale or disposition of a capital asset. To the extent, however, that a U.S. holder’s amount realized on an exchange of OP units for our Class B common shares is attributable to the excess of such U.S. holder’s share of the Operating Partnership’s “unrealized receivables” (as defined in Section 751 of the Code) over the basis attributable to those “unrealized receivables,” such excess will be treated as ordinary income. Unrealized receivables include, to the extent not previously included in the Operating Partnership’s income, any rights to payment for services rendered or to be rendered. Unrealized receivables also include amounts that would be subject to recapture as ordinary income if the Operating Partnership had sold its assets at their fair market value at the time of that the OP units are exchanged for our Class B common shares.

Generally, any loss recognized by a U.S. holder on an exchange of OP units for our Class B common shares will be treated as loss attributable to the sale or disposition of a capital asset. Capital losses in any year are generally deductible only to the extent of capital gains plus, in the case of a non-corporate taxpayer, $3,000 ($1,500 for married individuals filing separately).

For U.S. holders that are taxed at rates applicable to individuals, the maximum federal income tax rate on net capital gain (i.e., long-term capital gain in excess of short-term capital loss) from a sale or exchange of a capital asset held for more than one year generally is 15% (currently through 2012). To the extent, however, that any such gain is attributable to prior depreciation deductions for “unrecaptured Section 1250 gain” (i.e., gain that is attributable to prior depreciation deductions with respect to depreciable real property), such gain is subject to a maximum federal income tax rate of 25%. U.S. Treasury Regulations provide that partners in a partnership that are individuals, trusts and estates are subject to the same 25% maximum rate on a disposition of an interest in the partnership to the extent of their share of “unrecaptured Section 1250 gain,” determined immediately prior to the disposition of the partnership interest (the “25% Amount”). Accordingly, provided that a U.S. holder holds OP units as long-term capital assets, such U.S. holder would be subject to a maximum rate of tax of 15% on the difference, if any, between any recognized gain on the exchange of OP units for our Class B common shares and the 25% Amount.

It is possible that an exchange of OP units that were issued in connection with a contribution of property to the Operating Partnership for our Class B common shares pursuant to the exchange offer could cause the original transfer of property to the Operating Partnership to be treated as a “disguised sale” of property. Section 707 of the Code generally provides that a partner’s contribution of property to a partnership and a simultaneous or subsequent transfer of money or other consideration (which may include the assumption of or taking subject to a liability) to the partner from the partnership or another partner may be treated as a sale, in whole or in part, of such property by the partner to the partnership or another partner. Each U.S. holder should consult with its own tax advisor to determine whether an exchange of OP units for our Class B common shares could result in an initial transfer of property to the Operating Partnership being treated as a disguised sale.

Information reporting and backup withholding may apply to an exchange of OP units for our Class B common shares by a U.S. holder in connection with the exchange offer. Backup withholding will not apply, however, to a U.S. holder that furnishes its correct taxpayer identification number and certifies that it is not subject to backup withholding on IRS

Form W-9 or is otherwise exempt from backup withholding and complies with other applicable rules and certification requirements. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such U.S. holder's federal income tax liability, provided that the required information is furnished to the IRS on a timely basis.

Taxation of Non-U.S. Holders on an Exchange of OP Units. A non-U.S. holder will be subject to federal income tax under the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA, on an exchange of OP units for our Class B common shares if the OP units are treated as “United States real property interests,” as defined in Section 897 of the Code, or USRPIs.  Specifically, if 50% or more of the value of our Operating Partnership's gross assets consists of USRPIs and 90% or more of the value of our Operating Partnership's gross assets consists of USRPIs, cash and cash equivalents, a non-U.S. holder’s OP units will be treated as USRPIs. We expect that OP units held by non-U.S. holders will constitute USRPIs.

If a non-U.S. holder’s OP units constitute USRPIs at the time that the OP units are exchanged for Class B common shares, such non-U.S. holder will be subject to the same federal income tax consequences as a U.S. holder, as described above, to the extent that the gain recognized in the exchange is attributable to USRPIs held by the Operating Partnership. Accordingly, a non-U.S. holder generally will be taxed under FIRPTA on gain attributable to USRPIs held by the Operating Partnership as if such gain were effectively connected with the conduct of a U.S. trade or business of the non-U.S. holder. A non-U.S. holder would be taxed at the capital gains rates applicable to U.S. holders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual. A corporate non-U.S. holder that is not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax. A non-U.S. holder will be required to file federal income tax returns and pay federal income tax with respect to gain recognized, to the extent such gain is attributable to the USRPIs held by the Operating Partnership. In addition, the entire amount realized by a non-U.S. holder on an exchange of OP units for our Class B common shares will be subject to a 10% withholding tax. As a result, we may be required to withhold a portion of our Class B shares that we would otherwise distribute to a non-U.S. holder.

Information reporting and backup withholding may apply to an exchange of OP units for our Class B common shares by a non-U.S. holder in connection with the exchange offer. Backup withholding will not apply, however, to a non-U.S. holder that furnishes an applicable IRS Form W-8 or is otherwise exempt from backup withholding and complies with other applicable rules and certification requirements. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such non-U.S. holder's federal income tax liability provided the required information is furnished to the IRS on a timely basis.

Tax Treatment of an Exchange of Our Class A Common Shares for Our Class B Common Shares

An exchange of our Class A common shares for our Class B common shares pursuant to the exchange offer will constitute a recapitalization within the meaning of Section 368(a)(1)(E) of the Code. Accordingly, holders of our Class A common shares will not recognize gain or loss for federal income tax purposes on such an exchange. A holder’s adjusted tax basis in our Class B common shares received pursuant to the exchange offer will equal the holder’s adjusted tax basis in our Class A common shares surrendered. A holder’s holding period for our Class B common shares received pursuant to the exchange offer will include the holder’s holding period for our Class A common shares. Each shareholder that holds our Class A common shares should consult its own tax advisor regarding the federal, state, local and foreign tax consequences applicable to an exchange of our Class A common shares for our Class B common shares pursuant to the exchange offer.

Taxation of Taxable U.S. Holders of Our Class B Common Shares

The following discussion is a summary of the material federal income tax considerations relating to the ownership and disposition of our Class B common shares by U.S. holders. We urge U.S. holders to consult their own tax advisors to determine the impact of federal, state, local and foreign income tax laws on the acquisition, ownership and disposition of our Class B common shares, including any reporting requirements.

Distributions. As long as we qualify as a REIT, distributions made out of our current or accumulated earnings and profits that we do not designate as capital gain dividends or retained long-term capital gains will be dividend income to taxable U.S. holders. A corporate U.S. holder will not qualify for the dividends-received deduction generally available to corporations. Dividends paid to a U.S. holder generally will not qualify for the tax rates applicable to “qualified dividend income.” Legislation enacted in 2003, 2006 and 2010 reduced the maximum tax rate for qualified dividend income to 15%

for tax years 2003 through 2012. Without future Congressional action, the maximum tax rate on qualified dividend income will increase to 39.6% in 2013. Qualified dividend income generally includes dividends paid by domestic C corporations and certain qualified foreign corporations to U.S. holders that are taxed at individual rates. Because we are not generally subject to federal income tax on the portion of our REIT taxable income that we distribute to our shareholders, our dividends generally will not constitute qualified dividend income. As a result, our REIT dividends generally will be taxed at the higher tax rates applicable to ordinary income. The highest marginal individual income tax rate on ordinary income is 35% through 2012. Without future Congressional action, the maximum individual income tax rate on ordinary income will increase to 39.6% in 2013. The federal income tax rates applicable to qualified dividend income generally will apply, however, to our ordinary REIT dividends, if any, that are (1) attributable to qualified dividends received by us prior to 2013 from non-REIT corporations, such as any taxable REIT subsidiaries, or (2) attributable to income recognized by us prior to 2013 and on which we have paid federal corporate income tax (e.g., to the extent that we distribute less than 100% of our taxable income). In general, to qualify for the reduced federal income tax rate on qualified dividend income under such circumstances, a U.S. holder must hold our Class B common shares for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which our Class B common shares becomes ex-dividend. In addition, dividends paid to certain individuals, estates or trusts after 2012 will be subject to a 3.8% Medicare tax.

Any distribution we declare in October, November, or December of any year that is payable to a U.S. holder of record on a specified date in any of those months will be treated as paid by us and received by the U.S. holder on December 31 of that year, provided that we actually pay the distribution during January of the following calendar year.

Distributions to a U.S. holder which we designate as capital gain dividends generally will be treated as long-term capital gain, without regard to the period for which the U.S. holder has held our Class B common shares. See “—Capital Gains and Losses” below. A corporate U.S. holder may be required to treat up to 20% of certain capital gain dividends as ordinary income.

We may elect to retain and pay federal corporate income tax on the net long-term capital gain that we receive in a taxable year. In that case, to the extent that we designate such amount in a timely notice to our shareholders, a U.S. holder would be taxed on its proportionate share of our undistributed long-term capital gain. The U.S. holder would receive a credit or refund for its proportionate share of the federal corporate income tax we paid. The U.S. holder would increase its basis in our Class B common shares by the amount of its proportionate share of our undistributed long-term capital gain, minus its share of the federal corporate income tax that we paid.

A U.S. holder will not incur federal income tax on a distribution in excess of our current and accumulated earnings and profits if the distribution does not exceed the U.S. holder’s adjusted basis in our Class B common shares. Instead, the distribution will reduce the U.S. holder’s adjusted basis in such shares, and any amount in excess of both its share of our current and accumulated earnings and profits and its adjusted basis will be treated as capital gain, long-term if the shares have been held for more than one year, provided the shares are treated as a capital assets in the hands of the U.S. holder.

U.S. holders may not include in their individual federal income tax returns any of our net operating losses or capital losses. Instead, these losses are generally carried over by us for potential offset against our future income. Taxable distributions from us and gain from the disposition of our Class B common shares will not be treated as passive activity income; and, therefore, U.S. holders generally will not be able to apply any “passive activity losses,” such as, for example, losses from certain types of limited partnerships in which the U.S. holder is a limited partner, against such income. In addition, taxable distributions from us and gain from the disposition of our Class B common shares generally will be treated as investment income for purposes of the investment interest limitations. We will notify U.S. holders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital and capital gain.

Dispositions. A U.S. holder who is not a dealer in securities generally must treat any gain or loss realized on a taxable disposition of our Class B common shares as long-term capital gain or loss if the U.S. holder has held such shares for more than one year, and otherwise as short-term capital gain or loss. In general, a U.S. holder will realize gain or loss in an amount equal to the difference between (i) the sum of the fair market value of any property and the amount of cash received in such disposition and (ii) the U.S. holder’s adjusted tax basis in such shares. A U.S. holder’s adjusted tax basis in our Class B shares generally will equal the U.S. holder’s acquisition cost, increased by the excess of undistributed net capital gains deemed distributed to the U.S. holder over the federal corporate income tax deemed paid by the U.S. holder on such gains and reduced by any returns of capital. However, a U.S. holder must treat any loss on a sale or exchange of our Class B common shares held by such shareholder for six months or less as a long-term capital loss to the extent of capital gain dividends and any other actual or deemed distributions from us that such U.S. holder treats as long-term capital gain. All or a portion of any loss that a U.S. holder realizes on a taxable disposition of our Class B common shares may be disallowed if the U.S. holder purchases any of our shares within 30 days before or after the disposition. In addition, capital gain recognized by certain individuals, estates or trusts after 2012 will be subject to a 3.8% Medicare tax.

Capital Gains and Losses. The tax-rate differential between long-term capital gain and ordinary income for non-corporate taxpayers may be significant. A taxpayer generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The highest marginal individual income tax rate currently is 35% (which rate, absent Congressional action, will increase to 39.6% in 2013). The maximum tax rate on long-term capital gain applicable to U.S. holders taxed at individual rates currently is 15% (which rate, absent Congressional action, will increase to 20% in 2013). The maximum tax rate on long-term capital gain from the sale or exchange of “section 1250 property” (i.e., generally, depreciable real property) is 25% to the extent the gain would have been treated as ordinary income if the property were “section 1245 property” (i.e., generally, depreciable personal property). We generally may designate whether a distribution that we designate as capital gain dividends (and any retained capital gain that we are deemed to distribute) is attributable to the sale or exchange of “section 1250 property.” The characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum annual amount of $3,000. A non-corporate taxpayer may carry forward unused capital losses indefinitely. A corporate taxpayer must pay tax on its net capital gain at federal corporate income tax rates, whether or not such gains are classified as long-term capital gains. A corporate taxpayer may deduct capital losses only to the extent of capital gains, with unused losses carried back three years and forward five years.

Taxation of Tax-Exempt Holders of Our Class B Common Shares

Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts and annuities, generally are exempt from federal income taxation. However, they are subject to taxation on their “unrelated business taxable income.” Although many investments in real estate generate unrelated business taxable income, the IRS has issued a ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute unrelated business taxable income so long as the exempt employee pension trust does not otherwise use the stock or shares of beneficial interest of the REIT in an unrelated trade or business of the pension trust. Based on that ruling, amounts that we distribute to tax-exempt shareholders generally should not constitute unrelated business taxable income. However, if a tax-exempt shareholder were to finance its acquisition of our Class B common shares with debt, a portion of the income that it received from us would constitute unrelated business taxable income pursuant to the “debt-financed property” rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans that are exempt from taxation under special provisions of the federal income tax laws are subject to different unrelated business taxable income rules, which generally will require them to characterize distributions that they receive from us as unrelated business taxable income. Finally, in certain circumstances, a qualified employee pension or profit-sharing trust that owns more than 10% of the value of our shares must treat a percentage of the dividends that it receives from us as unrelated business taxable income. Such percentage is equal to the gross income we derive from an unrelated trade or business, determined as if we were a pension trust, divided by our total gross income for the year in which we pay the dividends. Such rule applies to a pension trust holding more than 10% of the value of our shares only if:

•	the percentage of our dividends that the tax-exempt trust must treat as unrelated business taxable income is at least 5%;

•
we qualify as a REIT by reason of the modification of the rule requiring that no more than 50% of our shares be owned by five or fewer individuals that allows the beneficiaries of the pension trust to be treated as holding our shares in proportion to their actuarial interests in the pension trust; and

•	either:

o	one pension trust owns more than 25% of the value of our shares; or

o	a group of pension trusts, of which each pension trust holds more than 10% of the value of our shares, collectively owns more than 50% of the value of our shares.

As a result of limitations included in our charter on the transfer and ownership of our shares, we do not expect to be classified as a “pension-held REIT,” and, therefore, the tax treatment described in this paragraph should be inapplicable to our shareholders. However, because we expect shares of our Class B common shares to be publicly traded on the completion of the offering, we cannot guarantee that this will always be the case.

Taxation of Non-U.S. Holders of Our Class B Common Shares

The following discussion is a summary of the material federal income tax considerations relating to the ownership and disposition of our Class B common shares by non-U.S. holders. We urge non-U.S. holders to consult their own tax advisors to determine the impact of federal, state, local and foreign income tax laws on the acquisition, ownership and disposition of our Class B common shares, including any reporting requirements.

Distributions. A non-U.S. holder that receives a distribution that is not attributable to gain from our sale or exchange of a “United States real property interest,” or a USRPI (discussed below), and that we do not designate as a capital gain dividend or retained long-term capital gain will recognize ordinary income to the extent that we pay such distribution out of our current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply unless an applicable tax treaty reduces or eliminates the tax. A non-U.S. holder generally will be subject to federal income tax at graduated rates, however, on any distribution treated as effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business, in the same manner as U.S. holders are taxed on distributions. A corporate non-U.S. holder may, in addition, be subject to the 30% branch profits tax with respect to any such distribution. We plan to withhold federal income tax at the rate of 30% on the gross amount of any distribution paid to a non-U.S. holder unless either:

•	a lower treaty rate applies and the non-U.S. holder submits an IRS Form W-8BEN to us evidencing eligibility for that reduced rate;

•	the non-U.S. holder submits an IRS Form W-8ECI to us claiming that the distribution is effectively connected income; or

•	the distribution is treated as attributable to a sale of a USRPI under FIRPTA (discussed below).

A non-U.S. holder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the excess portion of such distribution does not exceed such non-U.S. holder’s adjusted basis in our Class B common shares. Instead, the excess portion of such distribution will reduce the non-U.S. holder’s adjusted basis in our Class B common shares. A non-U.S. holder will be subject to tax on a distribution that exceeds both our current and accumulated earnings and profits and the non-U.S. holder’s adjusted basis in our Class B common shares, if the non-U.S. holder otherwise would be subject to tax on gain from the sale or disposition of our Class B common shares, as described below. See “—Dispositions” below. Under FIRPTA, we may be required to withhold 10% of any distribution that exceeds our current and accumulated earnings and profits. Although we intend to withhold at a rate of 30% on the entire amount of any distribution (other than a distribution attributable to a sale of a USRPI), to the extent that we do not do so, we may withhold at a rate of 10% on any portion of a distribution not subject to withholding at a rate of 30%. Because we generally cannot determine at the time we make a distribution whether the distribution will exceed our current and accumulated earnings and profits, we may withhold tax on the entire amount of any distribution. However, a non-U.S. holder may obtain a refund of amounts that we withhold if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits.

For any year in which we qualify as a REIT, FIRPTA may apply to our sale or exchange of a USRPI. A USRPI includes certain interests in real property and stock in corporations at least 50% of whose assets consist of interests in real property. Under FIRPTA, a non-U.S. holder is taxed on distributions attributable to gain from sales of USRPIs as if such gain were effectively connected with the conduct of a U.S. trade or business of the non-U.S. holder. A non-U.S. holder thus would be taxed on such a distribution at the normal capital gains rates applicable to U.S. holders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual. A corporate non-U.S. holder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a distribution.

If shares of our Class B common shares are regularly traded on an established securities market in the United States, capital gain distributions to a non-U.S. holder in respect of our Class B common shares that are attributable to our sale of real property will be treated as ordinary dividends rather than as gain from the sale of a USRPI, as long as such non-U.S. holder did not own more than 5% of our outstanding Class B common shares any time during the one-year period preceding the distribution. As a result, non-U.S. holders owning 5% or less of our Class B common shares generally would be subject to withholding tax on such capital gain distributions in the same manner as they are subject to withholding tax on other distributions. We expect that our Class B common shares will be regularly traded on an established securities market in the United States following this offering. If our Class B common shares are not regularly traded on an established securities market in the United States or if a non-U.S. holder owned more than 5% of our outstanding Class B common shares any time during the one-year period preceding the distribution, capital gain distributions to such non-U.S. holder in respect of such Class B common shares that are attributable to our sales of USRPIs would be subject to tax under FIRPTA, as described in the preceding paragraph.

If a distribution in respect of our Class B common shares is subject to FIRPTA, we must withhold 35% of such distribution that we could designate as a capital gain dividend.  A non-U.S. holder may receive a credit against its tax liability for the amount that we withhold.  Moreover, if a non-U.S. holder disposes of our Class B common shares during the 30-day period preceding a dividend payment, and such non-U.S. holder (or a person related to such non-U.S. holder) acquires or enters into a contract or option to acquire our shares within 61 days of the first day of the 30-day period described above, and any portion of such dividend payment would, but for the disposition, be treated as a USRPI capital gain to such non-U.S. holder, then such non-U.S. holder will be treated as having USRPI capital gain in an amount that, but for the disposition, would have been treated as USRPI capital gain.

Dispositions. Non-U.S. holders may incur tax under FIRPTA with respect to gain realized on a disposition of our Class B common shares since our Class B common shares will constitute a USRPI unless one of the applicable exceptions, as described below, applies.  Any gain subject to tax under FIRPTA will be treated in the same manner as it would be in the hands of U.S. holders subject to alternative minimum tax, but under a special alternative minimum tax in the case of nonresident alien individuals.

Non-U.S. holders generally will not incur tax under FIRPTA with respect to gain on a sale of our Class B common shares, however, as long as, at all times during a specified testing period, we are domestically controlled, i.e., non-U.S. persons hold, directly or indirectly, less than 50% in value of our outstanding shares. We cannot assure you that we will be domestically controlled.  In addition, even if we are not domestically controlled, a non-U.S. holder that owned, actually or constructively, 5% or less of our outstanding Class B common shares at all times during a specified testing period will not incur tax under FIRPTA on gain from a sale of our Class B common shares if our Class B common shares are “regularly traded” on an established securities market. We expect that our Class B common shares will continue to be “regularly traded” on an established securities market.

A non-U.S. holder generally will incur tax on gain from a disposition of our Class B common shares not subject to FIRPTA if:

•
the gain is effectively connected with the conduct of the non-U.S. holder’s U.S. trade or business, in which case the non-U.S. holder will be subject to the same treatment as U.S. holders with respect to such gain; or

•
the non-U.S. holder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the non-U.S. holder will incur a 30% tax on its capital gains.

Information Reporting Requirements, Backup Withholding and Certain Other Required Withholding

We will report to our shareholders and to the IRS the amount of distributions that we pay during each calendar year, and the amount of tax that we withhold, if any.  Under the backup withholding rules, a shareholder may be subject to backup withholding (at a rate of 28% through 2012 and 31% thereafter, absent Congressional action) with respect to distributions unless the shareholder:

•	qualifies for certain exempt categories and, when required, demonstrates this fact; or

•	provides a taxpayer identification number, and otherwise complies with the applicable requirements of the backup withholding rules.

A shareholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the IRS.  Any amount paid as backup withholding will be creditable against the shareholder’s income tax liability.  In addition, we may be required to withhold a portion of capital gain distributions to any shareholders who fail to certify their non-foreign status to us.

Backup withholding generally will not apply to payments of dividends made by us or our paying agents, in their capacities as such, to a non-U.S. holder provided that such non-U.S. holder furnishes to us or our paying agent the required certification as to its non-U.S. status, such as providing a valid IRS Form W-8BEN or W-8ECI, or certain other requirements are met.  Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the holder is a “U.S. person” that is not an exempt recipient.

Payments of the proceeds from a disposition or a redemption of our Class B common shares that occurs outside the U.S. by a non-U.S. holder made by or through a foreign office of a broker generally will not be subject to information reporting or backup withholding.  However, information reporting (but not backup withholding) generally will apply to such a payment if the broker has certain connections with the U.S. unless the broker has documentary evidence in its records that demonstrates that the beneficial owner is a non-U.S. holder and specified conditions are met or an exemption is otherwise established.  Payment of the proceeds from a disposition of our Class B common shares by a non-U.S. holder made by or through the U.S. office of a broker generally is subject to information reporting and backup withholding unless the non-U.S. holder certifies under penalties of perjury that it is not a U.S. person and satisfies certain other requirements, or otherwise establishes an exemption from information reporting and backup withholding.

Backup withholding is not an additional tax.  Any amounts withheld under the backup withholding rules may be refunded or credited against the shareholder’s federal income tax liability if certain required information is furnished to the IRS.  Shareholders should consult their own tax advisors regarding application of backup withholding to them and the availability of, and procedure for obtaining an exemption from, backup withholding.

For taxable years beginning after December 31, 2012, if certain disclosure requirements related to U.S. accounts or ownership are not satisfied, a U.S. withholding tax at a 30% rate will be imposed on dividends and proceeds of sale in respect of our Class B common shares received by (i) U.S. holders that own their shares through foreign accounts or foreign intermediaries and (ii) certain non-U.S. holders.  If payment of withholding taxes is required, non-U.S. holders that are otherwise eligible for an exemption from, or reduction of, U.S. withholding taxes with respect to such dividends and proceeds will be required to seek a refund from the IRS to obtain the benefit of such exemption or reduction.  We will not pay any additional amounts in respect of any amounts withheld.

Taxation of Our Company

We elected to be taxed as a REIT under the federal income tax laws beginning with our taxable year ended December 31, 1999. We believe that, beginning with such taxable year, we have been organized and have operated in such a manner as to qualify for taxation as a REIT under the Code, and we intend to continue to operate in such a manner. However, no assurances can be given that our beliefs or expectations will be fulfilled, since qualification as a REIT depends on our continuing to satisfy numerous asset, income, share ownership and distribution tests described below, the satisfaction of which depends, in part, on our operating results.

The sections of the Code relating to qualification, operation and taxation as a REIT are highly technical and complex. The following discussion sets forth only the material aspects of those sections. This summary is qualified in its entirety by the applicable Code provisions and the related rules and regulations, and administrative and judicial interpretations thereof.

In connection with the exchange offer, Bass, Berry & Sims PLC has rendered an opinion that we qualified to be taxed as a REIT under the federal income tax laws for our taxable years ended December 31, 2007 through December 31, 2010, and our organization and current and proposed method of operation will enable us to continue to qualify as a REIT for our taxable year ending December 31, 2011 and thereafter.  Investors should be aware that Bass, Berry & Sims PLC’s opinion is based on the federal income tax laws governing qualification as a REIT as of the date of such opinion, which is subject to change, possibly on a retroactive basis, is not binding on the IRS or any court, and speaks only as of the date issued.  In addition, Bass, Berry & Sims PLC’s opinion is based on customary assumptions and is conditioned upon certain representations made by us as to factual matters, including representations regarding the nature of our assets and the future conduct of our business.  Moreover, our continued qualification and taxation as a REIT depend on our ability to meet, on a continuing basis, through actual results, certain qualification tests set forth in the federal income tax laws.  Those qualification tests involve the percentage of our income that we earn from specified sources, the percentage of our assets that falls within specified categories, the diversity of our share ownership, and the percentage of our earnings that we distribute.  Bass, Berry & Sims PLC will not review our compliance with those tests on a continuing basis.  Accordingly, no assurance can be given that the actual results of our operations for any particular taxable year will satisfy such requirements.  Bass, Berry & Sims PLC’s opinion does not foreclose the possibility that we may have to use one or more of the REIT savings provisions described below, which may require us to pay a significant excise or penalty tax in order to maintain our REIT qualification.  For a discussion of the tax consequences of our failure to qualify as a REIT, see “—Failure to Qualify as a REIT” below.

Pursuant to our charter, our Board has the authority to make any tax elections on our behalf that, in its sole judgment, are in our best interest. This authority includes the ability to revoke or otherwise terminate our status as a REIT. Our Board has the authority under our charter to make these elections without the necessity of obtaining the approval of our shareholders. In addition, our Board has the authority to waive any restrictions and limitations contained in our charter that are intended to preserve our status as a REIT during any period in which our Board has determined that it is no longer in our best interests to pursue or preserve our status as a REIT.

If we qualify as a REIT, we generally will not be subject to federal income tax on the taxable income that we distribute to our shareholders because we will be entitled to a deduction for dividends that we pay. The benefit of that tax treatment is that it avoids the “double taxation,” or taxation at both the corporate and shareholder levels, that generally results from owning stock in a corporation. In general, income generated by a REIT is taxed only at the shareholder level if such income is distributed by the REIT to its shareholders. We will be subject to federal tax, however, in the following circumstances:

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We are subject to corporate-level federal income tax on any REIT taxable income, including net capital gain, that we do not distribute to our shareholders during, or within a specified time period after, the calendar year in which the income is earned.

•	We may be subject to the corporate “alternative minimum tax” on any items of tax preference, including any deductions of net operating losses.

•	We are subject to tax, at the highest corporate rate, on:

o
net income from the sale or other disposition of property acquired through foreclosure, or “foreclosure property,” as described below under “—Gross Income Tests—Foreclosure Property,” that we hold primarily for sale to customers in the ordinary course of business, and

o	other non-qualifying income from foreclosure property.

•
We are subject to a 100% tax on net income from sales or other dispositions of property, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of business.

•
If we fail to satisfy one or both of the 75% gross income test or the 95% gross income test, as described below under “—Gross Income Tests,” but nonetheless continue to qualify as a REIT because we meet other requirements, we will be subject to a 100% tax on:

o	the greater of the amount by which we fail the 75% gross income test or the 95% gross income test, in either case, multiplied by

o	a fraction intended to reflect our profitability.

•
If we fail to distribute during a calendar year at least the sum of: (1) 85% of our REIT ordinary income for the year, (2) 95% of our REIT capital gain net income for the year, and (3) any undistributed taxable income required to be distributed from earlier periods, then we will be subject to a 4% nondeductible excise tax on the excess of the required distribution over the amount we actually distributed.

•
If we fail any of the asset tests, other than a de minimis failure of the 5% asset test, the 10% vote test or the 10% value test, as described below under “—Asset Tests,” as long as (1) the failure was due to reasonable cause and not to willful neglect, (2) we file a description of each asset that caused such failure with the IRS, and (3) we dispose of the assets causing the failure or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify such failure, we will pay a tax equal to the greater of $50,000 or the highest federal corporate income tax rate (currently 35%) multiplied by the net income from the nonqualifying assets during the period in which we failed to satisfy the asset tests.

•
If we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, and such failure is due to reasonable cause and not to willful neglect, we will be required to pay a penalty of $50,000 for each such failure.

•	We will be subject to a 100% excise tax on transactions with a taxable REIT subsidiary that are not conducted on an arm’s-length basis.

•
If we acquire any asset from a C corporation, or a corporation that generally is subject to full corporate-level tax, in a merger or other transaction in which we acquire a basis in the asset that is determined by reference either to the C corporation’s basis in the asset or to another asset, we will pay tax at the highest corporate rate applicable if we recognize gain on the sale or disposition of the asset during the 10-year period after we acquire the asset. The amount of gain on which we will pay tax generally is the lesser of:

o	the amount of gain that we recognize at the time of the sale or disposition, and

o	the amount of gain that we would have recognized if we had sold the asset at the time we acquired it.

•	The earnings of our subsidiary entities that are C corporations, including taxable REIT subsidiaries, are subject to federal corporate income tax.

In addition, we may be subject to a variety of taxes, including payroll taxes and state, local and foreign income, property and other taxes on our assets and operations. We also could be subject to tax in situations and on transactions not presently contemplated.

Requirements for Qualification as a REIT

A REIT is a corporation, trust or association that meets each of the following requirements:

(1)      It is managed by one or more trustees or directors;

(2)      Its beneficial ownership is evidenced by transferable shares of stock, or by transferable shares or certificates of beneficial interest;

(3)      It would be taxable as a domestic corporation, but for Sections 856 through 860 of the Code, i.e. the REIT provisions;

(4)      It is neither a financial institution nor an insurance company subject to special provisions of the federal income tax laws;

(5)      At least 100 persons are beneficial owners of its stock or ownership shares or certificates (determined without reference to any rules of attribution);

(6)      Not more than 50% in value of its outstanding stock or ownership shares or certificates is owned, directly or indirectly, by five or fewer individuals, which the federal income tax law defines to include certain entities, during the last half of any taxable year;

(7)      It elects to be a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status;

(8)      It uses a calendar year for federal income tax purposes and complies with the recordkeeping requirements of the federal income tax laws; and

(9)      It meets certain other qualifications, tests described below, regarding the sources of its income, the nature and diversification of its assets and the distribution of its income.

We must meet requirements 1 through 4, and 8 during our entire taxable year and must meet requirement 5 during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. If we comply with certain requirements for ascertaining the beneficial ownership of our outstanding shares in a taxable year and have no reason to know that we violated requirement 6, we will be deemed to have satisfied requirement 6 for that taxable year. For purposes of determining share ownership under requirement 6, an “individual” generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An “individual,” however, generally does not include a trust that is a qualified employee pension or profit sharing trust under the federal income tax laws, and beneficiaries of such a trust will be treated as holding our shares in proportion to their actuarial interests in the trust for purposes of requirement 6. Our charter provides for restrictions regarding the ownership and transfer of our shares that should allow us to continue to satisfy these requirements. The provisions of the charter restricting the ownership and transfer of our shares are described in “Description of Securities—Restrictions on Ownership and Transfer.” We believe we have issued sufficient shares with enough diversity of ownership to satisfy requirements 5 and 6 set forth above. For purposes of requirement 8, we have adopted December 31 as our year end, and thereby satisfy this requirement.

Qualified REIT Subsidiaries. A “qualified REIT subsidiary” is a corporation, all of the stock of which is owned, directly or indirectly, by a REIT and that has not elected to be a taxable REIT subsidiary. A corporation that is a “qualified REIT subsidiary” is treated as a division of its owner and not as a separate entity for federal income tax purposes. Thus, all assets, liabilities, and items of income, deduction, and credit of a “qualified REIT subsidiary” are treated as assets, liabilities, and items of income, deduction, and credit of the REIT that directly or indirectly owns the “qualified REIT subsidiary.” Consequently, in applying the REIT requirements described herein, the separate existence of any “qualified REIT subsidiary” that we form or acquire will be ignored, and all assets, liabilities, and items of income, deduction, and credit of such subsidiary will be treated as our assets, liabilities, and items of income, deduction, and credit.

Other Disregarded Entities and Partnerships. An unincorporated domestic entity, such as a partnership or limited liability company that has a single owner, as determined under the federal tax laws, generally is not treated as an entity separate from its owner for federal income tax purposes. An unincorporated domestic entity with two or more owners, as determined under the federal tax laws, generally is treated as a partnership for federal income tax purposes. In the case of a REIT that is a partner in a partnership, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. Thus, our proportionate share of the assets and items of gross income of our Operating Partnership and any other partnership, joint venture, or limited liability company that is treated as a partnership for federal income tax purposes in which we acquire an interest, directly or indirectly, is treated as our assets and gross income for purposes of applying the various REIT qualification tests. For purposes of the 10% value test (described in “—Asset Tests”), our proportionate share is based on our proportionate interest in the equity interests and certain debt securities issued by a partnership. For all of the other asset and income tests, our proportionate share is based on our proportionate interest in the capital of the partnership.

Taxable REIT Subsidiaries. A REIT is permitted to own up to 100% of the stock of one or more “taxable REIT subsidiaries.” The subsidiary and the REIT must jointly elect to treat the subsidiary as a taxable REIT subsidiary.  The separate existence of a taxable REIT subsidiary is not ignored for federal income tax purposes. A taxable REIT subsidiary is a fully taxable corporation that may earn income that would not be qualifying income for purposes of the gross income tests, as described below, if earned directly by the parent REIT. Accordingly, a taxable REIT subsidiary generally would be subject to corporate income tax on its earnings, which may reduce the cash flow generated by us and our subsidiaries in the aggregate, and may reduce our ability to make distributions to our shareholders.  A corporation of which a taxable REIT subsidiary directly or indirectly owns more than 35% of the voting power or value of the securities is automatically treated as a taxable REIT subsidiary without an election.

We will  not be treated as holding the assets of a taxable REIT subsidiary that we acquire or form or as receiving any income that any such taxable REIT subsidiary earns.  Rather, the stock issued by any taxable REIT subsidiary to us will be an asset in our hands, and we will treat the distributions paid to us from such taxable REIT subsidiary, if any, as income. This treatment may affect our compliance with the gross income tests and asset tests.  Because a REIT does not include the assets and income of taxable REIT subsidiaries in determining the REIT’s compliance with REIT requirements, such entities may be used by the REIT to undertake indirectly activities that the REIT requirements might otherwise preclude

the REIT from doing directly or through a pass-through subsidiary (e.g., a partnership).   If dividends are paid to us by a domestic taxable REIT subsidiary, then a portion of such dividends that we distribute to our shareholders who are taxed at individual rates generally will be eligible for taxation at preferential dividend income tax rates rather than at ordinary income rates through 2012.  See “—Annual Distribution Requirements” and “—Taxation of Taxable U.S. Holders of Our Class B Common Shares—Distributions.”

A taxable REIT subsidiary pays federal income tax at corporate rates on any income that it earns. Restrictions imposed on REITs and their taxable REIT subsidiaries are intended to ensure that taxable REIT subsidiaries will be subject to appropriate levels of federal income taxation. These restrictions limit the deductibility of interest paid or accrued by a taxable REIT subsidiary to its parent REIT and impose a 100% excise tax on transactions between a taxable REIT subsidiary and its parent REIT or the REIT’s tenants that are not conducted on an arm’s-length basis. We may form or acquire one or more taxable REIT subsidiaries to engage in activities that would jeopardize our REIT status if we engaged in the activities directly or through one or more of our pass-through subsidiaries. In particular, any taxable REIT subsidiary that we formed or acquired generally would conduct third party services and other business activities that might give rise to income from prohibited transactions if such services or activities were conducted by us or through one or more of our pass-through subsidiaries. See “—Gross Income Tests—Prohibited Transactions.”

Gross Income Tests

We must satisfy two gross income tests annually to maintain our qualification as a REIT. First, at least 75% of our gross income for each taxable year must consist of defined types of income that we derive, directly or indirectly, from investments relating to real property or mortgages on real property or qualified temporary investment income. Qualifying income for purposes of that 75% gross income test generally includes:

•	rents from real property;

•	interest on debt secured by mortgages on real property or on interests in real property;

•	dividends or other distributions on, and gain from the sale of, stock or shares of beneficial interest in other REITs;

•	gain from the sale of real estate assets;

•	income and gain derived from foreclosure property; and

•
income derived from the temporary investment of new capital that is attributable to the issuance of our shares or a public offering of our debt with a maturity date of at least five years and that we receive during the one-year period beginning on the date on which we receive such new capital.

Second, in general, at least 95% of our gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, other types of interest and dividends, gain from the sale or disposition of stock or securities, or any combination of these.

Gross income from our sale of property that we hold primarily for sale to customers in the ordinary course of business will be excluded from gross income for purposes of the 75% and 95% gross income tests. In addition, any gains from “hedging transactions,” as defined in “—Hedging Transactions,” that are clearly and timely identified as such will be excluded from gross income for purposes of the 75% and 95% gross income tests. In addition, certain foreign currency gains will be excluded from gross income for purposes of one or both of the gross income tests. See “—Foreign Currency Gain.”

The following paragraphs discuss the specific application of the gross income tests to us.

Rents from Real Property. Rent that we receive for the use of our real property will qualify as “rents from real property,” which is qualifying income for purposes of the 75% and 95% gross income tests, only if the following conditions are met:

First, the rent must not be based in whole or in part on the income or profits of any person. Participating rent, however, will qualify as “rents from real property” if it is based on percentages of receipts or sales and the percentages:

•	are fixed at the time the leases are entered into;

•	are not renegotiated during the term of the leases in a manner that has the effect of basing percentage rent on income or profits; and

•	conform with normal business practice.

More generally, the rent will not qualify as “rents from real property” if, considering the relevant lease and all the surrounding circumstances, the arrangement does not conform with normal business practice, but is in reality used as a means of basing the rent on income or profits. We intend to set and accept rents which are fixed dollar amounts or a fixed percentage of gross revenue, and not to any extent determined by reference to any person’s income or profits, in compliance with the rules above.

Second, we must not own, actually or constructively, 10% or more of the stock or the assets or net profits of any tenant, referred to as a “related-party tenant,” other than a taxable REIT subsidiary. The constructive ownership rules generally provide that, if 10% or more in value of our shares is owned, directly or indirectly, by or for any person, we are considered as owning the stock owned, directly or indirectly, by or for such person. We do not own any stock or any assets or net profits of any tenant directly. However, because the constructive ownership rules are broad and it is not possible to monitor direct and indirect transfers of our shares continually, no absolute assurance can be given that such transfers or other events of which we have no knowledge will not cause us to own constructively 10% or more of a tenant (or a subtenant, in which case only rent attributable to the subtenant is disqualified) other than a taxable REIT subsidiary at some future date.

Under an exception to the related-party tenant rule described in the preceding paragraph, rent that we receive from a taxable REIT subsidiary will qualify as “rents from real property” as long as (1) at least 90% of the leased space in the property is leased to persons other than taxable REIT subsidiaries and related-party tenants, and (2) the amount paid by the taxable REIT subsidiary to rent space at the property is substantially comparable to rents paid by other tenants of the property for comparable space. The “substantially comparable” requirement must be satisfied when the lease is entered into, when it is extended, and when the lease is modified, if the modification increases the rent paid by the taxable REIT subsidiary. If the requirement that at least 90% of the leased space in the related property is rented to unrelated tenants is met when a lease is entered into, extended, or modified, such requirement will continue to be met as long as there is no increase in the space leased to any taxable REIT subsidiary or related-party tenant. Any increased rent attributable to a modification of a lease with a taxable REIT subsidiary in which we own directly or indirectly more than 50% of the voting power or value of the stock (a “controlled taxable REIT subsidiary”) will not be treated as “rents from real property.”

Third, we must not furnish or render noncustomary services, other than a de minimis amount of noncustomary services, as described below, to the tenants of our properties, or manage or operate our properties, other than through an independent contractor who is adequately compensated and from whom we do not derive or receive any income. However, we need not provide services through an “independent contractor,” but instead may provide services directly to our tenants, if the services are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not considered to be provided for the tenants’ convenience. In addition, we may provide a minimal amount of “noncustomary” services to the tenants of a property, other than through an independent contractor, as long as our income from the services (valued at not less than 150% of our direct cost for performing such services) does not exceed 1% of our income from the related property. Finally, we may own up to 100% of the stock of one or more taxable REIT subsidiaries, which may provide noncustomary services to our tenants without our rents from the related properties being treated as nonqualifying income for purposes of the 75% and 95% gross income tests. We have not performed, and do not intend to perform, any services other than customary ones for our tenants, unless such services are provided through independent contractors or taxable REIT subsidiaries.

If the rent from a lease of property does not qualify as “rents from real property” because (1) the rent is based on the net income or profits of the tenant, (2) the lessee is a related-party tenant or fails to qualify for the exception to the related party tenant rule for qualifying taxable REIT subsidiaries, or (3) we furnish noncustomary services to the tenants of the property, or manage or operate the property, other than through a qualifying independent contractor or a taxable REIT subsidiary, that are in excess of 1% of our income from the related property, none of the rent from the property would qualify as “rents from real property.” In any of these circumstances, we could lose our REIT status, unless we qualified for certain statutory relief provisions, because we might be unable to satisfy either the 75% or 95% gross income test.

Tenants may be required to pay, in addition to base rent, reimbursements for certain amounts we are obligated to pay to third parties (such as a lessee’s proportionate share of a property’s operational or capital expenses), penalties for nonpayment or late payment of rent or additions to rent. These and other similar payments should qualify as “rents from real property.” To the extent they do not, they should be treated as interest that qualifies for the 95% gross income test.

In addition, rent attributable to any personal property leased in connection with a lease of real property will not qualify as “rents from real property” if the rent attributable to such personal property exceeds 15% of the total rent received under the lease. The rent attributable to personal property under a lease is the amount that bears the same ratio to total rent under the lease for the taxable year as the average of the fair market values of the leased personal property at the beginning and at the end of the taxable year bears to the average of the aggregate fair market values of both the real and personal property covered by the lease at the beginning and at the end of such taxable year, or the personal property ratio. If a portion of the rent that we receive from a property does not qualify as “rents from real property” because the rent attributable to personal property exceeds 15% of the total rent for a taxable year, the portion of the rent that is attributable to personal property will not be qualifying income for purposes of either the 75% or 95% gross income test. Thus, if such rent attributable to personal property, plus any other income that is nonqualifying income for purposes of the 95% gross income test, during a taxable year exceeds 5% of our gross income during the year, we would lose our REIT status, unless we qualified for certain statutory relief provisions. With respect to each of our leases, we believe that the personal property ratio generally is less than 15%. Where that is not, or may in the future not be, the case, we believe that any income attributable to personal property will not jeopardize our ability to qualify as a REIT. There can be no assurance, however, that the IRS would not challenge our calculation of a personal property ratio, or that a court would not uphold such assertion. If such a challenge were successfully asserted, we could fail to satisfy the 75% or 95% gross income test and thus potentially lose our REIT status.

Interest. For purposes of the 75% and 95% gross income tests, the term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of such amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “interest” solely because it is based on a fixed percentage or percentages of receipts or sales. Furthermore, to the extent that interest from a loan that is based on the profit or net cash proceeds from the sale of the property securing the loan constitutes a “shared appreciation provision,” income attributable to such participation feature will be treated as gain from the sale of the secured property.

We may invest opportunistically from time to time in mortgage debt and mezzanine loans when we believe our investment will allow us to acquire control of the related real estate. Interest on debt secured by a mortgage on real property or on interests in real property, including, for this purpose, discount points, prepayment penalties, loan assumption fees, and late payment charges that are not compensation for services, generally is qualifying income for purposes of the 75% gross income test. However, if a loan is secured by real property and other property and the highest principal amount of such loan that was outstanding during a taxable year exceeds the fair market value of the real property securing the loan as of the date the REIT agreed to originate or acquire the loan, a portion of the interest income from such loan will not be qualifying income for purposes of the 75% gross income test, but will be qualifying income for purposes of the 95% gross income test. The portion of the interest income that will not be qualifying income for purposes of the 75% gross income test will be equal to the interest income attributable to the portion of the principal amount of the loan that is not secured by real property. The principal amount of the loan that is not secured by real property is the amount by which the loan exceeds the value of the real estate that is security for the loan.

Dividends. Our share of any dividends received from any corporation (including any taxable REIT subsidiary, but excluding any REIT or qualified REIT subsidiary) in which we own an equity interest will qualify for purposes of the 95% gross income test but not for purposes of the 75% gross income test. Our share of any dividends received from any other REIT in which we own an equity interest will be qualifying income for purposes of both gross income tests.  Any dividends received by us from a qualified REIT subsidiary will be excluded from gross income for purposes of the 75% and 95% gross income tests.

Prohibited Transactions. A REIT will incur a 100% tax on the net income derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business, and net income derived from such prohibited transactions is excluded from gross income solely for purposes of the 75% and 95% gross income tests. We believe that none of our assets are held primarily for sale to customers and that a sale of any of our assets will not be in the ordinary course of our business. Whether a REIT holds an asset “primarily for sale to customers in the ordinary course of a trade or business” depends, however, on the facts and circumstances that exist from time to time, including those related to a particular asset. A safe harbor to the characterization of the sale of property by a REIT as a prohibited transaction and the 100% prohibited transaction tax is available if the following requirements are met:

•	the REIT has held the property for not less than two years;

•
the aggregate expenditures made by the REIT, or any partner of the REIT, during the two-year period preceding the date of the sale that are includable in the basis of the property do not exceed 30% of the selling price of the property;

•
either (1) during the year in question, the REIT did not make more than seven property sales other than sales of foreclosure property or sales to which Section 1033 of the Code applies, (2) the aggregate adjusted bases of all such properties sold by the REIT during the year did not exceed 10% of the aggregate bases of all of the assets of the REIT at the beginning of the year or (3) the aggregate fair market value of all such properties sold by the REIT during the year did not exceed 10% of the aggregate fair market value of all of the assets of the REIT at the beginning of the year;

•	in the case of property not acquired through foreclosure or lease termination, the REIT has held the property for at least two years for the production of rental income; and

•
if the REIT has made more than seven property sales (excluding sales of foreclosure property) during the taxable year, substantially all of the marketing and development expenditures with respect to the property were made through an independent contractor from whom the REIT derives no income.

We will attempt to comply with the terms of the safe-harbor provisions in the federal income tax laws prescribing when an asset sale will not be characterized as a prohibited transaction. We cannot assure you, however, that we can comply with the safe-harbor provisions or that we will avoid owning property that may be characterized as property held “primarily for sale to customers in the ordinary course of a trade or business.” We may hold and dispose of certain properties through a taxable REIT subsidiary if we conclude that the sale or other disposition of such property may not fall within the safe-harbor provisions. The 100% tax will not apply to gains from the sale of property that is held through a taxable REIT subsidiary or other taxable corporation, although such income will be taxed to the taxable REIT subsidiary or other taxable corporation at federal corporate income tax rates.

Foreclosure Property. We will be subject to tax at the maximum corporate rate on any income from foreclosure property, which includes certain foreign currency gains and related deductions, other than income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income. However, gross income from foreclosure property will qualify under the 75% and 95% gross income tests. “Foreclosure property” is any real property, including interests in real property, and any personal property incident to such real property:

•
that is acquired by a REIT as the result of the REIT having bid on such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default or default was imminent on a lease of such property or on indebtedness that such property secured;

•	for which the related loan or leased property was acquired by the REIT at a time when the default was not imminent or anticipated; and

•	for which the REIT makes a proper election to treat the property as foreclosure property.

A REIT will not be considered to have foreclosed on a property where the REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Property generally ceases to be foreclosure property at the end of the third taxable year following the taxable year in which the REIT acquired the property (or longer if an extension is granted by the Secretary of the U.S. Treasury). This period (as extended, if applicable) terminates, and foreclosure property ceases to be foreclosure property on the first day:

•
on which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test, or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;

•
on which any construction takes place on the property, other than completion of a building, or any other improvement, where more than 10% of the construction was completed before default became imminent; or

•
which is more than 90 days after the day on which the REIT acquired the property and the property is used in a trade or business which is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income.

Hedging Transactions. From time to time, we or our subsidiaries may enter into hedging transactions with respect to one or more of our or our subsidiaries’ assets or liabilities. Our or our subsidiaries’ hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase such items, and futures and forward contracts. Income and gain from “hedging transactions” will be excluded from gross income for purposes of both the 75% and 95% gross income tests. A “hedging transaction” means either (1) any transaction entered into in the normal course of our or our subsidiaries’ trade or business primarily to manage the risk of interest rate, price changes, or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets or (2) any transaction entered into primarily to manage the risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% gross income test (or any property which generates such income or gain). We are required to clearly identify any such hedging transaction before the close of the day on which it was acquired, originated, or entered into and to satisfy other identification requirements. We intend to structure any hedging transactions in a manner that does not jeopardize our qualification as a REIT; however, no assurance can be given that our hedging activities will give rise to income that qualifies for purposes of either or both of the gross income tests.

Foreign Currency Gain. Certain foreign currency gains will be excluded from gross income for purposes of one or both of the gross income tests. “Real estate foreign exchange gain” will be excluded from gross income for purposes of the 75% and 95% gross income tests. Real estate foreign exchange gain generally includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 75% gross income test, foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations secured by mortgages on real property or an interest in real property and certain foreign currency gain attributable to certain “qualified business units” of a REIT. “Passive foreign exchange gain” will be excluded from gross income for purposes of the 95% gross income test. Passive foreign exchange gain generally includes real estate foreign exchange gain, as described above, and also includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 95% gross income test and foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) debt obligations. These exclusions for real estate foreign exchange gain and passive foreign exchange gain do not apply to any foreign currency gain that is derived from dealing, or engaging in substantial and regular trading, in securities. Such gain is treated as nonqualifying income for purposes of both the 75% and 95% gross income tests.

Failure to Satisfy Gross Income Tests. We intend to monitor our sources of income, including any non-qualifying income received by us, and manage our assets so as to ensure our compliance with the gross income tests. If we fail to satisfy one or both of the gross income tests for any taxable year, we nevertheless may qualify as a REIT for that year if we qualify for relief under certain provisions of the federal income tax laws. Those relief provisions are available if:

•	our failure to meet the applicable test is due to reasonable cause and not to willful neglect; and

•	following such failure for any taxable year, we file a schedule of the sources of our income with the IRS in accordance with the Treasury Regulations.

We cannot predict, however, whether any failure to meet these tests will qualify for the relief provisions. In addition, as discussed above in “—Taxation of Our Company,” even if the relief provisions apply, we would incur a 100% tax on the gross income attributable to the greater of (1) the amount by which we fail the 75% gross income test, or (2) the amount by which we fail the 95% gross income test, multiplied, in either case, by a fraction intended to reflect our profitability.

Asset Tests

To maintain our qualification as a REIT, we also must satisfy the following asset tests at the end of each quarter of each taxable year.

First, at least 75% of the value of our total assets, or the “75% asset test,” must consist of:

•	cash or cash items, including certain receivables;

•	government securities;

•	interests in real property, including leaseholds and options to acquire real property and leaseholds;

•	interests in mortgage loans secured by real property;

•	shares in other REITs; and

•
investments in stock or debt instruments during the one-year period following our receipt of new capital that we raise through equity offerings or public offerings of debt with at least a five-year term.

Second, of our assets that are not qualifying assets for purposes of the 75% asset test described above, the value of our interest in any one issuer’s securities may not exceed 5% of the value of our total assets, or the “5% asset test.”

Third, of our assets that are not qualifying assets for purposes of the 75% asset test described above, we may not own more than 10% of the voting power of any one issuer’s outstanding securities, or the “10% vote test,” or more than 10% of the value of any one issuer’s outstanding securities, or the “10% value test.”

Fourth, no more than 25% of the value of our total assets (or, prior to our 2009 taxable year, 20% of the value of our total assets) may consist of the securities of one or more taxable REIT subsidiaries.

Fifth, no more than 25% of the value of our total assets may consist of the securities of taxable REIT subsidiaries and other taxable subsidiaries and other assets that are not qualifying assets for purposes of the 75% asset test.

For purposes of the 5% asset test, the 10% vote test and the 10% value test, the term “securities” does not include shares in another REIT, equity or debt securities of a qualified REIT subsidiary or taxable REIT subsidiary, mortgage loans that constitute real estate assets, or equity interests in a partnership. The term “securities,” however, generally includes debt securities issued by a partnership or another REIT, except that for purposes of the 10% value test, the term “securities” does not include:

•
“Straight debt” securities, which is defined as a written unconditional promise to pay on demand or on a specified date a sum certain in money if (1) the debt is not convertible, directly or indirectly, into equity, and (2) the interest rate and interest payment dates are not contingent on profits, the borrower’s discretion, or similar factors. “Straight debt” securities do not include any securities issued by a partnership or a corporation in which we or any controlled taxable REIT subsidiary hold non-“straight debt” securities that have an aggregate value of more than 1% of the issuer’s outstanding securities. However, “straight debt” securities include debt subject to the following contingencies:

o
a contingency relating to the time of payment of interest or principal, as long as either (1) there is no change to the effective yield of the debt obligation, other than a change to the annual yield that does not exceed the greater of 0.25% or 5% of the annual yield, or (2) neither the aggregate issue price nor the aggregate face amount of the issuer’s debt obligations held by us exceeds $1 million and no more than 12 months of unaccrued interest on the debt obligations can be required to be prepaid; and

o	a contingency relating to the time or amount of payment on a default or prepayment of a debt obligation, as long as the contingency is consistent with customary commercial practice.

•	Any loan to an individual or an estate.

•	Any “section 467 rental agreement,” other than an agreement with a related-party tenant.

•	Any obligation to pay “rents from real property.”

•	Certain securities issued by governmental entities.

•	Any security issued by a REIT.

•
Any debt instrument issued by an entity treated as a partnership for federal income tax purposes in which we are a partner to the extent of our proportionate interest in the debt and equity securities of the partnership.

•
Any debt instrument issued by an entity treated as a partnership for federal income tax purposes not described in the preceding bullet points if at least 75% of the partnership’s gross income, excluding income from prohibited transactions, is qualifying income for purposes of the 75% gross income test described above in “—Gross Income Tests.”

For purposes of the 10% value test, our proportionate share of the assets of a partnership is our proportionate interest in any securities issued by the partnership, without regard to the securities described in the preceding two bullet points above.

We believe that the assets that we hold satisfy the foregoing asset test requirements. However, we will not obtain, nor are we required to obtain under the federal income tax laws, independent appraisals to support our conclusions as to the value of our assets and securities or the real estate collateral for the mortgage or mezzanine loans that we may acquire. Moreover, the values of some assets may not be susceptible to a precise determination. As a result, there can be no assurance that the IRS will not contend that our ownership of securities and other assets violates one or more of the asset tests applicable to REITs.

As noted above, we may invest opportunistically in loans secured by interests in real property when we believe our investment will allow us to acquire control of the related real property. If the outstanding principal balance of a loan during a taxable year exceeds the fair market value of the real property securing such loan as of the date we agreed to originate or acquire the loan, a portion of such loan likely will not constitute a qualifying real estate asset under the federal income tax laws. Although the law on the matter is not entirely clear, it appears that the nonqualifying portion of such loan will be equal to the portion of the loan amount that exceeds the value of the associated real property that serves as security for that loan.

Failure to Satisfy Asset Tests. We will monitor the status of our assets for purposes of the various asset tests and will manage our portfolio in order to comply at all times with such tests. If we fail to satisfy the asset tests at the end of a calendar quarter, we would not lose our REIT status if:

•	we satisfied the asset tests at the end of the preceding calendar quarter; and

•
the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets.

If we did not satisfy the condition described in the second bullet point immediately above, we still could avoid REIT disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which the discrepancy arose.

In the event that we violate the 5% asset test, the 10% vote test or the 10% value test described above, we will not lose our REIT status if (1) the failure is de minimis (up to the lesser of 1% of our assets or $10 million) and (2) we dispose of assets causing the failure or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify such failure. In the event of a failure of any of such asset tests other than a de minimis failure, as described in the preceding sentence, we will not lose our REIT status if (1) the failure was due to reasonable cause and not to willful neglect, (2) we file a description of each asset causing the failure with the IRS, (3) we dispose of assets causing the failure or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify the failure, and (4) we pay a tax equal to the greater of $50,000 or 35% of the net income from the nonqualifying assets during the period in which we failed to satisfy the asset tests.

In 2010, we discovered that we may have inadvertently violated the 5% asset test for the quarter ended March 31, 2009 as a result of utilizing a certain cash management arrangement with a commercial bank. If that investment in a commercial paper investment account is not treated as cash, and is instead treated as a security for purposes of the quarterly 5% asset test described above, then we will have failed the 5% asset test for the first quarter of our 2009 taxable year by an amount that is greater than the threshold for de minimis failures of the 5% asset test described above. We believe, however, that if we in fact failed the test, our failure would be considered due to reasonable cause and not willful neglect. Consequently, we would not be disqualified as a REIT for failure of the 5% asset test, provided that we comply with certain reporting requirements and pay a tax equal to the greater of $50,000 or 35% of the net income from the commercial paper investment account during the period in which we failed to satisfy the 5% asset test. The amount of such tax is $50,000. We complied with the applicable reporting requirements, and we paid such tax on April 27, 2010.

Bass Berry & Sims PLC, our tax counsel, in providing the tax opinion described above in “—Taxation of Our Company,” has concluded that, if we are considered to have failed the 5% asset test for the first quarter of our 2009 taxable year, such failure will be considered to be due to reasonable cause and not willful neglect such that the failure will not result in our disqualification as a REIT for our 2009 taxable year. Opinions of counsel are not, however, binding on the IRS or the courts. If, notwithstanding the opinion of Bass Berry & Sims PLC, the IRS were to assert that we failed the 5% asset test for the first quarter of our 2009 taxable year and that such failure was not due to reasonable cause, and the courts were to sustain that position, our status as a REIT would terminate for our 2009 taxable year. We would not be eligible to again elect REIT status until our 2014 taxable year. See “—Failure to Qualify as a REIT” below.

Annual Distribution Requirements

Each taxable year, we must distribute dividends, other than capital gain dividends and deemed distributions of retained capital gain, to our shareholders in an aggregate amount at least equal to:

•	the sum of

o	90% of our “REIT taxable income,” computed without regard to the dividends paid deduction and our net capital gain or loss, and

o	90% of our after-tax net income, if any, from foreclosure property, minus

•	the sum of certain items of non-cash income.

Generally, we must pay such distributions in the taxable year to which they relate, or in the following taxable year if either (1) we declare the distribution before we timely file our federal income tax return for the year and pay the distribution on or before the first regular dividend payment date after such declaration or (2) we declare the distribution in October, November, or December of the taxable year, payable to shareholders of record on a specified day in any such month, and we actually pay the dividend before the end of January of the following year. In both instances, these distributions relate to our prior taxable year for purposes of the annual distribution requirement.

We will pay federal income tax on taxable income, including net capital gain, that we do not distribute to our shareholders. Furthermore, if we fail to distribute during a calendar year, or by the end of January of the following calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year, at least the sum of:

•	85% of our REIT ordinary income for the year,

•	95% of our REIT capital gain income for the year, and

•	any undistributed taxable income from prior years,

we will incur a 4% nondeductible excise tax on the excess of such required distribution over the amounts we actually distributed.

We may elect to retain and pay federal income tax on the net long-term capital gain that we receive in a taxable year. If we so elect, we will be treated as having distributed any such retained amount for purposes of the 4% nondeductible excise tax described above. We intend to make timely distributions sufficient to satisfy the annual distribution requirement and to minimize corporate income tax and avoid the 4% nondeductible excise tax.

In addition, if we were to recognize “built-in gain” on the disposition of any assets acquired from a C corporation (or an entity taxable as a C corporation) in a transaction in which our basis in the assets was determined by reference to the C corporation’s basis (for instance, if the assets were acquired in a tax-free reorganization), we would be required to distribute at least 90% of the “built-in gain” net of the tax we would pay on such gain. “Built-in gain” is the excess of (a)

the fair market value of the asset (measured at the time of acquisition) over (b) the basis of the asset (measured at the time of acquisition).

It is possible that, from time to time, we may experience timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of that income and deduction of such expenses in arriving at our REIT taxable income. Further, it is possible that, from time to time, we may be allocated a share of net capital gain from a partnership (or an entity treated as a partnership for federal income tax purposes) in which we own an interest that is attributable to the sale of depreciated property that exceeds our allocable share of cash attributable to that sale. As a result of the foregoing, we may have less cash than is necessary to make distributions to our shareholders that are sufficient to avoid corporate income tax and the 4% nondeductible excise tax imposed on certain undistributed income or even to meet the annual distribution requirement. In such a situation, we may need to borrow funds or issue additional shares or, if possible, pay dividends consisting, in whole or in part, of our shares or debt securities.

In order for distributions to be counted as satisfying the annual distribution requirement for REITs, and to provide us with a REIT-level tax deduction, the distributions must not be “preferential dividends.” A distribution is not a preferential dividend if the distribution is (1) pro rata among all outstanding shares within a particular class, and (2) in accordance with the preferences among different classes of shares as set forth in our organizational documents. Our Class A common shares and our Class B common shares have identical distribution rights without any preferences between classes.

Under certain circumstances, we may be able to correct a failure to meet the distribution requirement for a year by paying “deficiency dividends” to our shareholders in a later year. We may include such deficiency dividends in our deduction for dividends paid for the earlier year. Although we may be able to avoid income tax on amounts distributed as deficiency dividends, we will be required to pay interest to the IRS based on the amount of any deduction we take for deficiency dividends.

IRS guidance permits certain distributions made by a publicly-traded REIT that (i) are declared before 2013 with respect to a taxable year ending before 2012 and (ii) consist of both cash and its shares, to be treated as dividend distributions for purposes of satisfying the annual distribution requirement applicable to REITs. Based on that guidance, if we are publicly traded on an established securities market in the United States and if we satisfy certain requirements, including the requirement that at least 10% of the total value of any such distribution consists of cash, the cash and our shares that we distribute will be treated as a dividend, to the extent of our earnings and profits. If we make such a distribution to our shareholders, each of our shareholders will be required to treat the total value of the distribution that each shareholder receives as a dividend, to the extent of each shareholder’s pro-rata share of our earnings and profits, regardless of whether such shareholder receives cash, our shares or a combination of cash and our shares. For a general discussion of the federal income tax consequences to our shareholders on the receipt of dividends, see below, “—Taxation of Taxable U.S. Holders of Our Class B Common Shares,” “—Taxation of Tax-Exempt Holders of Our Class B Common Shares” and “—Taxation of Non-U.S. Holders of Our Class B Common Shares.”

We advise each of our shareholders that the taxes resulting from your receipt of a distribution consisting of cash and our shares may exceed the cash that you receive in the distribution. We urge each of our shareholders to consult your tax advisor regarding the specific federal, state, local and foreign income and other tax consequences of distributions consisting of both cash and our shares.

Recordkeeping Requirements

We must maintain certain records in order to qualify as a REIT. To avoid paying monetary penalties, we must demand, on an annual basis, information from certain of our shareholders designed to disclose the actual ownership of our outstanding shares, and we must maintain a list of those persons failing or refusing to comply with such demand as part of our records. A shareholder that fails or refuses to comply with such demand is required by the Treasury Regulations to submit a statement with its tax return disclosing the actual ownership of our shares and other information. We intend to comply with these recordkeeping requirements.

Failure to Qualify as a REIT

If we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, we could avoid disqualification if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure.  In addition, there are statutory relief provisions for a failure of the gross income tests and asset tests, as described in “—Gross Income Tests” and “—Asset Tests.”

If we were to fail to qualify as a REIT in any taxable year, and no relief provision applied, we would be subject to federal income tax on our taxable income at federal corporate income tax rates and any applicable alternative minimum tax.  In calculating our taxable income for a year in which we failed to qualify as a REIT, we would not be able to deduct amounts distributed to our shareholders, and we would not be required to distribute any amounts to our shareholders for that year.  In such event, to the extent of our current and accumulated earnings and profits, distributions to our shareholders generally would be taxable to our shareholders as ordinary income.  Subject to certain limitations of the federal income tax laws, corporate shareholders may be eligible for the dividends received deduction, and shareholders taxed at individual rates may be eligible for a reduced federal income tax rate (15% through 2012) on such dividends.  Unless we qualified for relief under the statutory relief provisions described in the preceding paragraph, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT.  We cannot predict whether in all circumstances we would qualify for such statutory relief.

Tax Aspects of Our Investments in Our Operating Partnership and Subsidiary Partnerships.

The following discussion summarizes certain federal income tax considerations that are applicable to our direct and indirect investments in our Operating Partnership and any other entity that is treated as a partnership for federal income tax purposes, each individually referred to as a “Partnership” and, collectively, as the “Partnerships.” Our Operating Partnership currently holds, directly and indirectly, all of the ownership interests in its subsidiaries, and such subsidiaries, therefore, currently are disregarded for federal income tax purposes. See “—Requirements for Qualification as a REIT—Other Disregarded Entities and Partnerships” above. If additional partners or members are admitted to any such noncorporate subsidiary, we intend for such noncorporate subsidiary to be treated as a partnership for federal income tax purposes.

Classification as Partnerships

We are required to include in our income our distributive share of each Partnership’s income and to deduct our distributive share of each Partnership’s losses but only if such Partnership is classified for federal income tax purposes as a partnership, rather than as a corporation or an association taxable as a corporation. An unincorporated entity with at least two owners or members, as determined for federal income tax purposes, will be classified as a partnership, rather than as a corporation, for federal income tax purposes if it:

•	is treated as a partnership under the Treasury Regulations relating to entity classification, or the “check-the-box regulations;” and

•	is not a “publicly traded partnership.”

Under the check-the-box regulations, an unincorporated entity with at least two owners or members may elect to be classified either as an association taxable as a corporation or as a partnership. If such an entity does not make an election, it generally will be treated as a partnership for federal income tax purposes.

A publicly traded partnership is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market or the substantial equivalent thereof. A publicly traded partnership generally is treated as a corporation for federal income tax purposes, but will not be so treated if, for each taxable year beginning after December 31, 1987 in which it was classified as a publicly traded partnership, at least 90% of the partnership’s gross income consisted of specified passive income, including real property rents, gains from the sale or other disposition of real property, interest, and dividends, or the “90% passive income exception.” The Treasury Regulations provide limited safe harbors from treatment as a publicly traded partnership.  Pursuant to one of those safe harbors, interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (1) all interests in the partnership were issued in a transaction or transactions that were not required to be registered under the Securities Act of 1933, as amended, and (2) the partnership does not have more than 100 partners at any time during the partnership’s taxable year.  In determining the number of partners in a partnership, a person owning an interest in a partnership, grantor trust, or S corporation that owns an interest in the partnership is treated as a partner in such partnership only if (1) substantially all of the value of the owner’s interest in the entity is attributable to the entity’s direct or indirect interest in the partnership and (2) a principal purpose of the use of the entity is to permit the partnership to satisfy the 100-partner limitation.  If any Partnership does not qualify for any safe harbor and is treated as a publicly traded partnership, we believe that such Partnership would have sufficient qualifying income to satisfy the 90% passive income exception and, therefore, would not be treated as a corporation for federal income tax purposes.

We have not requested, and do not intend to request, a ruling from the IRS that any of the Partnerships is or will be classified as a partnership for federal income tax purposes. If, for any reason, a Partnership were taxable as a corporation, rather than as a partnership, for federal income tax purposes, we may not be able to qualify as a REIT, unless we qualify for certain statutory relief provisions. See “—Gross Income Tests” and “—Asset Tests.” In addition, any change in a Partnership’s status for tax purposes might be treated as a taxable event, in which case we might incur tax liability without any related cash distribution. See “—Annual Distribution Requirements.” Further, items of income and deduction of such Partnership would not pass through to us, and we would be treated as a stockholder for federal income tax purposes. Consequently, such Partnership would be required to pay income tax at corporate rates on its net income, and distributions to us would constitute dividends that would not be deductible in computing such Partnership’s taxable income.

Income Taxation of the Partnerships and Their Partners

Partners, Not the Partnerships, Subject to Tax. A partnership is not a taxable entity for federal income tax purposes. Rather, we are required to take into account our distributive share of each Partnership’s income, gains, losses, deductions, and credits for each taxable year of the Partnership ending with or within our taxable year, even if we receive no distribution from the Partnership for that year or a distribution that is less than our share of taxable income. Similarly, even if we receive a distribution, it may not be taxable if the distribution does not exceed our adjusted tax basis in our interest in the Partnership.

Partnership Allocations. Although a partnership agreement generally will determine the allocation of income and losses among partners, such allocations will be disregarded for tax purposes if they do not comply with the provisions of the federal income tax laws governing partnership allocations. If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item.

Tax Allocations With Respect to Contributed Properties. Income, gain, loss, and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for federal income tax purposes in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution (the “704(c) Allocations”). The amount of such unrealized gain or unrealized loss, referred to as “built-in gain” or “built-in loss,” at the time of contribution is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at that time, referred to as a book-tax difference. A book-tax difference attributable to depreciable property generally is decreased on an annual basis as a result of the allocation of depreciation deductions to the contributing partner for book purposes, but not for tax purposes. The 704(c) Allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The Treasury Regulations require partnerships to use a “reasonable method” for allocating items with respect to which there is a book-tax difference and outline several reasonable allocation methods.

The carryover basis of any properties actually contributed to our Operating Partnership or another Partnership by an additional partner or member, under certain reasonable methods available to us, including the “traditional method,” (i) would cause us to be allocated lower amounts of depreciation deductions for tax purposes than would be allocated to us if all contributed properties were to have a tax basis equal to their fair market value at the time of the contribution and (ii) in the event of a sale of such properties, could cause us to be allocated taxable gain in excess of the economic or book gain allocated to us as a result of such sale, with a corresponding tax benefit to the contributing partners. An allocation described in (ii) above might cause us to recognize taxable income in excess of cash proceeds in the event of a sale or other disposition of property, which might adversely affect our ability to comply with the REIT distribution requirements and may result in a greater portion of our distributions being taxed as dividends.

Basis in Partnership Interest. Our adjusted tax basis in any partnership interest we own generally will be:

•	the amount of cash and the basis of any other property we contribute to the partnership;

•	increased by our distributive share of the partnership’s income (including tax-exempt income) and any increase in our allocable share of indebtedness of the partnership; and

•
reduced, but not below zero, by our distributive share of the partnership’s loss (excluding any non-deductible items), the amount of cash and the basis of property distributed to us, and any reduction in our allocable share of indebtedness of the partnership.

Loss allocated to us in excess of our basis in a partnership interest will not be taken into account for federal income tax purposes until we again have basis sufficient to absorb the loss. A reduction of our share of partnership indebtedness will be treated as a constructive cash distribution to us, and will reduce our adjusted tax basis. Distributions, including constructive distributions, in excess of the basis of our partnership interest will constitute taxable income to us. Such distributions and constructive distributions normally will be characterized as long-term capital gain.

Sale of a Partnership’s Property. Generally, any gain realized by a Partnership on the sale of property held for more than one year will be long-term capital gain, except for any portion of the gain treated as depreciation or cost recovery recapture. Our share of any Partnership’s gain from the sale of inventory or other property held primarily for sale to customers in the ordinary course of the Partnership’s trade or business will be treated as income from a prohibited transaction subject to a 100% tax. Income from a prohibited transaction may have an adverse effect on our ability to satisfy the gross income tests for REIT status. See “—Gross Income Tests.” We presently do not intend to acquire or hold, or to allow any Partnership to acquire or hold, any property that is likely to be treated as inventory or property held primarily for sale to customers in the ordinary course of our, or any Partnership’s, trade or business.

Sunset of Reduced Tax Rate Provisions

Several of the tax considerations described herein are subject to a sunset provision.  The sunset provision generally provides that for taxable years beginning after December 31, 2012, certain provisions that currently are in the Code will revert back to an earlier version of those provisions.  Those provisions include provisions related to the reduced federal income tax rates for taxpayers taxed at individual rates as to ordinary income, long-term capital gains and qualified dividend income, and certain other tax rate provisions described herein.  The impact of this sunset is not discussed in detail herein.  Consequently, prospective shareholders should consult their own tax advisors regarding the effect of sunset provisions on the ownership of our Class B common shares.

State and Local Taxes

We and/or you may be subject to taxation by various states and localities, including those in which we or a shareholder transacts business, owns property or resides.  The state and local tax treatment may differ from the federal income tax treatment described above.  Consequently, you should consult your own tax advisors regarding the effect of state and local tax laws on (i) an exchange of OP units or our Class A common shares for our Class B common shares pursuant to the exchange offer and (ii) the ownership our Class B common shares.

LEGAL MATTERS

Certain legal matters, including our qualification as a REIT for federal income tax purposes, will be passed upon for us by Bass, Berry & Sims PLC, Memphis, Tennessee. Venable LLP, Baltimore, Maryland, will issue an opinion to us regarding certain matters of Maryland law, including the validity of the Class B common shares offered hereby.

EXPERTS

The financial statements of the Company as of December 31, 2010 and 2009 and for the years ended December 31, 2010, 2009 and 2008 incorporated into this prospectus by reference to the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 have been so incorporated in reliance on the report of Pannell Kerr Forster of Texas, P.C., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of the Operating Partnership as of December 31, 2010 and 2009 and for the years ended December 31, 2010, 2009 and 2008 included in this prospectus as Annex A have been so included in reliance on the report of Pannell Kerr Forster of Texas, P.C., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________________________

FORM 10-K

[Mark One]
☒     ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the fiscal year ended December 31, 2010
OR
☐ TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the transition period from ____________ to ____________
Commission File Number: 000-53966
______________________________

WHITESTONE REIT OPERATING PARTNERSHIP, L.P.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	76-0594968
(State or Other Jurisdiction of incorporation or	(I.R.S. Employer
Organization)	Identification No.)

2600 South Gessner, Suite 500 Houston, Texas	77063
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (713) 827-9595
Securities registered pursuant to section 12(b) of the Act:
None
Securities registered pursuant to section 12(g) of the Act:
Units of Limited Partnership Interest
(Title of Class)
Indicate by check mark if the Registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act. Yes ☐ No ☒
Indicate by check mark if the Registrant is not required to file reports pursuant to Section 13 or 15(d) of the Act. Yes ☐ No ☒
Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒ No ☐
Indicate by check mark whether the Registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T during the preceding 12 months (or for such shorter period that the Registrant was required to submit and post such files).
Yes ☐ No ☐
Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best or Registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. ☐
Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one)
Large accelerated filer ☐        Accelerated filer ☐        Non-accelerated filer ☒        Smaller reporting company ☐
(Do not check if smaller reporting company)
Indicate by check mark whether the Registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes ☐ No ☒
The aggregate market value of the voting and non-voting shares held by non-affiliates of the Registrant as of June 30, 2010 (the last business day of the Registrant's most recently completed second fiscal quarter) was $24,122,518 assuming a market value of $15.45 per share. There was no established market for the voting and non-voting stock at such date.
As of March 29, 2011, the Registrant had 7,364,913 units of limited partnership interest outstanding.

WHITESTONE REIT OPERATING PARTNERSHIP, L.P.
FORM 10-K
Year Ended December 31, 2010

Unless the context otherwise requires, all references in this report to “we,” “us,” “our,” “the Operating Partnership,” “WROP” and “OP” refer to Whitestone REIT Operating Partnership, L.P., and, unless the context otherwise requires, our direct and indirect subsidiaries. “Whitestone,” “the Trust” and “the General Partner” refer to Whitestone REIT.

Forward-Looking Statements

This Form 10-K contains forward-looking statements, including discussion and analysis of our financial condition, anticipated capital expenditures required to complete projects, amounts of anticipated cash distributions to our partners in the future and other matters. These forward-looking statements are not historical facts but are the intent, belief or current expectations of management based on its knowledge and understanding of our business and industry. Forward-looking statements are typically identified by the use of terms such as “may,” “will,” “should,” “potential,” “predicts,” “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates” or the negative of such terms and variations of these words and similar expressions. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements.

Forward-looking statements that were true at the time made may ultimately prove to be incorrect or false. You are cautioned to not place undue reliance on forward-looking statements, which reflect management’s view only as of the date of this Form 10-K. We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results. Factors that could cause actual results to differ materially from any forward-looking statements made in this Form 10-K include:

•	the imposition of federal corporate-level income taxes on our General Partner if it fails to qualify as a REIT in any taxable year or foregoes an opportunity to ensure its REIT status;

•	uncertainties related to the national economy, the real estate industry in general and in our specific markets;

•	legislative or regulatory changes, including changes to laws governing our General Partner;

•	adverse economic or real estate developments in Texas, Arizona or Illinois;

•	increases in interest rates and operating costs;

•	inability to obtain necessary outside financing;

•	litigation risks;

•	lease-up risks;

•	inability to obtain new tenants upon the expiration of existing leases;

•	inability to generate sufficient cash flows due to market conditions, competition, uninsured losses, changes in tax or other applicable laws; and

•	the potential need to fund tenant improvements or other capital expenditures out of operating cash flow.

The forward-looking statements should be read in light of these factors and the factors identified in the “Risk Factors” section of this Form 10-K.

PART I

Item 1.  Business.

General

We own and operate commercial properties in culturally diverse markets in major metropolitan areas. We are a subsidiary of Whitestone, and together, our real estate portfolio of 38 properties contains approximately 3.2 million square feet of leasable space, located in Texas, Arizona and Illinois. The portfolio has a gross book value of approximately $205 million and book partners' capital of approximately $84 million as of December 31, 2010.

We were formed under the terms of a limited partnership agreement, or Agreement, dated December 31, 1998 in the state of Delaware under the name Hartman REIT Operating Partnership, and subsequently changed our name to Whitestone REIT Operating Partnership, L.P. on May 17, 2007. We are controlled and managed by Whitestone in its capacity as our sole general partner, owning 100% general partnership interest in us. In addition, Whitestone owned a 75.4% limited partnership interest in us as of December 31, 2010, with the remaining 24.6% limited partnership interest held by other limited partners. On April 24, 2009, as part of a legal settlement agreement between Whitestone and its former CEO, Mr. Allen R. Hartman, and former external advisor, Hartman Management, L.P., approximately 371,843 units of our limited partnership interests, which we call “OP units,” were transferred to approximately 1,000 individuals. These OP units were held by Hartman Income REIT, an affiliate of Hartman Management, L.P., and were distributed to all shareholders of Hartman Income REIT, other than Mr. Hartman. The result of this transfer was the addition of approximately 1,000 limited partners. Prior to this distribution we had approximately 400 limited partners.

All of our limited partners own limited partnership interests in the form of OP units. Each holder of an OP unit has the right to redeem the OP unit for cash (with the amount of cash as the equivalent value of one Whitestone Class A common share) or, at Whitestone’s option, Class A common shares of beneficial ownership in Whitestone at a ratio of one Class A common share for each OP unit redeemed, subject to adjustment for stock splits, recapitalizations and other capital changes affecting Whitestone. Distributions to holders of our OP units, or OP unit holders, receive distributions from us at the same rate per OP unit as dividends per share of Whitestone. On August 24, 2010, Whitestone filed with the State Department of Assessments and Taxation of Maryland (the “SDAT”) amendments to its declaration of trust that (i) changed the name of all of its common shares of beneficial interest, par value $0.001 to “Class A common shares,” (the “Class A common shares”) and effected a 1-for-3 reverse share split of its Class A common shares and our OP units. In addition, the Company filed with the SDAT articles supplementary to its declaration of trust that created a new class of common shares of beneficial interest, par value $0.001, entitled “Class B common shares” (“Class B common shares,” and together with the Class A common shares, the "common shares"). For purposes of this Form 10-K, unless otherwise indicated, Class A common shares and OP units are reported after the 1-for-3 reverse share split was effected.

Subject to certain restrictions, OP units are not redeemable until the later of one year after acquisition or an initial public offering of the common shares. For purposes of this Form, the term “OP unit” or “unit of partnership interest” refers to the limited partnership interest and related units held by a limited partner. Thus for purposes of this Form, as of December 31, 2010, Whitestone’s 75.4% limited partnership interest has been treated as equivalent to 5,550,374 OP units and the remaining 24.6% limited partner interest has been treated as equivalent to 1,814,569 OP units. In addition, Whitestone’s 100% general partner interest has been treated as equivalent, for purposes of this Form, to 0 OP units. Whitestone’s weighted-average percentage ownership in us was approximately 70.2% for the year ended December 31, 2010.

Whitestone currently conducts substantially all of its operations and activities through us and our subsidiaries. As our sole general partner, Whitestone has the exclusive power to manage and conduct our business, subject to certain customary exceptions. Whitestone is a Maryland real estate investment trust (“REIT”) and was founded in 1998. Whitestone changed its state of organization from Texas to Maryland in December 2003. Whitestone has elected to be taxed as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”).

Our OP units and Whitestone’s Class A common shares are not traded on a stock exchange. Whitestone's Class B common shares are traded on the NYSE AMEX. Our offices are located at 2600 South Gessner, Suite 500, Houston, Texas 77063. Our telephone number is (713) 827-9595 and Whitestone maintains an internet site at www.whitestonereit.com.

Our Strategy

In October 2006, Whitestone's current management team joined the company and adopted a strategic plan to acquire, redevelop, own and operate Community Centered Properties. We define Community Centered Properties as visibly located properties in established or developing culturally diverse neighborhoods in our target markets. We market, lease and manage our centers to match tenants with the shared needs of the surrounding neighborhood. Those needs may include specialty retail, grocery, restaurants and medical, educational and financial services. Our goal is for each property to become a Whitestone-branded business center or retail community that serves a neighboring five-mile radius around our property. Whitestone employs and develops a diverse group of associates who understand the needs of our multicultural communities and tenants.
Our primary business objective is to increase shareholder value by acquiring, owning and operating Community Centered Properties. The key elements of our strategy include:

•	Strategically Acquiring Properties.

◦
Seeking High Growth Markets. We seek to strategically acquire commercial properties in high-growth markets. Our acquisition targets are located in densely populated, culturally diverse neighborhoods, primarily in and around Phoenix, Chicago, Dallas, San Antonio and Houston, five of the top 20 markets in the United States in terms of population growth.

◦
Diversifying Geographically. Our current portfolio is concentrated in Houston. We believe that continued geographic diversification in markets where we have substantial knowledge and experience will help offset the economic risk from a single market concentration. We intend to continue to focus our expansion efforts in the Phoenix, Chicago, Dallas and San Antonio markets. We believe our management infrastructure and capacity can accommodate substantial growth in those markets. We may also pursue opportunities in other Southwestern and Western regions that are consistent with our Community Centered Property strategy.

◦
Capitalizing on Availability of Distressed Assets. We believe that during the next several years there will be excellent opportunities in our target markets to acquire quality properties at historically attractive prices. We intend to acquire distressed assets directly from owners or financial institutions holding foreclosed real estate and debt instruments that are either in default or on bank watch lists. Many of these assets may benefit from our corporate strategy and our management team’s experience in turning around distressed properties, portfolios and companies. We have extensive relationships with community banks, attorneys, title companies, and others in the real estate industry with whom we regularly work to identify properties for potential acquisition.

•
Redeveloping and Re-tenanting Existing Properties. We “turn around” properties and seek to add value through renovating and re-tenanting our properties to create Whitestone-branded Community Centered Properties. We seek to accomplish this by (1) stabilizing occupancy, with per property occupancy goals of 90% or higher; (2) adding leasable square footage to existing structures; (3) developing and building on excess land; (4) upgrading and renovating existing structures; and (5) investing significant effort in recruiting tenants whose goods and services meet the needs of the surrounding neighborhood.

•
Recycling Capital for Greater Returns. We seek to continually upgrade our portfolio by opportunistically selling properties that do not have the potential to meet our Community Centered Property strategy and redeploying the sale proceeds into properties that better fit our strategy. Some of our properties which were acquired prior to the tenure of our current management team may not fit our Community Centered Property strategy, and we may look for opportunities to dispose of these properties as we continue to execute our strategy.

•
Prudent Management of Capital Structure. We currently have 15 properties that are not mortgaged. We may seek to add mortgage indebtedness to existing and newly acquired unencumbered properties to provide additional capital for acquisitions. As a general policy, we intend to maintain a ratio of total indebtedness to undepreciated book value of real estate assets that is less than 60%. As of December 31, 2010, our ratio of total mortgage indebtedness to undepreciated book value of real estate assets was 49%.

•
Investing in People. We believe that our people are the heart of our culture, philosophy and strategy. We continually focus on developing associates who are self-disciplined and motivated and display at all times a high degree of character and competence. Whitestone provides them with equity incentives to align their interests with those of its shareholders and our partners.

Our Structure

Substantially all of Whitestone's business is conducted through us.  Whitestone is our sole general partner.  As of December 31, 2010, Whitestone owned approximately 75.4% interest in us.

As of December 31, 2010, we owned a real estate portfolio consisting of 38 properties located in three states.  As of December 31, 2010, our Operating Portfolio Occupancy Rate was 86% based on leasable square footage compared to 82% as of December 31, 2009. We define Operating Portfolio Occupancy Rate as physical occupancy on all properties (i) excluding new acquisitions and (ii) properties which are undergoing significant redevelopment or re-tenanting.

Whitestone directly manages the operations and leasing of our properties.  Substantially all of our revenues consist of base rents received under long-term leases.  For the year ended December 31, 2010, our total revenues were approximately $31.5 million.  Approximately 66% of our existing leases contain “step up” rental clauses that provide for increases in the base rental payments.

As of December 31, 2010, 2009 and 2008, we had one property that accounted for more than 10% of total gross revenue and real estate assets.  Uptown Tower is an office building located in Dallas, Texas that accounted for 12.0%, 11.9% and 12.8% of our total revenue for the years ended December 31, 2010, 2009 and 2008, respectively.  Uptown Tower also accounted for  10.2%, 10.9% and 11.5% of our real estate assets, net of accumulated depreciation, for the years ended December 31, 2010, 2009 and 2008, respectively.  Of our 38 properties, 31 are located in the Houston, Texas metropolitan area.

Economic Factors

The recent economic recession continues to negatively impact the volume of real estate transactions, occupancy levels, tenants’ ability to pay rent and cap rates. Each of these factors could negatively impact the value of public real estate companies, including ours.  However, the vast majority of our retail properties are located in densely populated metropolitan areas and are occupied by tenants that generally provide basic necessity-type items and tend to be less affected by economic changes.  Furthermore, our portfolio is primarily positioned in metropolitan areas in Texas which have been impacted less by the economic slow down compared to other metropolitan areas.

Competition

All of our properties are located in areas that include competing properties.  The amount of competition in a particular area could impact our ability to acquire additional real estate, sell current real estate, lease space and the amount of rent we are able to charge.  We may be competing with owners, including but not limited to, REITs, insurance companies and pension funds, with access to greater resources than those available to us.
Many of our competitors have greater financial and other resources than us and may have more operating experience than us. Generally, there are other neighborhood and community retail centers within relatively close proximity to each of our properties. There is, however, no dominant competitor in the Houston, Dallas, San Antonio, Phoenix or Chicago metropolitan areas. Our retail tenants face increasing competition from outlet malls, internet discount shopping clubs, catalog companies, direct mail and telemarketing.

Compliance with Governmental Regulations

Under various federal and state environmental laws and regulations, as an owner or operator of real estate, we may be required to investigate and clean up certain hazardous or toxic substances, asbestos-containing materials, or petroleum product releases at our properties. We may also be held liable to a governmental entity or to third parties for property damage and for investigation and cleanup costs incurred by those parties in connection with the contamination. In addition, some environmental laws create a lien on the contaminated site in favor of the government for damages and costs it incurs in connection with the contamination. The presence of contamination or the failure to remediate contaminations at any of our properties may adversely affect our ability to sell or lease the properties or to borrow using the properties as collateral. We could also be liable under common law to third parties for damages and injuries resulting from environmental contamination coming from our properties.

We will not purchase any property unless we are generally satisfied with the environmental status of the property. We may obtain a Phase I environmental site assessment, which includes a visual survey of the building and the property in an attempt to identify areas of potential environmental concerns, visually observing neighboring properties to assess surface conditions or activities that may have an adverse environmental impact on the property, and contacting local governmental agency personnel and performing a regulatory agency file search in an attempt to determine any known environmental concerns in the immediate vicinity of the property. A Phase I environmental site assessment does not generally include any sampling or testing of soil, groundwater or building materials from the property.

We believe that our properties are in compliance in all material respects with all federal, state and local ordinances and regulations regarding the handling, discharge and emission of hazardous or toxic substances. During the re-financing of twenty-one of our properties in late 2008 and early 2009, Phase I environmental site assessments were completed at those properties. These assessments revealed that five of the twenty-one properties currently or previously had a dry cleaning facility as a tenant. Since release of chlorinated solvents can occur as a result of dry cleaning operations, a Phase II subsurface investigation was conducted at the five identified properties, and all such investigations revealed the presence of chlorinated solvents. Based on the findings of the Phase II subsurface investigations, we promptly applied for entry into the Texas Commission on Environmental Quality Dry Cleaner Remediation Program, or DCRP, for four of the identified properties and were accepted. Upon entry, and continued good standing with the DCRP, the DCRP administers the Dry Cleaning Remediation fund to assist with remediation of contamination caused by dry cleaning solvents. The response actions associated with the ongoing investigation and subsequent remediation, if necessary, have not been determined at this time. However, we believe that the costs of such response actions will be immaterial, and therefore no liability has been recorded to our financial statements. We have not been notified by any governmental authority, and are not otherwise aware, other than the five identified properties described above, of any material noncompliance, liability or claim relating to hazardous or toxic substances in connection with any of our present or former properties. We have not recorded in our financial statements any material liability in connection with environmental matters. Nevertheless, it is possible that the environmental assessments conducted thus far and currently available to us do not reveal all potential environmental liabilities. It is also possible that subsequent investigations will identify material contamination or other adverse conditions, that adverse environmental conditions have arisen subsequent to the performance of the environmental assessments, or that there are material environmental liabilities of which management is unaware.

Under the Americans with Disabilities Act, or ADA, all places of public accommodation are required to meet certain federal requirements related to access and use by disabled persons. Our properties must comply with the ADA to the extent that they are considered “public accommodations” as defined by the ADA. The ADA may require removal of structural barriers to access by persons with disabilities in public areas of our properties where such removal is readily achievable. We believe that our properties are in substantial compliance with the ADA and that we will not be required to make substantial capital expenditures to address the requirements of the ADA. In addition, we will continue to assess our compliance with the ADA and to make alterations to our properties as required.

Employees

As of December 31, 2010, we had no employees, and Whitestone employed 53 full-time employees. We rely on Whitestone for management services and administrative services. As the management and employees of Whitestone work for the benefit of the Operating Partnership, the costs and expenses of Whitestone have been presented in this Form 10-K in a manner consistent with Whitestone’s presentation in its Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

Materials Available on Our Website

Copies of our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and any amendments to those reports, as well as Reports on Forms 3, 4 and 5 regarding our management's officers, trustees or any of our 10% beneficial owners, filed or furnished pursuant to Section 13(a), 15(d) or 16(a) of the Exchange Act are available on the website of the Securities and Exchange Commission's (“SEC”) at www.sec.gov. You may also read and copy any materials we file with the SEC at the SEC's Public Reference Room at 100 F Street, NE, Washington, D.C. 20549, on official business days during the hours of 10:00 am to 3:00 pm Eastern. You may obtain information on the operation of the SEC's Public Reference Room by calling the SEC at 1-800-SEC-0330.

Copies of Whitestone's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to those reports, as well as Reports on Forms 3, 4 and 5 regarding Whitestone's officers, trustees or 10% beneficial owners, filed or furnished pursuant to Section 13(a), 15(d) or 16(a) of the Exchange Act are also available free of charge through its website at www.whitestonereit.com, as soon as reasonably practicable after it electronically files the material with, or furnishes it to, the SEC. Whitestone has also made available on its website copies of its Audit Committee Charter, Compensation Committee Charter, Nominating and Governance Committee Charter, Insider Trading Compliance Policy, and

Code of Business Conduct and Ethics Policy. In the event of any changes to these charters or the code or guidelines, changed copies will also be made available on Whitestone's website. Materials on Whitestone's website are not part of its Annual Report on Form 10-K and will not be part of our Annual Report on Form 10-K and such materials are not incorporated herein by reference.

Financial Information

Additional financial information related to us is included in Item 8 “Consolidated Financial Statements and Supplementary Data.”

Item 1A.  Risk Factors.

In addition to the other information contained in this Form 10-K, the following risk factors should be considered carefully in evaluating our business.  Our business, financial condition, or results of operations could be materially adversely affected by any of these risks.  Please note additional risks not presently known to us or which we currently consider immaterial may also impair our business and operations.

Risks Associated with Real Estate

The recent market disruptions may significantly and adversely affect our financial condition and results of operations.

The recent recession in the United States has resulted in increased unemployment, weakening of tenant financial condition, large-scale business failures and tight credit markets. Our results of operations may be sensitive to changes in overall economic conditions that impact tenant leasing practices. A continuation of ongoing adverse economic conditions affecting tenant income, such as employment levels, business conditions, interest rates, tax rates, fuel and energy costs and other matters, could reduce overall tenant leasing or cause tenants to shift their leasing practices. In addition, periods of economic slowdown or recession, rising interest rates or declining demand for real estate, or the public perception that any of these events may occur, could result in a general decline in rents or an increased incidence of defaults under existing leases. At this time, it is difficult to determine the breadth and duration of the economic and financial market problems and the many ways in which they may affect our tenants and our business in general. A general reduction in the level of tenant leasing could adversely affect our ability to maintain our current tenants and gain new tenants, affecting our growth and profitability. Accordingly, continuation or further worsening of these difficult financial and macroeconomic conditions could have a significant adverse effect on our cash flows, profitability and results of operations.

Real estate property investments are illiquid, and therefore we may not be able to dispose of properties when appropriate or on favorable terms.

Our strategy includes opportunistically selling properties that do not have the potential to meet our Community Centered Property strategy. However, real estate property investments generally cannot be disposed of quickly. In addition, the Code imposes restrictions on the ability of a REIT to dispose of properties that are not applicable to other types of real estate companies. Therefore, we may not be able to vary our portfolio in response to economic or other conditions promptly or on favorable terms, which could cause us to incur extended losses, reduce our cash flows and adversely affect distributions.

We cannot predict whether we will be able to sell any property for the price or on the terms set by us or whether any price or other terms offered by a prospective purchaser would be acceptable to us. We also cannot predict the length of time needed to find a willing purchaser and to close the sale of a property. To the extent we are unable to sell any properties for our book value, we may be required to take a non-cash impairment charge or loss on the sale, either of which would reduce our net income.

We may be required to expend funds to correct defects or to make improvements before a property can be sold. We cannot assure you that we will have funds available to correct those defects or to make those improvements. We may agree to transfer restrictions that materially restrict us from selling that property for a period of time or impose other restrictions, such as a limitation on the amount of debt that can be placed or repaid on that property. These transfer restrictions would impede our ability to sell a property even if we deem it necessary or appropriate. These facts and any others that would impede our ability to respond to adverse changes in the performance of our properties may have a material adverse effect on our business, financial condition, results of operations and our ability to make distributions.

Our business is dependent upon our tenants successfully operating their businesses, and their failure to do so could have a material adverse effect on our ability to successfully and profitably operate our business.

We depend on our tenants to operate the properties we own in a manner which generates revenues sufficient to allow them to meet their obligations to us, including their obligations to pay rent, maintain certain insurance coverage, pay real estate taxes and maintain the properties in a manner so as not to jeopardize their operating licenses or regulatory status. The ability of our tenants to fulfill their obligations under our leases may depend, in part, upon the overall profitability of their operations. Cash flow generated by certain tenant businesses may not be sufficient for a tenant to meet its obligations to us. Our financial position could be weakened and our ability to fulfill our obligations under our indebtedness could be limited if a number of our tenants were unable to meet their obligations to us or failed to renew or extend their relationship with us as their lease terms expire, or if we were unable to lease or re-lease our properties on economically favorable terms. These adverse developments could arise due to a number of factors, including those described in the risk factors discussed in this annual report.

Turmoil in capital markets could adversely impact acquisition activities and pricing of real estate assets.

Volatility in capital markets could adversely affect acquisition activities by impacting certain factors, including the tightening of underwriting standards by lenders and credit rating agencies and the significant inventory of unsold collateralized mortgage backed securities in the market. These factors directly affect a lender’s ability to provide debt financing as well as increase the cost of available debt financing. As a result, we may not be able to obtain favorable debt financing in the future or at all. This may impair our ability to acquire properties or result in future acquisitions generating lower overall economic returns, which may adversely affect our results of operations and distributions to partners. Furthermore, any turmoil in the capital markets could adversely impact the overall amount of capital available to invest in real estate, which may result in price or value decreases of real estate assets.

The value of investments in our OP units will be directly affected by general economic and regulatory factors we cannot control or predict.

Investments in real estate typically involve a high level of risk as the result of factors we cannot control or predict. One of the risks of investing in real estate is the possibility that our properties will not generate income sufficient to meet operating expenses or will generate income and capital appreciation, if any, at rates lower than those anticipated or available through investments in comparable real estate or other investments. The following factors may affect income from properties and yields from investments in properties and are generally outside of our control:

•	conditions in financial markets;

•	over-building in our markets;

•	a reduction in rental income as the result of the inability to maintain occupancy levels;

•	adverse changes in applicable tax, real estate, environmental or zoning laws;

•	changes in general economic conditions;

•	a taking of any of our properties by eminent domain;

•	adverse local conditions (such as changes in real estate zoning laws that may reduce the desirability of real estate in the area);

•	acts of God, such as earthquakes or floods and other uninsured losses;

•	changes in supply of or demand for similar or competing properties in an area;

•	changes in interest rates and availability of permanent mortgage funds, which may render the sale of a property difficult or unattractive; and

•	periods of high interest rates and tight money supply.

Some or all of these factors may affect our properties, which could adversely affect our operations and ability to pay distributions.

All of our properties are subject to property taxes that may increase in the future, which could adversely affect our cash flow.

Our properties are subject to property taxes that may increase as property tax rates change and as the properties are assessed by taxing authorities. We anticipate that most of our leases will generally provide that the property taxes, or increases therein, are charged to the lessees as an expense related to the properties that they occupy. As the owner of the properties, however, we are ultimately responsible for payment of the taxes to the government. If property taxes increase, our tenants may be unable to make the required tax payments, ultimately requiring us to pay the taxes. In addition, we will generally be responsible for property taxes related to any vacant space in our properties.

Compliance or failure to comply with laws requiring access to our properties by disabled persons could result in substantial cost.

The ADA and other federal, state and local laws generally require public accommodations be made accessible to disabled persons. Noncompliance could result in the imposition of fines by the government or the award of damages to private litigants. These laws may require us to modify our existing properties. These laws may also restrict renovations by requiring improved access to such buildings by disabled persons or may require us to add other structural features which increase our construction costs. Legislation or regulations adopted in the future may impose further burdens or restrictions on us with respect to improved access by disabled persons. We may incur unanticipated expenses that may be material to our financial condition or results of operations to comply with ADA and other federal, state and local laws, or in connection with lawsuits brought by private litigants.

We face intense competition, which may decrease, or prevent increases of, the occupancy and rental rates of our properties.

We compete with a number of developers, owners and operators of commercial real estate, many of which own properties similar to ours in the same markets in which our properties are located. If our competitors offer space at rental rates below current market rates, or below the rental rates we currently charge our tenants, we may lose existing or potential tenants and we may be pressured to reduce our rental rates below those we currently charge or to offer more substantial rent abatements, tenant improvements, early termination rights or below-market renewal options in order to retain tenants when our tenants’ leases expire. This competitive environment could have a material adverse effect on our ability to lease our properties or any newly developed or acquired property, as well as on the rents charged.

Risks Associated with Our Operations

Because of the current lack of geographic diversification of our portfolio, an economic downturn in the Houston metropolitan area could adversely impact our operations and ability to pay distributions to our partners.

The majority of our assets and revenues are currently derived from properties located in the Houston metropolitan area. As of December 31, 2010, we had 75% of our gross leasable square feet in Houston. Our results of operations are directly contingent on our ability to attract financially sound commercial tenants. A significant economic downturn may adversely impact our ability to locate and retain financially sound tenants and could have an adverse impact on our tenants’ revenues, costs and results of operations and may adversely affect their ability to meet their obligations to us. Likewise, we may be required to lower our rental rates to attract desirable tenants in such an environment. Consequently, because of the lack of geographic diversity among our current assets, if the Houston metropolitan area experiences an economic downturn, our operations and ability to pay distributions to partners could be adversely impacted.

We lease our properties to approximately 800 tenants, with approximately 10% to 20% of our leases expiring annually. Each year we face the risk of non-renewal of a material percentage of our leases and the cost of re-leasing a significant amount of our available space, and our failure to meet leasing targets and control the cost of re-leasing our properties could adversely affect our rental revenue, operating expenses and results of operations.

While the nature of our business model warrants shorter term leases to smaller, non-national tenants, as of December 31, 2010, approximately 36% of the aggregate gross leasable area of our properties is subject to leases that expire prior to December 31, 2012. We are subject to the risk that:

•	tenants may choose not to, or may not have the financial resources to, renew these leases;

•	we may experience significant costs associated with re-leasing a significant amount of our available space;

•	we may not be able to easily re-lease the space subject to these leases, which may cause us to fail to meet our leasing targets or control the costs of re-leasing; and

•	the terms of any renewal or re-lease may be less favorable than the terms of the current leases.

If any of these risks materialize, our rental revenue, operating expenses and results of operations could be adversely affected.

Many of our tenants are small businesses, which may have a higher risk of bankruptcy or insolvency.

Many of our tenants are small, local businesses with little capital that depend on cash flows from their businesses to pay their rent and are therefore at a higher risk of bankruptcy or insolvency than larger, national tenants. The bankruptcy or insolvency of a number of smaller tenants may have an adverse impact on our income and our ability to pay distributions.

We receive substantially all of our income as rent payments under leases of our properties. We have no control over the success or failure of our tenants’ businesses and, at any time, any of our tenants may experience a downturn in its business that may weaken its financial condition. As a result, our tenants may fail to make rent payments when due or declare bankruptcy. For example, on November 10, 2008, one of our tenants, Circuit City, which leased space at one of our properties and represented approximately 1.1% of our total rent for the year ended December 31, 2008, filed for reorganization under Chapter 11 of the Bankruptcy Code. The tenant elected to reject our lease.

If tenants are unable to comply with the terms of the leases, we may be forced to modify the leases in ways that are unfavorable to us. Alternatively, the failure of a tenant to perform under a lease could require us to declare a default, repossess the space and find a suitable replacement tenant. There is no assurance that we would be able to lease the space on substantially equivalent or better terms than the prior lease, or at all, or successfully reposition the space for other uses.

If any lease expires or is terminated, we could be responsible for all of the operating expenses for that portion of the property until it is re-leased. If we experience a significant number of un-leased spaces, our operating expenses could increase significantly. Any significant increase in our operating expenses may have a material adverse effect on our business, financial condition and results of operations, our ability to make distributions to our partners.

Any bankruptcy filing by or relating to one of our tenants could bar all efforts by us to collect pre-bankruptcy debts from that tenant or seize its property. A tenant bankruptcy could also delay our efforts to collect past due balances under the leases and could ultimately preclude collection of all or a portion of these sums. It is possible that we may recover substantially less than the full value of any unsecured claims we hold, if any, which may have a material adverse effect on our business, financial condition and results of operations, our ability to make distributions to our partners. Furthermore, dealing with a tenant’s bankruptcy or other default may divert management’s attention and cause us to incur substantial legal and other costs.

If one or more of our tenants files for bankruptcy relief, the Bankruptcy Code provides that a debtor has the option to assume or reject the unexpired lease within a certain period of time. The Bankruptcy Code generally requires that a debtor must assume or reject a contract in its entirety. Thus, a debtor cannot choose to keep the beneficial provisions of a contract while rejecting the burdensome ones; the contract must be assumed or rejected as a whole. However, where under applicable law a contract (even though it is contained in a single document) is determined to be divisible or severable into different agreements, or similarly, where a collection of documents is determined to constitute separate agreements instead of a single, integrated contract, then in those circumstances a debtor/trustee may be allowed to assume some of the divisible or separate agreements while rejecting the others.

Uninsured losses relating to real property or excessively expensive premiums for insurance coverage may adversely affect our returns.

We attempt to adequately insure all of our properties to cover casualty losses. However, there are types of losses, generally catastrophic in nature, such as losses due to wars, acts of terrorism, earthquakes, floods, hurricanes, pollution or environmental matters, which are uninsurable or not economically insurable, or may be insured subject to limitations, such as large deductibles or co-payments. Insurance risks associated with potential terrorism acts could sharply increase the premiums we pay for coverage against property and casualty claims. In some instances, we may be required to provide other financial support, either through financial assurances or self-insurance, to cover potential losses. We cannot assure you that we will have adequate coverage for these losses. Also, to the extent we must pay unexpectedly large insurance premiums, we could suffer reduced earnings that would result in less cash to be distributed to shareholders as dividends.

Discovery of previously undetected environmentally hazardous conditions may adversely affect our operating results.

Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the cost of removal or remediation of hazardous or toxic substances on, under or in its property. The costs of removal or remediation could be substantial. These laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of any hazardous or toxic substances. Environmental laws also may impose restrictions on the manner in which property may be used or businesses may be operated, and these restrictions may require substantial expenditures. Environmental laws provide for sanctions in the event of noncompliance and may be enforced by governmental agencies or, in certain circumstances, by private parties. Certain environmental laws and common law principles could be used to impose liability for release of and exposure to hazardous substances, including asbestos containing materials into the air. In addition, third parties may seek recovery from owners or operators of real properties for personal injury or property damage associated with exposure to released hazardous substances. The cost of defending against claims of liability, of compliance with environmental regulatory requirements, of remediating any contaminated property, or of paying personal injury claims could materially adversely affect our business, assets or results of operations and, consequently, amounts available for payments of dividends to our shareholders.

We may not be successful in identifying and consummating suitable acquisitions or investment opportunities, which may impede our growth and negatively affect our results of operations.

Our ability to expand through acquisitions is integral to our business strategy and requires us to identify suitable acquisition or investment opportunities that meet our criteria and are compatible with our growth strategy. We may not be successful in identifying suitable properties or other assets that meet our acquisition criteria or in consummating acquisitions or investments on satisfactory terms or at all. Failure to identify or consummate acquisitions or investment opportunities, or to integrate successfully any acquired properties without substantial expense, delay or other operational or financial problems, would slow our growth.

Our ability to acquire properties on favorable terms may be constrained by the following significant risks:

•	competition from other real estate investors with significant capital, including publicly-traded REITs and institutional investment funds;

•	competition from other potential acquirers which may significantly increase the purchase price for a property we acquire, which could reduce our growth prospects;

•	unsatisfactory results of our due diligence investigations or failure to meet other customary closing conditions; and

•	failure to finance an acquisition on favorable terms or at all.

If any of these risks are realized, our business, financial condition and results of operations, and our ability to make distributions to our partners could be adversely affected.

We may face significant competition in our efforts to acquire financially distressed properties and debt.

Our acquisition strategy is focused on distressed commercial real estate, and we could face significant competition from other investors, such as publicly-traded REITs, hedge funds, private equity funds and other private real estate investors with greater financial resources and access to capital than us. Therefore, we may not be able to compete successfully for investments. In addition, the number of entities and the amount of purchasers competing for suitable investments may increase, all of which could result in competition for accretive acquisition opportunities and adversely affect our business plan and our ability to maintain our current distribution rate.

Our success depends in part on our ability to execute our Community Centered Property strategy.

Our Community Centered Property strategy requires intensive management of a large number of small spaces and small tenant relationships. Our success will depend in part upon our management’s ability to identify potential Community Centered Properties and find and maintain the appropriate tenants to create such a property. Lack of market acceptance of our Community Centered Property strategy or our inability to successfully attract and manage a large number of tenant relationships could adversely affect our occupancy rates, operating results and distribution rate.

Loss of Whitestone's key personnel, particularly its nine senior managers, could threaten our ability to execute our strategy and operate our business successfully.

We are dependent on the experience and knowledge of Whitestone's key executive personnel, particularly its nine senior managers who have been instrumental in setting our strategic direction, operating our business, identifying, recruiting and training key personnel and arranging necessary financing. Losing the services of any of these individuals could adversely affect our business until qualified replacements could be found. We also believe that they could not quickly be replaced with managers of equal experience and capabilities and their successors may not be as effective.

Our systems may not be adequate to support our growth, and our failure to successfully oversee our portfolio of properties could adversely affect our results of operations.

We cannot assure you that we will be able to adapt our portfolio management, administrative, accounting and operational systems, or hire and retain sufficient operational staff, to support any growth we may experience. Our failure to successfully oversee our current portfolio of properties or any future acquisitions or developments could have a material adverse effect on our results of operations and financial condition and our ability to make distributions.

There can be no assurance that we will be able to pay or maintain cash distributions or that distributions will increase over time.

There are many factors that can affect the availability and timing of cash distributions to partners. Distributions will be based principally on cash available from our properties, real estate securities, mortgage loans and other investments. The amount of cash available for distributions will be affected by many factors, such as our ability to buy properties, the yields on securities of other real estate programs that we invest in, and our operating expense levels, as well as many other variables. We can give no assurance that we will be able to pay or maintain distributions or that distributions will increase over time. In addition, we can give no assurance that rents from the properties will increase, that the securities we buy will increase in value or provide constant or increased distributions over time, or that future acquisitions of real properties, mortgage loans or our investments in securities will increase our cash available for distributions to partners. Our actual results may differ significantly from the assumptions used by Whitestone's board of trustees in establishing the distribution rate to partners.

If we experience decreased cash flows, we may need to use other sources of cash to fund distributions, or we may be unable to pay distributions.

Actual cash available for distributions may vary substantially from estimates. If our cash distributions exceed the amount of cash available for distributions, we may need to fund the shortage out of working capital or by obtaining additional debt, which would reduce the amount of proceeds available for real estate investments.

Our assets may be subject to impairment charges.

We periodically evaluate our real estate investments and other assets for impairment indicators. The judgment regarding the existence of impairment indicators is based on factors such as market conditions, tenant performance and legal structure. If we determine that a significant impairment has occurred, we would be required to make an adjustment to the net carrying value of the asset, which could have a material adverse effect on our results of operations and funds from operations in the period in which the write-off occurs.
Recent healthcare reform legislation may affect our revenue and financial condition.
On March 23, 2010, the President signed into law the Patient Protection and Affordable Care Act of 2010 and on March 30, 2010, the President signed into law the Health Care and Education Reconciliation Act, which in part modified the Patient Protection and Affordable Care Act. Together, the two Acts serve as the primary vehicle for comprehensive health care reform in the United States. The Acts are intended to reduce the number of individuals in the United States without health insurance and effect significant other changes to the ways in which health care is organized, delivered and reimbursed. The complexities and ramifications of the new legislation are significant, and will be implemented in a phased approach beginning in 2010 and concluding in 2018. At this time, the effects of health care reform and its impact on our business, our revenues and financial condition and those of our tenants are not yet known. Accordingly, the reform could adversely affect the cost of providing healthcare coverage generally and the financial success of our tenants and consequently us.

Risks Associated with Our Indebtedness and Financing

Current market conditions could adversely affect our ability to refinance existing indebtedness or obtain additional financing for growth on acceptable terms or at all, which could adversely affect our ability to grow, our interest cost and our results of operations.

The United States credit markets have recently experienced significant dislocations and liquidity disruptions, including the bankruptcy, insolvency or restructuring of certain financial institutions. These circumstances have materially impacted liquidity in the debt markets, making financing terms for borrowers less attractive, and in certain cases have resulted in the unavailability of various types of debt financing. Reductions in our available borrowing capacity, or inability to establish a credit facility when required or when business conditions warrant, could have a material adverse effect on our business, financial condition and results of operations. In addition, we mortgage most of our properties to secure payment of indebtedness. If we are not successful in refinancing our mortgage debt upon maturity, then the property could be foreclosed upon or transferred to the mortgagee, or we might be forced to dispose of some of our properties upon disadvantageous terms, with a consequent loss of income and asset value. A foreclosure or disadvantageous disposal on one or more of our properties could adversely affect our ability to grow, financial condition, interest cost, results of operations, cash flow and ability to pay distributions to our partners.

Furthermore, if prevailing interest rates or other factors at the time of refinancing result in higher interest rates upon refinancing, then the interest expense relating to that refinanced indebtedness would increase. Higher interest rates on newly incurred debt may negatively impact us as well. If interest rates increase, our interest costs and overall costs of capital will increase, which could adversely affect our transaction and development activity, financial condition, results of operation, cash flow, our ability to pay principal and interest on our debt and our ability to pay distributions to our partners.

If we invest in mortgage loans, such investments may be affected by unfavorable real estate market conditions, including interest rate fluctuations, which could decrease the value of those loans and our results of operations.

If we invest in mortgage loans, we will be at risk of defaults by the borrowers on those mortgage loans as well as interest rate risks. To the extent we incur delays in liquidating such defaulted mortgage loans, we may not be able to obtain sufficient proceeds to repay all amounts due to us under the mortgage loans. Further, we will not know whether the values of the properties securing the mortgage loans will remain at the levels existing on the dates of origination of those mortgage loans. If the values of the underlying properties fall, our risk will increase because of the lower value of the security associated with such loans.

We may incur losses on interest rate hedging arrangements.

Periodically, we have entered into agreements to reduce the risks associated with increases in interest rates, and may continue to do so. Although these agreements may partially protect against rising interest rates, they also may reduce the benefits to us if interest rates decline. If a hedging arrangement is not indexed to the same rate as the indebtedness which is hedged, we may be exposed to losses to the extent which the rate governing the indebtedness and the rate governing the hedging arrangement change independently of each other. Finally, nonperformance by the other party to the hedging arrangement may subject us to increased credit risks.

Our failure to hedge effectively against interest rate changes may adversely affect results of operations.

We currently have mortgages that bear interest at a variable rate and we may incur additional variable rate debt in the future. Accordingly, increases in interest rates on variable rate debt would increase our interest expense, which could reduce net earnings and cash available for payment of our debt obligations and distributions to our partners.

We may seek to manage our exposure to interest rate volatility by using interest rate hedging arrangements, such as interest cap agreements and interest rate swap agreements. These agreements involve risks, such as the risk that counterparties may fail to honor their obligations under these arrangements, that these arrangements may not be effective in reducing our exposure to interest rate changes and that a court could rule that such an agreement is not legally enforceable. In the past, we have used derivative financial instruments to hedge interest rate risks related to our variable rate borrowings. We will not use derivatives for speculative or trading purposes and intend only to enter into contracts with major financial institutions based on their credit rating and other factors, but we may choose to change this practice in the future. We may enter into interest rate swap agreements for our variable rate debt, which totaled $25.4 million as of December 31, 2010. Hedging may reduce the overall returns on our investments. Failure to hedge effectively against interest rate changes may materially adversely affect our results of operations.

We currently have and may incur additional mortgage indebtedness and other borrowings, which may increase our business risks and may adversely affect our ability to make distributions to our partners.

If it is determined to be in our best interests, we may, in some instances, acquire real properties by using either existing financing or borrowing new funds. In addition, we may incur or increase our current mortgage debt to obtain funds to acquire additional properties. We may also borrow funds if necessary to satisfy the REIT distribution requirement, or otherwise as may be necessary or advisable to assure that Whitestone maintains its qualification as a REIT for federal income tax purposes.

We may incur mortgage debt on a particular property if we believe the property’s projected cash flow is sufficient to service the mortgage debt. As of December 31, 2010, we had approximately $100.9 million of mortgage debt secured by 23 of our properties. If there is a shortfall in cash flow, however, the amount available for distributions to partners may be affected. In addition, incurring mortgage debt increases the risk of loss because defaults on such indebtedness may result in loss of property in foreclosure actions initiated by lenders. For tax purposes, a foreclosure of any of our properties would be treated as a sale of the property for a purchase price equal to the outstanding balance of the debt secured by the mortgage. If the outstanding balance of the debt secured by the mortgage exceeds our tax basis in the property, we would recognize taxable income on foreclosure, but would not receive any cash proceeds. We may give lenders full or partial guarantees for mortgage debt incurred by the entities that own our properties. When we give a guaranty on behalf of an entity that owns one of our properties, we will be responsible to the lender for satisfaction of the debt if it is not paid by that entity. If any mortgages contain cross-collateralization or cross-default provisions, there is a risk that more than one property may be affected by a default. If any of our properties are foreclosed upon due to a default, our ability to pay cash distributions to our partners will be adversely affected. For more discussion, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources.”

If we set aside insufficient working capital or are unable to secure funds for future tenant improvements, we may be required to defer necessary property improvements, which could adversely impact our ability to pay cash distributions to our partners.

When tenants do not renew their leases or otherwise vacate their space, it is possible that, in order to attract replacement tenants, we may be required to expend substantial funds for tenant improvements and tenant refurbishments to the vacated space. If we have insufficient working capital reserves, we will have to obtain financing from other sources. Because most of our leases will provide for tenant reimbursement of operating expenses, we do not anticipate that we will establish a permanent reserve for maintenance and repairs for our properties. However, to the extent that we have insufficient funds for such purposes, we may establish reserves for maintenance and repairs of our properties out of cash flow generated by operating properties or out of non-liquidating net sale proceeds. If these reserves or any reserves otherwise established are insufficient to meet our cash needs, we may have to obtain financing from either affiliated or unaffiliated sources to fund our cash requirements. We cannot assure you that sufficient financing will be available or, if available, will be available on economically feasible terms or on terms acceptable to us. Additional borrowing for working capital purposes will increase our interest expense, and therefore our financial condition and our ability to pay cash distributions to our partners may be adversely affected. In addition, we may be required to defer necessary improvements to our properties that may cause our properties to suffer from a greater risk of obsolescence or a decline in value, or a greater risk of decreased cash flow as a result of fewer potential tenants being attracted to our properties. If this happens, we may not be able to maintain projected rental rates for effected properties, and our results of operations may be negatively impacted.

We may structure acquisitions of property in exchange for limited partnership units in the Operating Partnership on terms that could limit our liquidity or our flexibility.
We may acquire properties by issuing our operating partnership units in exchange for a property owner contributing property to the Operating Partnership. If we enter into such transactions, in order to induce the contributors of such properties to accept units in the Operating Partnership, rather than cash, in exchange for their properties, it may be necessary for us to provide them with additional incentives. For instance, our limited partnership agreement provides that any holder of units may exchange operating partnership units for cash, or, at Whitestone’s option, Class A common shares of Whitestone on a one-for-one exchange basis. We may, however, enter into additional contractual arrangements with contributors of property under which we would agree to redeem a contributor’s units for Whitestone’s common shares or cash, at the option of the contributor, at set times. If the contributor required us to redeem units for cash pursuant to such a provision, it would limit our liquidity and thus our ability to use cash to make other investments, satisfy other obligations or pay distributions. Moreover, if we were required to redeem units for cash at a time when we did not have sufficient cash to fund the redemption, we might be required to sell one or more properties to raise funds to satisfy this obligation. Furthermore, we might agree that if distributions the contributor received as a partner in our Operating Partnership did not provide the contributor with a defined return, then upon redemption of the contributor’s units we would pay the contributor an additional amount necessary to achieve that return. Such a provision could further negatively impact our liquidity and flexibility. Finally, in order to allow a contributor of a property to defer taxable gain on the contribution of property to the Operating Partnership, we might agree not to sell a contributed property for a defined period of time or until the contributor exchanged the contributor’s units for cash or Whitestone’s common shares. Such an agreement would prevent us from selling those properties, even if market conditions made such a sale favorable to us.

Risks Associated with Income Tax Laws

     If the Internal Revenue Service, or IRS, were to determine that (i) Whitestone failed the 5% asset test for the first quarter of our 2009 taxable year and (ii) its failure of that test was not attributable to reasonable cause, but rather, willful neglect, Whitestone would fail to qualify as a REIT for our 2009 taxable year, which would adversely affect our operations and our partners.
Whitestone recently discovered that it may have inadvertently violated the 5% asset test for the quarter ended

March 31, 2009 as a result of utilizing a certain cash management arrangement with a commercial bank. If this investment in a commercial paper investment account is not treated as cash, and is instead treated as a security for purposes of the quarterly 5% asset test applicable to REITs, then it has failed that test for the first quarter of our 2009 taxable year.
If the IRS were to assert that Whitestone failed the 5% asset test for the first quarter of our 2009 taxable year and that such failure was not due to reasonable cause, and the courts were to sustain that position, Whitestone's status as a REIT would terminate as of December 31, 2008. Whitestone would not be eligible to again elect REIT status until our 2014 taxable year. Consequently, Whitestone would be subject to federal income tax on its taxable income at regular corporate rates and its cash available for distributions would be reduced.
Additionally, if Whitestone in fact failed the 5% test, but failure is considered due to reasonable cause and not willful neglect, it would be subject to a tax equal to the greater of $50,000 or 35% of the net income from the commercial paper investment account during the period in which it failed to satisfy the 5% asset test. The amount of such tax is $50,000 and Whitestone paid such tax on April 27, 2010.

We may need to incur additional borrowings in order for Whitestone to meet the REIT minimum distribution requirement and to avoid excise tax.

In order to maintain its qualification as a REIT, Whitestone is required to distribute to its shareholders at least 90% of its annual real estate investment trust taxable income (excluding any net capital gain and before application of the dividends paid deduction). In addition, Whitestone is subject to a 4% nondeductible excise tax on the amount, if any, by which certain distributions paid by it with respect to any calendar year are less than the sum of (i) 85% of its ordinary income for that year, (ii) 95% of its net capital gain for that year and (iii) 100% of its undistributed taxable income from prior years. Because Whitestone is our general partner, Whitestone may cause us to borrow funds to enable Whitestone to avoid certain adverse tax consequences even if Whitestone's management believes that the then prevailing market conditions generally are not favorable for borrowings or that borrowings would not be advisable in the absence of Whitestone's tax consideration.

If we were classified as a “publicly traded partnership” and did not meet certain passive income requirements, we would be treated as a corporation for federal income tax purposes.

We intend to be classified as a partnership for federal income tax purposes and not as an association taxable as a corporation. In this regard, the Code generally classifies “publicly traded partnerships” (as defined in Section 7704 of the Code) as associations taxable as corporations (rather than as partnerships), unless substantially all of their taxable income consists of specified types of passive income. In order to minimize the risk that we would be considered a “publicly traded partnership” for federal income tax purposes, our limited partnership agreement contains certain restrictions on the transfer and/or redemption of our partnership units. If the Internal Revenue Service, or IRS, were to assert successfully that we were a “publicly traded partnership,” and substantially all of our gross income did not consist of the specified types of passive income, we would be treated as an association taxable as a corporation for federal income tax purposes, and Whitestone would no longer qualify as a REIT. In such case, the imposition of a corporate tax on our taxable income would reduce the amount of cash available for payment of distributions by us to our partners.

Adverse legislative or regulatory tax changes could reduce the market price of our OP Units.

At any time, the federal income tax laws governing REITs and partnerships or the administrative interpretations of those laws may be amended. We cannot predict when or if any new federal income tax law, regulation, or administrative interpretation, or any amendment to any existing federal income tax law, regulation or administrative interpretation, will be adopted, promulgated or become effective and any such law, regulation, or interpretation may take effect retroactively. We and our partners could be adversely affected by any such change in, or any new, federal income tax law, regulation or administrative interpretation.

Whitestone's complying with REIT requirements may cause us to forego otherwise attractive opportunities or liquidate otherwise attractive investments.

To qualify as a REIT for federal income tax purposes, Whitestone must continually satisfy tests concerning, among other things, the sources of its income, the nature and diversification of its assets, the amounts it distributes to its shareholders and the ownership of its shares. In order for Whitestone to meet these tests, Whitestone may cause us to forego investments we might otherwise make. Thus, Whitestone's compliance with the REIT requirements may hinder our performance.

If Whitestone fails to comply with certain asset diversification requirements at the end of any calendar quarter, it must correct the failure within 30 days after the end of such calendar quarter or qualify for certain statutory relief provisions to avoid losing its REIT qualification and suffering adverse tax consequences. As a result, Whitestone may cause us to liquidate otherwise attractive investments. These actions could have the effect of reducing our income and amounts available for distribution to our partners.

Whitestone's compliance with REIT requirements may limit our ability to hedge effectively and may result in our structuring hedges through tax-inefficient means.

The REIT provisions of the Code substantially limit Whitestone’s ability to hedge its liabilities. Because Whitestone conducts substantially all of its operations through us, any income from a hedging transaction that we enter into to manage risk of interest rate changes, price changes or currency fluctuations with respect to borrowings made or to be made to acquire or carry real estate assets will not constitute “gross income” to Whitestone for purposes of the 75% or 95% gross income tests. To the extent that we enter into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income to Whitestone for purposes of the of the 75% or 95% gross income tests. As a result of these rules, Whitestone, as our sole general partner, may require us to limit our use of advantageous hedging techniques or to implement those hedges through certain taxable corporations. This could increase the cost of our hedging activities because any taxable corporation would be subject to tax on gains or expose us to greater risks associated with changes in interest rates than we would otherwise want to bear. In addition, losses of a taxable corporation will generally not be deductible by us and will generally only be available to offset future taxable income of such corporation.

Item 1B.  Unresolved Staff Comments

Not applicable

Item 2.  Properties.

General

As of December 31, 2010, we owned 38 commercial properties, including 31 properties in Houston, two properties in Dallas, one property in Windcrest, Texas, a suburb of San Antonio, three properties in the Scottsdale and Phoenix, Arizona metropolitan areas, and one property in Buffalo Grove, Illinois, a suburb of Chicago.

Our tenants consist of national, regional and local businesses. Our properties generally attract a mix of tenants who provide basic staples, convenience items and services tailored to the specific cultures, needs and preferences of the surrounding community. These types of tenants are the core of our strategy of creating Whitestone-branded Community Centered Properties. We also believe daily sales of these basic items are less sensitive to fluctuations in the business cycle than higher priced retail items. Our largest tenant represented only 1.9% of total revenues for the year ended December 31, 2010.

Whitestone directly manages the operations and leasing of our properties. Substantially all of our revenues consist of base rents received under leases that generally have terms that range from less than one year to 15 years. Approximately 66% of our existing leases as of December 31, 2010 contain “step up” rental clauses that provide for increases in the base rental payments. The following table summarizes certain information relating to our properties as of December 31, 2010:

Commercial Properties	Leasable Square Feet	Average Occupancy as of 12/31/10	Annualized Base Rental Revenue (in thousands) (1)	Average Annualized Base Rental Revenue Per Sq. Ft. (2)
Retail	1,188,830	88%	$9,843	$9.41
Office/Flex	1,201,672	88%	7,670	7.25
Office	631,841	79%	8,084	16.20
Total - Operating Portfolio	3,022,343	86%	25,597	9.85
Redevelopment, New Acquisitions (3)	139,677	40%	612	10.95
Total	3,162,020	84%	$26,209	$9.87

(1)      Calculated as the tenant's actual December 31, 2010 base rent multiplied by 12.  Excludes vacant space as of December 31, 2010.  Because annualized base rental revenue is not derived from historical results that were accounted for in accordance with generally accepted accounting principles, historical results differ from the annualized amounts.

(2)      Calculated as annualized base rent divided by net rentable square feet leased at December 31, 2010.  Excludes vacant space as of December 31, 2010.

(3)     Includes (i) new acquisitions, through the earlier of attainment of 90% occupancy or 18 months of ownership, and (ii) properties which are undergoing significant redevelopment or re-tenanting.

As of December 31, 2010, we had one property that accounted for more than 10% of total gross revenue.  Uptown Tower is an office building located in Dallas, Texas and accounts for 12.0%, 11.9% and 12.8% of our total revenue for the years ended December 31, 2010, 2009 and 2008, respectively.  Uptown Tower also accounts for  10.2%, 10.9% and 11.5% of our real estate assets, net of accumulated depreciation, for the years ended December 31, 2010, 2009 and 2008, respectively.

Location of Properties

Of our 38 properties, 34 are located in Texas, with 31 being located in the greater Houston metropolitan statistical area.  These 31 properties represent 76% of our revenue for the year ended December 31, 2010.

The Houston workforce is concentrated in energy, chemicals, information technology, aerospace sciences and medical sciences.  According to the United States Census Bureau, Houston ranked 4th in the largest United States cities as of July 1, 2009. In the Census Bureau’s Estimates of Population Change for Metropolitan Statistical Areas and Rankings: July 1, 2008 to July 1, 2009, Houston ranked second in population growth out of 366 metropolitan statistical areas. According to the Bureau of Labor of Statistics, the unemployment rate in Houston was less than the national average in each of the last six months of 2010.

	July	Aug.	Sept.	Oct.	Nov.	Dec.
National (1)	9.5%	9.6%	9.6%	9.7%	9.8%	9.4%
Houston (2)	8.8	8.7	8.2	8.2	8.6	8.3
(1)    Seasonally adjusted.
(2)    Not seasonally adjusted.

Source: Bureau of Labor Statistics

General Physical and Economic Attributes

The following table sets forth certain information relating to each of our properties owned as of December 31, 2010.

Property Name	Location	Year Built/ Renovated	Leasable Square Feet	Percent Occupied at 12/31/10	Annualized Base Rental Revenue (in thousands) (1)	Average Base Rental Revenue Per Sq. Ft. (2)
Retail Properties:
Bellnott Square	Houston	1982	73,930	35%	$266	$10.28
Bissonnet/Beltway	Houston	1978	29,205	95%	256	9.23
Centre South	Houston	1974	39,134	82%	312	9.72
Greens Road	Houston	1979	20,507	85%	145	8.32
Holly Knight	Houston	1984	20,015	100%	326	16.29
Kempwood Plaza	Houston	1974	101,008	100%	876	8.67
Lion Square	Houston	1980	119,621	99%	801	6.76
Providence	Houston	1980	90,327	99%	786	8.79
Shaver	Houston	1978	21,926	98%	239	11.12
South Richey	Houston	1980	69,928	94%	548	8.34
Spoerlein Commons	Chicago	1987	41,455	90%	733	19.65
SugarPark Plaza	Houston	1974	95,032	100%	935	9.84
Sunridge	Houston	1979	49,359	89%	429	9.77
Torrey Square	Houston	1983	105,766	88%	694	7.46
Town Park	Houston	1978	43,526	100%	758	17.41
Webster Point	Houston	1984	26,060	92%	269	11.22
Westchase	Houston	1978	49,573	86%	398	9.34
Windsor Park	San Antonio	1992	192,458	76%	1,072	7.33
			1,188,830	88%	$9,843	$9.41
Office/Flex Properties:
Brookhill	Houston	1979	74,757	89%	$257	$3.86
Corporate Park Northwest	Houston	1981	185,627	70%	1,373	10.57
Corporate Park West	Houston	1999	175,665	92%	1,471	9.10
Corporate Park Woodland	Houston	2000	99,937	92%	792	8.61
Dairy Ashford	Houston	1981	42,902	95%	210	5.15
Holly Hall	Houston	1980	90,000	100%	689	7.66
Interstate 10	Houston	1980	151,000	95%	693	4.83
Main Park	Houston	1982	113,410	100%	660	5.82
Plaza Park	Houston	1982	105,530	74%	650	8.32
Westbelt Plaza	Houston	1978	65,619	63%	347	8.39
Westgate	Houston	1984	97,225	100%	528	5.43
			1,201,672	88%	$7,670	$7.25
Office Properties:
9101 LBJ Freeway	Dallas	1985	125,874	71%	$1,462	$16.36
Featherwood	Houston	1983	49,760	87%	755	17.44
Pima Norte	Phoenix	2007	33,417	17%	85	14.96
Royal Crest	Houston	1984	24,900	70%	218	12.51
Uptown Tower	Dallas	1982	253,981	88%	3,918	17.53
Woodlake Plaza	Houston	1974	106,169	89%	1,215	12.86
Zeta Building	Houston	1982	37,740	77%	431	14.83
			631,841	79%	$8,084	$16.20
Total - Operating Portfolio			3,022,343	86%	$25,597	$9.85

The Citadel	Phoenix	1985	28,547	16%	$85	$18.61
Sunnyslope Village	Phoenix	2000	111,130	47%	527	10.09
			139,677	40%	612	10.95
Grand Totals			3,162,020	84%	$26,209	$9.87

(1)      Calculated as the tenant's actual December 31, 2010 base rent multiplied by 12.  Excludes vacant space as of December 31, 2010.  Because annualized base rental revenue is not derived from historical results that were accounted for in accordance with generally accepted accounting principles, historical results differ from the annualized amounts.

(2)      Calculated as annualized base rent divided by net rentable square feet leased at December 31, 2010.  Excludes vacant space at December 31, 2010.

Significant Tenants

The following table sets forth information about our fifteen largest tenants as of December 31, 2010, based upon annualized rental revenues at December 31, 2010.

Tenant Name	Location	Annualized Rental Revenue (in thousands)	Percentage of Total Annualized Base Rental Revenues	Initial Lease Date	Year Expiring

Sports Authority	San Antonio	$495	1.9%	1/1/2004	2015
Compass Insurance	Dallas	367	1.4%	9/1/2005	2013
Brockett Davis Drake Inc.	Dallas	365	1.4%	3/14/1994	2011
Air Liquide America, L.P.	Dallas	363	1.4%	8/1/2001	2013
Kroger	Houston	265	1.0%	9/1/1999	2011
X-Ray X-Press Corporation	Houston	262	1.0%	7/1/1998	2019
Petsmart, Inc	San Antonio	255	1.0%	1/1/2004	2013
Marshall's	Houston	248	0.9%	5/12/1983	2013
Rock Solid Images	Houston	243	0.9%	4/1/2004	2012
Merrill Corporation	Dallas	234	0.9%	12/10/2001	2014
Eligibility Services	Dallas	224	0.9%	6/6/2000	2012
River Oaks L-M, Inc.	Houston	199	0.8%	10/15/1993	2011
New Lifestyles, Inc.	Dallas	192	0.7%	5/5/1998	2013
Landworks, Inc.	Houston	178	0.7%	6/1/2004	2013
The University of Texas Health Science Center	Houston	177	0.7%	7/1/2007	2017
		$4,067	15.6%

Lease Expirations

The following table lists, on an aggregate basis, all of our scheduled lease expirations over the next 10 years.

				Annualized Base Rent
		Gross Leasable Area		as of December 31, 2010
Year	Number of Leases	Approximate Square Feet	Percent of Total	Amount (in thousands)	Percent of Total
2011	251	670,660	21%	$6,641	25.3%
2012	159	460,412	15%	4,898	18.7%
2013	144	504,510	16%	5,394	20.6%
2014	94	327,413	10%	3,492	13.3%
2015	71	311,924	10%	3,026	11.5%
2016	39	127,213	4%	983	3.8%
2017	8	43,725	1%	407	1.6%
2018	9	55,581	2%	365	1.4%
2019	6	50,333	2%	569	2.2%
2020	3	37,907	1%	237	0.9%
Total	784	2,589,678	82%	$26,012	99.3%

Insurance

We believe that we have property and liability insurance with reputable, commercially rated companies.  We also believe that our insurance policies contain commercially reasonable deductibles and limits, adequate to cover our properties.  We expect to maintain this type of insurance coverage and to obtain similar coverage with respect to any additional properties we acquire in the near future.  Further, we have title insurance relating to our properties in an aggregate amount that we believe to be adequate.

Regulations

Our properties, as well as any other properties that we may acquire in the future, are subject to various federal, state and local laws, ordinances and regulations.  They include, among other things, zoning regulations, land use controls, environmental controls relating to air and water quality, noise pollution and indirect environmental impacts such as increased motor vehicle activity.  We believe that we have all permits and approvals necessary under current law to operate our properties.

Item 3.  Legal Proceedings.

We are a participant in various legal proceedings and claims that arise in the ordinary course of our business.  These matters are generally covered by insurance.  While the resolution of these matters cannot be predicted with certainty, we believe that the final outcome of these matters will not have a material effect on our financial position, results of operations or cash flows.

Item 4.  Removed and Reserved.

PART II

Item 5. Market for Registrant’s OP Units, Related Partner Matters and Issuer Purchases of Equity Securities.

Market Information

OP Units

There is no established trading market for our OP units. As of March 29, 2011, we had 7,364,913 OP units outstanding held by a total of approximately 1,432 limited partners.

As of December 31, 2010, there were no outstanding options, warrants to purchase our OP units or securities convertible into our OP units. In addition, as of December 31, 2010, there were no OP units that could be sold pursuant to Rule 144 under the Securities Act or that we have agreed to register under the Securities Act for sale by our participants and there were no OP units that were being, or were publicly proposed to be, publicly offered by us.

Whitestone's Class A Shares

    There is no established trading market for Whitestone's Class A common shares of beneficial interest. As of March 29, 2011, it had 3,471,159 Class A common shares of beneficial interest outstanding held by a total of approximately 1,437 shareholders of record.

Whitestone's Class B Shares

The shares of Whitestone's Class B common stock were issued and began trading on the NYSE-Amex on August 25, 2010 under the ticker symbol "WSR." As of March 29, 2011, it had 2.2 million Class B common shares of beneficial interest outstanding. As of February 28, 2011, there were a total of 3,473 shareholders of record.

The following table sets forth the quarterly high, low, and closing prices per share of Whitestone's Class B common stock reported on the NYSE-Amex for the year ended December 31, 2010.

	High	Low	Close

First Quarter	N/A	N/A	N/A
Second Quarter	N/A	N/A	N/A
Third Quarter	$12.03	$11.32	$11.74
Fourth Quarter	$14.94	$11.79	$14.80

On March 29, 2011, the closing price of our Class B common shares reported on the NYSE-Amex was $14.17 per share.

Issuer Repurchases

Whitestone did not repurchase any of its equity securities during 2010 under its share redemption program.  Whitestone's Board has approved a share redemption program that would enable shareholders to sell shares to Whitestone after holding them for at least one year under limited circumstances.  Its Board could choose to amend the provisions of the share redemption program without shareholder approval.  Its Board has chosen not to implement the share redemption program at this time.

Distributions

Distributions are generally not taxable to our partners; however, our partners generally must recognize their allocable share of our income, gain, deduction and loss in computing their federal income tax liabilities. We currently accrue dividends in three monthly installments following the end of the quarter. In order to remain qualified as a REIT, Whitestone is required to distribute at least 90% of its annual taxable income to its shareholders. For a discussion of our cash flow as compared to distributions, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources.”

The following table reflects the total distributions we have paid (including the total amount paid and the amount paid per unit) in each indicated quarter.

Total Distributions Paid or Payable
Amount Per		Total Amount
OP Unit	Quarter Paid	(in thousands)
$0.3375	03/31/2009	$1,687
0.3375	06/30/2009	1,694
0.3375	09/30/2009	1,772
0.3375	12/31/2009	1,773

0.3375	03/31/2010	1,773
0.3375	06/30/2010	1,785
0.2850	09/30/2010	1,718
0.2850	12/31/2010	2,131

0.2850	Payable	2,133

Equity Compensation Plan Information

Please refer to Item 12 of this report for information concerning securities authorized under Whitestone's incentive share plan.

Performance Graph

The following graph compares the total shareholder returns of Whitestone to the Standard & Poor's 500 Index (“S&P 500”) and to the Morgan Stanley Capital International US REIT Index ("REIT Index") from August 25, 2010 to December 31, 2010. The graph assumes that the value of the investment in Whitestone's Class B common shares and in the S&P 500 and NAREIT indices was $100 at August 25, 2010 and that all dividends were reinvested. The price of Whitestone's Class B common shares on August 25, 2010 (on which the graph is based) was $12.00. The past shareholder return shown on the following graph is not necessarily indicative of future performance of Whitestone or the Operating Partnership.

Total Return Performance
130.0
120.0
110.0
100.0
90.0
Index Value
8/26/2010
9/26/2010
10/26/2010
11/26/2010
12/26/2010
WSR
S&P 500
REIT Index

Item 6.  Selected Financial Data.

The following table sets forth our selected consolidated financial information and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited consolidated financial statements and the notes thereto, both of which appear elsewhere in this report.

	Year Ended December 31,
	(in thousands, except per share data)
	2010	2009	2008	2007	2006
Operating Data:
Revenues	$31,533	$32,685	$31,201	$29,374	$28,378
Property expenses	12,283	12,991	12,835	12,236	11,438
General and administrative	4,992	6,072	6,708	6,721	2,299
Property and other asset management fees to an affiliate	—	—	—	—	1,482
Depreciation and amortization	7,225	6,958	6,859	6,048	6,181
Involuntary conversion	(558)	(1,542)	358	—	—
Interest expense, net	5,592	5,713	5,675	4,825	4,910
Other expense (income), net	—	—	—	30	(30)
Income (loss) from continuing operations before loss on disposal of
assets and income taxes	1,999	2,493	(1,234)	(486)	2,098
Provision for income taxes	(264)	(222)	(219)	(217)	—
Loss on disposal of assets	(160)	(196)	(223)	(9)	197
Income (loss) from continuing operations	1,575	2,075	(1,676)	(712)	2,295
Income (loss) from discontinued operations	—	—	(188)	589	554
Gain on sale of properties from discontinued operations	—	—	3,619	—	—
Net income (loss)	$1,575	$2,075	$1,755	$(123)	$2,849

	Year Ended December 31,
	(in thousands, except per share data)
	2010	2009	2008	2007	2006
Earnings per unit - basic
Income (loss) from continuing operations excluding amounts attributable to
unvested restricted shares	$0.27	$0.42	$(0.34)	$(0.14)	$0.46
Income from discontinued operations	—	—	0.70	0.12	0.11
Net income (loss) excluding amounts attributable to unvested restricted shares	$0.27	$0.42	$0.36	$(0.02)	$0.57
Earnings per share - diluted
Income (loss) from continuing operations excluding amounts attributable to
unvested restricted shares	$0.27	$0.41	$(0.34)	$(0.14)	$0.46
Income from discontinued operations	—	—	0.70	0.12	0.11
Net income (loss) excluding amounts attributable to unvested restricted shares	$0.27	$0.41	$0.36	$(0.02)	$0.57
Balance Sheet Data:
Real estate (net)	$165,398	$158,398	$150,847	$146,460	$141,236
Real estate (net), discontinued operations	—	—	—	7,932	8,252
Other assets	31,047	23,602	27,098	20,752	17,599
Total assets	$196,445	$182,000	$177,945	$175,144	$167,087
Liabilities	$112,162	$115,141	$110,773	$94,262	$76,464
General partner's capital	62,708	43,590	45,891	52,843	58,914
Limited partners' capital	21,575	23,269	21,281	28,039	31,709
	$196,445	$182,000	$177,945	$175,144	$167,087
Other Data:
Proceeds from issuance of Whitestone's common shares	$22,970	$—	$—	$261	$9,453
Additions to real estate	12,768	12,855	5,153	10,205	1,833
Distributions per share (1)	1.17	1.35	1.59	1.80	1.89
Funds from operations (2)	8,432	8,618	4,236	6,001	8,993
Operating Portfolio Occupancy at year end	86%	82%	84%	86%	83%
Average aggregate gross leasable area	3,058,340	3,039,044	3,008,085	3,093,063	3,121,039
Average rent per square foot	$10.31	$10.76	$10.37	$9.50	$9.09

(1) The distributions per unit represent total cash payments divided by weighted average common units.

(2)  Whitestone believes that Funds From Operations (“FFO”) is an appropriate supplemental measure of operating performance because it helps compare our operating performance relative to other REITs.  The National Association of Real Estate Investment Trusts (“NAREIT”) defines FFO as net income (loss) available to common shareholders computed in accordance with GAAP, excluding gains or losses from sales of operating properties and extraordinary items, plus depreciation and amortization of real estate assets, including our share of unconsolidated partnerships and joint ventures.  We calculate FFO in a manner consistent with the NAREIT definition.

	Year Ended December 31,
	(in thousands)
	2010	2009	2008	2007	2006
Net income (loss)	$1,575	$2,075	$1,755	$(123)	$2,849
Depreciation and amortization of real estate assets (1)	6,697	6,347	5,877	6,108	6,341
(Gain) loss on sale or disposal of assets (1)	160	196	(3,396)	16	(197)
FFO	$8,432	$8,618	$4,236	$6,001	$8,993

(1) Including amounts for discontinued operations.

Item 7.  Management’s Discussion and Analysis of Financial Condition and Results of Operations.

You should read the following discussion of our financial condition and results of operations in conjunction with our audited consolidated financial statements and the notes thereto included in this annual report.  For more detailed information regarding the basis of presentation for the following information, you should read the notes to our audited consolidated financial statements included in this annual report.

Overview of Our Company

We are a Delaware limited partnership and majority-owned subsidiary of Whitestone, a fully integrated real estate company that owns and operates commercial properties in culturally diverse markets in major metropolitan areas. Founded in 1998, Whitestone is internally managed with a portfolio of commercial properties in Texas, Arizona and Illinois.

In October 2006, Whitestone's current management team joined and adopted a strategic plan to acquire, redevelop, own and operate Community Centered Properties.  We define Community Centered Properties as visibly located properties in established or developing culturally diverse neighborhoods in our target markets.  We market, lease, and manage our centers to match tenants with the shared needs of the surrounding neighborhood.  Those needs may include specialty retail, grocery, restaurants and medical, educational and financial services.  Our goal is for each property to become a Whitestone-branded business center or retail community that serves a neighboring five-mile radius around our property.  Whitestone employs and develops a diverse group of associates who understand the needs of our multicultural communities and tenants.

As of December 31, 2010, we had 792 total tenants.  We have a diversified tenant base with our largest tenant comprising only 1.9% of our total revenues for the year ended December 31, 2010.  Lease terms for our properties range from less than one year for smaller tenants to over 15 years for larger tenants.  Our leases generally include minimum monthly lease payments and tenant reimbursements for payment of taxes, insurance and maintenance.  We completed 298 new and renewal leases during 2010, totaling 0.7 million square feet and $31.9 million in total lease value.

In August 2010, Whitestone amended its declaration of trust to (i) change the name of all of its common shares of beneficial interest, par value $0.001 to Class A common shares, (ii) effected a 1-for-3 reverse share split of its Class A common shares and (iii) changed the par value of its Class A common shares to $0.001 per share after the reverse share split. In addition, Whitestone filed with the SDAT articles supplementary to its declaration of trust that created a new class of common shares of beneficial interest, par value $0.001, entitled “Class B common shares” (the “Class B common shares,” and collectively with Class A common shares, the “common shares”). Share and unit counts and per share and unit amounts have been retroactively restated to reflect our 1-for-3 reverse share split in August 2010.
On August 25, 2010, in conjunction with the listing of Whitestone's Class B common shares on the NYSE-Amex, it offered and subsequently issued 2.2 million Class B common shares which resulted in $23.0 million in net offering proceeds to Whitestone, and Whitestone contributed the proceeds to us in exchange for 2.2 million OP units. As of December 31, 2010, Whitestone had 3,471,187 Class A common shares and 2,200,000 Class B common shares outstanding, and we had 7,364,943 total OP units outstanding to limited partners and 1,814,569 OP units outstanding to our limited partners other than Whitestone. Each Class B common share has the following rights:

•	the right to vote together with Class A common shareholders on all matters submitted to the Company’s shareholders;

•	one vote on all matters voted upon by the Company’s shareholders;

•	the right to receive dividends equal to any dividends declared on the Class A common shares; and

•	liquidation rights equal to the liquidation rights of each Class A common share.
As of December 31, 2010, we had no employees, and Whitestone employed 53 full-time employees.  As an internally managed REIT, Whitestone bears its own expenses of operations, including the salaries, benefits and other compensation of its employees, office expenses, legal, accounting and investor relations expenses and other overhead costs. As the management and employees of Whitestone work for the benefit of the Operating Partnership, the costs and expenses of Whitestone have been presented in this Report in a manner consistent with Whitestone’s presentation in its Form 10-K for the period ended December 31, 2010.

How We Derive Our Revenue

Substantially all of our revenue is derived from rents received from leases at our properties. We had rental income and tenant reimbursements of approximately $31.5 million for the year ended December 31, 2010 as compared to $32.7 million for the year ended December 31, 2009, a decrease of $1.2 million, or 4%. The twelve months ended December 31, 2009 included a $0.4 million business interruption settlement that was not repeated during the year ended December 31, 2010. Additionally, tenant reimbursement revenues decreased approximately $0.7 million during the twelve months ended December 31, 2010 as compared to the twelve months ended December 31, 2009. The decrease in tenant reimbursement revenues was primarily the result of a $0.7 million decrease in total property expenses.  Our Operating Portfolio Occupancy Rate as of December 31, 2010 was 86%, as compared to 82% as of December 31, 2009.

Known Trends in Our Operations; Outlook for Future Results

Rental Income

We expect our rental income to increase year-over-year due to the addition of properties. We also expect modest continued improvement in the overall economy in Houston to provide slight increases in occupancy at certain of our properties, which should result in some growth in rental income.

Scheduled Lease Expirations

We tend to lease space to smaller businesses that desire shorter term leases. As of December 31, 2010, approximately 36% of our gross leasable square footage is subject to leases that expire prior to December 31, 2012.  We routinely seek to renew leases with our existing tenants prior to their expiration and typically begin discussions with tenants as many as 18 months prior to the expiration date of the existing lease.  While our early renewal program and other leasing and marketing efforts target these expiring leases, and while we hope to re-lease most of that space prior to expiration of the leases at rates comparable to or slightly in excess of the current rates, market conditions, including new supply of properties, and macroeconomic conditions in Houston and nationally could adversely impact our renewal rate and/or the rental rates we are able to negotiate.  If any of these risks materialize, our cash flow and ability to pay dividends could be adversely affected.

Acquisitions

We expect to actively seek acquisitions in the foreseeable future. As of December 31, 2010, we owned and operated 38 commercial properties consisting of:

Operating Portfolio

•	eighteen retail properties containing approximately 1.2 million square feet of leasable space and having a total carrying amount (net of accumulated depreciation) of $70.0 million;

•	seven office properties containing approximately 0.6 million square feet of leasable space and having a total carrying amount (net of accumulated depreciation) of $44.9 million; and

•	eleven office/flex properties containing approximately 1.2 million square feet of leasable space and having a total carrying amount (net of accumulated depreciation) of $41.6 million.
Redevelopment, New Acquisitions Portfolio

•	two retail properties containing approximately 0.1 million square feet of leasable space and having a total carrying amount (net of accumulated depreciation) of $8.9 million.

Property Acquisitions

We seek to acquire commercial properties in high-growth markets. Our acquisition targets are properties that fit our Community Centered Properties strategy.  We define Community Centered Properties as visibly located properties in established or developing, culturally diverse neighborhoods in our target markets, primarily in and around Phoenix, Chicago, Dallas, San Antonio and Houston.  We market, lease and manage our centers to match tenants with the shared needs of the surrounding neighborhood.  Those needs may include specialty retail, grocery and medical, educational and financial services.  Our goal is for each property to become a Whitestone-branded business center or retail community that serves a neighboring five-mile radius around our property.

In November 2010, we acquired a property that meets our Community Centered Property strategy, containing 111,130 leasable square feet located in central Phoenix, Arizona for approximately $6.4 million in cash and net prorations. The property, Sunnyslope, a Class B community center, is situated in an ideal location across the street from John C. Lincoln Hospital, the major employer in the area, and within a quarter mile from Sunnyslope High School.

In September 2010, we acquired a property that meets our Community Centered Property strategy, containing 28,547 leasable square feet located in Scottsdale, Arizona for approximately $2.2 million in cash and net prorations. The property, The Citadel, a Class A community center, is strategically located at a prime intersection at Pinnacle Peak and Pima Roads.

In January 2009, we acquired a property that meets our Community Centered Property strategy, containing 41,455 leasable square feet located in Buffalo Grove, Illinois for approximately $9.4 million, including cash of $5.5 million, issuance of 703,912 OP units valued at approximately $3.6 million and credit for net prorations of $0.3 million.  The property, Spoerlein Commons, is a two-story complex of retail, medical and professional office tenants.  We acquired the property from Midwest Development Venture IV (“MDV IV”), an Illinois limited partnership controlled by James C. Mastandrea, our Chairman, President and Chief Executive Officer.  Because of Mr. Mastandrea’s relationship with the seller, a special committee consisting solely of the independent trustees of Whitestone REIT negotiated the terms of the transaction, which included the use of an independent appraiser to value the property.

Summary of Critical Accounting Policies

Our discussion and analysis of our financial condition and results of operations are based on our consolidated financial statements.  We prepared these financial statements in conformity with U.S. generally accepted accounting principles, or GAAP.  The preparation of these financial statements required us to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods.  We based our estimates on historical experience and on various other assumptions we believe to be reasonable under the circumstances.  Our results may differ from these estimates.  Currently, we believe that our accounting policies do not require us to make estimates using assumptions about matters that are highly uncertain.  You should read Note 2, “Summary of Significant Accounting Policies,” to our consolidated financial statements in conjunction with this Management’s Discussion and Analysis of Financial Condition and Results of Operations.

We have described below the critical accounting policies that we believe could impact our consolidated financial statements most significantly.

Revenue Recognition.  All leases on our properties are classified as operating leases, and the related rental income is recognized on a straight-line basis over the terms of the related leases.  Differences between rental income earned and amounts due per the respective lease agreements are capitalized or charged, as applicable, to accrued rent and accounts receivable.  Percentage rents are recognized as rental income when the thresholds upon which they are based have been met.  Recoveries from tenants for taxes, insurance, and other operating expenses are recognized as revenues in the period the corresponding costs are incurred.  We have established an allowance for doubtful accounts against the portion of tenant accounts receivable which is estimated to be uncollectible.

Development Properties.  Land, buildings and improvements are recorded at cost. Expenditures related to the development of real estate are carried at cost which includes capitalized carrying charges and development costs. Carrying charges, primarily interest, real estate taxes and loan acquisition costs, and direct and indirect development costs related to buildings under construction, are capitalized as part of construction in progress. The capitalization of such costs ceases when the property, or any completed portion, becomes available for occupancy. Prior to that time, we expense these costs as acquisition expense.  No interest was capitalized for the years ended December 31, 2010 and 2009.  Approximately $0.4 million in interest was capitalized for the year ended December 31, 2008.

Acquired Properties and Acquired Lease Intangibles.  We allocate the purchase price of the acquired properties to land, building and improvements, identifiable intangible assets and to the acquired liabilities based on their respective fair values. Identifiable intangibles include amounts allocated to acquired out-of-market leases, the value of in-place leases and customer relationship value, if any. We determine fair value based on estimated cash flow projections that utilize appropriate discount and capitalization rates and available market information. Estimates of future cash flows are based on a number of factors including the historical operating results, known trends and specific market and economic conditions that may affect the property. Factors considered by management in our analysis of determining the as-if-vacant property value include an estimate of carrying costs during the expected lease-up periods considering market conditions, and costs to execute similar leases. In estimating carrying costs, management includes real estate taxes, insurance and estimates of lost rentals at market rates during the expected lease-up periods, tenant demand and other economic conditions. Management also estimates costs to execute similar leases including leasing commissions, tenant improvements, and legal and other related expenses. Intangibles related to out-of-market leases and in-place lease value are recorded as acquired lease intangibles and are amortized as an adjustment to rental revenue or amortization expense, as appropriate, over the remaining terms of the underlying leases. Premiums or discounts on acquired out-of-market debt are amortized to interest expense over the remaining term of such debt.

Depreciation.  Depreciation is computed using the straight-line method over the estimated useful lives of five to 39 years for the buildings and improvements.  Tenant improvements are depreciated using the straight-line method over the life of the lease.

Impairment.  We review our properties for impairment at least annually or whenever events or changes in circumstances indicate that the carrying amount of the assets, including accrued rental income, may not be recoverable through operations.  We determine whether an impairment in value has occurred by comparing the estimated future cash flows (undiscounted and without interest charges), including the estimated residual value of the property, with the carrying cost of the property.  If impairment is indicated, a loss will be recorded for the amount by which the carrying value of the property exceeds its fair value.  Management has determined that there has been no impairment in the carrying value of our real estate assets as of December 31, 2010.

Accrued Rent and Accounts Receivable.  Included in accrued rent and accounts receivable are base rents, tenant reimbursements and receivables attributable to recording rents on a straight-line basis. An allowance for the uncollectible portion of accrued rents and accounts receivable is determined based upon customer credit-worthiness (including expected recovery of our claim with respect to any tenants in bankruptcy), historical bad debt levels, and current economic trends.  As of December 31, 2010 and 2009, we had an allowance for uncollectible accounts of $1.3 million and $0.9 million, respectively. As of December 31, 2010, 2009 and 2008, we recorded bad debt expense in the amount of $0.5 million, $0.9 million and $0.7 million, respectively, related to tenant receivables that we specifically identified as potentially uncollectible based on our assessment of each tenant’s credit-worthiness.  Bad debt expenses and any related recoveries are included in property operation and maintenance expense.

Unamortized Lease Commissions and Loan Costs.  Leasing commissions are amortized using the straight-line method over the terms of the related lease agreements.  Loan costs are amortized on the straight-line method over the terms of the loans, which approximates the interest method.  Costs allocated to in-place leases whose terms differ from market terms related to acquired properties are amortized over the remaining life of the respective leases.

Prepaids and Other Assets.  Prepaids and other assets include escrows established pursuant to certain mortgage financing arrangements for real estate taxes and insurance and acquisition deposits which include earnest money deposits on future acquisitions.

Federal Income Taxes.  Whitestone elected to be taxed as a REIT under the Code beginning with its taxable year ended December 31, 1999.  As a REIT, Whitestone generally is not subject to federal income tax on income that it distributes to its shareholders.  If it fails to qualify as a REIT in any taxable year, it will be subject to federal income tax on its taxable income at regular corporate rates.  Whitestone believes that it is organized and operates in such a manner as to qualify to be taxed as a REIT, and it intends to operate so as to remain qualified as a REIT for federal income tax purposes.

State Taxes.  In May 2006, the State of Texas adopted House Bill 3, which modified the state’s franchise tax structure, replacing the previous tax based on capital or earned surplus with one based on margin (often referred to as the “Texas Margin Tax”) effective with franchise tax reports filed on or after January 1, 2008.  The Texas Margin Tax is computed by applying the applicable tax rate (1% for us) to the profit margin, which, generally, will be determined for us as total revenue less a 30% standard deduction.  Although House Bill 3 states that the Texas Margin Tax is not an income tax, Financial Accounting Standards Board (“FASB”) ASC 740, “Income Taxes” (“ASC 740”) applies to the Texas Margin Tax.  We have recorded a margin tax provision of $0.3 million, $0.2 million and $0.2 million for the Texas Margin Tax for each of the years ended December 31, 2010, 2009 and 2008, respectively.

Derivative Instruments.  We have initiated a program designed to manage exposure to interest rate fluctuations by entering into financial derivative instruments.  The primary objective of this program is to comply with debt covenants on a credit facility.  We sometimes enter into interest rate swap agreements with respect to amounts borrowed under certain of our credit facilities, which effectively exchanges existing obligations to pay interest based on floating rates for obligations to pay interest based on fixed LIBOR rates.

We have adopted provisions of Accounting Standards Codification (“ASC”) 820, “Fair Value Measurements and Disclosures” (“ASC 820”) which requires for items appropriately classified as cash flow hedges, that changes in the market value of the instrument and in the market value of the hedged item be recorded as other comprehensive income or loss with the exception of the portion of the hedged items that are considered ineffective.  The derivative instruments are reported at fair value as other assets or other liabilities as applicable.  As of December 31, 2010 and 2009, we did not have any interest rate swaps.

Liquidity and Capital Resources

Our primary liquidity demands are distributions to holders of our OP units, capital improvements and repairs and maintenance for our properties, acquisition of additional properties, tenant improvements and debt repayments.
     Primary sources of capital for funding our acquisitions and redevelopment programs are cash flows generated from operating activities, issuances of notes payable, sales of Whitestone's common shares, sales of OP Units, sales of underperforming properties and other financing opportunities including equity issuance and debt financing. We expect that our rental income will increase as we continue to acquire additional properties, subsequently increasing our cash flows generated from operating activities. We intend to continue acquiring such additional properties through equity issuance, including proceeds from Whitestone's recent initial public offering of Class B common shares, and through debt financing.
Our capital structure includes non-recourse secured debt that we assumed or originated on certain properties. We may hedge the future cash flows of certain debt transactions principally through interest rate swaps with major financial institutions.

During the year ended December 31, 2010, our cash provided from operating activities was $10.4 million and our total distributions were $7.4 million.  Therefore we had cash flow from operations in excess of distributions of approximately $3.1 million.

We anticipate that cash flows from operating activities and our borrowing capacity will provide adequate capital for our working capital requirements, anticipated capital expenditures and scheduled debt payments during the next 12 months. We also believe that cash flows from operating activities and our borrowing capacity will allow us to make all distributions required for Whitestone to continue to qualify to be taxed as a REIT for federal income tax purposes.

Cash and Cash Equivalents

We had cash and cash equivalents of approximately $17.6 million at December 31, 2010, as compared to $6.3 million on December 31, 2009.  The increase of $11.3 million was primarily the result of the following:

Sources of Cash

•	Cash flow from operations of $10.4 million for the year ended December 31, 2010;

•	Proceeds of $23.0 million from issuance of Whitestone's Class B common shares;

•	Net proceeds of $1.3 million from issuance of notes payable net of origination costs;
Uses of Cash

•	Payment of distributions of $7.4 million to OP Unit holders, including Whitestone;

•	Payments of loans of $3.0 million;

•	Additions to real estate of $12.8 million;

•	Whitestone's repurchases of Class A common shares of $0.2 million.
     We place all cash in short-term, highly liquid investments that we believe provide appropriate safety of principal.

Debt

Mortgages and other notes payable consist of the following (in thousands):

	Year Ended
	December 31,
Description	2010	2009
Fixed rate notes
$10.0 million 6.04% Note, due 2014	$9,498	$9,646
$1.5 million 6.50% Note, due 2014	1,496	—
$11.2 million 6.52% Note, due 2015	10,908	11,043
$21.4 million 6.53% Notes, due 2013	20,142	20,721
$24.5 million 6.56% Note, due 2013	24,030	24,435
$9.9 million 6.63% Notes, due 2014	9,498	9,757
$0.5 million 5.05% Notes, due 2011 and 2010	13	52
Floating rate note
$26.9 million LIBOR + 2.60% Note, due 2013	25,356	26,128
	$100,941	$101,782

Our debt was collateralized by 23 operating properties as of December 31, 2010 with a combined net book value of $110.1 million and 21 operating properties at December 31, 2009 with a combined net book value of $108.7 million.  Our loans contain restrictions that would require the payment of prepayment penalties for the acceleration of outstanding debt and are secured by deeds of trust on certain of our properties and the assignment of certain rents and leases associated with those properties.
On September 10, 2010, we executed a promissory note (the "Promissory Note") in the amount of $1.5 million (the "New Loan") payable to MidFirst Bank, a federally chartered savings association ("MidFirst"), with an applicable interest rate of 6.5% per annum. Monthly payments of $10,128 began on November 1, 2010 and continue thereafter on the first day of each calendar month until February 1, 2014. The Promissory Note is secured by a second lien deed of trust on our Windsor Park retail facility located in Windcrest, Texas, a first lien deed of trust on our Brookhill office/flex building located in Houston, Texas and a first lien deed of trust on our Zeta office building located in Houston, Texas. The funds from the Promissory Note are being used for capital improvements to Windsor Park.
The loan documents executed in connection with the Promissory Note (the "Loan Documents") included a Limited Guaranty by us of the Promissory Note until the Windsor Park construction is completed. Following this event, we will remain liable for the deficiency, if any, following a foreclosure of property securing the Promissory Note; provided that upon the occurrence of certain "Full Recourse Events" defined in the Loan Documents, our obligations shall convert to a full guarantee of the New Loan.
In connection with the Promissory Note, the Loan Documents also provided for a modification of our existing loan with MidFirst in the amount of $10,000,000 (the "Existing Loan"). The Loan Documents provide that the promissory note executed in connection with the Existing Loan is modified to be secured, in part, by second liens on the Brookhill and Zeta Buildings, as well as certain other modifications for the purpose of cross collateralizing and cross-defaulting the two loans. The Existing Loan is also modified by the Modification of Promissory Note which provided that payments of $91,777 began on October 1, 2010 and continue thereafter on the first day of each calendar month until February 1, 2014. Finally, the Loan Documents include a Modification of Limited Guaranty which provided that the Limited Guaranty executed in connection with the Existing Loan is only for the deficiency, if any, following the foreclosure of property securing the Existing Loan; provided that upon the occurrence of certain "Full Recourse Events" defined in the Modification of Limited Guaranty, our obligations shall convert to a full guarantee of the Existing Loan.
Our loans are subject to customary financial covenants.  As of December 31, 2010, we were in compliance with all loan covenants.

Annual maturities of notes payable as of December 31, 2010 are due during the following years:

Amount Due
Year	(in thousands)

2011	$2,459
2012	2,579
2013	66,424
2014	19,209
2015	10,270
2016 and thereafter	—
Total	$100,941

Capital Expenditures

We continually evaluate our properties’ performance and value. We may determine it is in our partners’ best interest to invest capital in properties we believe have potential for increasing value. We also may have unexpected capital expenditures or improvements for our existing assets. Additionally, we intend to continue investing in similar properties outside of Texas in cities with exceptional demographics to diversify market risk, and we may incur significant capital expenditures or make improvements in connection with any properties we may acquire.

Contractual Obligations

As of December 31, 2010, we had the following contractual debt obligations (see Note 8 of the Consolidated Financial Statements for further discussion regarding the specific terms of our debt):

		Payment due by period (in thousands)
Contractual Obligations	Total	Less than 1 year (2011)	1 - 3 years (2012 - 2013)	3 - 5 years (2014 - 2015)	More than 5 years (after 2015)
Long-Term Debt - Principal	$100,941	$2,459	$69,003	$29,479	$—
Long-Term Debt - Fixed Interest	15,253	4,854	8,923	1,476	—
Long-Term Debt - Variable Interest (1)	2,017	714	1,303	—	—
Capital Lease Obligations	—	—	—	—	—
Operating Lease Obligations	93	47	41	5	—
Purchase Obligations	—	—	—	—	—
Other Long-Term Liabilities
Reflected on the Registrant’s
Balance Sheet under GAAP	—	—	—	—	—
Total	$118,304	$8,074	$79,270	$30,960	$—

(1)     As of December 31, 2010, we had one loan totaling $25.4 million which bore interest at a floating rate.  The variable interest rate payments are based on LIBOR plus 2.6%.  The information in the table above reflects our projected interest rate obligations for the floating rate payments based on one-month LIBOR as of December 31, 2010, which was 0.26%.

Distributions

During 2010, we paid distributions to our OP Unit holders of $7.4 million, compared to $6.9 million in 2009.  OP Unit holders receive monthly distributions.  Payments of distributions are declared quarterly and paid monthly.   The distributions paid to OP Unit holders follow (in thousands):

		Limited Partners
		Other Than
	Whitestone	Whitestone	Total
2010
Fourth Quarter	$1,616	$514	$2,130
Third Quarter	1,203	515	1,718
Second Quarter	1,176	610	1,786
First Quarter	1,163	610	1,773
Total	$5,158	$2,249	$7,407

2009
Fourth Quarter	$1,163	$610	$1,773
Third Quarter	1,163	610	1,773
Second Quarter	1,163	530	1,693
First Quarter	1,156	531	1,687
Total	$4,645	$2,281	$6,926

Results of Operations

Year Ended December 31, 2010 Compared to Year Ended December 31, 2009

The following table provides a general comparison of our results of operations for the years ended December 31, 2010 and December 31, 2009:

	Year Ended December 31,
	2010	2009
Number of properties owned and operated	38	36
Aggregate gross leasable area (sq. ft.)(1)	3,162,020	3,039,044
Ending occupancy rate - operating portfolio(2)	86%	82%
Ending occupancy rate - all properties	84%	82%

Total property revenues	$31,533	$32,685
Total property expenses	12,283	12,991
Total other expenses	17,251	17,201
Provision for income taxes	264	222
Loss on disposal of assets	160	196
Net income	$1,575	$2,075

Funds from operations (3)	$8,432	$8,618
Distributions paid on OP Units	7,407	6,926
Per OP Unit	1.25	1.35
Distributions paid as a % of funds from operations	88%	80%

(1)     During the first quarter of 2010, we concluded that approximately 25,000 square feet at our Kempwood Plaza and Centre South locations were no longer leasable, therefore such area is no longer included in the gross leasable area.
(2)     Excludes (i) new acquisitions, through the earlier of attainment of 90% occupancy or 18 months of ownership, and (ii) properties which are undergoing significant redevelopment or re-tenanting.
(3)     For a reconciliation of funds from operations to net income, see "Funds From Operations" below.

Property revenues.  We had rental income and tenant reimbursements of approximately $31.5 million for the year ended December 31, 2010 as compared to $32.7 million for the year ended December 31, 2009, a decrease of $1.2 million, or 4%. The twelve months ended December 31, 2009 included a $0.4 million business interruption settlement that was not repeated during the twelve months ended December 31, 2010. Additionally, tenant reimbursement revenues decreased approximately $0.7 million during the twelve months ended December 31, 2010 as compared to the twelve months ended December 31, 2009. The decrease in tenant reimbursement revenues was primarily the result of a $0.7 million decrease in total property expenses.

Property expenses.  Our property expenses were $12.3 million for the year ended December 31, 2010, as compared to $13.0 million for the year ended December 31, 2009, a decrease of $0.7 million, or 5%.  The primary components of total property expenses are detailed in the table below (in thousands):

	Year Ended December 31,		Increase /	% Increase /
	2010	2009	(Decrease)	(Decrease)
Real estate taxes	$3,925	$4,472	$(547)	(12)%
Utilities	2,277	2,387	(110)	(5)%
Contract services	2,140	2,108	32	2%
Repairs and maintenance	1,403	1,408	(5)	0%
Bad debt	536	877	(341)	(39)%
Labor and other	2,002	1,739	263	15%
Total property expenses	$12,283	$12,991	$(708)	(5)%

Real estate taxes.  Real estate taxes decreased $0.5 million, or 12%, during the twelve months ended December 31, 2010 as compared to the same period in 2009, primarily as a result of lower valuations by the various county appraisal districts. In 2010, primarily as a result of our formal protests of assessed values, the various appraisal districts agreed to lower valuations and resulting taxes by significant amounts. We work actively to keep our valuations and resulting taxes as low as possible as most of these taxes are passed through to our tenants through triple net leases.

Utilities.  Utilities decreased $0.1 million, or 5%, during the twelve months ended December 31, 2010 as compared to the same period in 2009. The decrease in utility expenses was primarily attributed to the electricity usage of our six office buildings in Texas, which were charged at a lower rate per kilowatt hour during 2010 due to our new contracts with our electricity provider for lower fixed rates.

Bad debt.  Bad debt for the twelve months ended December 31, 2010 decreased $0.3 million, or 39%, as compared to the same period in 2009. We vigorously pursue past due accounts, but expect collection of rents to continue to be challenging for the foreseeable future.

Labor and other.  Increases of $0.3 million, or 15%, in labor and other during 2010 were the result of the internalization of many maintenance functions and increased focus on tenant service and property conditions by property management personnel. We have been able to accomplish a greater focus on tenant service and property conditions as a result of realignment of duties and reductions in administrative duties required of these individuals. This decrease in administrative duties is a result of improvements in systems, processes and reporting.

Other expenses.  Our other expenses were $17.3 million for the year ended December 31, 2010, as compared to $17.2 million for the year ended December 31, 2009, an increase of $0.1 million.  The primary components of other expenses, net are detailed in the table below (in thousands):

	Year Ended December 31,		Increase /	% Increase /
	2010	2009	(Decrease)	(Decrease)
General and administrative	$4,992	$6,072	$(1,080)	(18)%
Depreciation and amortization	7,225	6,958	267	4%
Involuntary conversion	(558)	(1,542)	984	(64)%
Interest expense	5,620	5,749	(129)	(2)%
Interest income	(28)	(36)	8	(22)%
Total other expenses	$17,251	$17,201	$50	0%

General and administrative.  General and administrative expenses decreased approximately $1.1 million or 18% for the twelve months ended December 31, 2010 as compared to the same period in 2009. Whitestone's share-based compensation expense decreased approximately $0.7 million during 2010. The majority of share-based compensation recognized during

2009 represented the achievement of the first performance-based target on certain share-based compensation grants. With our current asset base, Whitestone's management does not expect to achieve the second performance-based target, and share-based compensation was significantly lower during 2010 than 2009 because fewer unvested shares are expected to vest. Should we increase our asset base, Whitestone may achieve the next performance-based target and begin expensing the shares expected to vest upon the achievement of the second target.
Whitestone's salaries and benefits, excluding share-based compensation, were approximately $0.2 million less during the twelve months ended December 31, 2010 than during the same period in 2009, primarily as a result of fewer employees and company wide salary reductions taken in October 2009. Additionally, Whitestone's allocation of internal labor to properties increased $0.4 million in 2010, reducing general and administrative expense and increasing property expenses. Property management personnel have been able to achieve a greater focus on tenant service and property conditions because much of their administrative burden was removed by a realignment of duties and system and process improvements. Professional fees increased $0.2 million during the twelve months ended December 31, 2010 as compared to the same period in 2009.
Depreciation and amortization.  Depreciation and amortization increased $0.3 million, or 4%, for the year ended December 31, 2010 as compared to the year ended December 31, 2009. The increase in depreciation expense was primarily comprised of tenant improvements at our Uptown Tower property located in Dallas, Texas and our West Belt Plaza and Plaza Park locations located in Houston, Texas. The Uptown Tower spending was for office tenants, while the West Belt Plaza and Plaza Park improvements were for leases that ended during 2010 with the U.S. Census Bureau. We expect depreciation and amortization to increase as we acquire properties.

Involuntary conversion.  Involuntary conversion was a gain of $0.6 million for the year ended December 31, 2010, as compared to a gain of $1.5 million during the same period in 2009.  The involuntary conversion gain of $0.6 million recognized during the twelve months ended December 31, 2010 represents the completion of the repairs to the 31 properties impacted by Hurricane Ike at costs that were lower than we estimated as of December 31, 2009. The estimated costs were sensitive to the scope requirements of our lenders and labor and material costs of our vendors, and the final costs incurred were more favorable than we anticipated. During the year ended December 31, 2009, we completed a settlement of our insurance claims related to our 31 properties damaged by Hurricane Ike.  The settlement was $7.0 million in its entirety, with $6.5 million allocated to casualty claims and approximately $0.5 million allocated to loss of rents claims.  For the twelve months ended December 31, 2009, the $6.5 million in insurance proceeds allocated to casualty losses were offset by accrued repair costs of $5.1 million resulting in a gain of $1.4 million.  The remaining $0.1 million in involuntary conversion gain for the year ended December 31, 2009 was realized on an insurance settlement we completed during 2009 on a chiller unit at our Uptown Tower property in Dallas, Texas.

Interest expense. Interest expense for the year ended December 31, 2010 was $5.6 million, a decrease of $0.1 million over the same period in 2009.  A decrease in our average outstanding notes payable balance of $3.2 million accounted for the decrease in interest expense for the twelve months ended December 31, 2010 as compared to the same period in 2009.

 Result of Operations

Year Ended December 31, 2009 Compared to Year Ended December 31, 2008

The following table provides a general comparison of our results of operations for the years ended December 31, 2009 and December 31, 2008 (dollars in thousands):

	Year Ended December 31,
	2009	2008
Number of properties owned and operated	36	35
Aggregate gross leasable area (sq. ft.)	3,039,044	2,990,892
Ending occupancy rate - operating portfolio(1)	82%	84%
Ending occupancy rate - all properties	82%	84%

Total property revenues	$32,685	$31,201
Total property expenses	12,991	12,835
Total other expenses	17,201	19,600
Provision for income taxes	222	219
Loss on disposal of assets	196	223
Income (loss) from continuing operations	2,075	(1,676)
Loss from discontinued operations	—	(188)
Gain from sale of properties from discontinued operations	—	3,619
Net income	$2,075	$1,755

Funds from operations (2)	$8,618	$4,236
Distributions paid on OP Units	6,926	8,672
Per OP Unit	1.35	1.74
Distributions paid as a % of funds from operations	80%	205%

(1)     Excludes (i) new acquisitions, through the earlier of attainment of 90% occupancy or 18 months of ownership, and (ii) properties which are undergoing significant redevelopment or re-tenanting.
(2)     For a reconciliation of funds from operations to net income, see "Funds From Operations" below.

Property revenues.  We had rental income and tenant reimbursements of approximately $32.7 million for the year ended December 31, 2009 as compared to $31.2 million for the year ended December 31, 2008, an increase of $1.5 million, or 5%. The increase was primarily attributable to the addition of our Spoerlein Commons property during January 2009.

Property expenses.  Our property expenses were $13.0 million for the year ended December 31, 2009, as compared to $12.8 million for the year ended December 31, 2008, an increase of $0.2 million, or 1%. The primary components of total property expenses are detailed in the table below (in thousands):

	Year Ended December 31,		Increase /	% Increase /
	2009	2008	(Decrease)	(Decrease)
Real estate taxes	$4,472	$3,973	$499	13%
Utilities	2,387	2,679	(292)	(11)%
Contract services	2,108	2,138	(30)	(1)%
Repairs and maintenance	1,408	1,633	(225)	(14)%
Bad debt	877	731	146	20%
Labor and other	1,739	1,681	58	3%
Total property expenses	$12,991	$12,835	$156	1%

Real estate taxes.  Increases during 2009 in real estate taxes of $0.5 million, or 13%, were the result of increased assessed values on our properties and the addition of the Spoerlein Commons property during January 2009.

Utilities.  Utilities decreased $0.3 million, or 11%, during 2009. The majority of our utility expense is the electricity usage of our seven office buildings which were charged at a lower rate per kilowatt hour during the second half of 2009 due to our new contracts with our electricity provider for lower fixed rates in the Texas market.

Repairs and Maintenance. Repairs and maintenance decreases of $0.2 million, or 14%, during 2009 were primarily attributable to decreases in hard surface and parking lot repair costs and the internalization of many maintenance functions.

Bad debt.  Bad debt for the year ended December, 31 2009 was $0.1 million, or 20%, more than in 2008. The increase in bad debt was driven by slower paying tenants and abandonments. We vigorously pursue past due accounts, but expect for collection of rents to continue to be challenging for the foreseeable future.

Labor and other.  Increases of $0.1 million, or 3%, in labor and other during 2009 were the result of increased travel and marketing costs.

Other expenses.  Our other expenses were $17.2 million for the year ended December 31, 2009, as compared to $19.6 million for the year ended December 31, 2008, a decrease of $2.4 million, or 12%. The primary components of other expenses, net are detailed in the table below (in thousands):

	Year Ended December 31,		Increase /	% Increase /
	2009	2008	(Decrease)	(Decrease)
General and administrative	$6,072	$6,708	$(636)	(9)%
Depreciation and amortization	6,958	6,859	99	1%
Involuntary conversion	(1,542)	358	(1,900)	(531)%
Interest expense	5,749	5,857	(108)	(2)%
Interest income	(36)	(182)	146	(80)%
Total other expenses	$17,201	$19,600	$(2,399)	(12)%

General and administrative.  The decrease of $0.6 million, or 9%, in general and administrative expense was primarily due to decreased legal fees related to litigation with our former CEO and our former external advisor, offset by Whitestone's share-based compensation that was incurred in 2009 but not in 2008. Legal fees were $0.3 million for the year ended December 31, 2009, as compared to $1.7 million for the same period in 2008. Whitestone's share-based compensation was $1.0 million and $0.0 million for the years ended December 31, 2009 and 2008, respectively.

Depreciation and amortization.  Depreciation and amortization increased $0.1 million, or 1%, for the year ended

December 31, 2009, as compared to the year ended December 31, 2008. During 2009 depreciation increased $0.8 million, or 16%, while amortization decreased $0.7 million, or 35%. The increase in depreciation expense is the result of tenant improvements placed in service and depreciation on our Pima Norte and Spoerlein Commons properties, which were placed in service in late 2008 and early 2009, respectively. The decrease in amortization expense is primarily attributable to the loan fees which were $0.4 million during 2009 compared to $1.1 million during 2008.

Involuntary conversion.  Involuntary conversion was a gain of $1.5 million for the year ended December 31, 2009, as compared to a loss of $0.4 million during the same period in 2008. During the year ended December 31, 2009, we completed a settlement of our insurance claims related to our 31 properties damaged by Hurricane Ike. The settlement was $7.0 million in its entirety, with $6.5 million allocated to casualty claims and approximately $0.5 million allocated to loss of rents claims. The $6.5 million in insurance proceeds allocated to casualty losses were offset by accrued repair costs of $5.1 million, resulting in a gain of $1.4 million. The remaining $0.1 million in involuntary conversion gain for the year ended December 31, 2009 was realized on an insurance settlement we completed during 2009 on a chiller unit at our Uptown Tower property in Dallas, Texas. Repair costs of $0.4 million expensed during the twelve months ended December 31, 2008 related to Hurricane Ike are included in the 2008 involuntary conversion loss.

Interest expense, net. Interest expense for the year ended December 31, 2009 was $5.7 million, a decrease of $0.1 million over the same period in 2008. An increase in the average outstanding note payable balance of $14.9 million accounted for approximately $1.0 million in increased interest expense during 2009, while a lower effective interest rate of 1.0% per annum (excluding amortized loan fees) accounted for approximately $1.1 million in decreased interest expense during 2009. The decrease in interest income of approximately $0.1 million is primarily due to lower interest rates of return on our deposits.

Discontinued operations.  Discontinued operations are comprised of the two properties known as Garden Oaks and Northeast Square. The two properties were transferred to our former CEO and our former external advisor as part of a legal settlement on May 30, 2008. Below is a summary of income from discontinued operations (in thousands):

	Year Ended December 31,
	2009	2008
Property Revenues
Rental revenues	$—	$333
Other revenues	—	225
Total property revenues	—	558
Property Expenses
Properties operation and maintenance	—	391
Real estate taxes	—	133
Total property expenses	—	524
Other expense
General and administrative	—	—
Depreciation and amortization	—	218
Total other expense	—	218
Income (loss) before gain (loss) on disposal of assets and income taxes	—	(184)
Gain on sale of properties	—	3,619
Provision for income taxes	—	(4)
Income from discontinued operations	$—	$3,431

Funds From Operations and Funds From Operations - Core

The National Association of Real Estate Investment Trusts, or NAREIT, defines funds from operations, or FFO, as net income (loss) available to common shareholders computed in accordance with GAAP, excluding gains or losses from sales of operating real estate assets and extraordinary items, plus depreciation and amortization of operating properties, including our share of unconsolidated real estate joint ventures and partnerships.  We calculate FFO in a manner consistent with the NAREIT definition.

Management uses FFO as a supplemental measure to conduct and evaluate our business because there are certain limitations associated with using GAAP net income alone as the primary measure of our operating performance.  Historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time.  Because real estate values instead have historically risen or fallen with market conditions, management believes that the presentation of operating results for real estate companies that use historical cost accounting is insufficient by itself.  In addition, securities analysts, investors and other interested parties use FFO as the primary metric for comparing the relative performance of equity REITs.  There can be no assurance that FFO presented by us is comparable to similarly titled measures of other REITs.

FFO should not be considered as an alternative to net income or other measurements under GAAP as an indicator of our operating performance or to cash flows from operating, investing or financing activities as a measure of liquidity.  FFO does not reflect working capital changes, cash expenditures for capital improvements or principal payments on indebtedness.

Management believes that the computation of FFO in accordance with NAREIT's definition includes certain items that are not indicative of the results provided by our operating portfolio and affect the comparability of our period-over-period performance. These items include, but are not limited to, gains and losses on insurance claim settlements, acquisition costs and certain costs paid as a result of our litigation with our former external manager.

Below is the calculation of FFO and FFO-Core and the reconciliation to net income, which we believe is the most comparable GAAP financial measure (in thousands):

Reconciliation of Non-GAAP Financial Measures

	Year Ended December 31,
	2010	2009	2008
Net Income	$1,575	$2,075	$1,755
Depreciation and amortization of real estate assets (1)	6,697	6,347	5,877
(Gain) loss on sale or disposal of assets (1)	160	196	(3,396)
FFO	8,432	8,618	4,236
Acquisition costs	46	75	—
(Gain) loss on insurance settlement (2)	(558)	(1,934)	358
Litigation costs with our former external manager	—	—	1,491
FFO-Core	$7,920	$6,759	$6,085

(1)     Including amounts for discontinued operations.
(2)     $392 included in rental revenue for the twelve months ended December 31, 2009.

Taxes

Whitestone elected to be taxed as a REIT under the Internal Revenue Code beginning with its taxable year ended December 31, 1999.  As a REIT, Whitestone generally is not subject to federal income tax on income that it distributes to its shareholders.  If Whitestone fails to qualify as a REIT in any taxable year, it will be subject to federal income tax on its taxable income at regular corporate rates.  Whitestone believes that it is organized and operates in a manner to qualify and be taxed as a REIT, and it intends to operate so as to remain qualified as a REIT for federal income tax purposes.

Inflation

We anticipate that the majority of our leases will continue to be triple-net leases or otherwise provide that tenants pay for increases in operating expenses and will contain provisions that we believe will mitigate the effect of inflation.  In addition, many of our leases are for terms of less than five years, which allows us to adjust rental rates to reflect inflation and other changing market conditions when the leases expire.  Consequently, increases due to inflation, as well as ad valorem tax rate increases, generally do not have a significant adverse effect upon our operating results.

Off-Balance Sheet Arrangements

We have no significant off-balance sheet arrangements as of December 31, 2010.

Item 7A.  Quantitative and Qualitative Disclosures About Market Risk.

Market risk is the risk of loss arising from adverse changes in market rates and prices.  The principal market risk to which we are exposed is the risk related to interest rate fluctuations.  Based upon the nature of our operations, we are not subject to foreign exchange or commodity risk.  We are exposed to changes in interest rates as a result of our debt facilities that have floating interest rates.  As of December 31, 2010, we had $25.4 million of loans with floating interest rates.  All of our financial instruments were entered into for other than trading purposes.  As of December 31, 2010, we did not have a fixed rate hedge in place, leaving $25.4 million subject to interest rate fluctuations.  The impact of a 1% increase or decrease in interest rates on our debt would result in a decrease or increase of annual net income of approximately $0.3 million, respectively.

Our interest rate risk objective is to limit the impact of interest rate fluctuations on earnings and cash flows and to lower our overall borrowing costs. To achieve this objective, we try to manage our exposure to fluctuations in market interest rates for our borrowings through the use of fixed rate debt instruments to the extent that reasonably favorable rates are obtainable.

Item 8.  Financial Statements and Supplementary Data.

The information required by this Item 8 is incorporated by reference to our Financial Statements beginning on page F-1 of this Annual Report on Form 10-K.

Item 9.  Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

None.

Item 9A.  Controls and Procedures.

Evaluation of Disclosure Controls and Procedures

In connection with the preparation of this Form 10-K, as of December 31, 2010, an evaluation was performed under the supervision and with the participation of the Company's management, including Whitestone's Chief Executive Officer (“CEO”) and Chief Financial Officer (“CFO”), of the effectiveness of the design and operation of our disclosure controls and procedures as defined in Rule 13a-15(e) under the Exchange Act. In performing this evaluation, management reviewed the selection, application and monitoring of our historical accounting policies. Based on that evaluation, the CEO of Whitestone and CFO of Whitestone concluded that as of December 31, 2010, these disclosure controls and procedures were effective and designed to ensure that the information required to be disclosed in our reports filed with the SEC is recorded, processed, summarized and reported on a timely basis.  In designing and evaluating disclosure controls and procedures, management recognizes that any controls and procedures, no matter how well designed and operated, can provide only reasonable assurance of achieving the desired control objectives.  Management is required to apply judgment in evaluating the cost-benefit relationship of possible controls and procedures.

Management’s Annual Report on Internal Control Over Financial Reporting

The management of Whitestone REIT is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in Exchange Act Rule 13a-15(f). Under the supervision and with the participation of Whitestone's management, it conducted an evaluation of the effectiveness of our internal control over financial reporting based on the framework in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on its evaluation under the framework in Internal Control—Integrated Framework,

Whitestone's management concluded that our internal control over financial reporting was effective as of December 31, 2010.

This annual report does not include an attestation report of the Company’s registered public accounting firm regarding internal control over financial reporting.  Management’s report was not subject to attestation by the Company’s registered public accounting firm pursuant to temporary rules of the SEC that permit the Company to provide only management’s report in this annual report.

Changes in Internal Control Over Financial Reporting

There have been no changes during the Company's quarter ended December 31, 2010, in the Company's internal controls over financial reporting that have materially affected, or are reasonably likely to materially affect, the Company's internal control over financing reporting.

Item 9B.  Other Information.

None.

PART III

Item 10.  Trustees, Executive Officers and Corporate Governance.

The Operating Partnership is managed by Whitestone. Consequently, the Operating Partnership does not have its own separate trustees or executive officers. This Item 10 reflects information with respect to the trustees and Named Executive Officers of Whitestone.

Members of Whitestone's Board of Trustees

Set forth below are descriptions of the backgrounds and principal occupations of each of Whitestone's trustees, and nominee for trustee, and the period during which each has served as a trustee, each as of the date of Whitestone's Annual Meeting.

Trustee	Age(1)	Business Experience	Trustee Since
Daryl J. Carter	55
Mr. Carter founded and since 2007 has served as Chairman and CEO of Avanath Capital Partners, LLC, an investment firm focused on urban-themed real estate and mortgage investments. From 2005 to 2007, Mr. Carter was an Executive Managing Director of Centerline Capital Group, or Centerline, a subsidiary of Centerline Holding Company (NYSE), and head of the Commercial Real Estate Group. From 2005 to 2007, he was also the President of American Mortgage Acceptance Corporation, a publicly-held, commercial mortgage lender (AMEX) that was externally managed by Centerline. Mr. Carter became part of Centerline when his company, Capri Capital Finance, or CCF, was acquired by Centerline in 2005 and stayed with Centerline until 2006. Mr. Carter co-founded and served as Co-Chairman of both CCF and Capri Capital Advisors in 1992. He was instrumental in building Capri into a diversified real estate firm with $8 billion in real estate equity and debt investments under management. Prior to Capri, Mr. Carter was Regional Vice President at Westinghouse Credit Corporation in Irvine and a Second Vice President at Continental Bank in Chicago. Since 2003, Mr. Carter has served as a trustee of Paragon Real Estate Equity and Investment Trust, traded on the former American Stock Exchange until 2006, Trustee of the Urban Land Institute, Treasurer and Executive Committee Member of the National Multifamily Housing Association. He has also served as Chairman of the Commercial Board of Governors of the Mortgage Bankers Association. Mr. Carter serves on the Dean's Advisory Council of the M.I.T. Sloan School of Management.
			February 2009
Daniel G. DeVos	52
Since 1993, Mr. DeVos has served as Chairman of the Board and Chief Executive Officer of DP Fox Ventures, LLC, a diversified management enterprise with investments in real estate, transportation and sports teams. Since 1999, Mr. DeVos has served as the President and Chief Executive Officer of Fox Motors, based in Grand Rapids, Michigan, majority owner of the Grand Rapids Rampage (AFL) and has an ownership interest in the Orlando Magic (NBA). Mr. DeVos has served as Vice Chairman of the RDV Corporation Board since 2009 and since 1990 has served as a director and currently serves on the Audit Committee of Alticor, Inc., the parent of Amway Corporation, located in Ada, Michigan. Since March 2003, Mr. DeVos has served as a trustee of Paragon Real Estate Equity and Investment Trust, traded on the former American Stock Exchange until 2006, and served as a trustee of First Union Real Estate Investments, an NYSE-listed REIT, from 1994 to 1998.
			February 2009

Donald F. Keating	78	Mr. Keating was formerly the Chief Financial Officer of Shell Mining Company. Mr. Keating retired from Shell Mining Company in 1992 and continued to provide consulting services to Shell Oil until 2002. Since 2002, Mr. Keating has managed his personal investments. Mr. Keating graduated from Fordham University with a Bachelor of Science Degree in Finance and served in the United States Marine Corps as infantry company commander. He is a former board member of Billiton Metals Company, R & F Coal Company and Marrowbone Coal Company.	2008
Jack L. Mahaffey	79	Mr. Mahaffey was formerly the President and Chief Executive Officer of Shell Mining Company. Since retiring from Shell Mining Company in 1991, Mr. Mahaffey has managed his personal investments. Mr. Mahaffey served in the United States Air Force and is a former board member of the National Coal Association and the National Coal Counsel.	2000
James C. Mastandrea	67
Mr. Mastandrea has over 35 years of experience in the real estate industry and 17 years serving in high level positions of publicly traded companies. He has also served since 2003 as the President, Chief Executive Officer and Chairman of the Board of Trustees of Paragon Real Estate Equity and Investment Trust, a real estate company currently focused on value-added real estate and investments in shares of publicly-traded real estate investment trusts, which traded on the former American Stock Exchange until 2006. Mr. Mastandrea has also served since 1978 as the Chief Executive Officer/Founder of MDC Realty Corporation, a privately held residential and commercial real estate development company. From 1999 to 2002, Mr. Mastandrea served as Chief Executive Officer of Eagle's Wings Aviation Corporation, an entity formed to purchase a troubled aviation services business. At the time of the purchase, the business was in default on debt obligations. Following the September 11, 2001 terrorist attacks, the business was further adversely affected and in March 2002, Eagle's Wings Aviation Corporation filed for protection under Chapter 11 of the federal bankruptcy laws. From 1994 to 1998, Mr. Mastandrea served as Chairman and Chief Executive Officer of First Union Real Estate Investments, a NYSE-listed real estate investment trust. Mr. Mastandrea also served in the U.S. Army as a Military Police Officer. Mr. Mastandrea currently is a director of Cleveland State University Foundation Board and a member of the investment committee, a director of University Circle Inc. Board, Cleveland, Ohio, and a member of the real estate committee, and a director of the Calvin Business Alliance Board of Calvin College, Grand Rapids, Michigan. Mr. Mastandrea regularly lectures to MBA students at the University of Chicago and Rice University and also regularly presents to institutional investors in the U.S. and Europe.
			October 2006

(1) As of March 23, 2011.

Qualifications of Trustees

When considering whether Whitestone's trustees nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively in light of Whitestone's operational and organizational structure, Whitestone's Nominating and Corporate Governance Committee and its Board focused primarily on the information discussed in each of the individual biographies set forth above and on the following particular attributes:

Mr. Carter:  The Board considered his management experience with a number of financial and real estate entities and determined that his extensive financial background and demonstrated leadership skills provide exceptional qualification to perform oversight functions as a member of Whitestone's Audit Committee and as a member of its Board of Trustees.

Mr. DeVos: The Board considered his extensive and diverse business experience within and outside the real estate industry and concluded that his leadership skills in business and non-profit management make him exceptionally qualified to serve in the capacity of  Chairman  of the Nominating and Corporate Governance Committee and as a member of Whitestone's Compensation Committee and its Board of Trustees.

Mr. Keating:  The Board considered his educational and professional experience in the field of finance and accounting as well as supervisory roles in the accounting industry and determined that his experience and skills in these industries facilitate his oversight and administration of Whitestone's accounting and financial reporting practices, risk management efforts and compliance with applicable regulatory standards in the capacity of Chairman of the Audit  Committee, as a member of Whitestone's Nominating and Corporate Governance and Compensation Committees and its Board of Trustees.

Mr. Mahaffey:  The Board considered his demonstrated ability of oversight and decision-making functions during his tenure within the petroleum industry and his experience in managing investments and determined that his expertise in these areas enhances his oversight and administration of Whitestone's compensation programs in the capacity of Chairman of the Compensation Committee and as a member of its Nominating and Governance Committee and its Board of Trustees.

Mr. Mastandrea:  The Board considered his prior service to Whitestone as its Chairman and Chief Executive Officer, his thirty-five years of experience in the commercial real estate industry, and his seventeen years serving in high level positions of publicly traded companies, and determined that his intimate knowledge of Whitestone, his extensive experience and familiarity with the commercial real estate industry and public companies are critical to the oversight of Whitestone's strategic initiatives and the evaluation of its operational performance in his capacity as Chief Executive Officer and Chairman of its Board of Trustees.

Executive Officers

The following table sets forth certain information about Whitestone's executive officers. Whitestone's executive officers serve one-year terms at the pleasure of the Board.

Executive Officers	Age(1)	Position	Recent Business Experience
James C. Mastandrea	67	Chairman of the Board of Trustees and Chief Executive Officer (October 2006 - present)
President, Chief Executive Officer and Chairman of the Board of Trustees of Paragon Real Estate Equity and Investment Trust, a real estate company currently focused on value-added real estate and investments in shares of publicly-traded real estate investment (2003 - present); Chief Executive Officer/Founder of MDC Realty Corporation, a privately held residential and commercial real estate development company (1978 - present); Chief Executive Officer of Eagle's Wings Aviation Corporation (1999 -2002), Chairman of the Board of Trustees and Chief Executive Officer of First Union Real Estate Investments, a NYSE listed REIT (1994 - 1998).

John J. Dee	59	Chief Operating Officer (October 2006 - present)
Trustee, Senior Vice President, and Chief Financial Officer of Paragon Real Estate Equity and Investment Trust (2003 - present); Senior Vice President and Chief Financial Officer of MDC Realty Corporation, a privately held residential and commercial real estate development company (2002 - 2003); Director of Finance and Administration for Frantz Ward, LLP (2000 - 2002); several management positions and most recently Senior Vice President and Chief Accounting Officer with First Union Real Estate Investments, a NYSE listed REIT (1978 to 2000).

David K. Holeman	47	Chief Financial Officer (November 2006 - present)
Chief Financial Officer of Hartman Management, Whitestone's former advisor (2006); Vice President and Chief Financial Officer of Gexa Energy, a NASDAQ listed retail electricity provider (2004 - 2006); Controller and most recently Chief Financial Officer of Houston Cellular Telephone Company (1994 - 2003).

Valarie L. King	49	Sr. Vice President - Regional Director (October 2006 - present)	Several management positions and most recently Vice President of Property Management for Hartman Management, Whitestone's former advisor (2000 - 2006).
Daniel E. Nixon, Jr.	62	Sr. Vice President - Regional Director (July 2007 - present)
Executive Vice President for Hull Storey Retail Group, LLC, owner of 17 enclosed malls, totaling 11 million square feet (2000 - 2007), several management positions and most recently Executive Vice President, Director of Retail at First Union Real Estate Investments, a NYSE listed REIT (1978-1999).

(1) As of March 23, 2011.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the disclosure requirements of Item 405 of SEC Regulations S-K require trustees and executive officers and persons who own more than 10% of our OP units to file reports of ownership and changes in ownership with the SEC. These persons are required by SEC rules to furnish us with copies of these reports. Based solely on a review of the written statements and copies of such reports furnished to us by the executive officers, trustees and greater than 10% beneficial owners, we believe that during fiscal year ended December 31, 2010, all Section 16(a) filing requirements applicable to any officers, trustees and shareholders were timely satisfied.

Code of Business Conduct and Ethics

Whitestone's Board has adopted a code of business conduct that is applicable to all members of its Board, its executive officers and its employees. Whitestone has posted its Code of Business Conduct and Ethics on the Corporate Governance section of its website at www.whitestonereit.com. If Whitestone amends or grants any waiver from a provision of its Code of Business Conduct and Ethics, it will publicly disclose such amendment or waiver in accordance with and if required by applicable law, including by posting such amendment or waiver on its website at the address above or by filing a current report on Form 8-K.

Audit Committee

The primary purposes of Whitestone's Audit Committee are:
•overseeing Whitestone's accounting and financial reporting process, the audits of its financial statements; and
•assisting Whitestone's Board in monitoring the following:
◦the integrity of Whitestone's financial statements and financial reporting processes and systems of internal controls;
◦the qualifications and independence of Whitestone's independent accountants;
◦the performances of Whitestone's independent accountants; and
◦Whitestone's compliance with legal and regulatory requirements.

The committee also prepares a report each year for inclusion in Whitestone's annual proxy statement in accordance with the rules of the SEC.

The committee currently consists of Daryl J. Carter, Donald F. Keating and Jack L. Mahaffey, with Mr. Keating serving as chairman. Whitestone's Board of Trustees has determined that Mr. Keating is an “audit committee financial expert” as defined by the rules promulgated by the SEC. Each member of the committee is “independent” under the NYSE Amex listing standards and applicable SEC rules.

Item 11.  Executive Compensation.

The Operating Partnership is managed by Whitestone.  Consequently, the Operating Partnership does not have its own separate trustees or executive officers.  This Item 11 reflects information with respect to the trustees and Named Executive Officers of Whitestone.

Compensation Discussion and Analysis

Introduction

This Compensation Discussion & Analysis, or CD&A, focuses on Whitestone's Chief Executive Officer, Chief Financial Officer and its three other most highly compensated executive officers, which we refer to as the named executive officers, or NEOs, about important information and summary material regarding the compensation levels, incentive programs, incentive awards, compensation policy and governance. The CD&A presents the philosophy, methods and processes that Whitestone's Compensation Committee, or the Committee, uses to make decisions regarding NEO compensation.

The Committee believes that the information presented herein demonstrates that Whitestone's NEO team has accomplished significant goals on behalf of its shareholders in 2010, and has done so without cash incentives and with below market salaries. The NEOs' willingness to voluntarily reduce their base salaries to reduce costs, and expand their responsibilities to maintain efficient operations with reduced manpower, is a powerful statement of commitment to the long term success of Whitestone and its shareholders. Further, we believe the interests of the NEOs are strongly aligned with those of Whitestone's shareholders, as its Long-Term Equity Incentive Ownership Plan, or the Plan, approved by shareholders in 2008, which provides for long-term performance-based vesting of Whitestone's shares, is currently the primary component of Whitestone's incentive-based compensation. We believe the information in this CD&A also demonstrates that Whitestone's compensation governance program is commensurate with the company's growth and follows the best practices in the industry.

The Committee's charter specifies responsibility for establishing, implementing and continually monitoring Whitestone's executive compensation programs. Additionally, the Committee is responsible for the assessment of executive compensation relative to Whitestone's performance, the rationale in ensuring that the application of its compensation plans to specific executive incentive awards is justifiably appropriate, and making all compensation-related recommendations to the Board.

The material presented in this CD&A relates to: (1) all compensation components for Whitestone's five NEOs, and (2) to the extent required, an understanding of Whitestone's executive compensation and Committee activities, responsibilities and decisions, and provides summary information on the following:

▪	Whitestone's overall compensation programs and characteristics;

▪	performance evaluation methodology and results;

▪	compensation plans adopted and that may be considered in the future; and

▪	comparative market compensation assessment.

Throughout this discussion, James C. Mastandrea, Whitestones' Chairman and Chief Executive Officer, John J. Dee, Whitestone's Chief Operating Officer, David K. Holeman, Whitestone's Chief Financial Officer, Valarie L. King, Whitestone's Senior Vice President - Regional Director (Southwest) and Daniel E. Nixon, Jr., Whitestone's Senior Vice President - Regional Director (Texas and Central) are the executives referred to as NEOs.

Highlights and Summary

2010 was a challenging yet successful year for Whitestone because it achieved one of its major goals of having its shares become publicly traded through a public offering and concurrent listing of Class B common shares on a stock exchange. This allowed for a broader shareholder base, institutional investor interest, shareholder liquidity and a market-based indication of value.

Executive compensation for 2010 reflected many of the policy actions initiated in 2009 to reduce costs during the economic downturn. The highlights of 2010 include:

▪	Base salaries remained at the reduced levels of October 2009 when the NEOs voluntarily agreed to reduce their base salaries by 12.5%.

▪	No bonus payments were made for 2010 performance, except to the CFO recognizing his contributions in the successful public offering.

▪
Increased funds from operations, or FFO, in 2009, attained through both focused operations management and acquisitions, triggered in March 2010 the vesting of the first 10% of long-term incentive awards granted pursuant to the Plan.

▪	All perquisites and miscellaneous expenses that were reduced or eliminated in 2009 remained even in 2010.

▪	No additional incentive or compensation programs were adopted in 2010.

▪	No changes to Whitestone's existing incentive program were made.

▪
The NEOs, as well as all other participants in the Plan, elected to return a portion of the shares that vested in March 2010 to pay their estimated tax obligations and were granted an equal number of restricted shares to replace the shares returned to the company, which will vest equally over three years.

Compensation Strategy and Philosophy

Total compensation for the NEOs is highly weighted to long-term incentive opportunity and highly correlated with increasing shareholder value, consistent with the overall philosophy and compensation strategy adopted by the Committee.

The Committee believes that the most effective executive compensation strategy is one that encourages entrepreneurship, which is a core driver of creating real estate value and is designed to target specific annual and long-term goals defined by management and approved by the Board, and aligns the economic interests of company associates with shareholders. This strategy is designed to reward the achievement of performance above established goals that contribute to increased shareholder value.

The Committee believes that an effective executive compensation strategy has several components aimed at specific objectives and timeframes.

▪
Base Salary. The Committee believes the base salary should be reflective of position, responsibility and experience, and correlated with market-based salary levels for similar positions with competitor companies. The Committee believes that the 50th percentile level of Whitestone's competitive market is the appropriate benchmark to target for base salary at this time for Whitestone's growth and size, however members of Whitestone's senior management, including its Chief Executive Officer, Chief Operating Officer and Chief Financial Officer, fall below that level.

▪
Annual Incentive Bonus. A bonus provides an opportunity for selected employees (and potentially all employees) to receive an annual cash (or potentially cash and shares) award based on the achievement of specific organization, operating and financial goals and objectives at three levels during any fiscal year of Whitestone's operation:

◦	corporate performance;

◦	business unit (functional area) performance; and

◦	individual performance.

Currently, Whitestone has not formalized an annual bonus incentive plan, but may design a plan in the future. The Committee believes that any design of an annual incentive plan should establish a threshold, target and maximum incentive opportunity for participants. Additionally, the annual incentive plan should be designed to provide an effective weighting and performance measurement system for corporate, business unit (functional), and individual objectives, and be flexible to adapt to Whitestone's changing needs and circumstances. Because of the current economic conditions, annual incentive bonuses were generally eliminated subsequent to March 2008.

▪
Long-Term Equity Incentive Plan. In July 2008, Whitestone's shareholders approved the Plan to provide equity-based grants as incentive compensation to its NEOs and other employees. A long-term incentive plan is an opportunity for the NEOs and other employees to receive grants of equity (restricted shares and restricted share units) that vest upon the achievement of long-term incremental value for the company and its shareholders. The Plan is designed to encourage entrepreneurship and align the interests of Whitestone's NEOs and employees with its long-term strategy and is expected to be an important component of total compensation and key retention of participants.

▪
Benefits and Other Perquisites. Whitestone provides the NEOs, as well as all other employees, a full range of benefits related to insurances for health and security. These benefit plans, and other perquisites to key employees, are consistent with Whitestone's competitors for experienced executives and are an important component of retention.

The Committee charter outlines the Committee's key objectives in the governance of compensation plan development and award decisions, including its major responsibilities to evaluate Whitestone's performance and executive compensation and the relationship between them in any year and over time, one of the fundamental rationales for incentive compensation. Additionally, the Committee must ensure to the extent possible that Whitestone maintains its ability to attract and retain employees in key positions and that compensation opportunities to key employees remain competitive relative to those of similarly situated executives of its peer companies. To that end, the Committee believes executive compensation packages currently provided and to be developed will reflect the elements outlined above and have specific performance measurement and accountability procedures to correlate with incentive awards.

Compensation Objectives

In association with the overall compensation strategy and philosophy outlined above, the Committee defines its core values and fundamental guiding principles relating to executive compensation as follows:

▪
Compensation is linked to performance. Executive pay is linked to the company's performance and performance of the NEOs. NEOs should be rewarded for achieving annual strategic, operating, and financial goals. Goals should be defined and directed by Whitestone's strategic plan. Long-term compensation should promote retention and align the interests of management and employees with the long-term interests of its shareholders.

▪
Compensation elements should be appropriately balanced. The mix of compensation elements will vary with respect to each NEO's position and the company's circumstances. Base salary and benefits are designed to attract and retain experienced key personnel. Annual incentives emphasize annual objectives, while long-term compensation emphasizes growth in profitability and shareholder value. The proportion of “guaranteed” and “at risk (incentive)” compensation should be structured by position consistent with responsibility, target total compensation level and market benchmarks. Additionally, a severance benefits program is appropriate to encourage retention and objectivity in connection with events that may trigger a change in control of Whitestone or other circumstances of separation. Whitestone does not currently have a general severance benefits program, but may develop one in the future.

▪
Compensation should be fair and competitive. The Committee strives to establish fair and competitive compensation for the NEOs (and other management), and does so by the process and assessment methods as described in the Committee charter.

▪
Executive stock ownership is expected. The Committee believes that all executive officers (and to the extent possible, all employees) should also be shareholders. The Committee, as wells as the NEOs, expect compensation in the form of awards pursuant to the Plan to help achieve this objective.

▪
The Committee and Board exercise independent judgment. On behalf of Whitestone's shareholders, the Committee and the Board ensure that executive compensation is appropriate and effective, and that all assessments, engagement of advisors, analysis, discussion, rationale and decision making are through the exercise of independent judgment.

▪
Compensation may be structured to meet corporate tax and accounting rules. Whitestone generally structures the NEO compensation so that all elements of pay are tax deductible to it. Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, limits the amount of compensation Whitestone may deduct in any fiscal year. Compensation above these limits can be deducted if it is awarded under a shareholder approved “performance-based” incentive compensation plan. Under an annual incentive plan, awards which would limit the deductibility of compensation by Whitestone may (upon approval of the Committee) be delayed until a period where the deduction can be taken. Whitestone adheres to all Financial Accounting Standards Board, or FASB, requirements related to the accounting treatment and reporting of compensation expense and valuation.

Roles and Responsibilities in Compensation Decisions

The Committee is specifically responsible for compensation decisions related to the Chairman and Chief Executive Officer.

The Committee reviews, assesses and approves recommendations from the Chairman and Chief Executive Officer regarding any determination of base salary and bonuses to all officers, including the other NEOs. The Committee's philosophy and strategy, and the programs adopted by the Board, establish the general parameters within which the Chairman and Chief Executive Officer determines the recommended compensation for the other NEOs.

James C. Mastandrea, Chairman and Chief Executive Officer, and John J. Dee, Chief Operating Officer, annually review the performance of the other executive officers. The conclusions reached and recommendations made based on these reviews, including base salary adjustments as well as bonuses, are presented to the Committee. The Committee can exercise its discretion in modifying any recommended salary adjustment or bonus award. The Committee also evaluates the performance of the NEOs.

The Committee hires an independent outside compensation consultant familiar with the real estate industry, generally, and Whitestone's competitors, specifically, for use in the assessment of market compensation for the NEOs and the general market conditions as related to compensation policy and practices in the industry and among Whitestone's competitors. This information is used by the Committee to judge industry performance as it relates to the company and to address questions related to effective compensation plans and associate retention.

The Chairman and Chief Executive Officer and Chief Operating Officer may also hire independent compensation advisors (other than those hired by the Committee) in conjunction with the Committee to provide the Committee with additional information for compensation levels and programs for the Committee's consideration, but did not do so in 2010.

Setting Executive Compensation

Based on the strategy and philosophy described above, the Committee has structured Whitestone's annual and long term executive compensation to motivate the executive officers to achieve Whitestone's business goals and reward the executive officers for achieving those goals. In 2008, the Committee engaged CEL & Associates, Inc., or CEL, an independent executive compensation consulting firm with specific expertise in the real estate industry, to conduct a review and benchmarking of total compensation levels for Whitestone's executive officers. The Committee again engaged CEL in 2011, both to review and analyze 2010 NEO compensation, as well as to assist the Committee in setting compensation for 2011. See “ − 2011 Compensation Actions.” CEL provided the Committee with relevant market data and benchmarking recommendations for consideration by the Committee. In addition to market benchmarking, CEL has previously provided annual and long-term plan alternatives to consider when designing and adopting compensation programs for the NEOs. The Committee also independently reviews public disclosures made by companies in the real estate industry and published surveys with particular focus on companies of similar size within Whitestone's industry.

As a part of the compensation decision making process, the Committee compares each element comprising total compensation for the NEO positions against similar positions in a peer group of other real estate investment trusts, or REITs, which we refer to as the Compensation Peer Group. The Compensation Peer Group, which is periodically reviewed and updated by the Committee, consists of companies with which we believe Whitestone competes for talent, investment opportunity, and shareholder investment.

In 2008, the Committee utilized the CEL analysis to set 2008 compensation, which remained unchanged in 2009. In October 2009, the NEOs voluntarily agreed to reductions in their base salaries of 12.5%. The NEOs voluntarily agreed to continue the salary reductions in 2010. Therefore, based upon economic conditions, Whitestone's performance goals and the recommendations of the NEOs, the Committee made no changes to the reduced compensation levels in setting 2010 executive compensation.

The 2008 analysis included a total of seventeen (17) public companies and nine (9) private companies. The public companies included the following, though some of them have since been acquired or merged:

Acadia Realty Trust	Marcus Corporations
AmREIT	PS Business Parks, Inc.
Capital Lease Funding, Inc	Ramco-Gershenson Properties Trust
Cedar Shopping Centers, Inc.	Republic Property Trust
Columbia Equity Trust	Saul Centers, Inc.
First Potomac Realty Trust	Spirit Finance Corporation
Government Properties Trust, Inc.	Thomas Properties Group, Inc.
Kite Realty Group Trust	Urstadt Biddle Properties, Inc.
Winthrop Realty Trust

Whitestone competes with many companies for experienced executives, and the Committee generally has set compensation for the NEOs relative to the range of compensation paid to similarly situated executives of the companies comprising the Compensation Peer Group. Variations to this objective may occur as dictated by the experience level of the individual, market factors, and circumstances particular to Whitestone.

The philosophy of the Committee is to provide programs that offer a significant percentage of total compensation from performance-based incentives. Alignment of key management and employees with Whitestone's growth and the creation of value is the guiding principle of the compensation program. Currently, given Whitestone's limited operating history as an internally managed REIT, policies, specific incentive compensation targets and the mix between cash and equity incentives for key employees will continue to evolve.

The Committee will continue to review a variety of information, including that provided by CEL, to determine the appropriate level and mix of incentive compensation. Income from incentive compensation is realized as a result of performance and that of individual performance, measured against established goals. The Committee believes that the NEOs must think and act like owners to create value, and therefore a significant portion of total compensation to the NEOs should be in the form of share-based long-term incentive compensation. A comprehensive incentive compensation program is a key strategic plan element for Whitestone. With the implementation of the Plan in 2009, the Committee believes the NEOs have a long-term equity program that meets the philosophy of the Committee to link executive compensation to Whitestone's increased value. The Committee and management continue to evaluate annual incentive plans as part of the comprehensive compensation program.

Compensation Related Risk Management

Incentive compensation plans and other opportunities for additional compensation are triggered by financial and operating results and achieved by the behavior and decisions of management. As a part of compensation governance, the Committee must take an oversight role to monitor the actions of management and the opportunities in compensation presented to management to ensure that incentive programs are not creating an environment of excessive risk taking which could be detrimental to shareholders. This “risk management” aspect of the Committee's responsibility is an evolving industry responsibility and focus. The Committee has taken certain steps to establish policies that will limit and manage the risk of management actions as well as measure and monitor business activities that can indicate risk and risk management needs. The relatively smaller size of the company at this time makes these risk management policies easier to manage. However, as the company grows, the Committee will consider and adopt policies as needed to continue to ensure that decisions associated with incentive compensation opportunity do not exceed the intended risk level for the company.

Employment Agreements; Payments Upon Change of Control

Whitestone has not entered into employment agreements with any of its executive officers. However, the Plan provides for certain vesting for all participants in the event of a change in control. The following summarizes the compensation payable to each NEO in the event of a termination of the executive's employment.

Payments Made Upon Any Termination. In all events, Whitestone is obligated to pay all salary and benefits accrued to the executive through and including the date of termination.

Payments Made Upon Voluntary Termination. In the event of an employee voluntary separation, Whitestone is obligated to pay all salary and benefits accrued to the executive through and including the date of termination, but no incentive compensation. Acceleration of the vesting of restricted shares or restricted share units will not occur in this circumstance.

Payments Made Upon Death or Disability. In the event of the employee's death or disability, any unvested restricted common shares or unvested restricted common share units shall immediately vest.

Award Vesting Acceleration. In the event of a Change in Control, as defined below, any unvested restricted common shares or restricted common share units granted pursuant to the Plan will automatically vest prior to the consummation of such Change in Control. In addition, if there are any restricted common share units which have been allocated but not yet granted and the employee remains employed with the acquiring or successor entity, then the employee must receive an award of a comparable value covering shares of a successor corporation.

Change in Control means, unless otherwise defined in the applicable award agreement, any of the following events:

•
any person or entity, including a “group” as defined in Section 13(d)(3) of the Exchange Act, other than Whitestone or one of its wholly-owned subsidiaries or any employee benefit plan of Whitestone or any of its subsidiaries, becomes the beneficial owner of 35% or more of the combined voting power of the outstanding securities that may be cast for the election of the trustees;

•
as the result of, or in connection with, any cash tender or exchange offer, merger or other business combination or contested election, less than a majority of the voting power of the outstanding securities or any successor company or entity entitled to vote generally in the election of the trustees or other corporation or entity after such transaction is held in the aggregate by the security holders entitled to vote generally in the election of the trustees immediately prior to such transaction;

•
during any period of two consecutive years, individuals who at the beginning of that period constitute the Board cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the shareholders, of each of the trustees first elected during that period was approved by a vote of at least two-thirds (2/3rds) of the trustees then still in office who were (a) trustees at the beginning of that period, and (b) not initially (1) appointed or elected to office as result of either an actual or threatened election and/or proxy contest by or on behalf of a person other than the Board, or (2) designated by a person who has entered into an agreement with Whitestone to effect a transaction described in (1) or (2) above or (4) or (5) below;

•	Whitestone's complete liquidation or dissolution;

•	the sale or other disposition of all or substantially all of Whitestone's assets to any person; or

•
with respect to award agreements for James C. Mastandrea, as Chairman and Chief Executive Officer, John J. Dee, the Chief Operating Officer, and David K. Holeman, the Chief Financial Officer, only, a termination of the Chief Executive Officer without cause, excluding non-appealable determinations by a court of law for fraud, gross negligence, or willful neglect, which would be considered termination for cause.

2010 Executive Compensation Elements

A description of Whitestone's compensation elements during 2010 are presented below.

Base Salary. The NEOs receive a base salary established by an assessment of the responsibilities, skills and experience related to their respective positions, and an evaluation of the base salary of comparable positions in peer companies in the market in general. Other factors considered in base salary determinations are individual performance, the success of each business unit (functional area), the competitiveness of the executive's total compensation, Whitestone's ability to pay an appropriate and competitive salary, and grants under the Plan. In the past, the NEOs were eligible for annual increases in their base salary as a result of: individual performance; their salary relative to the compensation paid to similarly situated executives in companies comprising the Compensation Peer Group; cost of living considerations; and the time interval and changes in responsibility since the last salary increase. The Board implemented a salary freeze in March 2008 for the salary of all employees above the Assistant Vice President level, which includes all of the NEOs. Because of the difficult economic times during 2009 and 2010, no employee received an annual raise. Additionally, in October 2009, the NEOs voluntarily agreed to reductions in their base salaries by 12.5% as part of a corporate realignment program to reduce overhead, which included making salary reductions for other employees, eliminating positions and combining job responsibilities throughout the company.

Annual Bonus. At this time, Whitestone does not have an annual cash incentive plan, though the Committee may adopt one and may, in accordance with that plan, award annual bonuses to an executive for the achievement of specific operating and financial goals by Whitestone, the individual's business unit or functional area, and the individual's personal achievements and performance. Because of the difficult economic times, no bonuses were paid in 2009. In 2010, Whitestone only paid a bonus to its CFO to recognize his contributions to the successful public offering.

Long-Term Equity Incentive Compensation. The Committee made initial grants under the Plan in January 2009. Because the majority of the NEOs' annual salaries have been below the Committee's goal of the 50th percentile of the Compensation Peer Group, and because the Plan had been under discussion, review, and development since 2007, the value of the grants from the Plan are a significant portion of compensation compared to annual cash compensation, which was intended to provide a meaningful incentive to create value for Whitestone's shareholders by growing the company and getting listed on a national securities exchange.

The grants may provide significant value for the NEOs, but because the grants are 100% performance based, the NEOs will only receive that value by achieving financial goals for the company. The Committee believes the NEOs are truly shoulder-to-shoulder with the shareholders and motivated to achieve extraordinary operating results to have the grants vest and the restrictions removed.

The January 2009 awards consisted of restricted Class A common shares and Class A common share units that vest incrementally upon achievement of five increasing levels of FFO. The first of five goals was achieved in 2009 when the company reported FFO of $8.6 million, which was more than double the FFO of 2008. In order for all of the grants to vest, FFO must exceed $43 million, an increase of more than ten times the 2008 FFO when the goals were established.

The 10% vesting of granted restricted shares and restricted share units in 2009 created a tax obligation to the recipients for 2010. Under normal circumstances, this tax obligation is anticipated by the recipient because there is no associated cash compensation with which to pay the taxes. Because the NEOs agreed to reduce their base salary by 12.5% and because there was no annual bonus compensation, the Committee recognized that the tax payment was indeed a “special” hardship at this point in time after achieving the first milestone of the performance-based Plan.

To accommodate the tax obligation needs of the NEOs, the Committee allowed the NEOs, as well as all participants, to return to the company a portion of their vested shares sufficient to cover their estimated tax liability. In return, the Committee granted replacement restricted shares to the NEOs, as well as all participants, in an equal number with a three year ratable vesting period (non-performance-based as they had already achieved a successful performance vesting within the Plan).

The following table reflects the restricted common shares granted to the NEOs in 2010 to replace the return of vested shares for the estimated tax obligation of the vesting in 2010.

Name	Grant Date	Number of Shares (1)	Award Type
James C. Mastandrea	4/19/2010	5,172	Class A Common Shares
John J. Dee	4/19/2010	4,074	Class A Common Shares
David K. Holeman	4/19/2010	1,415	Class A Common Shares
Valarie L. King	4/19/2010	1,197	Class A Common Shares
Daniel E. Nixon, Jr.	4/19/2010	1,314	Class A Common Shares

(1)     The restricted Class A common shares vest 1/3rd on April 19, 2011, 1/3rd on April 19, 2012 and 1/3rd on April 19, 2013.

Perquisites and Other Personal Benefits. Whitestone provides its NEOs with benefits and other personal perquisites that it deems reasonable and consistent with its overall compensation program. Such benefits enable Whitestone to attract and retain superior employees for key positions. The Committee periodically reviews Whitestone's overall compensation program and specific perquisites provided to the NEOs.

Three of the NEOs (James C. Mastandrea, John J. Dee, and Daniel E. Nixon, Jr.) have relocated to the Houston area. Whitestone has agreed to pay for all reasonable relocation costs including, but not limited to, temporary living expenses, all costs associated with moving household items and personal cars, necessary roundtrip air travel, the costs associated with selling homes, including the cost of preparing the houses for sale, sales consultation costs, reimbursement of realtor's commission upon sale, and other selling costs. The Committee has also negotiated and approved an agreement between the company and Mr. Mastandrea regarding the disposition of his home in Cleveland, Ohio. The details of this transaction are more fully described in the section “Certain Relationships and Related Transactions,” and involves the hiring of a professional relocation firm to market the home, and reimbursement of Mr. Mastandrea for losses not to exceed $700,000 plus tax on the amount of such payment at the maximum federal income tax rate. The first $450,000 of any such payment is to be paid in cash and the excess, if any, to be paid in common shares in equal amounts over four quarters. Any payment related to the relocation will be increased by an amount equal to the tax at the maximum federal income tax rate. Additionally, the agreement calls for the continued reimbursement of the Mastandrea family housing, and other expenses incident to their ownership of the home.

2011 Compensation Actions

Following Whitestone's public offering and the listing of its Class B common shares on the NYSE Amex in August 2010, the Committee engaged CEL in January 2011 to review and analyze Whitestone's current compensation levels and to advise the Committee with respect to the compensation of the NEOs as compared to other real estate companies. In its 2011 engagement, CEL conducted a review of the 2008 peer group due to changes in the financial condition of many of the companies formerly in the peer group, the merger and privatization of several firms, and to be certain that the range of peer companies best represent the company, taking into consideration Whitestone's public offering and the listing of its shares in 2010. The companies comprising the Compensation Peer Group in 2011 include firms based primarily on the following criteria:

▪	Public real estate companies structured as equity REITs that own, invest, manage and develop real estate assets similar to Whitestone through an integrated and self-managed operating platform;

▪
Real estate firms which focus on shopping centers, retail assets, and related community based property types consistent with Whitestone's strategy of creating communities including office, healthcare and diversified categories;

▪
Firms of similar size as Whitestone measured by market capitalization (implied market cap, and total capitalization), gross leasable area (square feet), number of properties, and number of employees; and

▪	Firms which report a range of performance results (FFO and FFO per share) which correlates with that of the company.

A total of 12 public companies were used in the CEL analysis for 2011 and are listed below with their respective exchange ticker symbol.

Agree Realty Corporation (ADC)	Gyrodyne Company of America (GYRO)
AmREIT, Inc. (currently not traded)	Kite Realty Group Trust (KRG)
Cedar Shopping Centers (CDR)	Mission West Properties, Inc. (MSW)
Cogdell Spencer Inc. (CSA)	Monmouth Real Estate Investment Corp. (MNR)
First Real Estate Investment Trust - NJ (FREVS)	One Liberty Properties, Inc. (OLP)
Gladstone Commercial Corporation (GOOD)	Urstadt Biddle Properties, Inc. (UBA)

CEL's review and benchmarking analysis reaffirmed that the NEOs' cash compensation, comprised of base salary and annual bonus, is below the Committee's target of the 50th percentile when compared to the new Compensation Peer Group. The performance-based equity grants made in January 2009 pursuant to the Plan remain a significant portion of the NEOs' total compensation as compared to cash compensation. In order for the NEOs to earn the performance-based equity grants, they must achieve increasing levels of FFO, ultimately ten times higher than the FFO in 2008, when the goals were established. This long-term, performance-based program motivates the NEOs to profitably grow the company and aligns their interests with those of the shareholders. Based on the foregoing, the Committee concluded that the 2010 NEO compensation levels were appropriate given the economic conditions and Whitestone's performance. The Committee will consider CEL's 2011 analysis, as well as a variety of other information, to determine the appropriate level and mix of incentive compensation in 2011.

Compensation Committee Interlocks and Insider Participation

Whitestone's Compensation Committee is comprised of Messrs. DeVos, Keating, and Mahaffey. None of the members of Whitestone's Compensation Committee during 2010 is or has served as an officer or employee for Whitestone and none of Whitestone's executive officers has served on the board of directors or compensation committee of any company whose executive officers served on Whitestone's Compensation Committee or the Board.

COMPENSATION COMMITTEE REPORT

The Committee has reviewed and discussed the Compensation Discussion and Analysis section of this proxy statement with management and, based on such review and discussions, the Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and Whitestone's Annual Report.

Respectfully submitted,
Whitestone REIT Compensation Committee
Jack L. Mahaffey, Chairman
Daniel G. DeVos
Donald F. Keating

The information contained in the report above shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent specifically incorporated by reference therein.
EXECUTIVE COMPENSATION

Summary Compensation Table

The table below summarizes the total compensation paid to or earned by each of the NEOs in 2008, 2009 and 2010. Additionally in October 2009, the NEOs voluntarily agreed to reductions in their base salaries by 12.5% as part of a corporate realignment program to reduce overhead and other operating expenses.

WHITESTONE REIT
2010 Summary Compensation Table

Name and Principal Position	Year	Salary (1)	Bonus (2)	Class A Common Share Awards (3)	All Other Compensation		Total

James C. Mastandrea	2010	262,500	—	79,907	83,265	(4)	425,673
Chairman & Chief	2009	291,346	—	2,402,196	66,137	(5)	2,759,679
Executive Officer	2008	284,616	75,000	—	89,130	(6)	448,746

John J. Dee	2010	175,000	—	62,943	23,916	(7)	261,860
Chief Operating Officer	2009	194,281	—	1,795,481	44,493	(8)	2,034,255
	2008	193,846	50,000	—	40,509	(9)	284,355

David K. Holeman	2010	154,875	14,271	21,862	—		191,008
Chief Financial Officer	2009	172,674	—	593,010	3,472	(10)	769,156
	2008	176,703	5,000	—	4,676	(10)	186,379

Valarie L. King	2010	91,000	—	18,494	—		109,494
SVP-Regional Director	2009	101,000	—	469,560	1,440	(10)	572,000
	2008	103,385	10,000	—	3,402	(10)	116,787

Daniel E. Nixon, Jr.	2010	159,425	—	20,301	1,394	(11)	181,120
Senior Vice President -	2009	176,944	—	525,230	11,073	(12)	713,247
Regional Director	2008	175,000	5,396	—	26,324	(13)	206,720

(1)    Base Salary paid in 2010, 2009 and 2008.
(2)    Discretionary bonuses for 2010, 2009 and 2008.
(3)    Represents the grant date fair value of restricted common shares and restricted common share units with a 2010 and 2009 grant date and do not necessarily reflect compensation actually received by the named executive officers in 2010 and 2009. The grant date fair values were calculated in accordance with ASC 718, “Compensation-Stock Compensation.”
(4)    Represents (a) the incremental cost of a Whitestone automobile not used exclusively for business purposes, (b) housing costs of $46,657, (c) matching contributions under Whitestone's 401(k) plan, (d) health insurance, and (e) relocation related travel of $17,688.
(5)    Represents (a) the incremental cost of a Whitestone automobile not used exclusively for business purposes, (b) housing costs of $34,021, (c) matching contributions under Whitestone's 401(k) plan, (d) health insurance, and (e) relocation related travel of $11,276.
(6)    Represents (a) the incremental cost of a Whitestone automobile not used exclusively for business purposes, (b) housing costs of $40,122, (c) matching contributions under Whitestone's 401(k) plan, (d) health insurance, and (e) relocation related travel of $25,825.
(7)    Represents (a) the incremental cost of a Whitestone automobile not used exclusively for business purposes, (b) housing costs of $20,724, (c) matching contributions under Whitestone's 401(k) plan, (d) health insurance, and (e) relocation related travel.
(8)    Represents (a) the incremental cost of a Whitestone automobile not used exclusively for business purposes, (b) housing costs of $31,848, (c) matching contributions under Whitestone's 401(k) plan, (d) health insurance, and (e) relocation related travel of $7,113.
(9)    Represents (a) the incremental cost of a Whitestone automobile not used exclusively for business purposes, (b) housing costs of $24,177, (c) matching contributions under Whitestone's 401(k) plan, (d) health insurance, and (e) relocation related travel of $7,113.
(10)    Represents matching contributions under Whitestone's 401(k) plan.
(11)    Includes matching contributions under Whitestone's 401(k) plan of $1,104.
(12)    Represents (a) auto allowance, (b) matching contributions under Whitestone's 401(k) plan of $3,433, and (c) relocation related travel.
(13)    Represents (a) auto allowance, (b) temporary housing costs, (c) matching contributions under Whitestone's 401(k) plan of $4,038, (d) health insurance and (e) relocation related travel.

Grants of Plan Based Awards

The following table sets forth certain information with respect to shares granted during the year ended December 31, 2010 for each named officer.

Name	Estimated Future Payouts Under Equity Incentive Plan Awards (1)		Grant Date Fair Value of Share Awards (2)
	Grant Date	All Other Share Awards: Number of Shares(1)
James C. Mastandrea	4/19/2010	5,172	$79,907
John J. Dee	4/19/2010	4,074	62,943
David K. Holeman	4/19/2010	1,415	21,862
Valarie L,. King	4/19/2010	1,197	18,494
Daniel E. Nixon, Jr.	4/19/2010	1,314	20,301

(1)     The restricted Class A common shares vest 1/3rd on April 19, 2011, 1/3rd on April 19, 2012 and 1/3rd on April 19, 2013.

(2) Amount represents the grant date fair values, as calculated in accordance with ASC 718, “Compensation-Stock Compensation.”

Outstanding Equity Awards at Fiscal Year End 2010

The following table sets forth certain information with respect to the market value as of December 31, 2010 of all unvested share and unit awards held by each NEO as of December 31, 2010.

Name	Share Awards
	Number of Shares that Have Not Vested(1)	Market Value of Shares that Have Not Vested(2)	Equity Incentive Plan Awards Number of Shares or Units that Have Not Vested(3)	Equity Incentive Plan Awards Market Value of Shares or Units that Have Not Vested(2)
James C. Mastandrea	5,172	$76,546	38,746	$573,441
John J. Dee	4,074	60,295	29,500	436,600
David K. Holeman	1,415	20,942	9,000	133,200
Valarie L. King	1,197	17,716	7,334	108,543
Daniel E. Nixon, Jr.	1,314	19,447	8,334	123,343

______________
(1)    The restricted Class A common shares vest 1/3rd on April 19, 2011, 1/3rd on April 19, 2012 and 1/3rd on April 19, 2013.
(2)    Market value based on closing price of Class B common shares of $14.80 on December 31, 2010.
(3)    Reflects shares and units that will vest at the target performance goal, or 30% of the total award, less the shares and units that vested upon the company meeting the threshold performance goal, or 10% of the total award. Such shares and units vested on March 25, 2010 based on 2009 performance.

2010 Option Exercises and Shares Vested

Whitestone has not granted any stock options to employees during the year ended December 31, 2010. The following table sets forth information with respect to shares and units vested during the year ended December 31, 2010.

Name	Class A Common Share Awards (1)
	Number of Shares Acquired on Vesting (2)	Value Realized on Vesting (3)
James C. Mastandrea	19,373	$299,313
John J. Dee	14,750	227,888
David K. Holeman	4,500	69,525
Valarie L. King	3,667	56,650
Daniel E. Nixon, Jr.	4,167	64,375

(1)    All share awards shown were granted on January 2, 2009.
(2)    Shares and units vested on March 25, 2010 based on 2009 performance.
(3)    Whitestone's Class A common shares are not listed on a national exchange. The market value is based on observable transactions.

COMPENSATION OF TRUSTEES

Cash Compensation

Whitestone pays its non-employee trustees an annual fee of $10,000 and $1,000 for each in-person Board meeting and $500 for each telephonic Board meeting they attend. Trustees do not receive additional compensation for committee meetings. Non-employee trustees also are reimbursed for out-of-pocket expenses incurred to attend Board meetings.

Equity Awards

On March 25, 2009, each of Whitestone's independent trustees were granted 1,667 restricted common shares which vest in equal installments on or about March 25, 2010, 2011, and 2012. No equity awards were made in 2010.

2010 Trustee Compensation

The table below summarizes the compensation Whitestone paid to each non-employee trustee in 2010. No employee who serves as a trustee is paid for those services.

Name(1)	Fees Earned or Paid in Cash	Share Awards(2)	Total(3)
Daryl J. Carter	$15,500	—	$15,500
Daniel G. DeVos	16,500	—	16,500
Donald F. Keating	16,500	—	16,500
Jack L. Mahaffey	16,500	—	16,500

____________
(1)    James C. Mastandrea, the Chairman of the Board and Chief Executive Officer, is not included in the table as he is an employee and thus receives no compensation for his services as a trustee. The compensation received by Mr. Mastandrea as an employee is shown in the Summary Compensation Table above.
(2)    No shares awards were made in 2010.
(3)    Whitestone does not have a pension plan or non-qualified deferred compensation plan.

Item 12.  Security Ownership of Certain Beneficial Owners and Management and Related Shareholder Matters.

The following table provides information regarding Whitestone's equity compensation plans as of December 31, 2010:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans

Equity compensation plans approved by security holders	—	(1)	$—	473,814	(2)

Equity compensation plans not approved by security holders	—		—	—	(3)

Total	—		$—	473,814

(1)     Excludes 632,589 Class A common shares subject to outstanding restricted common share units granted pursuant to Whitestone's 2008 Long-Term Equity Incentive Plan.
(2)     Pursuant to Whitestone's 2008 Long-Term Equity Incentive Ownership Plan, as amended (the “Plan”), the maximum aggregate number of Class B common shares that may be issued under the Plan will be increased upon each issuance of Class A and Class B common shares by Whitestone so that at any time the maximum number of shares that may be issued under the Plan shall equal 12.5% of the aggregate number of Class A and Class B common shares of Whitestone and our OP units issued and outstanding (other than treasury shares and/or units issued to or held by the Company).
(3)     Excludes 8,333 restricted Class A common shares issued to trustees outside the Plan. See Note 14 of the accompanying Consolidated Financial Statements for more information.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth the beneficial ownership of units for:

•	Each unitholder who beneficially owns more than 5% of OP units;

•	Each trustee and nominee for trustee of Whitestone;

•	Whitestone's Chief Executive Officer and the four other most highly compensated executive officers of Whitestone (collectively, the “Named Executive Officers”); and

•	The trustees and Named Executive Officers of Whitestone as a group.

Unless otherwise indicated in the footnotes, the listed beneficial owners have sole voting and investment power over all units.

Name and Address of Beneficial Owner (1)	OP Units Beneficially Owned (2)		OP Units Percentage
Named Executive Officers:
James C. Mastandrea	234,637	(3)	3.2%
John J. Dee	—		—
David K. Holeman	—		—
Valarie L. King	—		—
Daniel E. Nixon, Jr.	—		—
Non-Employee Trustees:
Daryl J. Carter	—		—
Daniel G. DeVos	—		—
Donald F. Keating	7,986		*
Jack L. Mahaffey	10,648		*
All executive officers and trustees as a Group (10 persons)	253,271		3.4%
Limited Partners
Whitestone REIT(4)	5,550,344		75.4%
_______________
*      Less than 1%

(1)    Unless otherwise indicated, the address for each beneficial owner is 2600 South Gessner, Suite 500, Houston, Texas 77063.

(2)    Beneficial ownership is determined in accordance with the rules of the SEC that deem units to be beneficially owned by any person or group who has or shares voting or investment power with respect to those shares.

(3)    Includes OP units owned by Midwest Development Venture IV (“MidWest IV”).  Mr. Mastandrea is the controlling limited partner in MidWest IV.

(4)    The natural persons who hold voting and investment power over the shares beneficially owned by Whitestone REIT are the Named Executive Officers and Trustees included within this table above.

Item 13.  Certain Relationships and Related Transactions, and Director Independence

The Operating Partnership is managed by Whitestone. Consequently, the Operating Partnership does not have its own separate trustees or executive officers. This Item 13 reflects information with respect to the trustees and officers of Whitestone and to the extent applicable, the Operating Partnership.

Policies and Procedures for Transactions with Related Persons
Pursuant to its charter, Whitestone's Nominating and Corporate Governance Committee is responsible for reviewing any potential or actual conflicts of interest between the trustees and between Whitestone and other companies on which a trustee of Whitestone may serve.
Under its Declaration of Trust, Whitestone may enter into any contract or transaction with its trustees, officers, employees or agents (or any affiliated person), provided that in the case of any contract or transaction in which any of the trustees, officers, employees or agents (or any affiliated person) have a material financial interest, (1) the fact of the interest is disclosed or known to the following: (a) the Board, and the Board shall approve or ratify the contract or transaction by the affirmative vote of a majority of disinterested trustees, even if the disinterested trustees constitute less than a quorum, or (b) the shareholders entitled to vote, and the contract or transaction is authorized, approved or ratified by a majority of the votes cast by the shareholders entitled to vote other than the votes of shares owned of record or beneficially by the interested party; or (2) the contract or transaction is fair and reasonable to Whitestone. In addition, Whitestone's Nominating and Corporate Governance Committee manages risks associated with the independence of the Board and potential conflicts of interest.
According to Whitestone's Code of Business Conduct and Ethics, Whitestone's employees and trustees are expected to exhibit and promote the highest standard of honest and ethical conduct, by their adherence to the following policies and procedures: (1) they shall engage in only honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; and (2) they shall inform the chief operating officer of any deviations in practice from policies and procedures governing honest and ethical behavior or any material transaction or relationship that comes to their attention that could reasonably be expected to create a conflict of interest. Whitestone's Audit Committee oversees compliance with the Code of Business Conduct and Ethics. Whitestone's Code of Business Conduct and Ethics is available under the “Corporate Governance” page of its website at www.whitestonereit.com.

Trustee Independence

Whitestone's Board has affirmatively determined that four of the five current trustees are “independent” as that term is defined by the NYSE Amex listing standards and applicable SEC rules. These trustees are Daryl J. Carter, Daniel G. DeVos, Donald F. Keating and Jack L. Mahaffey.

Meetings and Committees of the Board of Trustees

Whitestone's Board met eight times during 2010. The independent trustees meet separately on a regular basis, typically during a portion of, or immediately after, each regularly scheduled meeting of the Board. All of the trustees attended at least 75% of the meetings for the Board and their assigned committees during 2010.

All five trustees attended Whitestone's 2010 Annual Meeting of Shareholders in person. Whitestone strongly encourages its trustees to attend its annual meetings, but it does not have a formal policy regarding attendance.

The entire Board considers all major decisions concerning Whitestone's business. The Board has also established committees so that certain matters can be addressed in more depth than may be possible at a meeting of the entire Board. The Board has a standing Nominating and Corporate Governance Committee, Audit Committee and Compensation Committee. The Board's committee membership is as follows, with the “X” denoting the members of the respective committee:

Name	Nominating and Corporate Governance Committee	Audit Committee	Compensation Committee
Non-Employee Trustees:
Daryl J. Carter		X
Daniel G. DeVos (1)	Chairman		X
Donald F. Keating (2)	X	Chairman	X
Jack L. Mahaffey (3)	X	X	Chairman

Number of Meetings in 2010	2	5	3

(1)     Mr. DeVos has served as chairman of the Nominating and Corporate Governance Committee since June 3, 2010.
(2)     Mr. Keating has served as chairman of the Audit Committee since June 3, 2010. He also served as chairman of the Nominating and Corporate Governance Committee until June 3, 2010.
(3)    Mr. Mahaffey has served on the Audit Committee since June 3, 2010.

The Board has adopted a charter for each committee. The charters are available on the Corporate Governance page of Whitestone's website at www.whitestonereit.com. The information contained on Whitestone's website is not, and should not be considered, a part of this proxy statement.

Item 14.  Principal Accountant Fees and Services.

Independent Registered Public Accounting Firm Fees and Services

The following table sets forth the fees for professional audit services rendered by PKF, our independent registered public accounting firm, for the audit of our annual consolidated financial statements for the two most recent fiscal years ended

December 31, 2009 and 2010, and fees billed for other services rendered by PKF for those periods:

	Total Approximate Fees
Types of Services	2010	2009
Audit Fees (1)	$160,344	$261,490
Tax Fees (2)	115,624	81,036
Other Fees(3)	47,565	—
Total	$323,533	$342,526

(1)    Audit fees were for professional services rendered in connection with the audit of consolidated financial statements for fiscal years ended 2009 and 2010 and reviews of our quarterly consolidated financial statements within those years.
(2)    Tax fees were for assistance with matters principally related to tax compliance, tax planning and tax advice.
(3)    Other Fees are primarily related to the filing of our registration statement with the SEC.

Whitestone's Audit Committee has considered the audit and non-audit services rendered by PKF and has determined that the provision of these services is compatible with maintaining the independence of PKF.

Pre-Approval Policies and Procedures

Whitestone's Audit Committee has adopted a policy requiring it to approve all audit and non-audit services to be performed by the independent registered public accounting firm to assure that the provision of the services does not impair the firm's independence. All services, engagement terms, conditions and fees, as well as changes in the terms, conditions and fees must be preapproved by the Audit Committee in advance. The Audit Committee will annually review and approve services that may be provided by the independent registered public accounting firm during the next year and will revise the list of approved services from time to time based on subsequent determinations. The Audit Committee believes that the independent registered public accounting firm can provide tax services to Whitestone, such as tax compliance, tax planning and tax advice, without impairing the firm's independence and that the tax services do not constitute prohibited services pursuant to the SEC and/or NYSE Amex rules. The authority to approve services may be delegated by the Audit Committee to one or more of its members, but may not be delegated to management. If authority to approve services has been delegated to an Audit Committee member, any approval of services must be reported to the Audit Committee at its next scheduled meeting. All audit and non-audit services rendered by the independent registered public accounting firm during fiscal years ended December 31, 2009 and 2010 were pre-approved by Whitestone's Audit Committee in accordance with its policies.

PART IV

Item 15. Exhibits and Financial Statement Schedules.

1.	Financial Statements. The list of our financial statements filed as part of this Annual Report on Form 10-K is set forth on page F-1 herein.

2.	Financial Statement Schedules.

a.	Schedule II - Valuation and Qualifying Amounts

b.	Schedule III - Real Estate and Accumulated Depreciation
All other financial statement schedules have been omitted because the required information of such schedules is not present, is not present in amounts sufficient to require a schedule or is included in the consolidated financial statements.

3.
Exhibits. The list of exhibits filed as part of this Annual Report on Form 10-K in response to Item 601 of Regulation S-K is submitted on the Exhibit Index attached hereto and incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

WHITESTONE REIT Operating Partnership, L.P.
(Registrant)

		By:	Whitestone REIT, its General Partner

Date:	March 31, 2011	By:	/s/ James C. Mastandrea
James C. Mastandrea
Chief Executive Officer and Chairman of the Board
of Trustees of Whitestone REIT

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENT, that each person whose signature appears below constitutes and appoints James C. Mastandrea and David K. Holeman, and each of them, acting individually, as his attorney-in-fact, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Annual Report on Form 10-K, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

March 31, 2011	/s/ James C. Mastandrea
James C. Mastandrea, Chairman and CEO of Whitestone REIT
(Principal Executive Officer)

March 31, 2011	/s/ David K. Holeman
David K. Holeman, Chief Financial Officer of Whitestone REIT
(Principal Financial and Principal Accounting Officer)

March 31, 2011	/s/ Daryl J. Carter
Daryl J. Carter, Trustee of Whitestone REIT

March 31, 2011	/s/ Daniel G. DeVos
Daniel G. DeVos, Trustee of Whitestone REIT

March 31, 2011	/s/ Donald F. Keating
Donald F. Keating, Trustee of Whitestone REIT

March 31, 2011	/s/ Jack L. Mahaffey
Jack L. Mahaffey, Trustee of Whitestone REIT

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

All other schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions or are inapplicable, and therefore have been omitted.

A-F- 1

Report of Independent Registered Public Accounting Firm

To the Partners of
Whitestone REIT Operating Partnership, L.P.

We have audited the accompanying consolidated balance sheets of Whitestone REIT Operating Partnership, L.P. and subsidiaries (the “Partnership”) as of December 31, 2010 and 2009, and the related consolidated statements of operations and comprehensive income, changes in partners' capital and cash flows, for each of the three years in the period ended December 31, 2010.  In connection with our audits of the consolidated financial statements, we have also audited the financial statement schedules as listed in the accompanying index.  These consolidated financial statements and financial statement schedules are the responsibility of the Partnership's management.  Our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Partnership is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purposes of expressing an opinion on the effectiveness of the Partnership's internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Whitestone REIT Operating Partnership, L.P. and subsidiaries as of December 31, 2010 and 2009, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2010 in conformity with U.S. generally accepted accounting principles.  Also, in our opinion, the related financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

/s/  PANNELL KERR FORSTER OF TEXAS, P.C.

Houston, Texas
March 31, 2011

A-F- 2

Whitestone REIT Operating Partnership, L.P. and Subsidiaries
CONSOLIDATED BALANCE SHEETS
( in thousands, except unit data)

	December 31,
	2010	2009
ASSETS
Real estate assets, at cost:
Property	$204,954	$192,832
Accumulated depreciation	(39,556)	(34,434)
Total real estate assets	165,398	158,398
Cash and cash equivalents	17,591	6,275
Escrows and acquisition deposits	4,385	8,155
Accrued rent and accounts receivable, net of allowance for doubtful accounts	4,726	4,514
Unamortized lease commissions and loan costs	3,598	3,973
Prepaid expenses and other assets	747	685
Total assets	$196,445	$182,000
LIABILITIES AND PARTNERS' CAPITAL
Liabilities:
Notes payable	$100,941	$101,782
Accounts payable and accrued expenses	7,292	9,954
Tenants' security deposits	1,796	1,630
Dividends and distributions payable	2,133	1,775
Total liabilities	112,162	115,141
Commitments and Contingencies:
Partners' Capital:
General Partner, 5,550,374 and 3,324,941 units outstanding as of
December 31, 2010 and December 31, 2009, respectively	62,708	43,590
Limited Partner, 1,814,569 and 1,814,599 units outstanding as of
December 31, 2010 and December 31, 2009, respectively	21,575	23,269
Total partners' capital	84,283	66,859
Total liabilities and partners' capital	$196,445	$182,000

See notes to consolidated financial statements.

A-F- 3

Whitestone REIT Operating Partnership, L.P. and Subsidiaries
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(in thousands, except per unit data)

	Year Ended December 31,
	2010	2009	2008

Property revenues
Rental revenues	$25,901	$26,449	$24,999
Other revenues	5,632	6,236	6,202
Total property revenues	31,533	32,685	31,201

Property expenses
Property operation and maintenance	8,358	8,519	8,862
Real estate taxes	3,925	4,472	3,973
Total property expenses	12,283	12,991	12,835

Other expenses (income)
General and administrative	4,992	6,072	6,708
Depreciation & amortization	7,225	6,958	6,859
Involuntary conversion	(558)	(1,542)	358
Interest expense	5,620	5,749	5,857
Interest income	(28)	(36)	(182)
Total other expense	17,251	17,201	19,600

Income (loss) from continuing operations before loss on disposal of assets
and income taxes	1,999	2,493	(1,234)

Provision for income taxes	(264)	(222)	(219)
Loss on sale or disposal of assets	(160)	(196)	(223)
Income (loss) from continuing operations	1,575	2,075	(1,676)

Loss from discontinued operations	—	—	(188)
Gain on sale of properties from discontinued operations	—	—	3,619
Net income	$1,575	$2,075	$1,755

See notes to consolidated financial statements.

A-F- 4

Whitestone REIT Operating Partnership, L.P. and Subsidiaries
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(in thousands, except per unit data)

	Year Ended December 31,
	2010	2009	2008

Earnings per unit - basic
Income (loss) from continuing operations excluding amounts attributable to
unvested restricted shares	$0.27	$0.42	$(0.34)
Income from discontinued operations	—	—	0.70
Net income excluding amounts attributable to unvested restricted shares	$0.27	$0.42	$0.36

Earnings per unit - diluted
Income (loss) from continuing operations excluding amounts attributable to
unvested restricted shares	$0.27	$0.41	$(0.34)
Income from discontinued operations	—	—	0.70
Net income excluding amounts attributable to unvested restricted shares	$0.27	$0.41	$0.36

Weighted average number of units outstanding:
Basic	5,705	4,930	4,884
Diluted	5,734	4,996	4,884

Distributions declared per unit	$1.19	$1.35	$1.59

Condensed Consolidated Statements of Comprehensive Income

Net income	$1,575	$2,075	$1,755
Other comprehensive gain
Unrealized gain on cash flow hedging activities	—	—	368
Comprehensive income	$1,575	$2,075	$2,123

See notes to consolidated financial statements.

A-F- 5

Whitestone REIT Operating Partnership, L.P. and Subsidiaries
CONSOLIDATED STATEMENTS OF CHANGES IN PARTNERS' CAPITAL
 (in thousands, except per share and unit data)

					Accumulated
	General	General	Limited	Limited	Other	Total
	Partner	Partner	Partner	Partner	Comprehensive	Partners'
	Units	Unitholders	Units	Unitholders	Income (Loss)	Capital

Balance, December 31, 2007	3,213	$53,073	1,936	$28,177	$(368)	$80,882

Repurchase of units	(98)	(2,479)	(356)	(4,762)	—	(7,241)

Reclassification of dividend reinvestment plan shares
with rescission rights to liabilities at $28.50
per share	—	(606)	—	—	—	(606)

Distributions	—	(5,231)	—	(2,755)	—	(7,986)

Unrealized loss on change in fair value of cash
flow hedges	—	—	—	—	368	368

Net income	—	1,134	—	621	—	1,755

Balance, December 31, 2008	3,115	45,891	1,580	21,281		67,172

OP units issued at $15.45 per unit in connection with
property acquisition	—	—	235	3,625	—	3,625

Share-based compensation	210	764	—	—	—	764

Distributions	—	(4,407)	—	(2,370)	—	(6,777)

Net income	—	1,342	—	733	—	2,075

Balance, December 31, 2009	3,325	43,590	1,815	23,269	—	66,859

Issuance of common shares	2,200	22,970	—	—	—	22,970

Share-based compensation	41	73	—	—	—	73

Distributions	—	(5,387)	—	(2,164)	—	(7,551)

Repurchase of common shares (1)	(16)	(249)	—	—	—	(249)

Reclassification of dividend reinvestment plan shares
with rescission rights to liabilities at $28.50
per share	—	606	—	—	—	606

Net income	—	1,105	—	470	—	1,575

Balance, December 31, 2010	5,550	$62,708	1,815	$21,575	$—	$84,283

(1)     During the three months ended June 30, 2010, Whitestone acquired Class A common shares held by employees who tendered owned common shares to satisfy the tax withholding on the lapse of certain restrictions on restricted shares.
See notes to consolidated financial statements.

A-F- 6

Whitestone REIT Operating Partnership, L.P. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Year Ended December 31,
	2010	2009	2008
Cash flows from operating activities:
Net income (loss)	$1,575	$2,075	$(1,676)
Net income from discontinued operations	—	—	3,431
	1,575	2,075	1,755
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	7,225	6,958	6,859
Loss on sale or disposal of assets	160	196	223
Bad debt expense	536	877	731
Share-based compensation	297	1,013	—
Changes in operating assets and liabilities:
Escrows and acquisition deposits	3,840	(3,700)	(3,590)
Accrued rent and accounts receivable	(748)	(511)	(225)
Unamortized lease commissions and loan costs	(783)	(634)	(813)
Prepaid expenses and other assets	446	527	417
Accounts payable and accrued expenses	(2,319)	2,096	655
Tenants' security deposits	166	1	31
Net cash provided by operating activities	10,395	8,898	2,612
Net cash provided by operating activities of discontinued operations	—	—	8
Cash flows from investing activities:
Acquisitions of real estate	(8,625)	(5,619)	—
Additions to real estate	(4,143)	(3,611)	(5,153)
Net cash used in investing activities	(12,768)	(9,230)	(5,153)
Net cash used in investing activities of discontinued operations	—	—	(8)
Cash flows from financing activities:
Distributions paid to OP unit holders	(7,407)	(6,926)	(8,672)
Proceeds from issuance of general partner common shares	22,970	—	—
Proceeds from notes payable	1,430	9,557	95,053
Repayments of notes payable	(2,957)	(8,725)	(78,990)
Payments of loan origination costs	(98)	(288)	(2,672)
Repurchase of common stock	(249)	—	—
Net cash provided by (used in) financing activities	13,689	(6,382)	4,719
Net increase (decrease) in cash and cash equivalents	11,316	(6,714)	2,178
Cash and cash equivalents at beginning of period	6,275	12,989	10,811
Cash and cash equivalents at end of period	$17,591	$6,275	$12,989
Supplemental disclosure of cash flow information:
Cash paid for interest	$5,621	$5,535	$5,189
Cash paid for taxes	262	223	224
Non cash Investing and financing activities:
Disposal of fully depreciated real estate	$598	$564	$698
Financed insurance premiums	616	568	476
Acquistion of real estate in exchange for OP units	—	3,625	—
Disposal of real estate in settlement of lawsuit	—	—	7,844
Reclassification of dividend reinvestment shares with rescission rights	606	—	(606)

See notes to consolidated financial statements.

A-F- 7

WHITESTONE REIT OPERATING PARTNERSHIP, L.P. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2010

1.  DESCRIPTION OF BUSINESS AND NATURE OF OPERATIONS

Whitestone REIT Operating Partnership, L.P., a Delaware limited partnership, together with its subsidiaries (collectively, the “Partnership”), was formed on December 31, 1998 to conduct substantially all of the operations for its sole general partner, Whitestone REIT (“Whitestone” or the “General Partner”). Whitestone was formed as a real estate investment trust, pursuant to the Texas Real Estate Investment Trust Act on August 20, 1998. In July 2004, Whitestone changed its state of organization from Texas to Maryland pursuant to a merger of Whitestone directly with and into a Maryland real estate investment trust formed for the sole purpose of the reorganization and the conversion of each outstanding common share of beneficial interest of the Texas entity into 1.42857 common shares of beneficial interest of the Maryland entity. As the general partner of the Partnership, Whitestone has the exclusive power to manage and conduct the business of the Partnership, subject to certain customary exceptions. As of December 31, 2010, 2009 and 2008, we owned and operated 38, 36, and 35 retail, warehouse and office properties in and around Houston, Dallas, San Antonio, Chicago and Phoenix.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Consolidation.  The accompanying consolidated financial statements include the accounts of the Partnership and it subsidiaries. All significant inter-company balances have been eliminated. Capital is allocated between the General Partner and limited partners based on the weighted-average percentage ownership of the Partnership during the year. Issuance of additional Class A or Class B common shares of beneficial interest in Whitestone (collectively, the “common shares”) and units of limited partnership interest in the Partnership that are convertible into cash or, at Whitestone’s option, common shares on a one for one basis (“OP units”) changes the ownership interests of both the Partnership and Whitestone.

Basis of Accounting.  Our financial records are maintained on the accrual basis of accounting whereby revenues are recognized when earned and expenses are recorded when incurred.

Use of Estimates.   The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Significant estimates that we use include the allocated purchase price of acquired properties, the estimated useful lives for depreciable and amortizable assets and costs, the estimated allowance for doubtful accounts, the estimated fair value of interest rate swaps and the estimates supporting our impairment analysis for the carrying values of our real estate assets.  Actual results could differ from those estimates.

Reclassifications.  We have reclassified certain prior fiscal year amounts in the accompanying consolidated financial statements in order to be consistent with the current fiscal year presentation. All of these adjustments are of a normal recurring nature with the exception of a retroactive restatement of share and unit counts and per share and per unit amounts to reflect Whitestone's 1-for-3 reverse share split in August 2010. For further details see Note 12, Equity.

Share-Based Compensation.   From time to time Whitestone awards nonvested restricted common share awards or restricted common share unit awards which may be converted into common shares, to trustees, executive officers and employees under its 2008 Long-Term Equity Incentive Ownership Plan (the “2008 Plan”).  The vast majority of the awarded shares and units vest when certain performance conditions are met.  We recognize compensation expense when achievement of the performance conditions is probable based on Whitestone's management’s most recent estimates using the fair value of the shares as of the grant date.  We recognized $0.3 million and $1.0 million in share-based compensation expense for the years ended December 31, 2010 and December 31, 2009, respectively.  No share-based compensation expense was recognized prior to 2009 as no awards had been granted.

Revenue Recognition.  All leases on our properties are classified as operating leases, and the related rental income is recognized on a straight-line basis over the terms of the related leases.  Differences between rental income earned and amounts due per the respective lease agreements are capitalized or charged, as applicable, to accrued rent receivable.  Percentage rents are recognized as rental income when the thresholds upon which they are based have been met.  Recoveries from tenants for taxes, insurance, and other operating expenses are recognized as revenues in the period the corresponding costs are incurred.  We have established an allowance for doubtful accounts against the portion of tenant accounts receivable which is estimated to be uncollectible.

A-F- 8

WHITESTONE REIT OPERATING PARTNERSHIP, L.P. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2010

Cash and Cash Equivalents.  We consider all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.  Cash and cash equivalents as of December 31, 2010 and 2009 consist of demand deposits at commercial banks and brokerage accounts.

Real Estate

Development Properties.  Land, buildings and improvements are recorded at cost. Expenditures related to the development of real estate are carried at cost which includes capitalized carrying charges and development costs. Carrying charges, primarily interest, real estate taxes and loan acquisition costs, and direct and indirect development costs related to buildings under construction, are capitalized as part of construction in progress. The capitalization of such costs ceases when the property, or any completed portion, becomes available for occupancy. Prior to that time, we expense these costs as acquisition expense.  No interest was capitalized for the years ended December 31, 2010 and 2009.  Approximately $0.4 million in interest was capitalized for the year ended December 31, 2008.

Acquired Properties and Acquired Lease Intangibles.  We allocate the purchase price of the acquired properties to land, building and improvements, identifiable intangible assets and to the acquired liabilities based on their respective fair values. Identifiable intangibles include amounts allocated to acquired out-of-market leases, the value of in-place leases and customer relationship value, if any. We determine fair value based on estimated cash flow projections that utilize appropriate discount and capitalization rates and available market information. Estimates of future cash flows are based on a number of factors including the historical operating results, known trends and specific market and economic conditions that may affect the property. Factors considered by management in our analysis of determining the as-if-vacant property value include an estimate of carrying costs during the expected lease-up periods considering market conditions, and costs to execute similar leases. In estimating carrying costs, management includes real estate taxes, insurance and estimates of lost rentals at market rates during the expected lease-up periods, tenant demand and other economic conditions. Whitestone's management also estimates costs to execute similar leases including leasing commissions, tenant improvements, legal and other related expenses. Intangibles related to out-of-market leases and in-place lease value are recorded as acquired lease intangibles and are amortized as an adjustment to rental revenue or amortization expense, as appropriate, over the remaining terms of the underlying leases. Premiums or discounts on acquired out-of-market debt are amortized to interest expense over the remaining term of such debt.

Depreciation.  Depreciation is computed using the straight-line method over the estimated useful lives of 5 to 39 years for the buildings and improvements.  Tenant improvements are depreciated using the straight-line method over the life of the improvement or remaining term of the lease, whichever is shorter.

Impairment.  We review our properties for impairment at least annually or whenever events or changes in circumstances indicate that the carrying amount of the assets, including accrued rental income, may not be recoverable through operations.  We determine whether an impairment in value has occurred by comparing the estimated future cash flows (undiscounted and without interest charges), including the estimated residual value of the property, with the carrying cost of the property.  If impairment is indicated, a loss will be recorded for the amount by which the carrying value of the property exceeds its fair value.  Whitestone's management has determined that there has been no impairment in the carrying value of our real estate assets as of December 31, 2010.

Accrued Rent and Accounts Receivable.  Included in accrued rent and accounts receivable are base rents, tenant reimbursements and receivables attributable to recording rents on a straight-line basis. An allowance for the uncollectible portion of accrued rents and accounts receivable is determined based upon customer credit-worthiness (including expected recovery of our claim with respect to any tenants in bankruptcy), historical bad debt levels, and current economic trends.  As of December 31, 2010 and 2009, we had an allowance for uncollectible accounts of $1.3 million and $0.9 million, respectively. During 2010, 2009 and 2008, we recorded bad debt expense in the amount of $0.5 million, $0.9 million and $0.7 million, respectively, related to tenant receivables that we specifically identified as potentially uncollectible based on our assessment of each tenant’s credit-worthiness.  Bad debt expenses and any related recoveries are included in property operation and maintenance expense.

Unamortized Lease Commissions and Loan Costs.  Leasing commissions are amortized using the straight-line method over the terms of the related lease agreements.  Loan costs are amortized on the straight-line method over the terms of the loans, which approximates the interest method.

A-F- 9

WHITESTONE REIT OPERATING PARTNERSHIP, L.P. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2010

Prepaids and Other Assets.  Prepaids and other assets include escrows established pursuant to certain mortgage financing arrangements for real estate taxes and insurance and acquisition deposits which include earnest money deposits on future acquisitions.

Federal Income Taxes.  Whitestone elected to be taxed as a real estate investment trust ("REIT") under the Code beginning with our taxable year ended December 31, 1999.  As a REIT, Whitestone generally is not subject to federal income tax on income that it distributes to its shareholders.  If Whitestone fails to qualify as a REIT in any taxable year, it will be subject to federal income tax on its taxable income at regular corporate rates.  We believe that Whitestone is organized and operates in such a manner as to qualify to be taxed as a REIT, and that it intends to operate so as to remain qualified as a REIT for federal income tax purposes.

State Taxes.  In May 2006, the State of Texas adopted House Bill 3, which modified the state’s franchise tax structure, replacing the previous tax based on capital or earned surplus with one based on margin (often referred to as the “Texas Margin Tax”) effective with franchise tax reports filed on or after January 1, 2008.  The Texas Margin Tax is computed by applying the applicable tax rate (1% for us) to the profit margin, which, generally, will be determined for us as total revenue less a 30% standard deduction.  Although House Bill 3 states that the Texas Margin Tax is not an income tax, FASB Accounting Standards Codification ("ASC") 740, “Income Taxes” applies to the Texas Margin Tax.  We have recorded a margin tax provision of $0.3 million, $0.2 million and $0.2 million for the Texas Margin Tax for each of the years ended December 31, 2010, 2009 and 2008.

Derivative Instruments.  We have initiated a program designed to manage exposure to interest rate fluctuations by entering into financial derivative instruments.  The primary objective of this program is to comply with debt covenants on a credit facility.  We sometimes enter into interest rate swap agreements with respect to amounts borrowed under certain of our credit facilities, which effectively exchanges existing obligations to pay interest based on floating rates for obligations to pay interest based on fixed LIBOR rates.

We have adopted provisions of ASC 820, “Fair Value Measurements and Disclosures” (“ASC 820”) which requires for items appropriately classified as cash flow hedges, that changes in the market value of the instrument and in the market value of the hedged item be recorded as other comprehensive income or loss with the exception of the portion of the hedged items that are considered ineffective.  The derivative instruments are reported at fair value as other assets or other liabilities as applicable.  As of December 31, 2010 and 2009, we did not have any interest rate swaps.

Fair Value of Financial Instruments.  Our financial instruments consist primarily of cash, cash equivalents, accounts receivable, derivative instruments, accounts and notes payable.  The carrying value of cash, cash equivalents, accounts receivable and accounts payable are representative of their respective fair values due to the short-term nature of these instruments.   The fair value of our debt obligations is representative of its carrying value based upon current rates offered for similar types of borrowing arrangements.  The fair value of interest rate swaps (used for hedging purposes) is the estimated amount that the financial institution would receive or pay to terminate the swap agreements at the reporting date, taking into account current interest rates and the current credit worthiness of the swap counterparties.

Concentration of Risk.  Substantially all of our revenues are obtained from office, warehouse and retail locations in the Houston, Dallas and San Antonio, Texas metropolitan areas. We maintain cash accounts in major U.S. financial institutions. The terms of these deposits are on demand to minimize risk. The balances of these accounts sometimes exceed the federally insured limits, although no losses have been incurred in connection with these deposits.

Comprehensive Loss.  In October 2007, we entered into an interest rate swap which was designated as a cash flow hedge.  Amounts recorded to other comprehensive income are $0.0 million,  $0.0 million and $0.4 million for the years ended December 31, 2010, 2009 and 2008, respectively.  This swap matured in October 2008.

3.  DERIVATIVES AND HEDGING

On September 28, 2007, we entered into an interest rate swap transaction which was designated as a cash flow hedge.  The effective date of the swap transaction was October 1, 2007, which had a total notional amount of $70 million, and fixed the swap rate at 4.77% plus the LIBOR margin through October 1, 2008. The purpose of this swap was to mitigate the risk of future fluctuations in interest rates on our variable rate debt.  We determined that this swap was highly effective in

A-F- 10

WHITESTONE REIT OPERATING PARTNERSHIP, L.P. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2010

offsetting future variable interest cash flows on variable rate debt.  During 2008, the balance in other comprehensive loss as of December 31, 2007 was amortized to interest expense.

On September 28, 2007, in conjunction with the execution of the $70 million interest rate swap transaction, we terminated an interest rate swap transaction that was initiated on March 16, 2006.  This swap transaction had a total notional amount of $30 million, was at a fixed rate of 5.09% plus the LIBOR margin and was set to mature on March 11, 2008.  As a result of this termination ($0.03) million is included in other income in our consolidated statements of operations for the year ended December 31, 2007.

4.  REAL ESTATE

As of December 31, 2010, we owned 38 commercial properties in the Houston, Dallas, San Antonio, Phoenix and Chicago areas comprising approximately 3.2 million square feet of total area.

In November 2010, we acquired a property that meets our Community Centered Property strategy, containing 111,227 leasable square feet located in central Phoenix, Arizona for approximately $6.4 million in cash and net prorations. The property, Sunnyslope, a Class B community center, is situated in an ideal location across the street from John C. Lincoln Hospital, the major employer in the area, and within a quarter mile from Sunnyslope High School.

In September 2010, we acquired a property that meets our Community Centered Property strategy, containing 28,547 leasable square feet located in Scottsdale, Arizona for approximately $2.2 million in cash and net prorations. The property, The Citadel, a Class A community center, is strategically located at a prime intersection at Pinnacle Peak and Pima Roads.

In January 2009, we acquired a property that meets our Community Centered Property strategy, containing 41,396 leasable square feet located in Buffalo Grove, Illinois for approximately $9.4 million, including cash of $5.5 million, issuance of 703,912 OP units valued at approximately $3.6 million and credit for net prorations of $0.3 million.  The property, Spoerlein Commons, is a two-story complex of retail, medical and professional office tenants.  We acquired the property from Midwest Development Venture IV, an Illinois limited partnership controlled by James C. Mastandrea, our Chairman, President and Chief Executive Officer.  Because of Mr. Mastandrea’s relationship with the seller, a special committee consisting solely of the independent trustees, negotiated the terms of the transaction, which included the use of an independent appraiser to value the property.

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5.  ACCRUED RENT AND ACCOUNTS RECEIVABLE, NET

Accrued rent and accounts receivable, net, consists of amounts accrued, billed and due from tenants, allowance for doubtful accounts and other receivables as follows (in thousands):

	December 31,
	2010	2009
Tenant receivables	$1,742	$1,770
Accrued rent	4,288	3,636
Allowance for doubtful accounts	(1,304)	(894)
Other receivables	—	2
Totals	$4,726	$4,514

6.  UNAMORTIZED LEASING COMMISSIONS AND LOAN COSTS

Costs which have been deferred consist of the following (in thousands):

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WHITESTONE REIT OPERATING PARTNERSHIP, L.P. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2010

	December 31,
	2010	2009
Leasing commissions	$4,971	$4,601
Deferred financing costs	2,307	2,208
Total cost	7,278	6,809
Less: leasing commissions accumulated amortization	(2,669)	(2,246)
Less: deferred financing cost accumulated amortization	(1,011)	(590)
Total cost, net of accumulated amortization	$3,598	$3,973

A summary of expected future amortization of deferred costs is as follows (in thousands):

	Leasing	Deferred Financing
Years Ended December 31,	Commissions	Costs	Total
2011	$731	$440	$1,171
2012	568	440	1,008
2013	388	364	752
2014	251	39	290
2015	157	13	170
Thereafter	207	—	207
Total	$2,302	$1,296	$3,598

7.  FUTURE MINIMUM LEASE INCOME

We lease the majority of our properties under noncancelable operating leases which provide for minimum base rentals plus, in some instances, contingent rentals based upon a percentage of the tenants’ gross receipts.

A summary of minimum future rentals to be received (exclusive of renewals, tenant reimbursements, and contingent rentals) under noncancelable operating leases in existence at December 31, 2010 is as follows (in thousands):

Years Ended December 31,	Minimum Future Rents
2011	$24,186
2012	20,036
2013	14,448
2014	9,972
2015	6,415
Thereafter	14,536
Total	$89,593

8.  DEBT

Notes payable

Below is a detailed explanation of notes payable including key terms and maturities (in thousands):

A-F- 13

WHITESTONE REIT OPERATING PARTNERSHIP, L.P. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2010

	Year Ended
	December 31,
Description	2010	2009
Fixed rate notes
$10.0 million 6.04% Note, due 2014	$9,498	$9,646
$1.5 million 6.50% Note, due 2014	1,496	—
$11.2 million 6.52% Note, due 2015	10,908	11,043
$21.4 million 6.53% Notes, due 2013	20,142	20,721
$24.5 million 6.56% Note, due 2013	24,030	24,435
$9.9 million 6.63% Notes, due 2014	9,498	9,757
$0.5 million 5.05% Notes, due 2011 and 2010	13	52
Floating rate note
$26.9 million LIBOR + 2.60% Note, due 2013	25,356	26,128
	$100,941	$101,782

Our debt was collateralized by 23 operating properties as of December 31, 2010 with a combined net book value of $110.1 million and 21 operating properties at December 31, 2009 with a combined net book value of $108.7 million.  Our loans contain restrictions that would require the payment of prepayment penalties for the acceleration of outstanding debt and are secured by deeds of trust on certain of our properties and the assignment of certain rents and leases associated with those properties.
On September 10, 2010, we executed a promissory note (the "Promissory Note") in the amount of $1.5 million (the "New Loan") payable to MidFirst Bank, a federally chartered savings association (MidFirst), with an applicable interest rate of 6.5% per annum. Monthly payments of $10,128 began on November 1, 2010 and continue thereafter on the first day of each calendar month until February 1, 2014. The Promissory Note is secured by a second lien deed of trust on our Windsor Park retail facility located in Windcrest, Texas, a first lien deed of trust on our Brookhill office/flex building located in Houston, Texas and a first lien deed of trust on our Zeta office building located in Houston, Texas. The funds from the Promissory Note are being used for capital improvements to Windsor Park.
The loan documents executed in connection with the Promissory Note (the "Loan Documents") included a Limited Guaranty by us of the Promissory Note until the Windsor Park construction is completed. Following this event, we will remain liable for the deficiency, if any, following a foreclosure of property securing the Promissory Note; provided that upon the occurrence of certain "Full Recourse Events" defined in the Loan Documents, our obligations shall convert to a full guarantee of the New Loan.
In connection with the Promissory Note, the Loan Documents also provided for a modification of our existing loan with MidFirst in the amount of $10,000,000 (the "Existing Loan"). The Loan Documents provide that the promissory note executed in connection with the Existing Loan is modified to be secured, in part, by second liens on the Brookhill and Zeta Buildings, as well as certain other modifications for the purpose of cross collateralizing and cross-defaulting the two loans. The Existing Loan is also modified by the Modification of Promissory Note which provide that payments of $61,773 began on October 1, 2010 and continue thereafter on the first day of each calendar month until February 1, 2014. Finally, the Loan Documents included the Modification of Limited Guaranty, which provided that the Limited Guaranty executed in connection with the Existing Loan was only for the deficiency, if any, following the foreclosure of property securing the Existing Loan; provided that upon the occurrence of certain "Full Recourse Events" defined in the Modification of Limited Guaranty, our obligations shall convert to a full guarantee of the Existing Loan.
Our loans are subject to customary financial covenants.  As of December 31, 2010, we were in compliance with all loan covenants.

Annual maturities of notes payable as of December 31, 2010 are due during the following years (in thousands):

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WHITESTONE REIT OPERATING PARTNERSHIP, L.P. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2010

Amount Due
Year	(in thousands)

2011	$2,459
2012	2,579
2013	66,424
2014	19,209
2015	10,270
2016 and thereafter	—
Total	$100,941

9.  EARNINGS PER UNIT

Basic earnings per unit for the Partnership's unitholders is calculated by dividing income (loss) from continuing operations excluding amounts attributable to unvested restricted shares and income from discontinued operations by the Partnership's weighted-average units outstanding during the period.  Diluted earnings per unit is computed by dividing the net income (loss) from continuing operations excluding amounts attributable to unvested restricted shares and income from discontinued operations by the weighted-average number of Partnership units including any dilutive unvested restricted shares.

Certain of Whitestone’s performance restricted common shares are considered participating securities which require the use of the two-class method for the computation of basic and diluted earnings per unit.

For the year ended December 31, 2010, distributions of $251,000 were made to the holders of certain restricted common shares, $224,000 of which were charged against earnings.  For the year ended December 31, 2009, distributions of $277,000 were made to holders of certain restricted common shares, $250,000 of which were charged against earnings, and no distributions were made on the performance restricted common shares prior to 2009.  See Note 13 for information related to restricted common shares under the 2008 Plan.

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WHITESTONE REIT OPERATING PARTNERSHIP, L.P. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2010

	Year Ended December 31,
(in thousands, except per unit data)	2010	2009	2008
Numerator:
Income (loss) from continuing operations	$1,575	$2,075	$(1,676)
Dividends paid on unvested restricted shares	(27)	(27)	—
Undistributed earnings attributable to unvested restricted shares	—	—	—
Income (loss) from continuing operations excluding amounts attributable to
unvested restricted shares	1,548	2,048	(1,676)
Income from discontinued operations	—	—	3,431
Net income excluding amounts attributable to unvested restricted shares	$1,548	$2,048	$1,755
Denominator
Weighted average number of units - basic	5,705	4,930	4,884
Effect of dilutive securities:
Unvested restricted shares	29	66	—
Weighted average number of units - dilutive	5,734	4,996	4,884
Basic earnings per unit:
Income (loss) from continuing operations excluding amounts attributable to
unvested restricted shares	$0.27	$0.42	$(0.34)
Income from discontinued operations	—	—	0.70
Net income excluding amounts attributable to unvested restricted shares	$0.27	$0.42	$0.36
Diluted earnings per unit:
Income (loss) from continuing operations excluding amounts attributble to
unvested restricted shares	$0.27	$0.41	$(0.34)
Income from discontinued operations	—	—	0.70
Net income excluding amounts attributable to unvested restricted shares	$0.27	$0.41	$0.36

10.  FEDERAL INCOME TAXES

Federal income taxes are not provided because we are taxed as a partnership and the liability incurred is that of our partners. As our general partner, Whitestone intends to and believes it qualifies as a REIT under the provisions of the Code and because it has distributed and intends to continue to distribute all of its taxable income to its shareholders. Whitestone's shareholders include their proportionate taxable income in their individual tax returns. As a REIT, Whitestone must distribute at least 90% of its real estate investment trust taxable income to their shareholders and meet certain income sources and investment restriction requirements. In addition, REITs are subject to a number of organizational and operational requirements. If Whitestone fails to qualify as a REIT in any taxable year, Whitestone will be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate tax rates.
During 2010, Whitestone discovered that it may have inadvertently violated the “5% asset test,” as set forth in Section 856(c)(4)(B)(iii)(I) of the Code, for the quarter ended March 31, 2009 as a result of utilizing a certain cash management arrangement with a commercial bank. If its investment in a commercial paper investment sweep account through such cash management agreement is not treated as cash, and is instead treated as a security of a single issuer for purposes of the “5% asset test,” then it failed the “5% asset test” for the first quarter of our 2009 taxable year. Whitestone believes, however, that if it failed the “5% asset test,” its failure would be considered due to reasonable cause and not willful neglect and, therefore, it would not be disqualified as a REIT for its 2009 taxable year. It would be, however, subject to certain reporting requirements and a tax equal to the greater of $50,000 or 35% of the net income from the commercial paper investment account during the period in which it failed to satisfy the “5% asset test.” The amount of such tax was $50,000, and it paid such tax on April 27, 2010.
If the IRS were to assert that Whitestone failed the “5% asset test” for the first quarter of our 2009 taxable year and that such failure was not due to reasonable cause, and the courts were to sustain that position, Whitestone's status as a REIT would terminate as of December 31, 2008. Whitestone would not be eligible to again elect REIT status until its 2014 taxable year. Consequently, it would be subject to federal income tax on its taxable income at regular corporate rates without the

A-F- 16

WHITESTONE REIT OPERATING PARTNERSHIP, L.P. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2010

benefit of the dividends-paid deduction, and cash available for distributions to its shareholders and our partners would be reduced.
Taxable income differs from net income for financial reporting purposes principally due to differences in the timing of recognition of interest, real estate taxes, depreciation and rental revenue.

For federal income tax purposes, the cash dividends distributed to Whitestone's shareholders are characterized as follows for the years ended December 31:

	2010	2009	2008
Ordinary income (unaudited)	37.8%	40.5%	3.8%
Return of capital (unaudited)	62.2%	59.5%	67.6%
Capital gain distributions (unaudited)	—%	—%	28.6%
Total	100.0%	100.0%	100.0%

11.  RELATED PARTY TRANSACTIONS

Spoerlein Commons Acquisition.  On January 16, 2009, we acquired Spoerlein Commons, a property located in Buffalo Grove, Illinois. We acquired Spoerlein Commons pursuant to the terms and conditions of the purchase, sale and contribution agreement dated December 18, 2008, between us and Bank One Chicago, NA as trustee under a trust agreement dated January 29, 1986 (the “Seller”). Midwest Development Venture IV (“Midwest”) is the sole beneficiary of the Seller under the trust agreement.

An independent appraiser valued Spoerlein Commons at $9.6 million. In exchange for this property, we paid the Seller $5.5 million, received credit for net prorations of $0.3 million and issued 234,637 OP Units, valued at $15.45 per unit, or an aggregate of $3.6 million, for a total purchase price of $9.4 million.

Midwest, the sole beneficiary of the Seller, was entitled to all earnings and proceeds from the sale of Spoerlein Commons. James C. Mastandrea, Whitestone's Chairman, President and Chief Executive Officer, is the controlling limited partner in Midwest. Because of Mr. Mastandrea’s relationship with the Seller, a special committee of the independent trustees determined the terms of the transaction, which included the use of an independent appraiser to value Spoerlein Commons.

Our OP Units were issued in reliance on the exemption from registration provided by Section 4(2) under the Securities Act of 1933, as amended. The issuance was not effected using any form of general advertising or general solicitation, and the issuance was made to a qualified investor.

The OP Units received by Midwest were convertible on a one-for-one basis into cash or, at Whitestone's option, its Class A common shares at any time after July 1, 2009 in accordance with the terms of the limited partnership agreement. The Seller was not entitled to any distributions with respect to the OP Units prior to June 30, 2009. The results of Spoerlein Commons are included in our consolidated financial statements as of the date of the acquisition.
Executive Relocation. On July 9, 2010, upon the unanimous recommendation of Whitestone's Compensation Committee, we entered into an arrangement with Mr. Mastandrea with respect to the disposition of his residence in Cleveland, Ohio. Mr. Mastandrea listed the residence in the second half of 2007 and has had no offers. In the meantime, Mr. Mastandrea has continued to pay for security, taxes, insurance and maintenance expenses related to the residence. In May 2010, we engaged a professional relocation firm to market the home and assist in moving the Mastandrea family to Houston. Since the engagement of the relocation firm, no offers on the home have been received. Under the relocation arrangement, we will pay Mr. Mastandrea the shortfall, if any, in the amount realized from the sale of the Cleveland residence, below $2,450,000, not to exceed $700,000, plus tax on the amount of such payment at the maximum federal income tax rate. The first $450,000 plus the tax on that amount will be paid in cash. Any amount payable in excess of $450,000 will be paid in Whitestone's common shares at the market value of the shares, as determined in the reasonable judgment of the Board, as of the time of the sale of the residence. The common shares payable to Mr. Mastandrea, if any, will be delivered over four consecutive quarters in equal installments. In addition, the arrangement requires us to continue paying the previously agreed upon cost of housing expenses for the Mastandrea family in Houston, Texas for a period of one year following the date of sale of the residence. We have previously agreed to reimburse Mr. Mastandrea for out of pocket moving costs including packing, temporary storage, transportation and moving supplies.

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12.  EQUITY

Under its declaration of trust, as amended, Whitestone has authority to issue up to 50 million Class A common shares of beneficial interest, $0.001 par value per share, up to 350 million Class B common shares of beneficial interest, $0.001 par value per share, and up to 50 million preferred shares of beneficial interest, $0.001 par value per share.

Operating Partnership Units

The Partnership conducts substantially all of Whitestone's business.  Whitestone is the sole general partner of the operating partnership.  As of December 31, 2010, Whitestone owned a 75.4% interest in the Operating Partnership.

Limited partners in the Operating Partnership holding OP Units have the right to convert their OP Units into cash or, at Whitestone's option, Class A common shares at a ratio of one OP Unit for one Class A common share.  Distributions to OP Unit holders are paid at the same rate per unit as dividends per share of Whitestone.  Subject to certain restrictions, OP Units are not convertible into Class A common shares until the later of one year after acquisition or an initial public offering of the common shares.  As of December 31, 2010 and December 31, 2009, there were 7,364,943 and 5,139,541 OP Units outstanding, respectively.  Whitestone owned 5,550,374 and 3,324,941 OP Units as of December 31, 2010 and December 31, 2009, respectively. The balance of the OP Units is owned by third parties, including certain trustees.  Whitestone's weighted-average share ownership in the Partnership was approximately 70.18%, 64.67% and 64.62% for the years ended December 31, 2010, 2009 and 2008, respectively.

Recapitalization, listing and offering of Whitestone's Class B common shares
On August 24, 2010, Whitestone filed with the State Department of Assessments and Taxation of Maryland (the “SDAT”) amendments to its declaration of trust that (i) changed the name of all of its common shares of beneficial interest, par value $0.001 to Class A common shares, (the "Class A common shares") (ii) effected a 1-for-3 reverse share split of its Class A common shares and (iii) changed the par value of its Class A common shares to $0.001 per share after the reverse share split. In addition, it filed with the SDAT articles supplementary to its declaration of trust that created a new class of common shares of beneficial interest, par value $0.001, entitled “Class B common shares” (the “Class B common shares” and collectively with Class A common shares, the “common shares”). Share and unit counts and per share and unit amounts have been retroactively restated to reflect Whitestone's 1-for-3 reverse share split in August 2010.
In August 2010, in connection with the listing of Whitestone's Class B common shares on the NYSE-Amex, it offered and subsequently issued 2.2 million Class B common shares which resulted in $23.0 million in net offering proceeds to Whitestone, and Whitestone then contributed the proceeds to us in exchange for 2.2 million OP units. As of December 31, 2010, Whitestone had 3,471,187 Class A common shares outstanding and 2,200,000 Class B common shares outstanding, and we had 1,814,569 OP units outstanding to limited partners. Each Class B common share has the following rights:

•	the right to vote together with Class A common shareholders on all matters submitted to Whitestone’s shareholders;

•	one vote on all matters voted upon by Whitestone’s shareholders;

•	the right to receive dividends equal to any dividends declared on the Class A common shares; and

•	liquidation rights equal to the liquidation rights of each Class A common share.

Distributions

The following tables summarize the cash distributions paid or payable to holders of OP Units during the years ended December 31, 2010 and 2009.

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WHITESTONE REIT OPERATING PARTNERSHIP, L.P. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2010

	Whitestone		Limited Partners Other Than Whitestone		Total
Quarter Paid	Distribution Per OP Unit	Total Amount Paid	Distribution Per OP Unit	Total Amount Paid	Total Amount Paid
2010
Fourth Quarter	$0.2850	$1,616	$0.2850	$514	$2,130
Third Quarter	0.2850	1,203	0.2850	515	1,718
Second Quarter	0.3375	1,176	0.3375	610	1,786
First Quarter	0.3375	1,163	0.3375	610	1,773
Total	$1.2450	$5,158	$1.2450	$2,249	$7,407

2009
Fourth Quarter	$0.3375	$1,163	$0.3375	$610	$1,773
Third Quarter	0.3375	1,163	0.3375	610	1,773
Second Quarter	0.3375	1,163	0.3375	530	1,693
First Quarter	0.3375	1,156	0.3375	531	1,687
Total	$1.3500	$4,645	$1.3500	$2,281	$6,926

13.  INCENTIVE SHARE PLAN

On July 29, 2008, Whitestone's shareholders approved the 2008 Long-Term Equity Incentive Ownership Plan (the “Plan”). On December 22, 2010, Whitestone's board amended the Plan to allow for the issuance of Class B common shares pursuant to the Plan. The Plan, as amended, provides that awards may be made with respect to Class B common shares of Whitestone or OP units, which may be converted into Class A common shares of Whitestone. The maximum aggregate number of Class B common shares that may be issued under the Plan is increased upon each issuance of Class A or Class B common shares by Whitestone (including issuances pursuant to the Plan) so that at any time the maximum number of shares that may be issued under the Plan shall equal 12.5% of the aggregate number of Class A and Class B common shares of Whitestone and OP units issued and outstanding (other than treasury shares and/or units issued to or held by Whitestone).

The Compensation Committee of Whitestone’s Board of Trustees administers the Plan, except with respect to awards to non-employee trustees, for which the Plan is administered by Whitestone’s Board of Trustees.  The Compensation Committee is authorized to grant stock options, including both incentive stock options and non-qualified stock options, as well as stock appreciation rights, either with or without a related option. The Compensation Committee is also authorized to grant restricted Class B common shares, restricted Class B common share units, performance awards and other share-based awards.

On January 6, 2009, the Compensation Committee, pursuant to the Plan, granted to certain of Whitestone's officers restricted Class A common shares and restricted Class A common share units subject to certain restrictions. The restricted Class A common shares and restricted Class A common share units will vest based on certain performance goals (as specified in the award agreement). The grantee is the record owner of the restricted Class A common shares and has all rights of a shareholder with respect to the restricted Class A common shares, including the right to vote the restricted Class A common shares and to receive dividends and distributions with respect to the restricted Class A common shares. The grantee has no rights of a shareholder with respect to the restricted Class A common share units, including no right to vote the restricted Class A common share units and no right to receive current dividends and distributions with respect to the restricted Class A common share units until the restricted Class A common share units are fully vested and convertible to Class A common shares of Whitestone.

A summary of the share-based incentive plan activity as of and for the year ended December 31, 2010 is as follows:

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WHITESTONE REIT OPERATING PARTNERSHIP, L.P. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2010

	Shares	Weighted-Average Grant Date Fair Value (1)
Non-vested at January 1, 2010	588,564	$12.39
Granted	31,858	14.09
Vested	(55,699)	12.48
Forfeited	(42,282)	12.52
Non-vested at December 31, 2010	522,441	$12.48
Available for grant at December 31, 2010	473,814

(1)    The fair value of the shares granted were determined based on observable market transactions occurring near the date of the grants.

A summary of our nonvested and vested shares activity for the years ended December 31, 2010, 2009 and 2008 is presented below:

	Shares Granted		Shares Vested
Year Ended	Non-Vested Shares Issued	Weighted-Average Grant-Date Fair Value	Vested Shares	Total Vest-Date Fair Value
				(in thousands)
2010	31,858	$14.09	(55,699)	$695
2009	600,731	12.37	—	—
2008	—	—	—	—

Total compensation recognized in earnings for share-based payments for the years ended December 31, 2010 and December 31, 2009 was $0.3 million and $1.0 million, respectively, which represents achievement of the first performance-based target and anticipated vesting of certain restricted shares with time-based vesting.  With our current asset base, Whitestone's management does not expect to achieve the next performance-based target.  Should we increase our asset base, Whitestone may achieve the next performance-based target.  As a result, as of December 31, 2010, there was no unrecognized compensation cost related to outstanding nonvested performance-based shares based on management’s current estimates.  As of December 31, 2010, there was approximately $0.2 million in unrecognized compensation cost related to outstanding nonvested time-based shares which are expected to be recognized over a weighted-average period of approximately three years. There was no share-based compensation expense prior to 2009.  The fair value of the shares granted during the years ended December 31, 2010 and 2009 was determined based on observable market transactions occurring near the date of the grants.

14. GRANTS TO TRUSTEES
On March 25, 2009, each of Whitestone's five independent trustees was granted 1,667 restricted Class A common shares which vest in equal installments in 2010, 2011, and 2012. During the year ended December 31, 2010, 3,891 of these restricted shares vested. These restricted shares were granted pursuant to individual grant agreements and were not pursuant to our 2008 Plan.
The 8,333 Class A common shares granted to Whitestone's five independent trustees had a weighted average grant date fair value of $14.81 per share, resulting in total unrecognized compensation cost of approximately $40,000 as of December 31, 2010, which is expected to be recognized over a weighted-average period of approximately one year. The fair value of the shares granted during 2009 was determined based on observable market transactions occurring near the date of the grants.

15.  COMMITMENTS AND CONTINGENCIES

A-F- 20

WHITESTONE REIT OPERATING PARTNERSHIP, L.P. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2010

We are a participant in various legal proceedings and claims that arise in the ordinary course of our business.  These matters are generally covered by insurance.  While the resolution of these matters cannot be predicted with certainty, we believe that the final outcome of these matters will not have a material effect on our financial position, results of operations, or cash flows.

Executive Relocation. On July 9, 2010, upon the unanimous recommendation of Whitestone's Compensation Committee, we entered into an arrangement with Mr. Mastandrea with respect to the disposition of his residence in Cleveland, Ohio. Mr. Mastandrea listed the residence in the second half of 2007 and has had no offers. In the meantime, Mr. Mastandrea has continued to pay for security, taxes, insurance and maintenance expenses related to the residence. In May 2010, Whitestone engaged a professional relocation firm to market the home and assist in moving the Mastandrea family to Houston. Since the engagement of the relocation firm, no offers on the home have been received. Under the relocation arrangement, we will pay Mr. Mastandrea the shortfall, if any, in the amount realized from the sale of the Cleveland residence, below $2,450,000, not to exceed $700,000, plus tax on the amount of such payment at the maximum federal income tax rate. The first $450,000 plus the tax on that amount will be paid in cash. Any amount payable in excess of $450,000 will be paid in Whitestone's common shares at the market value of the shares, as determined in the reasonable judgment of Whitestone's Board, as of the time of the sale of the residence. The common shares payable to Mr. Mastandrea, if any, will be delivered over four consecutive quarters in equal installments. In addition, the arrangement requires us to continue paying the previously agreed upon cost of housing expenses for the Mastandrea family in Houston, Texas for a period of one year following the date of sale of the residence. We have previously agreed to reimburse Mr. Mastandrea for out of pocket moving costs including packing, temporary storage, transportation and moving supplies.

16. INVOLUNTARY CONVERSION

Involuntary conversion was a gain of $0.6 million for the year ended December 31, 2010.  The involuntary conversion gain of $0.6 million recognized during the year ended December 31, 2010 represents the completion of the repairs to the 31 properties impacted by Hurricane Ike at costs that were lower than we estimated as of December 31, 2009. The estimated costs were sensitive to the scope requirements of our lenders and labor and material costs of our vendors, and the final costs incurred were more favorable than we anticipated.

During the year ended December 31, 2009, we completed a settlement of our insurance claims related to our 31 properties damaged by Hurricane Ike.  The settlement was $7.0 million in its entirety, with $6.5 million allocated to casualty claims and approximately $0.5 million allocated to loss of rents claims.  For the year ended December 31, 2009, the $6.5 million in insurance proceeds allocated to casualty losses were offset by accrued repair costs of $5.1 million resulting in a gain of $1.4 million.  The remaining $0.1 million in involuntary conversion gain for the year ended December 31, 2009 was realized on an insurance settlement we completed during 2009 on a chiller unit at our Uptown Tower property in Dallas, Texas.

Hurricane Ike-related repair costs of approximately $0.4 million included in involuntary conversion loss during the year ended December 31, 2008.

17.  SEGMENT INFORMATION

Our management historically has not differentiated by property types and therefore does not present segment information.

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18.  SELECT QUARTERLY FINANCIAL DATA (unaudited)

The following is a summary of our unaudited quarterly financial information for the years ended December 31, 2010 and 2009 (in thousands, except per share data):

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter
2010
Revenues from continuing operations	$7,709	$7,832	$7,933	$8,059
Net income	335	255	234	751
Earnings per share:
Basic - Net income (1)	$0.07	$0.05	$0.04	$0.10
Diluted - Net income (1)	$0.07	$0.05	$0.04	$0.10
2009
Revenues from continuing operations	$8,044	$8,203	$8,484	$7,954
Net income (loss)	(32)	72	930	1,105
Earnings per share:
Basic - Net income (loss) (1)	$(0.01)	$0.01	$0.19	$0.22
Diluted - Net income (loss) (1)	(0.01)	0.01	0.18	0.22

(1)     The sum of individual quarterly basic and diluted earnings per share amounts may not agree with the year-to-date basic and diluted earning per share amounts as the result of each period's computation being based on the weighted average number of common shares outstanding during that period.

A-F- 22

Whitestone REIT Operating Partnership, L.P. and Subsidiaries
Schedule II - Valuation and Qualifying Accounts
December 31, 2010

	(in thousands)
	Balance at	Charged to	Deductions	Balance at
	Beginning	Costs and	from	End of
Description	of Period	Expense	Reserves	Period
Allowance for doubtful accounts:
Year ended December 31, 2010	$894	$536	(126)	$1,304
Year ended December 31, 2009	1,497	877	(1,480)	894
Year ended December 31, 2008	865	731	(99)	1,497

A-F- 23

Whitestone REIT Operating Partnership, L.P. and Subsidiaries
Schedule III - Real Estate and Accumulated Depreciation
December 31, 2010

			Costs Capitalized Subsequent		Gross Amount at which Carried at
	Initial Cost (in thousands)		to Acquisition (in thousands)		End of Period (in thousands)(1) (2)
		Building and	Improvements	Carrying		Building and
Property Name	Land	Improvements	(net)	Costs	Land	Improvements	Total
Retail Properties:
Bellnot Square	$1,154	$4,638	$382	$—	$1,154	$5,020	$6,174
Bissonnet Beltway	415	1,947	417	—	415	2,364	2,779
Centre South	481	1,596	453	—	481	2,049	2,530
Greens Road	354	1,284	137	—	354	1,421	1,775
Holly Knight	320	1,293	188	—	320	1,481	1,801
Kempwood Plaza	733	1,798	1,103	—	733	2,901	3,634
Lion Square	1,546	4,289	976	—	1,546	5,265	6,811
Providence	918	3,675	802	—	918	4,477	5,395
Shaver	184	633	—	—	184	633	817
South Richey	778	2,584	352	—	778	2,936	3,714
Spoerlein Commons	2,340	7,296	154	—	2,340	7,450	9,790
SugarPark Plaza	1,781	7,125	269	—	1,781	7,394	9,175
Sunridge	276	1,186	212	—	276	1,398	1,674
Torrey Square	1,981	2,971	876	—	1,981	3,847	5,828
Town Park	850	2,911	250	—	850	3,161	4,011
Webster Point	720	1,150	307	—	720	1,457	2,177
Westchase	423	1,751	2,734	—	423	4,485	4,908
Windsor Park	2,621	10,482	1,152	—	2,621	11,634	14,255
	$17,875	$58,609	$10,764	$—	$17,875	$69,373	$87,248
Office/Flex Properties:
Brookhill	$186	$788	$282	$—	$186	$1,070	$1,256
Corporate Park Northwest	1,534	6,306	912	—	1,534	7,218	8,752
Corporate Park West	2,555	10,267	786	—	2,555	11,053	13,608
Corporate Park Woodland	652	5,330	484	—	652	5,814	6,466
Dairy Ashford	226	1,211	98	—	226	1,309	1,535
Holly Hall	608	2,516	172	—	608	2,688	3,296
Interstate 10	208	3,700	417	—	208	4,117	4,325
Main Park	1,328	2,721	485	—	1,328	3,206	4,534
Plaza Park	902	3,294	876	—	902	4,170	5,072
West Belt Plaza	568	2,165	529	—	568	2,694	3,262
Westgate	672	2,776	418	—	672	3,194	3,866
	$9,439	$41,074	$5,459	$—	$9,439	$46,533	$55,972
Office Properties:
9101 LBJ Freeway	$1,597	$6,078	$1,107	$—	$1,597	$7,185	$8,782
Featherwood	368	2,591	482	—	368	3,073	3,441
Pima Norte	1,086	7,162	800	517	1,086	8,479	9,565
Royal Crest	509	1,355	172	—	509	1,527	2,036
Uptown Tower	1,621	15,551	2,560	—	1,621	18,111	19,732
Woodlake Plaza	1,107	4,426	983	—	1,107	5,409	6,516
Zeta Building	636	1,819	297	—	636	2,116	2,752
	$6,924	$38,982	$6,401	$517	$6,924	$45,900	$52,824
Total Operating Portfolio	$34,238	$138,665	$22,624	$517	$34,238	$161,806	$196,044

The Citadel	$472	$1,777	$32	$—	$472	$1,809	$2,281
Sunnyslope Village	1,305	5,324	—	—	1,305	5,324	6,629
	$1,777	$7,101	$32	$—	$1,777	$7,133	$8,910
Grand Totals	$36,015	$145,766	$22,656	$517	$36,015	$168,939	$204,954

A-F- 24

Whitestone REIT Operating Partnership, L.P. and Subsidiaries
Schedule III - Real Estate and Accumulated Depreciation
December 31, 2010

		Accumulated Depreciation	Date of	Date	Depreciation
Property Name	Encumbrances	(in thousands)	Construction	Acquired	Life
Retail Properties:
Bellnot Square		$1,161		1/1/2002	5-39 years
Bissonnet Beltway		1,029		1/1/1999	5-39 years
Centre South		784		1/1/2000	5-39 years
Greens Road		612		1/1/1999	5-39 years
Holly Knight	(3)	655		8/1/2000	5-39 years
Kempwood Plaza	(3)	1,187		2/2/1999	5-39 years
Lion Square	(3)	1,623		1/1/2000	5-39 years
Providence	(3)	1,258		3/30/2001	5-39 years
Shaver		239		12/17/1999	5-39 years
South Richey	(3)	896		8/25/1999	5-39 years
Spoerlein Commons		379		1/16/2009	5-39 years
SugarPark Plaza	(3)	1,190		9/8/2004	5-39 years
Sunridge	(3)	383		1/1/2002	5-39 years
Torrey Square	(3)	1,398		1/1/2000	5-39 years
Town Park	(3)	1,296		1/1/1999	5-39 years
Webster Point		516		1/1/2000	5-39 years
Westchase		719		1/1/2002	5-39 years
Windsor Park	(4)	1,906		12/16/2003	5-39 years
		$17,231
Office/Flex Properties:
Brookhill	(5)	$238		1/1/2002	5-39 years
Corporate Park Northwest		1,950		1/1/2002	5-39 years
Corporate Park West	(6)	2,895		1/1/2002	5-39 years
Corporate Park Woodland	(7)	2,024	11/1/2000		5-39 years
Dairy Ashford		471		1/1/1999	5-39 years
Holly Hall	(7)	664		1/1/2002	5-39 years
Interstate 10	(7)	1,839		1/1/1999	5-39 years
Main Park	(7)	1,071		1/1/1999	5-39 years
Plaza Park	(7)	1,350		1/1/2000	5-39 years
West Belt Plaza	(7)	1,125		1/1/1999	5-39 years
Westgate	(7)	792		1/1/2002	5-39 years
		$14,419
Office Properties:
9101 LBJ Freeway	(8)	$1,301		8/10/2005	5-39 years
Featherwood		481		1/1/2000	5-39 years
Pima Norte		529		10/4/2007	5-39 years
Royal Crest		1,008		1/1/2000	5-39 years
Uptown Tower	(8)	2,798		11/22/2005	5-39 years
Woodlake Plaza	(8)	1,048		3/14/2005	5-39 years
Zeta Building	(5)	707		1/1/2000	5-39 years
		$7,872
Total Operating Portflio		$39,522

The Citadel		$11		9/28/2010	5-39 years
Sunnyslope Village		23		11/1/2010	5-39 years
		$34
Grand Total		$39,556

A-F- 25

Whitestone REIT Operating Partnership, L.P. and Subsidiaries
Schedule III - Real Estate and Accumulated Depreciation
December 31, 2010

(1)     Reconciliations of total real estate carrying value for the three years ended December 31, follows:

	( in thousands)
	2010	2009	2008
Balance at beginning of period	$192,832	$180,397	$172,315
Additions during the period:
Acquisitions	8,878	9,636	—
Improvements	4,142	3,770	9,402
	13,020	13,406	9,402
Deductions - cost of real estate sold or retired	(898)	(971)	(1,320)
Balance at close of period	$204,954	$192,832	$180,397

(2)     The aggregate cost of real estate (in thousands) for federal income tax purposes is $169,266.

(3)      These properties secure a $21.4 million and a $9.9 million mortgage notes.

(4)      This property secures a $10.0 million mortgage note.

(5)      These properties secure a $1.5 million mortgage note.

(6)      This property secures an $11.2 million mortgage note.

(7)      These properties secure a $26.9 million mortgage note.

(8)      These properties secure a $24.5 million mortgage note.

A-F- 26

Whitestone REIT Operating Partnership, L.P. and Subsidiaries

Index to Exhibits

Exhibit No.	Description

3.1.1	Amended and Restated Declaration of Trust of Whitestone REIT (previously filed as and incorporated by reference to Exhibit 3.1 to Whitestone REIT's Current Report on Form 8-K, filed on July 31, 2008)

3.1.2	Articles Supplementary of Whitestone REIT (previously filed as and incorporated by reference to Exhibit 3(i).1 to Whitestone REIT's Current Report on Form 8-K, filed December 6, 2006)

3.1.3	Articles of Amendment of Whitestone REIT (previously filed and incorporated by reference to Exhibit 3.1 to Whitestone REIT's Current Report on Form 8-K, filed on August 24, 2010)

3.1.4	Articles of Amendment of Whitestone REIT (previously filed and incorporated by reference to Exhibit 3.2 to Whitestone REIT’s Current Report on Form 8-K, filed on August 24, 2010)

3.1.5	Articles Supplementary of Whitestone REIT (previously filed and incorporated by reference to Exhibit 3.3 to Whitestone REIT’s Current Report on Form 8-K, filed on August 24, 2010)

3.2	Amended and Restated Bylaws of Whitestone REIT (previously filed as and incorporated by reference to Exhibit 3.1 to Whitestone REIT's Current Report on Form 8-K, filed October 9, 2008)

10.1
Agreement of Limited Partnership of Whitestone REIT Operating Partnership, L.P. (previously filed as and incorporated by reference to Exhibit 10.1 to Whitestone REIT's General Form for Registration of Securities on Form 10, filed on April 30, 2003)

10.2
Certificate of Formation of Whitestone REIT Operating Partnership II GP, LLC (previously filed as and incorporated by reference to Exhibit 10.3 to Whitestone REIT's General Form for Registration of Securities on Form 10, filed on April 30, 2003)

10.3
Limited Liability Company Agreement of Whitestone REIT Operating Partnership II GP, LLC (previously filed as and incorporated by reference to Exhibit 10.4 to Whitestone REIT's General Form for Registration of Securities on Form 10, filed on April 30, 2003)

10.4
Agreement of Limited Partnership of Whitestone REIT Operating Partnership II, L.P. (previously filed as and incorporated by reference to Exhibit 10.6 to Whitestone REIT's General Form for Registration of Securities on Form 10, filed on April 30, 2003)

10.5
Form of Amendment to the Agreement of Limited Partnership of Whitestone REIT Operating Partnership, L.P. (previously filed in and incorporated by reference to Exhibit 10.1 to Whitestone REIT's Registration Statement on Form S-11, Commission File No. 333-111674, filed on December 31, 2003)

10.6
Promissory Note between HCP REIT Operating Company IV LLC and MidFirst Bank, dated March 1, 2007 (previously filed and incorporated by reference to Exhibit 10.25 to Whitestone REIT's Annual Report on Form 10-K for the year ended December 31, 2006, filed on March 30, 2007)

10.7
Term Loan Agreement among Whitestone REIT Operating Partnership, L.P., Whitestone Pima Norte LLC, Whitestone REIT Operating Partnership III LP, Hartman REIT Operating Partnership III LP LTD, Whitestone REIT Operating Partnership III GP LLC and KeyBank National Association, dated January 25, 2008 (previously filed as and incorporated by reference to Exhibit 10.29 to Whitestone REIT's Annual Report on Form 10-K for the year ended December 31, 2007, filed on March 31, 2008)

10.8+	Whitestone REIT 2008 Long-Term Equity Incentive Ownership Plan (previously filed and incorporated by reference to Exhibit 10.1 to Whitestone REIT's Current Report on Form 8-K, filed July 31, 2008)

10.9
Promissory Note among Whitestone Corporate Park West, LLC and MidFirst Bank dated August 5, 2008 (previously filed and incorporated by reference to Exhibit 99.1 to Whitestone REIT's Current Report on Form 8-K, filed August 8, 2008)

Whitestone REIT Operating Partnership, L.P. and Subsidiaries

Index to Exhibits

Exhibit No.	Description

10.10
Promissory Note among Whitestone Centers LLC and Sun Life Assurance Company of Canada dated October 1, 2008 (previously filed and incorporated by reference to Exhibit 99.1 to Whitestone REIT's Current Report on Form 8-K, filed October 7, 2008)

10.11
Promissory Note among Whitestone Centers LLC and Sun Life Assurance Company of Canada dated October 1, 2008 (previously filed and incorporated by reference to Exhibit 99.2 to Whitestone REIT's Current Report on Form 8-K, filed October 7, 2008)

10.12
Promissory Note among Whitestone Centers LLC and Sun Life Assurance Company of Canada dated October 1, 2008 (previously filed and incorporated by reference to Exhibit 99.3 to Whitestone REIT's Current Report on Form 8-K, filed October 7, 2008)

10.13
Promissory Note among Whitestone Centers LLC and Sun Life Assurance Company of Canada dated October 1, 2008 (previously filed and incorporated by reference to Exhibit 99.4 to Whitestone REIT's Current Report on Form 8-K, filed October 7, 2008)

10.14
Promissory Note among Whitestone Centers LLC and Sun Life Assurance Company of Canada dated October 1, 2008 (previously filed and incorporated by reference to Exhibit 99.5 to Whitestone REIT's Current Report on Form 8-K, filed October 7, 2008)

10.15
Promissory Note among Whitestone Offices LLC and Nationwide Life Insurance Company dated October 1, 2008 (previously filed and incorporated by reference to Exhibit 99.6 to Whitestone REIT's Current Report on Form 8-K, filed October 7, 2008)

10.16
Promissory Note among Whitestone Industrial-Office LLC and Jackson Life Insurance Company dated October 3, 2008 (previously filed and incorporated by reference to Exhibit 10.1 to Whitestone REIT's Current Report on Form 8-K, filed October 9, 2008)

10.17+
Form of Restricted Common Share Award Agreement (Performance Vested) (previously filed and incorporated by reference to Exhibit 10.1 to Whitestone REIT's Current Report on Form 8-K, filed January 7, 2009)

10.18+	Form of Restricted Common Share Award Agreement (Time Vested) (previously filed and incorporated by reference to Exhibit 10.2 to Whitestone REIT's Current Report on Form 8-K, filed January 7, 2009)

10.19+	Form of Restricted Unit Award Agreement (previously filed and incorporated by reference to Exhibit 10.3 to Whitestone REIT's Current Report on Form 8-K, filed January 7, 2009)

10.20
Promissory Note among Whitestone Centers LLC and Sun Life Assurance Company of Canada dated February 3, 2009 (previously filed and incorporated by reference to Exhibit 10.1 to Whitestone REIT's Current Report on Form 8-K, filed February 10, 2009)

10.21
Promissory Note among Whitestone Centers LLC and Sun Life Assurance Company of Canada dated February 3, 2009 (previously filed and incorporated by reference to Exhibit 10.2 to Whitestone REIT's Current Report on Form 8-K, filed February 10, 2009)

10.22
Promissory Note among Whitestone Centers LLC and Sun Life Assurance Company of Canada dated February 3, 2009 (previously filed and incorporated by reference to Exhibit 10.3 to Whitestone REIT's Current Report on Form 8-K, filed February 10, 2009)

10.23
Promissory Note among Whitestone Centers LLC and Sun Life Assurance Company of Canada dated February 3, 2009 (previously filed and incorporated by reference to Exhibit 10.4 to Whitestone REIT's Current Report on Form 8-K, filed February 10, 2009)

Whitestone REIT Operating Partnership, L.P. and Subsidiaries

Index to Exhibits

Exhibit No.	Description

10.24
Purchase, Sale and Contribution Agreement between Whitestone REIT Operating Partnership, L.P. and Bank One, Chicago, NA, as trustee for Midwest Development Venture IV dated December 18, 2008 (previously filed and incorporated by reference to Exhibit 10.8 to Whitestone REIT's Quarterly Report on Form 10-Q, filed on May 15, 2009)

10.25+
Grant Agreement for Restricted Shares between Whitestone REIT and Daryl J. Carter (previously filed and incorporated by reference to Exhibit 10.9 to Whitestone REIT's Quarterly Report on Form 10-Q, filed on May 15, 2009)

10.26+
Grant Agreement for Restricted Shares between Whitestone REIT and Daniel G. DeVos (previously filed and incorporated by reference to Exhibit 10.10 to Whitestone REIT's Quarterly Report on Form 10-Q, filed on May 15, 2009)

10.27+
Grant Agreement for Restricted Shares between Whitestone REIT and Donald F. Keating (previously filed and incorporated by reference to Exhibit 10.11 Whitestone REIT's Quarterly Report on Form 10-Q, filed on May 15, 2009)

10.28+
Grant Agreement for Restricted Shares between Whitestone REIT and Jack L.Mahaffey (previously filed and incorporated by reference to Exhibit 10.12 to Whitestone REIT's Quarterly Report on Form 10-Q, filed on May 15, 2009)

10.29+
Grant Agreement for Restricted Shares between Whitestone REIT and Chris A.Minton (previously filed and incorporated by reference to Exhibit 10.13 to Whitestone REIT's Quarterly Report on Form 10-Q, filed on May 15, 2009)

10.30
Promissory Note dated September 10, 2010 between Whitestone REIT Operating Company IV LLC and MidFirst Bank (previously filed and incorporated by reference to Exhibit 10.1 to Whitestone REIT's Current Report on Form 8-K, filed September 16, 2010)

10.31
Modification of Promissory Note dated September 10, 2010 between Whitestone REIT Operating Company IV LLC and MidFirst Bank (previously filed and incorporated by reference to Exhibit 10.2 to Whitestone REIT's Current Report on Form 8-K, filed September 16, 2010)

10.32
Limited Guarantee dated September 10, 2010 between Whitestone REIT Operating Company IV LLC and MidFirst Bank (previously filed and incorporated by reference to Exhibit 10.3 to the Registrant's Current Report on Form 8-K, filed September 16, 2010)

10.33+
First Amendment to the Whitestone REIT 2008 Long-Term Equity Incentive Ownership Plan (previously filed and incorporated by reference to Exhibit 10.30 to Whitestone REIT's Annual Report on Form 10-K, filed March 1, 2011)

21.1*	List of subsidiaries of the Registrant

24.1	Power of Attorney (included on the Signatures page hereto)

31.1*	Certification of Principal Executive Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

31.2*	Certification of Principal Financial Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

32.1*	Certificate of Chief Executive Officer pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

Whitestone REIT Operating Partnership, L.P. and Subsidiaries

Index to Exhibits

Exhibit No.	Description

32.2*	Certificate of Chief Financial Officer pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

________________________

*   Filed herewith.

+   Denotes management contract or compensatory plan or arrangement.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10-Q

(Mark One)
[x]	QUARTERLY REPORT PURSUANT TO SECTION 13 or 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended June 30, 2011

OR

[ ]	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from ____________ to ____________

Commission file number 000-53966
WHITESTONE REIT OPERATING PARTNERSHIP, L.P.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	76-0594968
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

2600 South Gessner, Suite 500 Houston, Texas	77063
(Address of Principal Executive Offices)	(Zip Code)

(713) 827-9595
(Registrant's Telephone Number, Including Area Code)

N/A
(Former name, former address and former fiscal year, if changed since last report)

Indicate by check mark whether the registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.  ☒Yes     ☐No

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§ 232.405) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).
☒Yes    ☐No

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐                                                                                           Accelerated filer ☐
Non-accelerated filer (Do not check if a smaller reporting company) ☒           Smaller reporting company ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). ☐Yes   ☒ No

PART I - FINANCIAL INFORMATION

PART II - OTHER INFORMATION

PART I. FINANCIAL INFORMATION
Item 1. Financial Statements

Whitestone REIT Operating Partnership, L.P. and Subsidiaries
CONSOLIDATED BALANCE SHEETS
(in thousands, except unit data)

	June 30,	December 31,
	2011	2010
	(unaudited)
ASSETS
Real estate assets, at cost:
Property	$213,889	$203,223
Accumulated depreciation	(42,185)	(38,989)
Net operating real estate assets	171,704	164,234
Real estate assets held-for-sale, net	1,168	1,164
Total real estate assets	172,872	165,398
Cash and cash equivalents	57,776	17,591
Marketable securities	9,381	—
Escrows and acquisition deposits	2,491	4,385
Accrued rents and accounts receivable, net of allowance for doubtful accounts	4,998	4,691
Unamortized lease commissions and loan costs	3,684	3,574
Prepaid expenses and other assets	840	746
Other assets - discontinued operations	86	60
Total assets	$252,128	$196,445
LIABILITIES AND PARTNERS' CAPITAL
Liabilities:
Notes payable	$103,050	$100,941
Accounts payable and accrued expenses	5,825	7,208
Tenants' security deposits	1,824	1,768
Distributions payable	3,647	2,133
Other liabilities - discontinued operations	68	112
Total liabilities	114,414	112,162
Commitments and contingencies:
Partners' Capital:
General Partner, 10,860,344 and 5,550,374 units outstanding as of June 30, 2011 and
December 31, 2010, respectively	117,381	62,708
Limited Partners, 1,814,569 units outstanding as of June 30, 2011 and
December 31, 2010	20,542	21,575
Accumulated other comprehensive loss	(209)	—
Total partners' capital	137,714	84,283
Total liabilities and partners' capital	$252,128	$196,445

See accompanying notes to Consolidated Financial Statements

Whitestone REIT Operating Partnership, L.P. and Subsidiaries
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(Unaudited)
(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Property revenues
Rental revenues	$6,657	$6,369	$13,279	$12,721
Other revenues	1,338	1,397	2,711	2,659
Total property revenues	7,995	7,766	15,990	15,380

Property expenses
Property operation and maintenance	1,966	2,106	3,883	3,862
Real estate taxes	1,096	889	2,108	2,030
Total property expenses	3,062	2,995	5,991	5,892

Other expenses (income)
General and administrative	1,778	1,272	3,242	2,472
Depreciation and amortization	1,961	1,745	3,936	3,465
Interest expense	1,445	1,402	2,847	2,809
Interest, dividend and other investment income	(55)	(5)	(115)	(12)
Total other expense	5,129	4,414	9,910	8,734

Income (loss) from continuing operations before loss on disposal of
assets and income taxes	(196)	357	89	754

Provision for income taxes	(58)	(102)	(110)	(155)
Loss on sale or disposal of assets	—	(8)	(18)	(41)

Income (loss) from continuing operations	(254)	247	(39)	558

Income from discontinued operations	16	8	47	32

Net income (loss)	$(238)	$255	$8	$590

See accompanying notes to Consolidated Financial Statements

Whitestone REIT Operating Partnership, L.P. and Subsidiaries
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(Unaudited)
(in thousands, except per unit data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010

Earnings per unit - basic
Income (loss) from continuing operations attributable to unitholders
excluding amount attributable to unvested restricted shares	$(0.02)	$0.05	$(0.01)	$0.11
Income from discontinued operations attributable to unitholders	—	—	0.01	0.01
Net income (loss) attributable to unitholders excluding amounts
attributable to unvested restricted shares	$(0.02)	$0.05	$—	$0.12

Earnings per unit - diluted
Income (loss) from continuing operations attributable to unitholders
excluding amount attributable to unvested restricted shares	$(0.02)	$0.05	$(0.01)	$0.11
Income from discontinued operations attributable to unitholders	—	—	0.01	0.01
Net income (loss) attributable to unitholders excluding amounts
attributable to unvested restricted shares	$(0.02)	$0.05	$—	$0.12

Weighted average number of units outstanding:
Basic	10,399	4,975	8,890	4,955
Diluted	10,399	4,993	8,890	4,994

Distributions declared per unit	$0.2850	$0.2850	$0.5700	$0.6225

Consolidated Statements of Comprehensive Income (Loss)

Net income (loss)	$(238)	$255	$8	$590

Other comprehensive gain (loss):

Unrealized loss on available-for-sale marketable securities	(209)	—	(209)	—

Comprehensive income (loss)	$(447)	$255	$(201)	$590

See accompanying notes to Consolidated Financial Statements

Whitestone REIT Operating Partnership, L.P. and Subsidiaries
CONSOLIDATED STATEMENT OF CHANGES IN PARTNERS' CAPITAL
For the Six Months Ended June 30, 2011
(Unaudited)
(in thousands)

					Accumulated
	General	General	Limited	Limited	Other	Total
	Partner's	Partner's	Partners'	Partners'	Comprehensive	Partners'
	Units	Capital	Units	Capital	Loss	Capital

Balance, December 31, 2010	5,550	$62,708	1,815	21,575	$—	$84,283

Issuance of OP Units	5,310	59,761	—	—	—	59,761

Share-based compensation	—	57	—	—	—	57

Distributions	—	(5,152)	—	(1,034)	—	(6,186)

Unrealized loss on change in fair value of
available-for-sale marketable securities	—	—	—	—	(209)	(209)

Net income	—	7	—	1	—	8

Balance, June 30, 2011	10,860	$117,381	1,815	20,542	$(209)	$137,714

See accompanying notes to Consolidated Financial Statements

Whitestone REIT Operating Partnership, L.P. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(in thousands)

	Six Months Ended June 30,
	2011	2010
Cash flows from operating activities:
Income (loss) from continuing operations	$(39)	$558
Income from discontinued operations	47	32
Net income	8	590
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,936	3,465
Gain on sale of marketable securities	(38)	—
Loss on sale or disposal of assets	18	41
Bad debt expense	214	206
Share-based compensation	155	143
Changes in operating assets and liabilities:
Escrows and acquisition deposits	1,986	2,006
Accrued rent and accounts receivable	(518)	(204)
Unamortized lease commissions and loan costs	(401)	(362)
Prepaid expenses and other assets	496	265
Accounts payable and accrued expenses	(1,721)	(2,374)
Tenants' security deposits	56	36
Net cash provided by operating activities	4,144	3,780
Net cash provided by operating activities of discontinued operations	4	38

Cash flows from investing activities:
Additions to real estate	(2,035)	(929)
Real estate acquisitions	(8,650)	—
Investments in marketable securities	(10,461)	—
Proceeds from sales of marketable securities	909	—
Net cash used in investing activities	(20,237)	(929)
Net cash used in investing activities of discontinued operations	(31)	—

Cash flows from financing activities:
Distributions paid to OP unit holders	(4,767)	(3,558)
Proceeds from issuance of OP Units	60,066	—
Proceeds from notes payable	2,905	—
Repayments of notes payable	(1,540)	(1,447)
Payments of loan origination costs	(359)	—
Repurchase of common shares	—	(249)
Net cash provided by (used in) financing activities	56,305	(5,254)

Net increase (decrease) in cash and cash equivalents	40,185	(2,365)
Cash and cash equivalents at beginning of period	17,591	6,275
Cash and cash equivalents at end of period	$57,776	$3,910

See accompanying notes to Consolidated Financial Statements

Whitestone REIT Operating Partnership, L.P. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(in thousands)

	Six Months Ended June 30,
	2011	2010

Supplemental disclosure of cash flow information:
Cash paid for interest	$2,838	$2,872
Cash paid for taxes	215	262

Non cash Investing and financing activities:
Disposal of fully depreciated real estate	$21	$437
Financed insurance premiums	649	502
Accrued offering costs	305	666
Change in fair value of available-for-sale securities	(209)	—

See accompanying notes to Consolidated Financial Statements

WHITESTONE REIT OPERATING PARTNERSHIP, L.P. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2011
(Unaudited)

The use of the words “we,” “us,” “our,” the "Operating Partnership" or the “Partnership” refers to Whitestone REIT Operating Partnership, L.P. and our consolidated subsidiaries, except where the context otherwise requires. The use of the words "Whitestone," "the General Partner," "Management," or the "Company" refers to Whitestone REIT, except where the context otherwise requires.

1.  INTERIM FINANCIAL STATEMENTS

The consolidated financial statements included in this report are unaudited; however, amounts presented in the consolidated balance sheet as of December 31, 2010 are derived from our audited consolidated financial statements at that date.  The unaudited financial statements as of June 30, 2011 have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) for interim financial information on a basis consistent with the annual audited consolidated financial statements and with the instructions to Form 10-Q.

The consolidated financial statements presented herein reflect all adjustments which, in the opinion of management, are necessary for a fair presentation of the financial position of the Partnership and our subsidiaries as of June 30, 2011, and the results of operations for the three and six month periods ended June 30, 2011 and 2010, the consolidated statement of changes in partners' capital for the six month period ended June 30, 2011 and cash flows for the six month periods ended June 30, 2011 and 2010.  All of these adjustments are of a normal recurring nature with the exception of a retroactive restatement of share and unit counts and per share and unit amounts to reflect our 1-for-3 reverse share split in August 2010.  The results of operations for the interim period are not necessarily indicative of the results expected for a full year.  The statements should be read in conjunction with the audited consolidated financial statements and the notes thereto which are included in our Annual Report on Form 10-K for the year ended December 31, 2010.

Business.  Whitestone REIT Operating Partnership, L.P., a Delaware limited partnership, was formed on December 31, 1998 to conduct, together with it subsidiaries, substantially all of the operations for its sole general partner, Whitestone REIT. Whitestone was formed as a real estate investment trust (“REIT”), pursuant to the Texas Real Estate Investment Trust Act on August 20, 1998.  In July 2004, Whitestone changed its state of organization from Texas to Maryland pursuant to a merger of Whitestone directly with and into a Maryland REIT formed for the sole purpose of the reorganization and the conversion of each outstanding common share of beneficial interest of the Texas entity into 1.42857 Class A common shares of beneficial interest (the "Class A common shares") of the Maryland entity.  As the general partner of the Partnership, Whitestone has the exclusive power to manage and conduct the business of the Partnership, subject to certain customary exceptions.  As of June 30, 2011 and December 31, 2010, we owned and operated 40 and 38 commercial properties, respectively, in and around Houston, Dallas, San Antonio, Chicago and Phoenix.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Consolidation.  The accompanying consolidated financial statements include the accounts of the Partnership and its subsidiaries. All net income (loss) is allocated between the General Partner and the limited partners based on the weighted-average percentage ownership of the Partnership during the year. Issuance of additional Class A or Class B common shares of beneficial interest in Whitestone (collectively, the "common shares") and units of limited partnership interest in the Partnership that are convertible into cash or, at Whitestone's option, common shares on a one-for-one basis ("OP Units") changes the ownership interests of both the Partnership and Whitestone.

Basis of Accounting.  Our financial records are maintained on the accrual basis of accounting whereby revenues are recognized when earned and expenses are recorded when incurred.

Use of Estimates.   The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Significant estimates that we use include the estimated fair values of properties acquired, the estimated useful lives for depreciable and amortizable assets and costs, the estimated allowance for doubtful accounts and estimates supporting our impairment analysis for the carrying values of our real estate assets.  Actual results could differ from those estimates.

Reclassifications.  We have reclassified certain prior fiscal year amounts in the accompanying consolidated financial

WHITESTONE REIT OPERATING PARTNERSHIP, L.P. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2011
(Unaudited)

statements in order to be consistent with the current fiscal year presentation.  These reclassifications had no effect on net income or equity.

Marketable Securities. We classify our existing marketable equity securities as available-for-sale in accordance with the Financial Accounting Standards Board's ("FASB") Investments-Debt and Equity Securities guidance. These securities are carried at fair value with unrealized gains and losses reported in partners' capital as a component of accumulated other comprehensive income or loss. The fair value of the marketable securities is determined using Level 1 inputs under FASB Accounting Standards Codification ("ASC") 820, "Fair Value Measurements and Disclosures." Level 1 inputs represent quoted prices available in an active market for identical investments as of the reporting date. Gains and losses on securities sold are based on the specific identification method, and are reported as a component of interest, dividend and other investment income. We recognized a gain on marketable securities sold of approximately $38,000 and $0 for the six months ended June 30, 2011 and 2010, respectively. No gain or loss was recognized for the three months ended June 30, 2011 and 2010. As of June 30, 2011, our investment in available-for-sale marketable securities was approximately $9.4 million, which includes an aggregate unrealized loss of approximately $0.2 million.

Share-Based Compensation.   From time to time, Whitestone awards nonvested restricted common share awards or restricted common share unit awards which may be converted into common shares, to trustees, executive officers and employees under its 2008 Long-Term Equity Incentive Ownership Plan (the “2008 Plan”).  The vast majority of the awarded shares and units vest when certain performance conditions are met.  We recognize compensation expense when achievement of the performance conditions is probable based on Whitestone's most recent estimates using the fair value of the shares as of the grant date.  For the three months ended June 30, 2011 and 2010, we recognized $77,000 and $72,000 in share-based compensation expense, respectively, and for the six months ended June 30, 2011 and 2010, we recognized $155,000 and $143,000, respectively.

See our Annual Report on Form 10-K for the year ended December 31, 2010 for further discussion on significant accounting policies.

Recent Accounting Pronouncements.  There are no new unimplemented accounting pronouncements that are expected to have a material impact on our results of operations, financial position or cash flows.

3. ACCRUED RENT AND ACCOUNTS RECEIVABLE, NET

Accrued rent and accounts receivable, net consists of amounts accrued, billed and due from tenants, allowance for doubtful accounts and other receivables as follows (in thousands):

	June 30, 2011	December 31, 2010

Tenant receivables	$1,547	$1,700
Accrued rent and other recoveries	4,475	4,256
Allowance for doubtful accounts	(1,024)	(1,265)
Total	$4,998	$4,691

4. UNAMORTIZED LEASING COMMISSIONS AND LOAN COSTS

Costs which have been deferred consist of the following (in thousands):

WHITESTONE REIT OPERATING PARTNERSHIP, L.P. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2011
(Unaudited)

	June 30, 2011	December 31, 2010

Leasing commissions	$5,265	$4,939
Deferred financing cost	2,681	2,307
Total cost	7,946	7,246
Less: leasing commissions accumulated amortization	(3,023)	(2,661)
Less: deferred financing cost accumulated amortization	(1,239)	(1,011)
Total cost, net of accumulated amortization	$3,684	$3,574

5. DEBT

Debt consists of the following (in thousands):

Description	June 30, 2011	December 31, 2010
Fixed rate notes
$3.0 million 6.00% Note, due 2021 (1)	$2,995	$—
$10.0 million 6.04% Note, due 2014	9,412	9,498
$1.5 million 6.50% Note, due 2014	1,484	1,496
$11.2 million 6.52% Note, due 2015	10,837	10,908
$21.4 million 6.53% Notes, due 2013	19,838	20,142
$24.5 million 6.56% Note, due 2013	23,817	24,030
$9.9 million 6.63% Notes, due 2014	9,362	9,498
$0.5 million 5.05% Notes, due 2011	344	13
Floating rate note
$26.9 million LIBOR + 2.86% Note, due 2013	24,961	25,356
	$103,050	$100,941

(1)    The 6.00% interest rate is fixed through March 30, 2016. On March 31, 2016 the interest rate will reset to the rate of interest for a five year balloon note with a thirty year amortization as published by the Federal Home Loan Bank.

As of June 30, 2011, our debt was collateralized by 24 properties with a carrying value of $111.6 million.  Our loans contain restrictions that would require the payment of prepayment penalties for the acceleration of outstanding debt and are secured by deeds of trust on certain of our properties and by assignment of certain rents and leases associated with those properties.  As of June 30, 2011, we are in compliance with all loan covenants.

On June 14, 2011, Whitestone, through the Partnership entered into an agreement with Harris Bank, part of BMO Financial Group, effective June 13, 2011 for an unsecured revolving credit facility (the "Facility") with an initial committed amount of $20 million. The Facility is expandable to $75 million and matures two years from closing, with a 12-month extension available upon lender approval. Whitestone will use the Facility for general corporate purposes, including acquisitions and redevelopment of existing properties in our portfolio. As of June 30, 2011, no amounts were drawn on the Facility.

The Facility contains an annual administrative fee of $35,000 and a quarterly commitment fee on the average undrawn balance. If the average undrawn balance is greater than 50% of the commitment, the fee is paid quarterly based on an annual rate of 0.75% of the average undrawn balance. If the average undrawn balance is less than or equal to 50% of the commitment, the fee is paid quarterly based on an annual rate of 0.50% of the average undrawn balance.

Borrowings under the Facility accrue interest (at our option) at either the Eurodollar Loan Rate or the Base Rate, plus the applicable margin as determined from the following table:

WHITESTONE REIT OPERATING PARTNERSHIP, L.P. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2011
(Unaudited)

Total Indebtedness to Total Asset Value Ratio	Base Rate Margin	Eurodollar Loan Margin
Greater than 0.55 to 1.00	3.50%	4.50%
Less than or equal to 0.55 to 1.00, but greater than 0.50 to 1.00	3.25%	4.25%
Less than or equal to 0.50 to 1.00, but greater than 0.45 to 1.00	2.75%	3.75%
Less than or equal to 0.45 to 1.00	2.50%	3.50%

Base Rate means the higher of: (i) (a) the bank's prime commercial rate, (b) the average rate quoted the bank by two or more Federal funds brokers selected by the bank for sale to the bank at face value of Federal funds in the secondary market in an amount equal or comparable to the principal amount for which such rate is being determined, plus (ii) 1/2 of 1%, and (c) the LIBOR rate for such day plus 1.00%.

Eurodollar Loan Rate means LIBOR divided by the Eurodollar Reserve Percentage. The Eurodollar Reserve Percentage means the maximum reserve percentage at which reserves are imposed by the Board of Governors of the Federal Reserve System.
The Facility contains customary terms and conditions, including, without limitation, affirmative and negative covenants, such as information reporting requirements, maximum total indebtedness to total asset value, minimum earnings before interest, tax, depreciation and amortization ("EBITDA") to fixed charges, and maintenance of net worth. The Facility also contains customary events of default with customary cure and notice, including, without limitation, nonpayment, breach of covenant, misrepresentation of representations and warranties in a material respect, cross-default to other major indebtedness, change of control, bankruptcy, and loss of Whitestone's REIT tax status. Whitestone is currently in compliance with these covenants. The financial covenants for the Facility are as follows:

Covenant	Must Be
Total Indebtedness to Total Asset Value (“TAV”)	< 60%
Secured Debt to TAV	<55%
EBITDA to Fixed Charges	>1.65X
Other Recourse Debt to TAV	<10%
Tangible Net Worth (in thousands)	>$120,000
Floating Rate Debt to TAV	<25%
Property NOI to Total Indebtedness	>15%
Cross-Collateralized Secured Debt to TAV	<25%

For a full description of the Facility's covenants refer to the credit agreement dated as of June 13, 2011 filed as an exhibit to the Company's Current Report on Form 8-K dated June 17, 2011.

WHITESTONE REIT OPERATING PARTNERSHIP, L.P. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2011
(Unaudited)

Annual maturities of our debt as of June 30, 2011 are due during the following years (in thousands):

Amount Due
Year	(in thousands)

2011	$1,612
2012	2,639
2013	66,485
2014	19,191
2015	10,315
2016 and thereafter	2,808
Total	$103,050

6.  EARNINGS PER OP UNIT

Basic earnings per OP Unit for the Partnership's unitholders is calculated by dividing income (loss) from continuing operations excluding amounts attributable to unvested restricted shares and income from discontinued operations by the Partnership's weighted-average OP Units outstanding during the period.  Diluted earnings per unit for the Partnership's unitholders is computed by dividing income (loss) from continuing operations excluding amounts attributable to unvested restricted shares and income from discontinued operations by the weighted-average number of OP Units including any dilutive unvested restricted shares.

Certain of Whitestone's performance-based restricted common shares are considered participating securities which require the use of the two-class method for the computation of basic and diluted earnings per unit.  For the three and six months ended June 30, 2011, diluted weighted average OP Units do not include the impact of approximately 13,000 and 16,000 unvested restricted shares, respectively, because the effect of these items on diluted earnings per unit would be anti-dilutive.

For the three and six months ended June 30, 2011, distributions of $53,000 and $108,000, respectively, were made to the holders of certain restricted common shares, $49,000 and $98,000 of which were charged against earnings for the three and six months ended June 30, 2011, respectively.  For the three and six months ended June 30, 2010, distributions of $67,000 and $138,000, respectively, were made to the holders of certain restricted common shares, $62,000 and $123,000 of which were charged against earnings for the three and six months ended June 30, 2010, respectively.  See Note 11 for information related to restricted common shares under the 2008 Plan.

WHITESTONE REIT OPERATING PARTNERSHIP, L.P. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2011
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
(in thousands, except per unit data)
Numerator:
Income (loss) continuing operations	$(254)	$247	$(39)	$558
Dividends paid on unvested restricted shares	(4)	(5)	(10)	(15)
Undistributed earnings attributable to unvested restricted shares	—	—	—	—
Income (loss) from continuing operations excluding amounts
attributable to unvested restricted shares	(258)	242	(49)	543
Income from discontinued operations	16	8	47	32

Net income (loss) excluding amounts attributable to unvested
restricted shares	$(242)	$250	$(2)	$575

Denominator:
Weighted average number of units - basic	10,399	4,975	8,890	4,955
Effect of dilutive securities:
Unvested restricted shares	—	18	—	39
Weighted average number of units - dilutive	10,399	4,993	8,890	4,994

Earnings Per Unit:
Basic:
Income (loss) from continuing operations excluding amounts attributable
to unvested restricted shares	$(0.02)	$0.05	$(0.01)	$0.11
Income from discontinued operations	—	—	0.01	0.01
Net income (loss) excluding amounts attributable to unvested restricted
shares	$(0.02)	$0.05	$—	$0.12
Diluted:
Income (loss) from continuing operations excluding amounts attributable
to unvested restricted shares	$(0.02)	$0.05	$(0.01)	$0.11
Income from discontinued operations	—	—	0.01	0.01
Net income (loss) excluding amounts attributable to unvested restricted
shares	$(0.02)	$0.05	$—	$0.12

7. INCOME TAXES

Federal income taxes are not provided because we are taxed as a partnership and the liability incurred is that of our partners. Federal taxes are not provided for Whitestone because it intends to and believes it qualifies as a REIT under the provisions of the Internal Revenue Code (the "Code") and because it has distributed and intends to continue to distribute all of its taxable income to its shareholders.  Whitestone's shareholders include their proportionate taxable income in their individual tax returns.  As a REIT, Whitestone must distribute at least 90% of its real estate investment trust taxable income to its shareholders and meet certain income sources and investment restriction requirements.  In addition, REITs are subject to a number of organizational and operational requirements.  If Whitestone fails to qualify as a REIT in any taxable year, Whitestone will be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate tax rates.

WHITESTONE REIT OPERATING PARTNERSHIP, L.P. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2011
(Unaudited)

During 2010, Whitestone discovered that it may have inadvertently violated the “5% asset test,” as set forth in Section 856(c)(4)(B)(iii)(I) of the Code, for the quarter ended March 31, 2009 as a result of utilizing a certain cash management arrangement with a commercial bank. If its investment in a commercial paper investment sweep account through such cash management agreement is not treated as cash, and is instead treated as a security of a single issuer for purposes of the “5% asset test,” then it failed the “5% asset test” for the first quarter of its 2009 taxable year. Whitestone believes, however, that if it failed the “5% asset test,” its failure would be considered due to reasonable cause and not willful neglect and, therefore, it would not be disqualified as a REIT for its 2009 taxable year. It would be, however, subject to certain reporting requirements and a tax equal to the greater of $50,000 or 35% of the net income from the commercial paper investment account during the period in which it failed to satisfy the “5% asset test.” The amount of such tax was $50,000, and it paid such tax on April 27, 2010.

If the IRS were to assert that Whitestone failed the “5% asset test” for the first quarter of its 2009 taxable year and that such failure was not due to reasonable cause, and the courts were to sustain that position, Whitestone's status as a REIT would terminate as of December 31, 2008. Whitestone would not be eligible to again elect REIT status until its 2014 taxable year. Consequently, it would be subject to federal income tax on its taxable income at regular corporate rates without the benefit of the dividends-paid deduction, and cash available for distributions to its shareholders and our partners would be reduced.

Taxable income differs from net income for financial reporting purposes principally due to differences in the timing of recognition of interest, real estate taxes, depreciation and rental revenue.

In May 2006, the State of Texas adopted the Texas Margin Tax effective with franchise tax reports filed on or after January 1, 2008. The Texas Margin Tax is computed by applying the applicable tax rate (1% for us) to the profit margin, which generally will be determined for us as total revenue less a 30% standard deduction.  Although House Bill 3 states that the Texas Margin Tax is not an income tax, SFAS No. 109, “Accounting for Income Taxes” (“SFAS No. 109”) which is codified in FASB ASC 740, Income Taxes (“ASC 740”) applies to the Texas Margin Tax.  For the three months ended June 30, 2011 and 2010, we recognized $58,000 and $52,000 in margin tax provision, respectively, and for the six months ended June 30, 2011 and 2010, we recognized $110,000 and $105,000 in margin tax provision, respectively.

8.  RELATED PARTY TRANSACTIONS

Executive Relocation. On July 9, 2010, upon the unanimous recommendation of Whitestone's Compensation Committee, Whitestone entered into an arrangement with Mr. Mastandrea, Whitestone's chief executive officer, with respect to the disposition of his residence in Cleveland, Ohio. Mr. Mastandrea listed the residence in the second half of 2007 and has had no offers. In the meantime, Mr. Mastandrea has continued to pay for security, taxes, insurance and maintenance expenses related to the residence. In May 2010, Whitestone engaged a professional relocation firm to market the home and assist in moving the Mastandrea family to Houston. Since the engagement of the relocation firm, no offers on the home have been received. Under the relocation arrangement, Whitestone will pay Mr. Mastandrea the shortfall, if any, in the amount realized from the sale of the Cleveland residence, below $2,450,000, not to exceed $700,000, plus tax on the amount of such payment at the maximum federal income tax rate. The first $450,000 plus any taxes will be paid in cash. Any amount payable in excess of $450,000 will be paid in Whitestone's common shares at the market value of the shares, as determined in the reasonable judgment of Whitestone's Board of Trustees, as of the time of the sale of the residence.

The common shares payable to Mr. Mastandrea, if any, will be delivered over four consecutive quarters in equal installments. In addition, the arrangement requires Whitestone to continue paying the previously agreed upon cost of housing expenses for the Mastandrea family in Houston, Texas for a period of one year following the date of sale of the residence. Whitestone has previously agreed to reimburse Mr. Mastandrea for out of pocket moving costs including packing, temporary storage, transportation and moving supplies.

9.  PARTNERS' CAPITAL

Under its declaration of trust, as amended, Whitestone has authority to issue up to 50,000,000 Class A common shares of beneficial interest, $0.001 par value per share, up to 350,000,000 Class B common shares of beneficial interest, $0.001 par value per share, and up to 50,000,000 preferred shares of beneficial interest, $0.001 par value per share.

WHITESTONE REIT OPERATING PARTNERSHIP, L.P. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2011
(Unaudited)

Secondary Offering
On May 10, 2011, Whitestone completed the public offering of 5,000,000 Class B common shares and the exercise of the underwriters' over-allotment option to purchase an additional 310,000 Class B common shares. The public offering price was $12 per Class B common share.
Net proceeds, after payment of underwriting commissions and transaction costs, were approximately $59.8 million.
Whitestone contributed the net proceeds from this offering to the Partnership in exchange for a 5,310,000 OP Units, thereby increasing its ownership interest in the Partnership. The Partnership intends to use the net proceeds from the offering (1) to acquire commercial properties in our target markets, directly from owners or by acquiring loans with the intent to acquire the underlying property through foreclosure or deed in lieu of foreclosure within a short period of time, (2) to redevelop and re-tenant existing properties to create Whitestone-branded Community Centered Properties and (3) for general corporate purposes.
Operating Partnership Units

The Partnership conducts substantially all of Whitestone's business. Whitestone is the sole general partner of the Operating Partnership.  As of June 30, 2011, Whitestone owned an 85.7% interest in the Operating Partnership.

Limited partners in the Operating Partnership holding OP Units have the right to convert their OP Units into cash or, at Whitestone's option, Class A common shares at a ratio of one OP Unit for one Class A common share.  Distributions to OP Unit holders are paid at the same rate per unit as dividends per share of Whitestone.  As of June 30, 2011 and December 31, 2010, there were 12,674,913 and 7,364,943 OP Units outstanding, respectively.  Whitestone owned 10,860,344 and 5,550,374 OP Units as of June 30, 2011 and December 31, 2010, respectively. The balance of the OP Units is owned by third parties, including certain of Whitestone's trustees.  Whitestone's weighted-average share ownership in the Partnership was approximately 80.1% and 64.9% for the six months ended June 30, 2011 and June 30, 2010, respectively, and 83.4% and 65.0% for the three months ended June 30, 2011 and June 30, 2010, respectively.

 Dividends and distributions

The following table summarizes the cash distributions paid or payable to holders of OP Units during the four quarters of 2010 and the quarters ended March 31, 2011 and June 30, 2011.

	Whitestone		Limited Partners Other Than Whitestone		Total
Quarter Paid (in thousands, except per unit data)	Distribution Per OP Unit	Total Amount Paid	Distribution Per OP Unit	Total Amount Paid	Total Amount Paid
2011
Second Quarter	$0.2850	$2,121	$0.2850	$515	$2,636
First Quarter	0.2850	1,616	0.2850	515	2,131
Total	$0.5700	$3,737	$0.5700	$1,030	$4,767

2010
Fourth Quarter	$0.2850	$1,616	$0.2850	$514	$2,130
Third Quarter	0.2850	1,203	0.2850	515	1,718
Second Quarter	0.3375	1,176	0.3375	610	1,786
First Quarter	0.3375	1,163	0.3375	610	1,773
Total	$1.2450	$5,158	$1.2450	$2,249	$7,407

10.  COMMITMENTS AND CONTINGENCIES

WHITESTONE REIT OPERATING PARTNERSHIP, L.P. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2011
(Unaudited)

We are subject to various legal proceedings and claims that arise in the ordinary course of business.  These matters are generally covered by insurance.  While the resolution of these matters cannot be predicted with certainty, management believes the final outcome of such matters will not have a material adverse effect on our consolidated financial statements.

Executive Relocation. On July 9, 2010, upon the unanimous recommendation of Whitestone's Compensation Committee, Whitestone entered into an arrangement with Mr. Mastandrea with respect to the disposition of his residence in Cleveland, Ohio. Mr. Mastandrea listed the residence in the second half of 2007 and has had no offers. In the meantime, Mr. Mastandrea has continued to pay for security, taxes, insurance and maintenance expenses related to the residence. In May 2010, Whitestone engaged a professional relocation firm to market the home and assist in moving the Mastandrea family to Houston. Since the engagement of the relocation firm, no offers on the home have been received. Under the relocation arrangement, Whitestone will pay Mr. Mastandrea the shortfall, if any, in the amount realized from the sale of the Cleveland residence, below $2,450,000, not to exceed $700,000, plus tax on the amount of such payment at the maximum federal income tax rate. The first $450,000 plus any taxes will be paid in cash. Any amount payable in excess of $450,000 will be paid in Whitestone's common shares at the market value of the shares, as determined in the reasonable judgment of Whitestone's Board of Trustees, as of the time of the sale of the residence.

The common shares payable to Mr. Mastandrea, if any, will be delivered over four consecutive quarters in equal installments. In addition, the arrangement requires Whitestone to continue paying the previously agreed upon cost of housing expenses for the Mastandrea family in Houston, Texas for a period of one year following the date of sale of the residence. Whitestone has previously agreed to reimburse Mr. Mastandrea for out of pocket moving costs including packing, temporary storage, transportation and moving supplies.

11.  INCENTIVE SHARE PLAN

On July 29, 2008, Whitestone's shareholders approved the 2008 Long-Term Equity Incentive Ownership Plan (the “2008 Plan”). On December 22, 2010, Whitestone's Board of Trustees amended the 2008 Plan to allow for awards in or related to Class B common shares pursuant to the 2008 Plan. The 2008 Plan, as amended, provides that awards may be made with respect to Class B common shares of Whitestone or units of the Operating Partnership, which may be converted into Class A common shares of Whitestone. The maximum aggregate number of Class B common shares that may be issued under the 2008 Plan is increased upon each issuance of Class A or Class B common shares by Whitestone (including issuances pursuant to the 2008 Plan) so that at any time the maximum number of shares that may be issued under the 2008 Plan shall equal 12.5% of the aggregate number of Class A and Class B common shares of Whitestone and units of the Operating Partnership issued and outstanding (other than treasury shares and/or units issued to or held by Whitestone).

The Compensation Committee of Whitestone’s Board of Trustees administers the 2008 Plan, except with respect to awards to non-employee trustees, for which the 2008 Plan is administered by Whitestone’s Board of Trustees.  The Compensation Committee is authorized to grant stock options, including both incentive stock options and non-qualified stock options, as well as stock appreciation rights, either with or without a related option. The Compensation Committee is also authorized to grant restricted Class B common shares, restricted Class B common share units, performance awards and other share-based awards.

On January 6, 2009, the Compensation Committee, pursuant to the 2008 Plan, granted to certain of Whitestone's officers restricted Class A common shares and restricted Class A common share units subject to certain restrictions. The restricted Class A common shares and restricted Class A common share units will vest based on certain performance goals (as specified in the award agreement). The grantee is the record owner of the restricted Class A common shares and has all rights of a shareholder with respect to the restricted Class A common shares, including the right to vote the restricted Class A common shares and to receive dividends and distributions with respect to the restricted Class A common shares. The grantee has no rights of a Whitestone shareholder with respect to the restricted Class A common share units, including no right to vote the restricted Class A common share units and no right to receive current dividends and distributions with respect to the restricted Class A common share units until the restricted Class A common share units are fully vested and convertible to Class A common shares of Whitestone.

A summary of the share-based incentive plan activity as of and for the six months ended June 30, 2011 is as follows:

WHITESTONE REIT OPERATING PARTNERSHIP, L.P. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2011
(Unaudited)

	Shares	Weighted-Average Grant Date Fair Value (1)
Non-vested at January 1, 2011	522,441	$12.48
Granted	—	—
Vested	(5,169)	15.45
Forfeited	(6,523)	11.15
Non-vested at June 30, 2011	510,749	$12.46
Available for grant at June 30, 2011	1,238,908

(1)    The fair value of the Class A common shares granted were determined based on observable market transactions occurring near the date of the grants.

A summary of Whitestone's nonvested and vested shares activity for the six months ended June 30, 2011 and years ended December 31, 2010, and 2009 is presented below:

	Shares Granted		Shares Vested
	Non-Vested Shares Issued	Weighted-Average Grant-Date Fair Value	Vested Shares	Total Vest-Date Fair Value
				(in thousands)
Six months ended June 30, 2011	—	$—	(5,169)	$80
Year ended December 31, 2010	31,858	14.09	(55,699)	695
Year ended December 31, 2009	600,731	12.37	—	—

Total compensation recognized in earnings for share-based payments was $69,000 and $47,000 for the three months ended June 30, 2011 and June 30, 2010, respectively, and $139,000 and $110,000 for the six months ended June 30, 2011 and June 30, 2010, respectively, which represents achievement of the first performance-based target and anticipated vesting of certain restricted shares with time-based vesting.  With our current asset base, Whitestone's management does not expect to achieve the next performance-based target.  Should we increase our asset base, Whitestone's management may achieve the next performance-based target.  As of June 30, 2011, there was no unrecognized compensation cost related to outstanding nonvested performance-based shares based on management's current estimates. As of June 30, 2011, there was approximately $154,000 in unrecognized compensation cost related to outstanding nonvested time-based shares which are expected to be recognized over a weighted-average period of approximately two years. The fair value of the shares granted during the years ended December 31, 2010 and 2009 was determined based on observable market transactions occurring near the date of the grants.

12. GRANTS TO TRUSTEES
On March 25, 2009, each of Whitestone's independent trustees was granted 1,667 restricted Class A common shares which vest in equal installments in 2010, 2011, and 2012. During the six months ended June 30, 2011, 2,224 of these restricted shares vested. These restricted shares were granted pursuant to individual grant agreements and not pursuant to Whitestone's 2008 Plan.
The 8,333 Class A common shares granted to Whitestone's independent trustees had a weighted average grant date fair value of $14.81 per share, resulting in total unrecognized compensation cost of approximately $24,000 as of June 30, 2011, which is expected to be recognized over a weighted-average period of approximately one year. The fair value of the shares granted during 2009 was determined based on observable market transactions occurring near the date of the grants.

13. SEGMENT INFORMATION

Historically, management has not differentiated results of operations by property type or location and therefore does

WHITESTONE REIT OPERATING PARTNERSHIP, L.P. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2011
(Unaudited)

not present segment information.

14. REAL ESTATE

Property Acquisitions. On June 28, 2011, we acquired Gilbert Tuscany Village, a property that meets our Community Centered Property strategy, containing 49,415 leasable square feet, located in Gilbert, Arizona for approximately $5.0 million in cash and net prorations. Gilbert Tuscany Village is surrounded by densely populated, high-end residential developments and is located approximately one mile from Banner Gateway Medical Center, a 60-acre medical complex that is partnering with MD Anderson to add a new 120,000 square foot cancer outpatient center.

On April 13, 2011, we acquired Desert Canyon Shopping Center, a property that meets our Community Centered Property strategy, for approximately $3.65 million in cash and net prorations. The center contains 62,533 leasable square feet, inclusive of 12,960 square feet leased to two tenants under ground leases, and is located in Mcdowell Mountain Ranch in northern Scottsdale, Arizona. Situated at a prime intersection at East McDowell Mountain Ranch Road and 105th Street, Desert Canyon is the nearest retail and office space to McDowell Mountain Elementary and Junior High Schools. Located adjacent to the Sonora Mountain Desert Preserve, a lighted trail and jogging path wind directly into the Desert Canyon site and provide access from the surrounding upscale residential neighborhoods.

Discontinued Operations. On July 22, 2011, we sold Greens Road Plaza, located in Houston, Texas, for $1,750,000 in cash and net prorations. We expect to reinvest the proceeds from the sale of the 20,607 square foot property located in Northeast Houston in acquisitions of Community Centered Properties in its target markets in Arizona, Texas, and Illinois. As a result of the transaction, we have identified the financial results for the three and six months ended June 30, 2011.

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2011	2010	2011	2010
Property revenues
Rental revenues	$48	$38	$97	$90
Other revenues	27	28	69	71
Total property revenues	75	66	166	161

Property expenses
Property operation and maintenance	32	39	69	84
Real estate taxes	12	5	20	16
Total property expenses	44	44	89	100

Other expenses (income)
General and administrative	—	—	—	—
Depreciation and amortization	15	14	29	28
Total other expense	15	14	29	28

Income before loss on disposal of assets and income taxes	16	8	48	33

Provision for income taxes	—	—	(1)	(1)
Loss on sale or disposal of assets	—	—	—	—

Income from discontinued operations	$16	$8	$47	$32

WHITESTONE REIT OPERATING PARTNERSHIP, L.P. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2011
(Unaudited)

15. SUBSEQUENT EVENTS

On July 22, 2011, we sold Greens Road Plaza, located in Houston, Texas, for $1,750,000 in an all-cash transaction. We expect to reinvest the proceeds from the sale of the 20,607 square foot property located in Northeast Houston in acquisitions of Community Centered Properties in its target markets in Arizona, Texas, and Illinois.

On August 8, 2011, we acquired Terravita Marketplace, a property that meets our Community Centered Property strategy, containing 102,733 leasable square feet, inclusive of 51,434 square feet leased to two tenants under ground leases. Terravita Marketplace, which is located in North Scottsdale, Arizona was purchased for approximately $16.1 million in cash and net prorations. Terravita Marketplace is surrounded by the gated golf course residential community of Terravita. Additionally, the Center provides retail goods and services to the North Scottsdale and Carefree high-end trade area that includes several other affluent communities including Whispering Rock Estates, Desert Mountain and the Boulders Community.

Item 2.  Management's Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion of our financial condition and results of operations in conjunction with our unaudited consolidated financial statements and the notes thereto included in this quarterly report on Form 10-Q (the “Report”), and the consolidated financial statements and the notes thereto and Management's Discussion and Analysis of Financial Condition and Results of Operations contained in our Annual Report on Form 10-K for the year ended December 31, 2010.  For more detailed information regarding the basis of presentation for the following information, you should read the notes to the unaudited consolidated financial statements included in this Report.

This Report contains forward-looking statements within the meaning of the federal securities laws, including discussion and analysis of our financial condition, anticipated capital expenditures required to complete projects, amounts of anticipated cash distributions to our unitholders in the future and other matters.  These forward-looking statements are not historical facts but are the intent, belief or current expectations of management based on its knowledge and understanding of our business and industry.  Forward-looking statements are typically identified by the use of terms such as “may,” “will,” “should,” “potential,” “predicts,” “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates” or the negative of such terms and variations of these words and similar expressions, although not all forward-looking statements include these words.  These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements.

Forward-looking statements that were true at the time made may ultimately prove to be incorrect or false.  You are cautioned not to place undue reliance on forward-looking statements, which reflect management's view only as of the date of this Report.  We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.  Factors that could cause actual results to differ materially from any forward-looking statements made in this Report include:

•	the imposition of federal taxes if Whitestone fails to qualify as a REIT in any taxable year or forego an opportunity to ensure REIT status;

•	uncertainties related to the national economy, the real estate industry in general and in our specific markets;

•	legislative or regulatory changes, including changes to laws governing REITs;

•	adverse economic or real estate developments in Texas, Arizona or Illinois;

•	increases in interest rates and operating costs;

•	inability to obtain necessary outside financing;

•	decreases in rental rates or increases in vacancy rates;

•	litigation risks;

•	lease-up risks;

•	inability to renew tenant or obtain new tenants upon the expiration of existing leases;

•	inability to generate sufficient cash flows due to market conditions, competition, uninsured losses, changes in tax or other applicable laws; and

•	the potential need to fund tenant improvements or other capital expenditures out of operating cash flow.

The forward-looking statements should be read in light of these factors and the factors identified in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2010, as previously filed with the Securities and Exchange Commission (the “SEC”).

Overview

We are a Delaware limited partnership formed in 1998 and a majority-owned subsidiary of Whitestone, a fully integrated real estate company that owns and operates Community Centered Properties in culturally diverse markets in major metropolitan areas.  We define Community Centered Properties as visibly located properties in established or developing culturally diverse neighborhoods in our target markets.  Also founded in 1998, Whitestone, our general partner, is internally managed with a portfolio of commercial properties in Texas, Arizona and Illinois.

In October 2006, Whitestone's current management team joined Whitestone and adopted a strategic plan to acquire, redevelop, own and operate Community Centered Properties.  Management markets, leases, and manages our centers to match tenants with the shared needs of the surrounding neighborhood.  Those needs may include specialty retail, grocery, restaurants and medical, educational and financial services.  Our goal is for each property to become a Whitestone-branded business center or retail community that serves a neighboring five-mile radius around our property.  Whitestone employs and develops a diverse group of associates who understand the needs of our multicultural communities and tenants.

As of June 30, 2011, we owned and operated 40 commercial properties consisting of:

Operating Portfolio

•	eighteen retail centers containing approximately 1.2 million square feet of leasable space and having a total carrying amount (net of accumulated depreciation) of $69.7 million;

•	seven office centers containing approximately 0.6 million square feet of leasable space and having a total carrying amount (net of accumulated depreciation) of $44.4 million;

•	eleven office/flex centers containing approximately 1.2 million square feet of leasable space and having a total carrying amount (net of accumulated depreciation) of $41.1 million; and
Redevelopment, New Acquisitions Portfolio

•	four retail Community Centered properties containing approximately 0.3 million square feet of leasable space and having a total carrying amount (net of accumulated depreciation) of $17.7 million.
As of June 30, 2011, we had a total of 813 tenants.  We have a diversified tenant base with our largest tenant comprising only 1.9% of our annualized rental revenues for the six months ended June 30, 2011.  Lease terms for our properties range from less than one year for smaller tenants to over 15 years for larger tenants.  Our leases generally include minimum monthly lease payments and tenant reimbursements for payment of taxes, insurance and maintenance.  We completed 157 new and renewal leases during the six months ended June 30, 2011 totaling approximately 484,000 square feet and approximately $19.8 million in total lease value.  This compares to 137 new and renewal leases totaling approximately 326,000 square feet and approximately $14.6 million in total lease value during the same period in 2010.

As of June 30, 2011, we had no employees and Whitestone employed 56 full-time employees. As an internally managed REIT, Whitestone bears its own expenses of operations, including the salaries, benefits and other compensation of its employees, office expenses, legal, accounting and investor relations expenses and other overhead costs. As the management and employees of Whitestone work for the benefit of the Operating Partnership, the costs and expenses of Whitestone have been presented in this Report in a manner consistent with Whitestone's presentation in its Form 10-Q for the period ended June 30, 2011.

How We Derive Our Revenue

Substantially all of our revenue is derived from rents received from leases at our properties. We had rental income and tenant reimbursements of approximately $8.0 million for the three months ended June 30, 2011 as compared to $7.8 million for the three months ended June 30, 2010, an increase of $0.2 million, or 3%.  Rental income and tenant reimbursements for the six months ended June 30, 2011 and 2010 were approximately $16.0 million and $15.4 million, respectively, an increase of $0.6 million, or 4%. Revenue for the three and six months ended June 30, 2011 included approximately $0.4 million and $0.5 million, respectively, in revenue from properties acquired subsequent to June 30, 2010. A decrease in the average annual revenue rate of approximately $0.51 per square foot accounted for a decrease in same store tenant rental and reimbursement revenues of approximately $0.2 million for the three months ended June 30, 2011 as compared to the three months ended June 30, 2010.  Same store tenant rental and reimbursement revenues increased approximately $0.1 million for the six months ended June 30, 2011 as compared to the six months ended June 30, 2010. The increase was driven by a higher occupancy rate. Our Operating Portfolio Occupancy Rate as of June 30, 2011 was 84%, as compared to 82% as of June 30, 2010. We define Operating Portfolio Occupancy Rate as physical occupancy on all properties, excluding (i) new acquisitions, through the earlier of attainment of 90% occupancy or 18 months of ownership, and (ii) properties which are undergoing significant redeveloping or re-tenanting.

Known Trends in Our Operations; Outlook for Future Results

Rental Income

We expect our rental income to increase year-over-year due to the addition of properties. The amount of net rental income generated by our properties depends principally on our ability to maintain the occupancy rates of currently leased space and to lease currently available space, newly acquired properties with vacant space, and space available from unscheduled lease terminations. The amount of rental income we generate also depends on our ability to maintain or increase rental rates in our submarkets. Negative trends in one or more of these factors could adversely affect our rental income in future periods, although we expect modest continued improvement in the overall economy in Houston to provide slight increases in occupancy at certain of our properties.

Scheduled Lease Expirations

We tend to lease space to smaller businesses that desire shorter term leases. As of June 30, 2011, approximately 24% of our gross leasable square footage is subject to leases that expire prior to December 31, 2012.  Over the last two years we have renewed approximately 75% of our square footage expiring as a result of lease maturities. We routinely seek to renew leases with our existing tenants prior to their expiration and typically begin discussions with tenants as early as 18 months prior to the expiration date of the existing lease.  While our early renewal program and other leasing and marketing efforts target these expiring leases, we work toward re-leasing most of that space prior to expiration of the leases. In the markets in which we operate, we obtain and analyze market rental rates by reviewing third-party publications, which provide market and submarket rental rate data, and by inquiry of property owners and property management companies as to rental rates being quoted at properties located in close proximity to our properties and which we believe display similar physical attributes as our nearby properties. We use this data to negotiate leases with new tenants and renew leases with our existing tenants at rates we believe to be competitive in the markets for our individual properties. Due to the short term nature of our leases, and based upon our analysis of market rental rates, we believe that, in the aggregate, our current leases are at market rates.  The aggregate average rental rate per square foot on leases which expire prior to December 31, 2011 is slightly lower than the aggregate average rental rates per square foot of our total portfolio.  As such, we expect to renew these expiring leases at rates which are at, or near, their current rates. Market conditions, including new supply of properties, and macroeconomic conditions in Houston and nationally affecting tenant income, such as employment levels, business conditions, interest rates, tax rates, fuel and energy costs and other matters, could adversely impact our renewal rate and/or the rental rates we are able to negotiate. We continue to monitor our tenants' operating performances as well as overall economic trends to evaluate any future negative impact on our renewal rates and rental rates, which could adversely affect our cash flow and ability to pay distributions to our unitholders.

Acquisitions

We expect to actively seek acquisitions in the foreseeable future. We believe that over the next few years we will continue to have excellent opportunities to acquire quality properties at historically attractive prices. Our General Partner has extensive relationships with community banks, attorneys, title companies and others in the real estate industry which we believe will enable us to take advantage of these market opportunities and maintain an active acquisition pipeline.

Property Acquisitions

We seek to acquire commercial properties in high-growth markets. Our acquisition targets are properties that fit our Community Centered Properties strategy.  We define Community Centered Properties as visibly located properties in established or developing, culturally diverse neighborhoods in our target markets, primarily in and around Phoenix, Chicago, Dallas, San Antonio and Houston.  Management markets, leases and manages our centers to match tenants with the shared needs of the surrounding neighborhood.  Those needs may include specialty retail, grocery, restaurants, medical, educational and financial services.  Our goal is for each property to become a Whitestone-branded business center or retail community that serves a neighboring five-mile radius around our property.

On June 28, 2011, we acquired Gilbert Tuscany Village, a property that meets our Community Centered Property strategy, containing 49,415 leasable square feet, located in Gilbert, Arizona for approximately $5.0 million in cash and net prorations. Gilbert Tuscany Village is surrounded by densely populated, high-end residential developments and is located approximately one mile from Banner Gateway Medical Center, a 60-acre medical complex that is partnering with MD Anderson to add a new 120,000 square foot cancer outpatient center.

On April 13, 2011, we acquired Desert Canyon Shopping Center, a property that meets our Community Centered Property strategy, for approximately $3.65 million in cash and net prorations. The center contains 62,533 leasable square feet, inclusive of 12,960 square feet leased to two tenants under ground leases, and is located in Mcdowell Mountain Ranch in northern Scottsdale, Arizona. Situated at a prime intersection at East McDowell Mountain Ranch Road and 105th Street, Desert Canyon is the nearest retail and office space to McDowell Mountain Elementary and Junior High Schools. Located adjacent to the Sonora Mountain Desert Preserve, a lighted trail and jogging path wind directly into the Desert Canyon site and provide access from the surrounding upscale residential neighborhoods.

In November 2010, we acquired MarketPlace at Central, a property that meets our Community Centered Property strategy, containing 111,130 leasable square feet, located in central Phoenix, Arizona for approximately $6.4 million in cash and net prorations. The property is situated in an ideal location across the street from John C. Lincoln Hospital, the major employer in the area, and within a quarter mile from Sunnyslope High School.

In September 2010, we acquired The Citadel, a property that meets our Community Centered Property strategy, containing 28,547 leasable square feet located in Scottsdale, Arizona for approximately $2.2 million in cash and net prorations. The property is strategically located at a prime intersection at Pinnacle Peak and Pima Roads.

Property Dispositions

We did not dispose of any properties during the three months ended June 30, 2011. On July 22, 2011, the Company sold Greens Road Plaza, located in Houston, Texas, for $1,750,000 in cash and net prorations. The Company expects to reinvest the proceeds from the sale of the 20,607 square foot property located in Northeast Houston in acquisitions of Community Centered Properties in its target markets in Arizona, Texas, and Illinois.

Critical Accounting Policies

In preparing the consolidated financial statements, we have made estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reported periods. Actual results may differ from these estimates.  A summary of our critical accounting policies is included in our Form 10-K for the year ended December 31, 2010, under Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations.  There have been no significant changes to these policies during the three and six months ended June 30, 2011.  For disclosure regarding any recent accounting pronouncements and the anticipated impact they will have on our operations, please refer to Note 2 of the unaudited financial statements.

Results of Operations

Comparison of the Three Month Periods Ended June 30, 2011 and 2010

The following table provides a general comparison of our results of operations for the three months ended June 30, 2011 and June 30, 2010:

	Three Months Ended June 30,
	2011	2010
Number of properties owned and operated	40	36
Aggregate gross leasable area (sq. ft.)(1)	3,273,968	3,014,264
Ending occupancy rate - operating portfolio(2)	84%	82%
Ending occupancy rate - all properties	81%	82%

Total property revenues	$7,995	$7,766
Total property expenses	3,062	2,995
Total other expenses	5,129	4,414
Provision for income taxes	58	102
Loss on disposal of assets	—	8
Income (loss) from continuing operations	(254)	247
Income from discontinued operations	16	8
Net income (loss)	$(238)	$255

Funds from operations (3)	$1,589	$1,895
Property net operating income (4)	4,949	4,779
Distributions paid on OP Units	2,636	1,785
Per OP Unit	$0.2850	$0.3375
Distributions paid as a percentage of funds from operations	166%	94%

(1)     During the first quarter of 2010, we concluded that approximately 25,000 square feet at our Kempwood Plaza and Centre South locations were no longer leasable, therefore such area is no longer included in the gross leasable area.
(2)     Excludes (i) new acquisitions, through the earlier of attainment of 90% occupancy or 18 months of ownership, and (ii) properties which are undergoing significant redevelopment or re-tenanting.
(3)     For a reconciliation of funds from operations to net income, see "Funds From Operations" below.
(4)     For a reconciliation of property net operating income to net income, see "Property Net Operating Income" below.

Property revenues.  We had rental income and tenant reimbursements of approximately $8.0 million for the three months ended June 30, 2011 as compared to $7.8 million for the three months ended June 30, 2010, an increase of $0.2 million, or 3%.  Revenue for the three months ended June 30, 2011 included approximately $0.4 million in revenue from properties acquired subsequent to June 30, 2010. A decrease in the average annual revenue rate of approximately $0.51 per square foot accounted for a decrease in same store tenant rental and reimbursement revenues of approximately $0.2 million for the three months ended June 30, 2011 as compared to the three months ended June 30, 2010.

Property expenses.  Our property expenses were approximately $3.1 million and $3.0 million for the three months ended June 30, 2011 and 2010, respectively, an increase of $0.1 million, or 2%.  The primary components of total property expenses are detailed in the table below (in thousands):

	Three Months Ended June 30,		Increase /	% Increase /
	2011	2010	(Decrease)	(Decrease)
Real estate taxes	$1,096	$889	$207	23%
Utilities	583	551	32	6%
Contract services	547	543	4	1%
Repairs and maintenance	250	306	(56)	(18)%
Bad debt	147	190	(43)	(23)%
Labor and other	439	516	(77)	(15)%
Total property expenses	$3,062	$2,995	$67	2%

Real estate taxes.  Real estate taxes increased $207,000, or 23%, during the three months ended June 30, 2011 as compared to the same period in 2010. Real estate taxes for properties added subsequent to June 30, 2010 were approximately $100,000 for the three months ended June 30, 2011. Increased valuations from appraisal districts on certain of our properties were the primary reason for the remaining $107,000 increase during the three months ended June 30, 2011 as compared to the same period in 2010. Management works actively to keep our valuations and resulting taxes as low as possible as most of these taxes are passed through to our tenants through triple net leases.

Utilities. Utilities expense increased $32,000, or 6%, during the three months ended June 30, 2011 as compared to the same period in 2010. Utility expenses for properties acquired subsequent to June 30, 2010 were approximately $36,000. Same store utilities expense decreased approximately $4,000 during the three months ended June 30, 2011 as compared to the same period in 2010.

Contract Services.  Contract services increased $4,000, or 1%, during the three months ended June 30, 2011 as compared to the same period in 2010. The increase in contract services expense included $31,000 in contract expenses for properties acquired subsequent to June 30, 2010. Same store contract service expenses decreased approximately $27,000 during the three months ended June 30, 2011 as compared to the same period in 2010. The $27,000 decrease in same store contract service expenses is primarily attributable to a one-time credit received on janitorial services during the three months ended June 30, 2011.

Repairs and maintenance. Repairs and maintenance decreased $56,000, or 18%, during the three months ended June 30, 2011 as compared to the same period in 2010. Repairs and maintenance for the three months ended June 30, 2011 included approximately $9,000 for properties acquired subsequent to June 30, 2010. Same store repairs and maintenance decreased approximately $65,000 during the three months ended June 30, 2011 as compared to the same period in 2010. The $65,000 decrease in same store repair and maintenance is primarily attributable to lower HVAC and parking lot repair expenses during the three months ended June 30, 2011.

Bad debt.  Bad debt for the three months ended June 30, 2011 decreased $43,000, or 23%, as compared to the same period in 2010. Management vigorously pursues past due accounts, but expects collection of rents to continue to be challenging for the foreseeable future.

Labor and other.  Labor and other decreased $77,000, or 15%, during the three months ended June 30, 2011, as compared to the same period in 2010. The decrease is primarily the result of decreases in non-recoverable property expenses, including expenses related to our lease with the US Census Bureau, which was terminated during the fourth quarter of 2010.

Other expenses.  Our other expenses were $5.1 million for the three months ended June 30, 2011, as compared to $4.4 million for the year ended June 30, 2010, an increase of $0.7 million, or 16%.  The primary components of other expenses, net are detailed in the table below (in thousands):

	Three Months Ended June 30,		Increase /	% Increase /
	2011	2010	(Decrease)	(Decrease)
General and administrative	$1,778	$1,272	$506	40%
Depreciation and amortization	1,961	1,745	216	12%
Interest expense	1,445	1,402	43	3%
Interest, dividend and other investment income	(55)	(5)	(50)	1,000%
Total other expenses	$5,129	$4,414	$715	16%

General and administrative.  General and administrative expenses increased approximately $506,000, or 40%, for the three months ended June 30, 2011 as compared to the same period in 2010. The increases in general and administrative expenses included legal and other professional fees of $166,000, salaries and benefits of $127,000, accounting and other professional fees of $72,000 and acquisition-related expenses of $141,000. The increase in legal and professional fees is primarily attributable to litigation with a contractor at our Windsor Park Center in San Antonio and litigation with two former tenants regarding damages to our properties. No benefit from these legal efforts has been included in our operating results for the three months ended June 30, 2011 and, should we be able to prevail in these matters, the benefit and potential recovery of legal expenses would be included in our operating results when it is determinable. Salaries and benefits increased due to Whitestone's addition of 4 full time employees and increased health insurance, 401(k) and executive relocation costs. Whitestone's employees were added to our office in Arizona to manage our recent property acquisitions. Accounting fees are higher due to an acceleration of certain tax work, and the increase in other professional fees include costs related to investor relations and transfer agent fees.

Depreciation and amortization.  Depreciation and amortization increased $216,000, or 12%, for the three months ended June 30, 2011 as compared to the three months ended June 30, 2010. Depreciation for improvements to same store properties increased $128,000 for the three months ended June 30, 2011 as compared to the same period in 2010, and amortization of capitalized loan fees and depreciation of corporate assets increased $16,000 for the three months ended June 30, 2011 as compared to the three months ended June 30, 2010. Depreciation for properties added subsequent to June 30, 2010 was $65,000.

Interest expense. Interest expense increased $43,000, or 3%, for the three months ended June 30, 2011 as compared to the three months ended June 30, 2010. The increase in interest expense is comprised of approximately $23,000 from an approximately $1.7 million increase in the average notes payable balance during the three months ended June 30, 2011 as compared to the three months ended June 30, 2010 and $20,000 from an increase in the effective interest rate from 5.51% to 5.59% during three months ended June 30, 2011 as compared to the three months ended June 30, 2010.

Interest, dividend and other investment income. Interest, dividend and other investment income increased $50,000 for the three months ended June 30, 2011 as compared to the three months ended June 30, 2010. The three months ended June 30, 2011 included $42,000 in dividend income from our investments in marketable securities that was not included in the three months ended June 30, 2010.

Discontinued operations. Greens Road Plaza, located in Houston, Texas, was sold on July 22, 2011 for $1,750,000 in cash and net prorations and met the criteria for "held-for-sale" classification. As such, the operations of Greens Road Plaza have been classified as discontinued operations. Below is a summary of income from discontinued operations (in thousands):

	Three Months Ended June 30,
	2011	2010
Property revenues
Rental revenues	$48	$38
Other revenues	27	28
Total property revenues	75	66

Property expenses
Property operation and maintenance	32	39
Real estate taxes	12	5
Total property expenses	44	44

Other expenses
General and administrative	—	—
Depreciation and amortization	15	14
Total other expense	15	14

Income before loss on disposal of assets and income taxes	16	8

Provision for income taxes	—	—
Loss on sale or disposal of assets	—	—

Income from discontinued operations	$16	$8

Comparison of the Six Month Periods Ended June 30, 2011 and 2010

The following table provides a general comparison of our results of operations for the six months ended June 30, 2011 and June 30, 2010:

	Six Months Ended June 30,
	2011	2010
Number of properties owned and operated	40	36
Aggregate gross leasable area (sq. ft.)(1)	3,273,968	3,014,264
Ending occupancy rate - operating portfolio(2)	84%	82%
Ending occupancy rate - all properties	81%	82%

Total property revenues	$15,990	$15,380
Total property expenses	5,991	5,892
Total other expenses	9,910	8,734
Provision for income taxes	110	155
Loss on disposal of assets	18	41
Income (loss) from continuing operations	(39)	558
Income from discontinued operations	47	32
Net income	$8	$590

Funds from operations (3)	$3,703	$3,860
Property net operating income (4)	10,046	9,520
Distributions paid on OP Units	4,767	3,558
Per OP Unit	$0.5700	$0.6750
Distributions paid as a percentage of funds from operations	129%	92%

(1)     During the first quarter of 2010, we concluded that approximately 25,000 square feet at our Kempwood Plaza and Centre South locations were no longer leasable, therefore such area is no longer included in the gross leasable area.
(2)     Excludes (i) new acquisitions, through the earlier of attainment of 90% occupancy or 18 months of ownership, and (ii) properties which are undergoing significant redevelopment or re-tenanting.
(3)     For a reconciliation of funds from operations to net income, see "Funds From Operations" below.
(4)     For a reconciliation of property net operating income to net income, see "Property Net Operating Income" below.

Property revenues.  We had rental income and tenant reimbursements of approximately $16.0 million for the six months ended June 30, 2011 as compared to $15.4 million for the six months ended June 30, 2010, an increase of $0.6 million, or 4%.  Revenue for the six months ended June 30, 2011 included approximately $0.5 million in revenue from properties acquired subsequent to June 30, 2010. Same store tenant rental and reimbursement revenues increased approximately $0.1 million for the six months ended June 30, 2011 as compared to the six months ended June 30, 2010. The increase was driven by a higher occupancy rate. Our Operating Portfolio Occupancy Rate as of June 30, 2011 was 84%, as compared to 82% as of June 30, 2010.

Property expenses.  Our property expenses were approximately $6.0 million and $5.9 million for the six months ended June 30, 2011 and 2010, respectively, an increase of $0.1 million, or 2%.  The primary components of total property expenses are detailed in the table below (in thousands):

	Six Months Ended June 30,		Increase /	% Increase /
	2011	2010	(Decrease)	(Decrease)
Real estate taxes	$2,108	$2,030	$78	4%
Utilities	1,139	1,128	11	1%
Contract services	1,100	1,043	57	5%
Repairs and maintenance	527	534	(7)	(1)%
Bad debt	214	206	8	4%
Labor and other	903	951	(48)	(5)%
Total property expenses	$5,991	$5,892	$99	2%

Real estate taxes.  Real estate taxes increased $78,000, or 4%, during the six months ended June 30, 2011 as compared to the same period in 2010. Real estate taxes for properties added subsequent to June 30, 2010 were approximately $165,000 for the six months ended June 30, 2011. Management works actively to keep our valuations and resulting taxes as low as possible as most of these taxes are passed through to our tenants through triple net leases.
Utilities. Utilities expense increased $11,000, or 1% , during the six months ended June 30, 2011 as compared to the same period in 2010. Utility expenses for properties acquired subsequent to June 30, 2010 were approximately $59,000. Same store utilities expense decreased approximately $48,000 during the six months ended June 30, 2011 as compared to the same period in 2010.

Contract Services.  Contract services increased $57,000, or 5%, during the six months ended June 30, 2011 as compared to the same period in 2010. The increase in contract services expense included $55,000 in contract expenses for properties acquired subsequent to June 30, 2010.

Repairs and maintenance. Repairs and maintenance decreased $7,000, or 1%, during the six months ended June 30, 2011 as compared to the same period in 2010. Repairs and maintenance for the six months ended June 30, 2011 included approximately $20,000 for properties acquired subsequent to June 30, 2010. Same store repairs and maintenance decreased approximately $27,000 during the six months ended June 30, 2011 as compared to the same period in 2010.

Bad debt.  Bad debt for the six months ended June 30, 2011 increased $8,000, or 4%, as compared to the same period in 2010. Management vigorously pursues past due accounts, but expect collection of rents to continue to be challenging for the foreseeable future.

Labor and other.  Labor and other decreased $48,000, or 5%, during the six months ended June 30, 2011, as compared to the same period in 2010. The decrease is primarily the result of decreases in non-recoverable property expenses, including expenses related to our lease with the US Census Bureau, which was terminated during the fourth quarter of 2010.

Other expenses.  Our other expenses were $9.9 million for the six months ended June 30, 2011, as compared to $8.7 million for the year ended June 30, 2010, an increase of $1.2 million, or 13%.  The primary components of other expenses, net are detailed in the table below (in thousands):

	Six Months Ended June 30,		Increase /	% Increase /
	2011	2010	(Decrease)	(Decrease)
General and administrative	$3,242	$2,472	$770	31%
Depreciation and amortization	3,936	3,465	471	14%
Interest expense	2,847	2,809	38	1%
Interest, dividend and other investment income	(115)	(12)	(103)	858%
Total other expenses	$9,910	$8,734	$1,176	13%

General and administrative.  General and administrative expenses increased approximately $770,000, or 31%, for the six months ended June 30, 2011 as compared to the same period in 2010. The increases in general and administrative expenses included legal and other professional fees of $297,000, salaries and benefits of $173,000, accounting and other professional fees of $142,000, acquisition-related expenses of $142,000 and other expenses of $16,000. The increase in legal and professional fees is primarily attributable to litigation with a contractor at our Windsor Park Center in San Antonio and litigation with two former tenants regarding damages to our properties. No benefit from these legal efforts has been included in our operating results for the six months ended June 30, 2011 and, should we be able to prevail in these matters, the benefit and potential recovery of legal expenses would be included in our operating results when it is determinable. Salaries and benefits increased due to Whitestone's addition of 4 full time employees and increased health insurance, 401(k) and executive relocation costs. Whitestone's employees were added to our office in Arizona to manage our recent property acquisitions. Accounting fees are higher due to an acceleration of certain tax work, and the increase in other professional fees include costs related to investor relations and transfer agent fees.

Depreciation and amortization.  Depreciation and amortization increased $471,000, or 14%, for the six months ended June 30, 2011 as compared to the six months ended June 30, 2010. Depreciation for improvements to same store properties increased $302,000 for the six months ended June 30, 2011 as compared to the same period in 2010, and amortization of capitalized loan fees and lease commissions increased $59,000 for the six months ended June 30, 2011 as compared to the six months ended June 30, 2010. Depreciation for properties added subsequent to June 30, 2010 was $110,000.

Interest expense. Interest expense increased $38,000, or 1%, for the six months ended June 30, 2011 as compared to the six months ended June 30, 2010. The increase in interest expense is comprised of approximately $14,000 from an approximately $854,000 increase in the average notes payable balance during the six months ended June 30, 2011 as compared to the six months ended June 30, 2010 and $14,000 from an increase in the effective interest rate from 5.52% to 5.55% during six months ended June 30, 2011 as compared to the six months ended June 30, 2010.

Interest, dividend and other investment income. Interest, dividend and other investment income increased $103,000 for the six months ended June 30, 2011 as compared to the six months ended June 30, 2010. The six months ended June 30, 2011 included $57,000 in dividend income and $38,000 in realized gains on sales from our marketable securities that was not included in the six months ended June 30, 2010.

Discontinued operations. Greens Road Plaza, located in Houston, Texas, was sold on July 22, 2011 for $1,750,000 in cash and net prorations and met the criteria for "held-for-sale" classification. As such, the operations of Greens Road Plaza have been classified as discontinued operations. Below is a summary of income from discontinued operations (in thousands):

	Six Months Ended June 30,
	2011	2010
Property revenues
Rental revenues	$97	$90
Other revenues	69	71
Total property revenues	166	161

Property expenses
Property operation and maintenance	69	84
Real estate taxes	20	16
Total property expenses	89	100

Other expenses
General and administrative	—	—
Depreciation and amortization	29	28
Total other expense	29	28

Income before loss on disposal of assets and income taxes	48	33

Provision for income taxes	(1)	(1)
Loss on sale or disposal of assets	—	—

Income from discontinued operations	$47	$32

Reconciliation of Non-GAAP Financial Measures

Funds From Operations

The National Association of Real Estate Investment Trusts, or NAREIT, defines funds from operations, or FFO, as net income (loss) available to common shareholders computed in accordance with U.S. GAAP, excluding gains or losses from sales of operating real estate assets and extraordinary items, plus depreciation and amortization of operating properties, including our share of unconsolidated real estate joint ventures and partnerships.  We calculate FFO in a manner consistent with the NAREIT definition.

Management uses FFO as a supplemental measure to conduct and evaluate our business because there are certain limitations associated with using U.S. GAAP net income alone as the primary measure of our operating performance. Historical cost accounting for real estate assets in accordance with U.S. GAAP implicitly assumes that the value of real estate assets diminishes predictably over time.  Because real estate values instead have historically risen or fallen with market conditions, management believes that the presentation of operating results for real estate companies that use historical cost accounting is insufficient by itself.  In addition, securities analysts, investors and other interested parties use FFO as the primary metric for comparing the relative performance of equity REITs.  There can be no assurance that FFO presented by us is comparable to similarly titled measures of other REITs.

FFO should not be considered as an alternative to net income or other measurements under U.S. GAAP, as an indicator of our operating performance or to cash flows from operating, investing or financing activities as a measure of liquidity.  FFO does not reflect working capital changes, cash expenditures for capital improvements or principal payments on indebtedness.

FFO Core

Management believes that the computation of FFO in accordance with NAREIT's definition includes certain items that are not indicative of the results provided by our operating portfolio and affect the comparability of our period-over-period performance. These items include, but are not limited to, gains and losses on insurance claim settlements, legal and professional fees and acquisition costs.

Property Net Operating Income ("NOI")

Management believes that NOI is a useful measure of our property operating performance. We define NOI as operating revenues (rental and other revenues) less property and related expenses (property operation and maintenance and real estate taxes). Other REITs may use different methodologies for calculating NOI, and accordingly, our NOI may not be comparable to other REITs. Because NOI excludes general and administrative expenses, depreciation and amortization, involuntary conversion, interest expense, interest income, provision for income taxes and loss on sale or disposition of assets, it provides a performance measure that, when compared year over year, reflects the revenues and expenses directly associated with owning and operating commercial real estate properties and the impact to operations from trends in occupancy rates, rental rates and operating costs, providing perspective not immediately apparent from net income. We use NOI to evaluate our operating performance since NOI allows us to evaluate the impact that factors such as occupancy levels, lease structure, lease rates and tenant base have on our results, margins and returns. In addition, management believes that NOI provides useful information to the investment community about our property and operating performance when compared to other REITs since NOI is generally recognized as a standard measure of property performance in the real estate industry. However, NOI should not be viewed as a measure of our overall financial performance since it does not reflect general and administrative expenses, depreciation and amortization, involuntary conversion, interest expense, interest income, provision for income taxes and loss on sale or disposition of assets, the level of capital expenditures and leasing costs necessary to maintain the operating performance of our properties.

Below is the calculation of FFO, FFO Core, NOI and the reconciliations to net income, which we believe is the most comparable GAAP financial measure (in thousands):

Reconciliation of Non-GAAP Financial Measures

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
FFO and FFO-Core
Net income (loss)	$(238)	$255	$8	$590
Depreciation and amortization of real estate assets (1)	1,827	1,632	3,677	3,229
Loss on disposal of assets (1)	—	8	18	41
FFO	$1,589	$1,895	$3,703	$3,860

Acquisition costs	$141	$—	$142	$1
Legal and professional costs	293	—	356	—
FFO-Core	$2,023	$1,895	$4,201	$3,861

(1)    Including amounts for discontinued operations.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Property Net Operating Income
Net income (loss)	$(238)	$255	$8	$590
General and administrative expenses	1,778	1,272	3,242	2,472
Depreciation and amortization	1,961	1,745	3,936	3,465
Involuntary conversion	—	—	—	—
Interest expense	1,445	1,402	2,847	2,809
Interest, dividend and other investment income	(55)	(5)	(115)	(12)
Provision for income taxes	58	102	110	155
Loss on disposal of assets	—	8	18	41
NOI	$4,949	$4,779	$10,046	$9,520

Liquidity and Capital Resources

Our primary liquidity demands are distributions to holders of our OP Units, capital improvements and repairs and maintenance for our properties, acquisition of additional properties, tenant improvements and debt repayments.
     Primary sources of capital for funding our acquisitions and redevelopment programs are cash flows generated from operating activities, issuances of notes payable, sales of Whitestone's common shares, issuance of OP Units, sales of underperforming properties and other financing opportunities including equity issuance and debt financing. We expect that our rental income will increase as we continue to acquire additional properties, subsequently increasing our cash flows generated from operating activities. We intend to continue acquiring such additional properties through issuance of Whitestone's equity, including proceeds from Whitestone's recent secondary public offering of Class B common shares, Whitestone's initial public offering of Class B shares in August 2010, and through debt financing.
Our capital structure includes non-recourse secured debt that we assumed or originated on certain properties. We may hedge the future cash flows of certain debt transactions principally through interest rate swaps with major financial institutions.

During the six months ended June 30, 2011, our cash provided from operating activities was $4.1 million and our total distributions were $4.8 million.  Therefore, we had distributions in excess of cash flow from operations of approximately $0.7 million.     We anticipate that cash flows from operating activities and our borrowing capacity will provide adequate capital for our working capital requirements, anticipated capital expenditures and scheduled debt payments during the next 12 months. We also believe that cash flows from operating activities and our borrowing capacity will allow us to make all distributions required for Whitestone to continue to qualify to be taxed as a REIT for federal income tax purposes.

Cash and Cash Equivalents

We had cash and cash equivalents of approximately $57.8 million at June 30, 2011, as compared to $17.6 million on December 31, 2010.  The increase of $40.2 million was primarily the result of the following:

Sources of Cash

•	Cash flow from operations of $4.1 million for the six months ended June 30, 2011;

•	Net proceeds of $60.1 million from the issuance of common shares;

•	Net proceeds of $2.5 million from issuance of notes payable net of origination costs;

•	Proceeds from sales of marketable securities of $0.9 million;
Uses of Cash

•	Payment of distributions to OP Unit holders of $4.8 million;

•	Investments in marketable securities of $10.5 million;

•	Real estate acquisitions of $8.7 million;

•	Additions to real estate of $2.0 million;

•	Payments of loans of $1.4 million.
     We place all cash in short-term, highly liquid investments that we believe provide appropriate safety of principal.

Debt

Debt consists of the following (in thousands):

Description	June 30, 2011	December 31, 2010
Fixed rate notes
$3.0 million 6.00% Note, due 2021 (1)	$2,995	$—
$10.0 million 6.04% Note, due 2014	9,412	9,498
$1.5 million 6.50% Note, due 2014	1,484	1,496
$11.2 million 6.52% Note, due 2015	10,837	10,908
$21.4 million 6.53% Notes, due 2013	19,838	20,142
$24.5 million 6.56% Note, due 2013	23,817	24,030
$9.9 million 6.63% Notes, due 2014	9,362	9,498
$0.5 million 5.05% Notes, due 2011	344	13
Floating rate note
$26.9 million LIBOR + 2.86% Note, due 2013	24,961	25,356
	$103,050	$100,941

(1)    The 6.00% interest rate is fixed through March 30, 2016. On March 31, 2016 the interest rate will reset to the rate of interest for a five year balloon note with a thirty year amortization as published by the Federal Home Loan Bank.

As of June 30, 2011, our debt was collateralized by 24 properties with a carrying value of $111.6 million.  Our loans contain restrictions that would require the payment of prepayment penalties for the acceleration of outstanding debt and are secured by deeds of trust on certain of our properties and by assignment of certain rents and leases associated with those properties.  As of June 30, 2011, we are in compliance with all loan covenants.

On June 14, 2011, Whitestone, through the Partnership entered into an agreement with Harris Bank, part of BMO Financial Group, effective June 13, 2011 for an unsecured revolving credit facility (the "Facility") with an initial committed amount of $20 million. The Facility is expandable to $75 million and matures two years from closing, with a 12-month extension available upon lender approval. Whitestone will use the Facility for general corporate purposes, including acquisitions and redevelopment of existing properties in our portfolio. As of June 30, 2011, no amounts were drawn on the Facility.

The Facility contains an annual administrative fee of $35,000 and a quarterly commitment fee on the average undrawn balance. If the average undrawn balance is greater than 50% of the commitment, the fee is paid quarterly based on an annual rate of 0.75% of the average undrawn balance. If the average undrawn balance is less than or equal to 50% of the commitment, the fee is paid quarterly based on an annual rate of 0.50% of the average undrawn balance.

Borrowings under the Facility accrue interest (at our option) at either the Eurodollar Loan Rate or the Base Rate, plus the applicable margin as determined from the following table:

Total Indebtedness to Total Asset Value Ratio	Base Rate Margin	Eurodollar Loan Margin
Greater than 0.55 to 1.00	3.50%	4.50%
Less than or equal to 0.55 to 1.00, but greater than 0.50 to 1.00	3.25%	4.25%
Less than or equal to 0.50 to 1.00, but greater than 0.45 to 1.00	2.75%	3.75%
Less than or equal to 0.45 to 1.00	2.50%	3.50%

Base Rate means the higher of: (i) (a) the bank's prime commercial rate, (b) the average rate quoted the bank by two or more Federal funds brokers selected by the bank for sale to the bank at face value of Federal funds in the secondary market in an amount equal or comparable to the principal amount for which such rate is being determined, plus (ii) 1/2 of 1%, and (c) the LIBOR rate for such day plus 1.00%.

Eurodollar Loan Rate means LIBOR divided by the Eurodollar Reserve Percentage. The Eurodollar Reserve Percentage means the maximum reserve percentage at which reserves are imposed by the Board of Governors of the Federal Reserve System.
The Facility contains customary terms and conditions, including, without limitation, affirmative and negative covenants, such as information reporting requirements, maximum total indebtedness to total asset value, minimum earnings before interest, tax, depreciation and amortization ("EBITDA") to fixed charges, and maintenance of net worth. The Facility also contains customary events of default with customary cure and notice, including, without limitation, nonpayment, breach of covenant, misrepresentation of representations and warranties in a material respect, cross-default to other major indebtedness, change of control, bankruptcy, and loss of Whitestone's REIT tax status. Whitestone is currently in compliance with these covenants. The financial covenants for the Facility are as follows:

Covenant	Must Be
Total Indebtedness to Total Asset Value (“TAV”)	< 60%
Secured Debt to TAV	<55%
EBITDA to Fixed Charges	>1.65X
Other Recourse Debt to TAV	<10%
Tangible Net Worth (in thousands)	>$120,000
Floating Rate Debt to TAV	<25%
Property NOI to Total Indebtedness	>15%
Cross-Collateralized Secured Debt to TAV	<25%

For a full description of the Facility's covenants refer to the credit agreement dated as of June 13, 2011 filed as an exhibit to the Company's Current Report on Form 8-K dated June 17, 2011.

Annual maturities of our debt as of June 30, 2011 are due during the following years (in thousands):

Amount Due
Year	(in thousands)

2011	$1,612
2012	2,639
2013	66,485
2014	19,191
2015	10,315
2016 and thereafter	2,808
Total	$103,050

Capital Expenditures

We continually evaluate our properties’ performance and value. We may determine it is in our unitholders’ best interest to invest capital in properties we believe have potential for increasing value. We also may have unexpected capital expenditures or improvements for our existing assets. Additionally, we intend to continue investing in similar properties in cities outside of Texas with exceptional demographics to diversify market risk, and we may incur significant capital expenditures or make improvements in connection with any properties we may acquire.

Dividends and Distributions

The following tables summarize the cash distributions paid or payable to holders of our OP Units during the four quarters of 2010 and the quarters ended March 31, 2011 and June 30, 2011.

	Whitestone		Limited Partners Other Than Whitestone		Total
Quarter Paid (in thousands, except per unit data)	Distribution Per OP Unit	Total Amount Paid	Distribution Per OP Unit	Total Amount Paid	Total Amount Paid
2011
Second Quarter	$0.2850	$2,121	$0.2850	$515	$2,636
First Quarter	0.2850	1,616	0.2850	515	2,131
Total	$0.5700	$3,737	$0.5700	$1,030	$4,767

2010
Fourth Quarter	$0.2850	$1,616	$0.2850	$514	$2,130
Third Quarter	0.2850	1,203	0.2850	515	1,718
Second Quarter	0.3375	1,176	0.3375	610	1,786
First Quarter	0.3375	1,163	0.3375	610	1,773
Total	$1.2450	$5,158	$1.2450	$2,249	$7,407

Taxes

We are a partnership under Subchapter K of the Code for federal income tax purposes and therefore do not expect to be subject to federal income tax. As long as we qualify as a partnership for federal income tax purposes, our partners will be required to recognize their allocable share of our income, gain, deduction and loss in computing their federal income tax liabilities. If we become a “publicly traded partnership” and our taxable income does not substantially consist of specified types of passive income, we will be treated as an association taxable as a corporation (rather than as partnerships) for federal income tax purposes.

Whitestone elected to be taxed as a REIT under the Code, beginning with its taxable year ended December 31, 1999. As a REIT, Whitestone is generally not subject to federal income tax on income that it distributes to its shareholders. If it fails to qualify as a REIT in any taxable year, it will be subject to federal income tax on its taxable income at regular corporate rates. Whitestone believes that it is organized and operates in such a manner as to qualify to be taxed as a REIT, and it intends to operate so as to remain qualified as a REIT for federal income tax purposes.

Inflation

We anticipate that the majority of our leases will continue to be triple-net leases or otherwise provide that tenants pay for increases in operating expenses and will contain provisions that we believe will mitigate the effect of inflation.  In addition, many of our leases are for terms of less than five years, which allows us to adjust rental rates to reflect inflation and other changing market conditions when the leases expire.  Although our ability to raise rental rates may be limited by a weak economic environment and increased competition in the areas in which we operate, increases due to inflation, as well as ad valorem tax rate increases, generally do not have a significant adverse effect upon our operating results.

Environmental Matters

Our properties are subject to environmental laws and regulations adopted by various governmental authorities in the jurisdictions in which our operations are conducted. From our inception, we have incurred no significant environmental costs, accrued liabilities or expenditures to mitigate or eliminate future environmental contamination.

Off-Balance Sheet Arrangements

We have no significant off-balance sheet arrangements as of June 30, 2011 and December 31, 2010.

Item 3.  Quantitative and Qualitative Disclosures About Market Risk

Our future income, cash flows and fair value relevant to our financial instruments depend upon prevailing market interest rates.  Market risk is the risk of loss arising from adverse changes in market prices and interest rates.  The principal market risk to which we are exposed is the risk related to interest rate fluctuations.  Based upon the nature of our operations, we are not subject to foreign exchange rate or commodity price risk.  We will be exposed to changes in interest rates as a result of our financial instruments consisting of loans that have floating interest rates.  As of June 30, 2011, we had $25.0 million of loans, or about 24% of our debt, with floating interest rates.  All of our financial instruments were entered into for other than trading purposes.  As of June 30, 2011, we did not have a fixed rate hedge in place, leaving $25.0 million subject to interest rate fluctuations.  The impact of a 1% increase or decrease in interest rates on our debt would result in a decrease or increase of annual net income of approximately $0.2 million, respectively.

Item 4.  Controls and Procedures

Evaluation of Disclosure Controls and Procedures

The management of Whitestone REIT, under the supervision and with the participation of its principal executive and financial officers, has evaluated the effectiveness of our disclosure controls and procedures in ensuring that the  information required to be disclosed in our filings under Rule 13a-15(e) of the Securities Exchange Act of 1934, as amended, is recorded, processed, summarized and reported within the time periods specified in the SEC's rules and forms, including ensuring that such information is accumulated and communicated to Whitestone REIT's management as appropriate to allow timely decisions regarding required disclosure. Based on such evaluation, Whitestone REIT's principal executive and financial officers have concluded that such disclosure controls and procedures were effective as of June 30, 2011 (the end of the period covered by this Quarterly Report on Form 10-Q).

Changes in Internal Control Over Financial Reporting

During the quarter ended June 30, 2011, there were no changes in our internal control over financial reporting that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

PART II. OTHER INFORMATION

Item 1. Legal Proceedings

We are subject to various legal proceedings and claims that arise in the ordinary course of business.  These matters are generally covered by insurance.  While the resolution of these matters cannot be predicted with certainty, management believes the final outcome of such matters will not have a material adverse effect on our financial position, results of operation or liquidity.

Item 1A. Risk Factors

There have been no material changes from the risk factors disclosed in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2010.

Item 2. Unregistered Sales of Equity Securities and Use of Proceeds

(a)    During the period covered by this Form 10-Q, we did not sell any equity securities that were not registered under the Securities Act of 1933.
(b)    Not applicable.
(c)    During the period covered by this Form 10-Q, we did not repurchase any of our OP Units.

Item 3. Defaults Upon Senior Securities

None.

Item 4. [Removed and Reserved.]

Item 5. Other Information

None.

Item 6. Exhibits

The exhibits listed on the accompanying Exhibit index are filed, furnished and incorporated by reference (as stated therein) as part of this Report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

WHITESTONE REIT OPERATING PARTNERSHIP, L.P.
(Registrant)

By: Whitestone REIT, its General Partner

Date:	August 15, 2011	/s/ James C. Mastandrea
James C. Mastandrea
Chief Executive Officer
(Principal Executive Officer)

Date:	August 15, 2011	/s/ David K. Holeman
David K. Holeman
Chief Financial Officer
(Principal Financial and Principal Accounting Officer)

EXHIBIT INDEX

Exhibit No.	Description

3.1.1
Agreement of Limited Partnership of Whitestone REIT Operating Partnership, L.P. (previously filed as and incorporated by reference to Exhibit 10.1 to Whitestone's General Form for Registration of Securities on Form 10, filed on April 30, 2003)

3.1.2	Amended and Restated Declaration of Trust of Whitestone REIT (previously filed as and incorporated by reference to Exhibit 3.1 to Whitestone REIT's Current Report on Form 8-K, filed on July 31, 2008)

3.1.3	Articles Supplementary of Whitestone REIT (previously filed as and incorporated by reference to Exhibit 3(i).1 to Whitestone REIT's Current Report on Form 8-K, filed December 6, 2006)

3.1.4	Articles of Amendment of Whitestone REIT (previously filed and incorporated by reference to Exhibit 3.1 to Whitestone REIT's Current Report on Form 8-K, filed on August 24, 2010)

3.1.5	Articles of Amendment of Whitestone REIT (previously filed and incorporated by reference to Exhibit 3.2 to Whitestone REIT's Current Report on Form 8-K, filed on August 24, 2010)

3.1.6	Articles Supplementary of Whitestone REIT (previously filed and incorporated by reference to Exhibit 3.3 to Whitestone REIT's Current Report on Form 8-K, filed on August 24, 2010)

3.2.1
Certificate of Formation of Whitestone REIT Operating Partnership II GP, LLC (previously filed as and incorporated by reference to Exhibit 10.3 to Whitestone's General Form for Registration of Securities on Form 10, filed on April 30, 2003)

3.2.2	Amended and Restated Bylaws of Whitestone REIT (previously filed as and incorporated by reference to Exhibit 3.1 to Whitestone REIT's Current Report on Form 8-K, filed October 9, 2008)

4.1	Dividend Reinvestment Plan (previously filed as and incorporated by reference to Exhibit A of Whitestone's Registration Statement of Form S-3 (No. 333-174608), filed on May 13, 2011)

10.1	Credit Agreement dated June 13, 2011 (previously filed as and incorporated by reference to Exhibit 99.1 to Whitestone’s Current Report on Form 8-K, filed on June 17, 2011)

101.INS***	XBRL Instance Document

101. SCH***	XBRL Taxonomy Extension Schema Document

101.CAL***	XBRL Taxonomy Extension Calculation Linkbase Document

101.LAB***	XBRL Taxonomy Extension Label Linkbase Document

101.PRE***	XBRL Taxonomy Extension Presentation Linkbase Document

101.DEF***	XBRL Taxonomy Extension Definition Linkbase Document

21.1*	List of subsidiaries of Whitestone REIT Operating Partnership, L.P.

31.1*	Certification of Principal Executive Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

31.2*	Certification of Principal Financial Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

32.1**	Certificate of Chief Executive Officer pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

32.2**	Certificate of Chief Financial Officer pursuant to Section 906 of the Sarbanes-Oxley Act of 2002
 ________________________

*       Filed herewith.
**     Furnished herewith.
***    The following financial information of the Registrant for the quarter ended June 30, 2011, formatted in XBRL (eXtensible Business Reporting Language): (i) Consolidated Balance Sheets (unaudited), (ii) Consolidated Statements of Operations and Comprehensive Income (Loss) (unaudited), (iii) Consolidated Statements of Changes in Equity (unaudited), (iv) Consolidated Statements of Cash Flows (unaudited) and (vi) Notes to Consolidated Financial Statements (unaudited).
Pursuant to Rule 406T of Regulation S-T, the Interactive Data Files on Exhibit 101 hereto are deemed not filed or part of a registration statement or prospectus for purposes of Sections 11 or 12 of the Securities Act of 1933, as amended, are deemed not filed for purposes of Section 18 of the Securities and Exchange Act of 1934, as amended, and otherwise are not subject to liability under those sections.

The exchange agent for the exchange offer is:

American Stock Transfer and Trust Company, LLC
Operations Center
Attn: Reorganization Department
6201 15th Avenue
Brooklyn, New York 11219

Toll Free: 1-877-248-6417

PART II.

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF TRUSTEES AND OFFICERS

Maryland law permits a Maryland real estate investment trust to include in its declaration of trust a provision limiting the liability of its trustees and officers to the trust and its shareholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment and which is material to the cause of action. Our declaration of trust contains such a provision which eliminates trustees’ and officers’ liability to the maximum extent permitted by Maryland law.

Maryland law permits a Maryland real estate investment trust to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted for directors and officers of Maryland corporations.

Section 2-418 of the Maryland General Corporation Law (MGCL) provides that, in general, a corporation may indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities, except for liability (1) where the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or involved active and deliberate dishonesty; (2) for any transaction from which the director or officer actually received an improper personal benefit in money, property or services; and (3) in the case of a criminal proceeding, if the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses.

In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (i) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation and (ii) a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

Our declaration of trust authorizes our company, to the maximum extent permitted by Maryland law, to obligate itself to indemnify any present or former trustee or officer or any individual who, while a trustee or officer and at our request, serves or has served another real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise as a trustee, director, officer, partner, employee or agent, against any claim or liability arising from that status and to pay or reimburse their reasonable expenses in advance of final disposition of a proceeding. Our bylaws obligate us to provide such indemnification and advance of expenses. Our declaration of trust and bylaws also permit us to indemnify and advance expenses to any person who served our predecessor in any of the capacities described above and any employee or agent of us or our predecessor. These provisions do not limit or eliminate our rights or any shareholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a trustee’s duties.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Financial Statements. Financial statements included in the registration statement can be found in Annexes A and B.

(b) Exhibits. The following exhibits are filed or furnished, as applicable as part of, or incorporated by reference into, this registration statement.

Exhibit No.	Description

3.1.1	Articles of Amendment and Restatement of Whitestone REIT (previously filed as and incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed on July 31, 2008)

3.1.2	Articles Supplementary (previously filed as and incorporated by reference to Exhibit 3(i).1 to the Registrant’s Current Report on Form 8-K, filed December 6, 2006)

3.1.3	Articles of Amendment (previously filed and incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed on August 24, 2010)

3.1.4	Articles of Amendment (previously filed and incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K, filed on August 24, 2010)

3.1.5	Articles Supplementary (previously filed and incorporated by reference to Exhibit 3.3 to the Registrant’s Current Report on Form 8-K, filed on August 24, 2010)

3.2	Amended and Restated Bylaws of Whitestone REIT (previously filed as and incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed October 9, 2008)

5.1 *	Opinion of Venable LLP, with respect to the legality of the shares being registered

8.1 *	Opinion of Bass, Berry & Sims PLC with respect to tax matters

10.1
Partnership agreement of Whitestone REIT Operating Partnership, L.P. (previously filed as and incorporated by reference to Exhibit 10.1 to the Registrant’s General Form for Registration of Securities on Form 10, filed on April 30, 2003)

10.2
Certificate of Formation of Whitestone REIT Operating Partnership II GP, LLC (previously filed as and incorporated by reference to Exhibit 10.3 to the Registrant’s General Form for Registration of Securities on Form 10, filed on April 30, 2003)

10.3
Limited Liability Company Agreement of Whitestone REIT Operating Partnership II GP, LLC (previously filed as and incorporated by reference to Exhibit 10.4 to the Registrant’s General Form for Registration of Securities on Form 10, filed on April 30, 2003)

10.4
Partnership agreement of Whitestone REIT Operating Partnership II, L.P. (previously filed as and incorporated by reference to Exhibit 10.6 to the Registrant’s General Form for Registration of Securities on Form 10, filed on April 30, 2003)

10.5
Form of Amendment to the partnership agreement of Whitestone REIT Operating Partnership, L.P. (previously filed in and incorporated by reference to Exhibit 10.1 to the Registrant’s Registration Statement on Form S-11, Commission File No. 333-111674, filed on December 31, 2003)

10.6
Promissory Note between HCP REIT Operating Company IV LLC and MidFirst Bank, dated March 1, 2007 (previously filed and incorporated by reference to Exhibit 10.25 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2006, filed on March 30, 2007)

10.7
Term Loan Agreement among Whitestone REIT Operating Partnership, L.P., Whitestone Pima Norte LLC, Whitestone REIT Operating Partnership III LP, Hartman REIT Operating Partnership III LP LTD, Whitestone REIT Operating Partnership III GP LLC and KeyBank National Association, dated January 25, 2008 (previously filed as and incorporated by reference to Exhibit 10.29 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2007, filed on March 31, 2008)

10.8+	Whitestone REIT 2008 Long-Term Equity Incentive Ownership Plan (previously filed and incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed July 31, 2008)

10.9
Promissory Note among Whitestone Corporate Park West, LLC and MidFirst Bank dated August 5, 2008 (previously filed and incorporated by reference to Exhibit 99.1 to the Registrant’s Current Report on Form 8-K, filed August 8, 2008)

10.10
Promissory Note among Whitestone Centers LLC and Sun Life Assurance Company of Canada dated October 1, 2008 (previously filed and incorporated by reference to Exhibit 99.1 to the Registrant’s Current Report on Form 8-K, filed October 7, 2008)

10.11
Promissory Note among Whitestone Centers LLC and Sun Life Assurance Company of Canada dated October 1, 2008 (previously filed and incorporated by reference to Exhibit 99.2 to the Registrant’s Current Report on Form 8-K, filed October 7, 2008)

10.12
Promissory Note among Whitestone Centers LLC and Sun Life Assurance Company of Canada dated October 1, 2008 (previously filed and incorporated by reference to Exhibit 99.3 to the Registrant’s Current Report on Form 8-K, filed October 7, 2008)

10.13
Promissory Note among Whitestone Centers LLC and Sun Life Assurance Company of Canada dated October 1, 2008 (previously filed and incorporated by reference to Exhibit 99.4 to the Registrant’s Current Report on Form 8-K, filed October 7, 2008)

10.14
Promissory Note among Whitestone Centers LLC and Sun Life Assurance Company of Canada dated October 1, 2008 (previously filed and incorporated by reference to Exhibit 99.5 to the Registrant’s Current Report on Form 8-K, filed October 7, 2008)

10.15
Note among Whitestone Offices LLC and Nationwide Life Insurance Company dated October 1, 2008 (previously filed and incorporated by reference to Exhibit 99.6 to the Registrant’s Current Report on Form 8-K, filed October 7, 2008)

10.16
Floating Rate Promissory Note among Whitestone Industrial-Office LLC and Jackson National Life Insurance Company dated October 3, 2008 (previously filed and incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed October 9, 2008)

10.17	Restricted Common Share Award Agreement (Performance Vested) (previously filed and incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed January 7, 2009)

10.18+	Form of Restricted Common Share Award Agreement (Time Vested) (previously filed and incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K, filed January 7, 2009)

10.19+	Form of Restricted Unit Award Agreement (previously filed and incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K, filed January 7, 2009)

10.20
Promissory Note among Whitestone Centers LLC and Sun Life Assurance Company of Canada dated February 3, 2009 (previously filed and incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed February 10, 2009)

10.21
Promissory Note among Whitestone Centers LLC and Sun Life Assurance Company of Canada dated February 3, 2009 (previously filed and incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K, filed February 10, 2009)

10.22
Promissory Note among Whitestone Centers LLC and Sun Life Assurance Company of Canada dated February 3, 2009 (previously filed and incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K, filed February 10, 2009)

10.23
Promissory Note among Whitestone Centers LLC and Sun Life Assurance Company of Canada dated February 3, 2009 (previously filed and incorporated by reference to Exhibit 10.4 to the Registrant’s Current Report on Form 8-K, filed February 10, 2009)

10.24
Purchase, Sale and Contribution Agreement between Whitestone REIT Operating Partnership, L.P. and Bank One, Chicago, NA, as trustee for Midwest Development Venture IV dated December 18, 2008 (previously filed and incorporated by reference to Exhibit 10.8 to Registrant’s Quarterly Report on Form 10-Q, filed on May 15, 2009)

10.25+
Trustee Restricted Common Share Grant Agreement (Time Vested) for Restricted Shares between Whitestone REIT and Daryl J. Carter (previously filed and incorporated by reference to Exhibit 10.9 to Registrant’s Quarterly Report on Form 10-Q, filed on May 15, 2009)

10.26+
Trustee Restricted Common Share Grant Agreement (Time Vested) for Restricted Shares between Whitestone REIT and Daniel G. DeVos (previously filed and incorporated by reference to Exhibit 10.10 to Registrant’s Quarterly Report on Form 10-Q, filed on May 15, 2009)

10.27+
Trustee Restricted Common Share Grant Agreement (Time Vested) for Restricted Shares between Whitestone REIT and Donald F. Keating (previously filed and incorporated by reference to Exhibit 10.11 to Registrant’s Quarterly Report on Form 10-Q, filed on May 15, 2009)

10.28+
Trustee Restricted Common Share Grant Agreement (Time Vested) for Restricted Shares between Whitestone REIT and Jack L. Mahaffey (previously filed and incorporated by reference to Exhibit 10.12 to Registrant’s Quarterly Report on Form 10-Q, filed on May 15, 2009)

10.29+
Trustee Restricted Common Share Grant Agreement (Time Vested) for Restricted Shares between Whitestone REIT and Chris A. Minton (previously filed and incorporated by reference to Exhibit 10.13 to Registrant’s Quarterly Report on Form 10-Q, filed on May 15, 2009)

10.30
Promissory Note dated September 10, 2010 between Whitestone REIT Operating Company IV LLC and MidFirst Bank (previously filed and incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed September 16, 2010)

10.31
Modification of Promissory Note dated September 10, 2010 between Whitestone REIT Operating Company IV LLC and MidFirst Bank (previously filed and incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K, filed September 16, 2010)

10.32
Limited Guaranty dated September 10, 2010 between Whitestone REIT Operating Company IV LLC and MidFirst Bank (previously filed and incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K, filed September 16, 2010)

10.33+
First Amendment to Whitestone REIT 2008 Long-Term Equity Incentive Ownership Plan (previously filed and incorporated by reference to Exhibit 10.30 to Registrant’s Annual Report on Form 10-K filed on March 1, 2011)

10.34
Promissory Note dated March 31, 2011 between Whitestone Featherwood LLC and ViewPoint Bank (previously filed and incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed April 5, 2011)

10.35
Credit Agreement among Whitestone REIT Operating Partnership, L.P. and Harris Bank (previously filed and incorporated by reference to Exhibit 99.1 to the Registrant’s Current Report on Form 8-K, filed June 17, 2011)

21.1	List of subsidiaries of Whitestone REIT (previously filed and incorporated by reference to Exhibit 21.1 to the Registrant’s Annual Report on Form 10-K, filed on March 1, 2011)

23.1	Consent of Pannell Kerr Forster of Texas, P.C. (Registrant’s independent registered public accounting firm)

23.2 *	Consent of Venable LLP (included in its opinion filed as Exhibit 5.1 hereto)

23.3 *	Consent of Bass, Berry & Sims PLC (included in its opinion filed as Exhibit 8.1 hereto)

24.1 *	Power of attorney (included in the signature page to this Registration Statement)
99.1	Form of Letter of Transmittal for Class A common shares

99.2	Form of Letter of Transmittal for OP units

101.INS**	XBRL Instance Document

101.SCH**	XBRL Taxonomy Extension Schema Document

101.CAL**	XBRL Taxonomy Extension Calculation Linkbase Document

101.LAB**	XBRL Taxonomy Extension Label Linkbase Document

101.PRE**	XBRL Taxonomy Extension Presentation Linkbase Document

101.DEF**	XBRL Taxonomy Extension Definition Linkbase Document

_____________
+	Denotes management contract or compensatory plan or arrangement
*	Previously filed.
**
Pursuant to Rule 406T of Regulation S-T, the Interactive Data Files on Exhibit 101 hereto are deemed not filed or part of a registration statement or prospectus for purposes of Sections 11 or 12 of the Securities Act of 1933, as amended, and otherwise are not subject to liability under those sections.

ITEM 22. UNDERTAKINGS

The undersigned registrant hereby undertakes as follows:

(1) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) That every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(4) That, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(6) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(7) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(8) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(9) The undersigned registrant hereby undertakes to file the financial statements as required by Form 10-K annually and to provide each shareholder the financial statements required by Form 10-K for such year.

(10) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into a registration statement or prospectus that is part of the registration statement will, as to the purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES AND POWERS OF ATTORNEY

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the  24th day of August , 2011.

Whitestone REIT
By:   /s/ James C. Mastandrea
James C. Mastandrea
Chief Executive Officer and Chairman
(Principal Executive Officer)

Whitestone REIT Operating Partnership, L.P.

By:        Whitestone REIT, its General Partner
By: /s/ James C. Mastandrea
James C. Mastandrea
Chief Executive Officer and Chairman
(Principal Executive Officer)

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints James C. Mastandrea and David K. Holeman, each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and any additional related registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended (including post-effective amendments to the registration statement and any such related registration statements), and to file the same, with all exhibits thereto, and any other documents in connection therewith, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ James C. Mastandrea	Chief Executive Officer and Chairman	August 24 , 2011
James C. Mastandrea	(Principal Executive Officer)

/s/ David K. Holeman	Chief Financial Officer	August 24 , 2011
David K. Holeman	(Principal Financial and Accounting Officer)

*	Trustee	August 24 , 2011
Daryl J. Carter

*	Trustee	August 24 , 2011
Daniel G. DeVos

*	Trustee	August 24 , 2011
Donald F. Keating

*	Trustee	August 24 , 2011
Jack L. Mahaffey

* By: /s/ David K. Holeman
David K. Holeman
Attorney-in-Fact